     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 23, 1997

                                                      REGISTRATION NO. 333-27497
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                           QUALITY FOOD CENTERS, INC.
        (Exact name of co-registrant issuer as specified in its charter)
                         ------------------------------

              WASHINGTON                                 5411                                 91-1330075
     (State or other jurisdiction            (Primary Standard Industrial                  (I.R.S. employer
  of incorporation or organization)          Classification Code Number)                identification number)

    HUGHES MARKETS, INC.               CALIFORNIA                       5411                       95-1947206
 KU ACQUISITION CORPORATION            WASHINGTON                       5411                       91-1765648
QUALITY FOOD HOLDINGS, INC.             DELAWARE                         --                         PENDING
   (Name of co-registrant     (State or other jurisdiction  (Primary Standard Industrial        (I.R.S. employer
        guarantors)               of incorporation or       Classification Code Number)      identification number)
                                     organization)

                                               10112 N.E. 10TH STREET,
                                              BELLEVUE, WASHINGTON 98004
                                           TELEPHONE NUMBER (206) 455-3761
                             (address, including zip code and telephone number, including area code, of co-registrant issuer's principal executive offices)

                         ------------------------------

                                MARC W. EVANGER
                                VICE PRESIDENT,
                CHIEF FINANCIAL OFFICER AND SECRETARY/TREASURER
                           QUALITY FOOD CENTERS, INC.
                            10112 N.E. 10TH STREET,
                           BELLEVUE, WASHINGTON 98004
                                 (206) 455-3761
           (Name, address, including zip code, and telephone number,
                   including area code, of agent of service)
                         ------------------------------

                PLEASE ADDRESS A COPY OF ALL COMMUNICATIONS TO:

                              JOHN B. TEHAN, ESQ.
                           Simpson Thacher & Bartlett
                              425 Lexington Avenue
                            New York, New York 10017

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                         ------------------------------

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                AMOUNT TO BE          OFFERING           AGGREGATE           AMOUNT OF
        SECURITIES TO BE REGISTERED               REGISTERED        PRICE PER UNIT    OFFERING PRICE(1)    REGISTRATION FEE
8.70% Series B Senior Subordinated Notes due
  2007......................................     $150,000,000            100%            $150,000,000       $45,454.55(2)
Guarantees of 8.70% Series B Senior
  Subordinated Notes due 2007 by Hughes
  Markets, Inc., KU Acquisition Corporation
  and Quality Food Holdings, Inc............     $150,000,000            100%            $150,000,000           $0(3)

(1) Estimated solely for the purpose of calculating the registration fee.

(2) Paid on May 20, 1997.

(3) Pursuant to Rule 457(n), no separate filing fee is required for the guarantees.

                         ------------------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS


JULY 23, 1997


                                                                    [LOGO]
                           QUALITY FOOD CENTERS, INC.

   [LOGO]

                     OFFER TO EXCHANGE $150,000,000 OF ITS
               8.70% SERIES B SENIOR SUBORDINATED NOTES DUE 2007,
              WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT,
                      FOR $150,000,000 OF ITS OUTSTANDING
                    8.70% SENIOR SUBORDINATED NOTES DUE 2007
                           --------------------------


THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY, ON AUGUST 25, 1997,
                                UNLESS EXTENDED.

                       ----------------------------------

    Quality Food Centers, Inc. (the "Company" or "QFC"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange an aggregate of up to $150,000,000 principal amount of 8.70% Series B Senior Subordinated Notes due 2007 (the "Exchange Notes") of the Company for an identical face amount of the issued and outstanding 8.70% Senior Subordinated Notes due 2007 (the "Old Notes" and together with the Exchange Notes, the "Notes") of the Company from the Holders (as defined) thereof. As of the date of this Prospectus, there is $150,000,000 aggregate principal amount of the Old Notes outstanding. The terms of the Exchange Notes are identical in all material respects to the Old Notes, except that the Exchange Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and therefore will not bear legends restricting their transfer and will not contain certain provisions providing for liquidated damages in respect of the Old Notes under certain circumstances described in the Registration Rights Agreement (as defined), which provisions will terminate as to all of the Notes upon the consummation of the Exchange Offer.

    The Exchange Notes will mature on March 15, 2007. Interest on the Exchange Notes will be payable in cash semi-annually on March 15 and September 15 of each year, commencing on September 15, 1997. The Company will not be required to make any mandatory redemption or sinking fund payments with respect to the Exchange Notes prior to maturity. The Exchange Notes will be redeemable at the option of the Company, in whole or in part, on or after March 15, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. However, at any time prior to March 15, 2000 the Company may redeem up to 20% of the aggregate principal amount of the Exchange Notes originally issued at a redemption price of 108% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption, with the net cash proceeds of one or more public offerings of common stock of the Company, prior to the Reorganization (as defined below), or, after the Reorganization, of Parent (as defined below); provided that at least 80% of the aggregate principal amount of the Exchange Notes originally issued remains outstanding immediately after the occurrence of such redemption. Upon a Change of Control (as defined herein), the Company will be required to make an offer to repurchase all outstanding Exchange Notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. There can be no assurance that the Company will have, or will have access to, sufficient funds to repurchase the Exchange Notes upon a Change of Control. See "Description of Exchange Notes--Certain Covenants--Repurchase of Notes Upon a Change of Control."

    The Old Notes were issued to provide part of the financing necessary to pay the total cash consideration in connection with QFC's recent acquisition of Hughes Markets, Inc. ("Hughes") (the "Hughes Acquisition") and to refinance QFC's bank indebtedness, including indebtedness incurred by QFC in connection with its acquisition of Keith Uddenberg, Inc. (the "KUI Acquisition", and collectively with the Hughes Acquisition, the "Acquisitions"). Concurrently with the sale of the Old Notes, the Company entered into the New Credit Facility (as defined herein) and issued shares of its Common Stock in a public offering (the "Common Stock Offering") (the sale of the Old Notes, the New Credit Facility and the Common Stock Offering being herein referred to as the "Financings"). See "Use of Proceeds" and "The Acquisitions."


    Following consummation of the Exchange Offer, the Company intends to seek shareholder approval to change its corporate structure (the "Reorganization"). Subject to obtaining such shareholder approval, upon consummation of the Reorganization, each of Hughes and the surviving corporation in the KUI Acquisition ("KUI") will remain a subsidiary of QFC, and QFC will become a subsidiary of Quality Food Holdings, Inc., a Delaware corporation ("Holding Company"), which in turn will be a subsidiary of Quality Food, Inc., a Delaware corporation ("Parent"), and the current shareholders of QFC will thereupon become shareholders of Parent. QFC will remain the obligor on the Exchange Notes following any such Reorganization. Parent and Holding Company are both currently subsidiaries of QFC. See "The Proposed Reorganization."


    The Exchange Notes will be general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Debt (as defined herein) of the Company. The Exchange Notes will be fully and unconditionally guaranteed (the "Guarantees"), prior to the Reorganization, by all of the Company's existing and future subsidiaries, on a joint and several basis (excluding Parent and Unrestricted Subsidiaries and any Non-Guarantor Foreign Subsidiaries (as such terms are defined herein) of the Company), and, after the Reorganization, by Holding Company and all of its existing and future subsidiaries, on a joint and several basis (excluding QFC (which will remain the obligor on the Exchange Notes) and Unrestricted Subsidiaries and any Non-Guarantor Foreign Subsidiaries of Holding Company) (collectively, the "Guarantors"). Parent will not be a guarantor of the Exchange Notes either before or after any Reorganization. The Guarantees will be subordinated in right of payment to all existing and future Senior Debt of the Guarantors. As of March 22, 1997, the Company and its consolidated subsidiaries had approximately $282.9 million of outstanding Senior Debt, $250 million of which was secured debt outstanding under the New Credit Facility. The Indenture (as defined herein) permits the Company and the Guarantors to incur additional indebtedness, including Senior Debt, subject to certain limitations. See "Description of Exchange Notes."

    The Old Notes were sold on March 19, 1997 in a transaction not registered under the Securities Act in reliance upon an exemption from the registration requirements thereof. In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act. The Exchange Notes are being offered hereby in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement. Based on interpretations of comments by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, PROVIDED that such Exchange Notes are acquired in the ordinary course of such holder's business, such holder has no arrangement with any person to participate in the distribution of such Exchange Notes and neither such holder nor any such other person is engaging in or intends to engage in a distribution of such Exchange Notes. However, the Company has not sought, and does not intend to seek, its own no-action letter, and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer. Notwithstanding the foregoing, each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resale of Exchange Notes received in exchange for such Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities (other than Old Notes acquired directly from the Company). The Company has agreed that, for a period ending on the earlier of (i) 180 days after consummation of the Exchange Offer (subject to extension in certain events) and (ii) the date on which all participating broker-dealers have sold their Exchange Notes, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    The Old Notes are eligible for trading in the Private Offering, Resales and Trading through Automated Linkages ("PORTAL") market.

    The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange. The date of acceptance and exchange of the Old Notes (the "Exchange Date") will be the fourth business day following the Expiration Date (as defined). Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. The Company will not receive any proceeds from the Exchange Offer. The Company will pay all of the expenses incident to the Exchange Offer.

    SEE "RISK FACTORS" COMMENCING ON PAGE 18 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE EXCHANGE NOTES.
                            ------------------------

THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION
  OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
    THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
    OFFENSE.

                             AVAILABLE INFORMATION

    QFC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the SEC. Such reports, proxy and information statements and other information filed by QFC can be inspected and copied at the public reference facilities of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, as well as at the following SEC Regional Offices: Seven World Trade Center, New York, NY 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511. Copies can be obtained from the SEC by mail at prescribed rates. Requests should be directed to the SEC's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, such as QFC, that file electronically with the SEC. The address of such site is http://www.sec.gov.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

    The following documents are incorporated herein by reference:

    (1) QFC's Annual Report on Form 10-K for the year ended December 28, 1996, as amended by the Annual Reports on Form 10-K/A, dated March 31, 1997 and May 16, 1997; and

    (2) QFC's Quarterly Report on Form 10-Q for the twelve weeks ended March 22, 1997, as amended by the Quarterly Report on Form 10-Q/A, dated May 20, 1997.

    All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Exchange Offer shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    Copies of the above documents (excluding exhibits to such documents, unless such exhibits are specifically incorporated by reference therein) may be obtained upon written or oral request without charge by each person to whom this Prospectus is delivered from the Treasurer of QFC, 10112 N.E. 10th Street, Bellevue, Washington 98004 (telephone number (206) 455-3761).

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE HEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH INFORMATION. UNLESS OTHERWISE EXPRESSLY STATED OR THE CONTEXT OTHERWISE REQUIRES, (I) THE TERM THE "COMPANY" REFERS TO QFC AND ITS CONSOLIDATED SUBSIDIARIES (INCLUDING HUGHES AND KUI), (II) THE TERM "QFC" REFERS TO QUALITY FOOD CENTERS, INC. PRIOR TO CONSUMMATION OF THE ACQUISITIONS AND (III) THE TERM "KUI" REFERS TO KEITH UDDENBERG, INC. PRIOR TO THE KUI ACQUISITION AND, THEREAFTER, TO THE SURVIVING CORPORATION IN THE KUI ACQUISITION. EXCEPT AS OTHERWISE SPECIFIED, REFERENCES TO NUMBERS OF STORES PRIOR TO CONSUMMATION OF THE ACQUISITIONS ARE AS OF DECEMBER 28, 1996 FOR EACH OF QFC, HUGHES AND KUI. REFERENCES TO THE NUMBER OF STORES TO BE OPERATED BY THE COMPANY ARE BASED ON THE DECEMBER 28, 1996 TOTALS, BUT GIVE EFFECT TO THE ACQUISITIONS AND TO THE ANTICIPATED KUI STORE DIVESTITURES DISCUSSED HEREIN. UNLESS OTHERWISE EXPRESSLY STATED OR THE CONTEXT OTHERWISE REQUIRES, (I) REFERENCES TO SUPERMARKETS OR THE SUPERMARKET INDUSTRY EXCLUDE WAREHOUSE STORES, CLUB STORES, DEEP DISCOUNT FOOD OPERATORS, CONVENIENCE STORES, SUPERCENTERS AND SIMILAR FOOD RETAILERS, WHILE REFERENCES TO FOOD RETAILERS OR THE FOOD RETAILING INDUSTRY INCLUDE SUCH WAREHOUSE STORES AND OTHER FOOD RETAILERS, (II) REFERENCES TO THE "SEATTLE/ PUGET SOUND REGION" ARE REFERENCES TO KING, SNOHOMISH, PIERCE AND KITSAP COUNTIES IN THE STATE OF WASHINGTON AND (III) REFERENCES TO "SOUTHERN CALIFORNIA" ARE REFERENCES TO THE COUNTIES OF LOS ANGELES, ORANGE, RIVERSIDE, SAN BERNARDINO, SANTA BARBARA AND VENTURA IN THE STATE OF CALIFORNIA AND EXCLUDE SAN DIEGO COUNTY.

                                  THE COMPANY


    QFC is a leading operator of premium supermarkets in the Seattle/Puget Sound region of the State of Washington having expanded its market share from approximately 6% of total supermarket sales in 1986 to approximately 20% today, according to management estimates and calculated on a pro forma basis after giving effect to the KUI Acquisition and the anticipated divestiture of five KUI stores (one of which has been sold to date). Since commencing operations in 1954, QFC has developed a modern store base in many prime locations, strong name recognition and a reputation for superior quality and service. During the ten fiscal years ended December 28, 1996, QFC's EBITDA margin has increased from 4.6% to 8.6% (7.9% for the 12 weeks ended March 22, 1997) which management attributes primarily to the development of innovative merchandising strategies, such as increased emphasis on higher margin specialty departments, combined with enhanced cost controls. With the acquisition of Hughes, QFC has entered into new markets beyond the Seattle/Puget Sound area and, with the KUI Acquisition, QFC has continued to expand within the region as part of its overall strategy of becoming a leading multi-regional operator of premium supermarkets. After giving effect to the Hughes Acquisition, which closed on March 19, 1997, the Company operates 84 stores in the Seattle/Puget Sound region as well as 57 "Hughes Family Markets" stores in Southern California. On a pro forma basis after giving effect to the Acquisitions, the Company would have had sales of approximately $2.1 billion for the fiscal year ended December 28, 1996.


    Management believes that the Company's QFC stores offer customers superior value by emphasizing an extensive selection of high quality perishable items, excellent customer service, convenient store locations and hours, a variety of specialty departments and competitive prices. QFC stores, which average approximately 31,000 square feet in size, are open seven days a week, 24 hours a day, and feature a number of specialty departments such as full service delicatessens, fresh seafood departments, bakery departments with coffee/espresso bars, and floral departments. Many QFC stores also offer natural food sections, video rentals, fresh juice bars and pharmacies. In addition, based on management's experience in the supermarket industry, QFC believes that it has been an industry leader in leasing space within its stores to branded specialty food operators, including STARBUCKS COFFEE, CINNABON WORLD FAMOUS CINNAMON ROLLS AND NOAH'S NEW YORK BAGELS, as well as to full service banks such as SEAFIRST BANK. QFC has recently significantly expanded its selection of prepared foods and "home meal replacement" items which management believes appeal to the increasing convenience orientation of consumers. Examples include complete hot meals which are ready to serve, pre-cooked dinners which are ready to heat and eat, "Chef's Express" gourmet entrees which are specially prepared and ready to cook, and "Northwest Sandwich Bars" which feature a variety of pasta dishes, specialty and made-to-order hot and cold sandwiches, pre-made salads and self-serve soup and salad bars. Management believes that over the last five fiscal years, QFC has achieved EBITDA margins well in excess of the average for the U.S. supermarket industry, which management attributes primarily to QFC's superior merchandising and operating practices combined with favorable customer demographics in the Seattle/Puget Sound region.

    After giving effect to the Hughes Acquisition, which closed on March 19, 1997, the Company owns and operates 57 premium supermarkets under the "Hughes Family Markets" name in Southern California. Management believes that Hughes, which commenced operations in 1952 with one store, has developed a strong reputation in Southern California for providing high levels of customer service together with a broad selection of high-quality meat, produce and other perishables. Management estimates that Hughes' market share among Southern California supermarkets (excluding San Diego county) was approximately 5% for 1995. Hughes' stores average approximately 37,000 square feet in size and are generally located near desirable residential areas. Management believes that Hughes has among the most modern store bases of any supermarket chain in Southern California due in part to its ongoing store remodeling program. Hughes supplies the majority of its stores' inventory from its own centrally located 600,000 square foot warehousing and distribution facility built in 1993. Hughes also owns a 50% interest in Santee Dairies, Inc. ("Santee"), one of the largest dairy plants in California, which provides dairy and other products to Hughes, as well as to certain other third parties, under the well-known "Knudsen" and other labels.

    The KUI Acquisition, which closed on February 14, 1997, provides the Company with desirable store locations primarily in the southern Puget Sound region and the Olympic Peninsula of the State of Washington, areas in which QFC currently has a limited presence. Prior to its acquisition by QFC, KUI operated supermarkets in the Seattle/Puget Sound region for more than 40 years. KUI operated 22 stores under the "Stock Market" name and three under the "Thriftway" name. KUI's Stock Market stores are generally larger stores (averaging approximately 46,000 square feet) and are price-oriented, with warehouse-type dry grocery shelving and a full complement of service departments, including delicatessens and seafood and bakery departments. The Thriftway stores are generally smaller, conventional format stores (averaging approximately 22,000 square feet). Management currently anticipates that it will retain 20 of the 25 stores acquired from KUI, including two of the three Thriftway stores. Most of such stores will be converted to the QFC name and format and remodeled in order to implement QFC's merchandising and operating practices, although it is expected that the Company (through KUI) may continue to operate certain of these stores under KUI's current "Stock Market" name and format. In addition, management believes that the KUI Acquisition provides the Company with additional critical mass in the Seattle/Puget Sound region which should improve purchasing and distribution and create economies of scale. After giving effect to the KUI Acquisition, including the anticipated divesture of five KUI stores (one of which has been sold to date), management estimates that QFC's market share among supermarkets in the Seattle/Puget Sound region is approximately 20% today. See "The Acquisitions."

                                GROWTH STRATEGY

    The Company's strategic objective is to become a leading multi-regional operator of premium supermarkets in order to continue to achieve its goal of controlled and profitable growth. To this end, the Company plans to capitalize on its acquisition, merchandising and operating expertise to: (i) increase sales and enhance margins in existing and newly acquired stores, (ii) realize the benefits of the Hughes and KUI Acquisitions, (iii) acquire and build new stores in its existing and contiguous markets and (iv) acquire supermarket chains in attractive new markets. In order to facilitate this phase of the Company's development, the Company hired a new chief executive officer in September of 1996, a new senior vice president for corporate development in January of 1997 and a new senior vice president of marketing and public affairs in March of 1997 to pursue and integrate acquisitions at the holding company level, thus allowing current senior management to remain focused on existing operations. See "The Proposed Reorganization" and "Management."

    INCREASE SALES AND ENHANCE MARGINS IN EXISTING AND NEWLY ACQUIRED
STORES. One of the Company's top priorities is to increase sales and enhance margins in existing and newly acquired stores by: (i) emphasizing higher margin specialty and convenience items, (ii) expanding sales of proprietary brands (private label) and (iii) maintaining its high quality store base.

- EMPHASIZE HIGHER MARGIN SPECIALTY AND CONVENIENCE ITEMS. The Company intends to further develop and implement specialty and convenience-oriented departments at its stores, which management believes are important tools to enhance margins, increase foot traffic and build customer loyalty. QFC has been an industry leader in the development of higher margin products and services, such as prepared foods and home meal replacement items, which are geared toward the increasing convenience orientation of consumers. Management believes that the increase in QFC's EBITDA margins over the past ten fiscal years has been due in part to sales of items within these departments, as well as to sales of its seafood, delicatessen, bakery, floral and other specialty products.

- EXPAND SALES OF PROPRIETARY BRANDS. QFC recently adopted a program designed to increase its sales of proprietary brands, which typically carry higher margins than comparable branded products and at the same time help promote customer loyalty. After a long-term study of operating practices both in the U.S. and abroad, QFC developed a three-tier proprietary brands philosophy which is approximately two-thirds implemented. As a result of this effort, QFC has increased the percentage of proprietary brand sales from less than 3% at the beginning of fiscal 1996 to approximately 8.5% at the end of fiscal 1996. This percentage is well below the estimated 1995 supermarket industry average, which management believes was approximately 15% of sales, thus providing a significant opportunity for growth of proprietary brand sales.

- MAINTAIN ITS HIGH QUALITY STORE BASE. The Company believes that QFC and Hughes stores are among the most modern and well-maintained in their respective regions, due in part to their respective remodeling programs. During the five fiscal years ended December 28, 1996, QFC remodeled or "re-remodeled" 31 stores, of which 16 were acquired stores which were remodeled as part of their conversion to the QFC format. Of the 20 stores expected to be retained in the KUI Acquisition, 13 are presently expected to be significantly remodeled to facilitate the implementation of QFC's grocery merchandising and operating practices prior to their conversion to the QFC name and format. While management believes that the Hughes stores are generally in good condition, the Company plans to selectively remodel certain Hughes stores in order to enhance the presentation and merchandising of meat, seafood, delicatessen items and other perishables and to add or enhance full-service and leased specialty departments.

    REALIZE THE BENEFITS OF THE HUGHES AND KUI ACQUISITIONS. Management believes that the acquisition of Hughes and KUI will provide the Company with a number of benefits, including the following:

- CROSS-FERTILIZATION OF OPERATING CAPABILITIES. Management believes that significant opportunities exist to improve results of operations at acquired stores through the implementation of QFC's merchandising and operating practices. For example, management believes that the Hughes stores will benefit from the adoption of certain merchandising practices successfully implemented at QFC stores, including practices relating to the development of higher margin specialty and convenience oriented departments. The Company will also seek to expand the use of proprietary brands at Hughes by drawing on QFC's own recently developed proprietary brands program. Similarly, the Company expects its QFC stores to benefit from the experience of Hughes' management in areas such as purchasing, distribution and category management.

- PURCHASING AND DISTRIBUTION-RELATED BENEFITS. Management anticipates that certain benefits will accrue to the Company in the area of purchasing and distribution as a result of both the Hughes and KUI

    Acquisitions. For example, as a result of the KUI Acquisition, management believes that the Company's larger size in the Seattle/Puget Sound region provides the Company increased flexibility with regard to supply and distribution options and should enhance its ability to negotiate lower prices from its suppliers. Management also expects that the Company's Seattle/Puget Sound operations will benefit from Hughes' experience in operating its own warehouse and distribution center. Further, to the extent that the Company adds to its store base in Southern California, it is expected that it will benefit from excess capacity at the Hughes distribution center, which management estimates is currently operating at approximately 50% of capacity.

- COST SAVINGS AND VOLUME EFFICIENCIES. The Company expects to achieve cost savings from the elimination of redundant administrative staff, the consolidation of management information systems and a decreased reliance on certain outside services as a result of the Acquisitions. In addition, the Company expects to benefit from savings in the areas of store supplies, store maintenance, and risk management, among other areas, as a result of increased purchasing power and volume and operating efficiencies.

    ACQUIRE AND BUILD NEW STORES IN ITS EXISTING AND CONTIGUOUS MARKETS. The Company plans to continue to acquire, and to a lesser extent build, new stores in its existing and contiguous markets. Management believes that in-market acquisitions provide an efficient way for the Company to increase sales in its markets without the resulting increase in overall supermarket capacity caused by the construction of additional stores. During the past six years, QFC has acquired and successfully integrated 30 stores from ten operators in the Seattle/Puget Sound region, including 12 stores acquired from Olson's Food Stores in 1995. The KUI Acquisition represents a continuation of this strategy of expanding QFC's presence in its existing and contiguous markets. Over the last several years, the Seattle/Puget Sound region has been one of the fastest growing areas in the United States in terms of population, and the KUI Acquisition not only expands the Company's presence in the region but also broadens the Company's coverage of the southern portion of the region and the Olympic Peninsula. See "Business--Market Overview--Seattle/Puget Sound." This strategy also encompasses expanding into the northern part of the Puget Sound region as well as into contiguous areas such as eastern Washington and Portland, Oregon. The Company will seek to implement this strategy in its new Southern California market as well.

    ACQUIRE SUPERMARKET CHAINS IN ATTRACTIVE NEW MARKETS. The Company will continue to actively seek growth opportunities outside its existing and contiguous markets by pursuing the acquisition of supermarket chains which are well-known within their respective markets, have strong growth potential and are located in geographic areas exhibiting favorable economic and demographic conditions. For example, Hughes has a reputation for high quality products and customer service with stores located in Southern California, an area which the Company believes has recently begun to exhibit growth in jobs and population and a decrease in unemployment. See "Business--Market Overview--Southern California." The acquisition of Hughes is the first step in the Company's plans to become a leading multi-regional operator of premium supermarkets. Management believes that there are a number of attractive acquisition opportunities in desirable growth areas, and that these opportunities are attributable in part to the fragmented nature of a large portion of the domestic supermarket industry.

                      THE ACQUISITIONS AND THE FINANCINGS

    On February 14, 1997, QFC acquired Keith Uddenberg, Inc. for approximately $35.3 million in cash and 904,646 shares of Common Stock. The cash portion of the purchase price was financed, and approximately $23.8 million of then existing KUI indebtedness was refinanced, with borrowings under QFC's Old Credit Facility (as defined herein). QFC acquired Hughes on March 19, 1997 for approximately $359.8 million cash, subject to certain adjustments. See "The Acquisitions."

    The Company required approximately $572.1 million in cash to: (i) finance the Hughes Acquisition, (ii) refinance QFC's bank indebtedness (including the $59.1 million of indebtedness incurred in connection with the KUI Acquisition) and (iii) pay fees and expenses. Such funds were provided by: (i) the proceeds from the Common Stock Offering, (ii) the proceeds from the sale of the Old Notes and (iii) borrowings by the Company under an amended and restated $250 million term loan facility (the "Term Loan Facility"). The Company also received an additional $29.7 million to be used for general corporate purposes. See "Use of Proceeds" and "Description of Certain Indebtedness."

    The following table sets forth the sources and uses of funds in connection with the transactions described above.

                                                                                                      AMOUNT
                                                                                                -------------------
                                                                                                    (DOLLARS IN
                                                                                                     MILLIONS)
SOURCES:
  The Common Stock Offering(1)................................................................       $   201.8
  The sale of the Old Notes(2)................................................................           150.0
  Term Loan Facility..........................................................................           250.0
                                                                                                        ------
    Total Sources.............................................................................       $   601.8
                                                                                                        ------
                                                                                                        ------

USES:
  Hughes purchase price.......................................................................       $   359.8
  Refinancing of QFC bank debt(3).............................................................           197.0
  Fees and expenses...........................................................................            15.3
  General corporate purposes..................................................................            29.7
                                                                                                        ------
    Total Uses................................................................................       $   601.8
                                                                                                        ------
                                                                                                        ------

------------------------

(1) Represents gross proceeds from the sale of 5,175,000 shares at a price of $39 per share.

(2) Represents gross proceeds from the sale of the Old Notes.

(3) Includes $59.1 million of indebtedness which was incurred under the Old Credit Facility to pay the $35.3 million cash portion of the KUI purchase price and to refinance $23.8 million of previously existing KUI indebtedness.

                          THE PROPOSED REORGANIZATION


    Following consummation of the Exchange Offer, the Company intends to seek shareholder approval to change its corporate structure (the "Reorganization"). Subject to obtaining such shareholder approval, upon consummation of the Reorganization, each of Hughes and KUI will remain a subsidiary of QFC, and QFC will become a subsidiary of Quality Food Holdings, Inc., a Delaware corporation ("Holding Company"), which in turn will be a subsidiary of Quality Food, Inc., a Delaware corporation ("Parent"), and the current shareholders of QFC will thereupon generally become shareholders of Parent. Parent and Holding Company are both currently subsidiaries of QFC.


    In connection with the Hughes Acquisition, the Company entered into the Term Loan Facility, an amended and restated $125 million revolving credit facility (the "Revolving Credit Facility") and a new $225 million reducing revolving credit facility (the "Acquisition Facility" and, together with the Term Loan Facility and the Revolving Credit Facility, the "New Credit Facility"). Although QFC is initially the sole borrower under the New Credit Facility, in the event the proposed Reorganization occurs it is expected that Holding Company will become the borrower under both the Revolving Credit Facility and the Acquisition Facility, while QFC will remain the borrower under the Term Loan Facility. Hughes, KUI, Holding Company and Parent have initially guaranteed the Company's borrowings under the New Credit Facility. QFC will remain the obligor on the Notes after the Reorganization and each of Hughes, KUI and Holding Company will continue to guarantee QFC's obligations thereunder. Parent will not be a guarantor of the Exchange Notes either before or after the Reorganization. See "The Proposed Reorganization" and "Description of Certain Indebtedness."

                               THE EXCHANGE OFFER


The Exchange Offer................  The Company is offering to exchange pursuant to the
                                    Exchange Offer up to $150,000,000 aggregate principal
                                    amount of its new 8.70% Series B Senior Subordinated
                                    Notes due 2007 (the "Exchange Notes") for a like
                                    aggregate principal amount of its outstanding 8.70%
                                    Senior Subordinated Notes due 2007 (the "Old Notes" and
                                    together with the Exchange Notes, the "Notes"). The
                                    terms of the Exchange Notes are identical in all
                                    material respects (including principal amount, interest
                                    rate and maturity) to the terms of the Old Notes for
                                    which they may be exchanged pursuant to the Exchange
                                    Offer, except that the Exchange Notes are freely
                                    transferrable by Holders (as defined) thereof (other
                                    than as provided herein), and are not subject to any
                                    covenant regarding registration under the Securities
                                    Act. See "The Exchange Offer."

Interest Payments.................  Interest on the Exchange Notes shall accrue from the last interest payment date (March 15 or September 15) on
                                    which interest was paid on the Notes so surrendered or,
                                    if no interest has been paid on such Notes, from March
                                    19, 1997 (the "Interest Payment Date").

Minimum Condition.................  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered
                                    for exchange.

Expiration Date;
Withdrawal of Tender..............  The Exchange Offer will expire at 5:00 p.m., New York
                                    City time, on August 25, 1997, unless the Exchange Offer
                                    is extended, in which case the term "Expiration Date"
                                    means the latest date and time to which the Exchange
                                    Offer is extended. The Company does not currently intend
                                    to extend the Expiration Date and any extension will not
                                    affect the payment of interest on the interest payment
                                    dates. Tenders may be withdrawn at any time prior to
                                    5:00 p.m., New York City time, on the Expiration Date.
                                    See "The Exchange Offer--Withdrawal Rights."

Exchange Date.....................  The date of acceptance for exchange of the Old Notes will be the fourth business day following the Expiration
                                    Date.

Conditions to the Exchange
Offer.............................  The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. The
                                    Company currently expects that each of the conditions
                                    will be satisfied and that no waivers will be necessary.
                                    See "The Exchange Offer--Certain Conditions to the
                                    Exchange Offer." The Company reserves the right to
                                    terminate or amend the Exchange Offer at any time prior
                                    to the Expiration Date upon the occurrence of any such
                                    condition.

Procedures for Tendering Old
Notes.............................  Each holder of Old Notes wishing to accept the Exchange
                                    Offer must complete, sign and date the Letter of
                                    Transmittal, or a facsimile thereof, in accordance with
                                    the instructions contained

                                    herein and therein, and mail or otherwise deliver such
                                    Letter of Transmittal, or such facsimile, together with
                                    the Old Notes and any other required documentation to
                                    the Exchange Agent (as defined) at the address set forth
                                    therein. See "The Exchange Offer--Procedures for
                                    Tendering Old Notes" and "Plan of Distribution."

Use of Proceeds...................  There will be no proceeds to the Company from the exchange of Notes pursuant to the Exchange Offer.

Federal Income Tax Consequences...  The exchange of Notes pursuant to the Exchange Offer will not be a taxable event for federal income tax
                                    purposes. See "Certain United States Federal Income Tax
                                    Considerations."

Special Procedures for Beneficial
Owners............................  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust
                                    company or other nominee and who wishes to tender should
                                    contact such registered holder promptly and instruct
                                    such registered holder to tender on such beneficial
                                    owner's behalf. If such beneficial owner wishes to
                                    tender on such beneficial owner's own behalf, such
                                    beneficial owner must, prior to completing and executing
                                    the Letter of Transmittal and delivering the Old Notes,
                                    either make appropriate arrangements to register
                                    ownership of the Old Notes in such beneficial owner's
                                    name or obtain a properly completed bond power from the
                                    registered holder. The transfer of registered ownership
                                    may take considerable time. See "The Exchange
                                    Offer--Procedures for Tendering Old Notes."

Guaranteed Delivery Procedures....  Holders of Old Notes who wish to tender their Old Notes and whose Old Notes are not immediately available or who
                                    cannot deliver their Old Notes, the Letter of
                                    Transmittal or any other documents required by the
                                    Letter of Transmittal to the Exchange Agent prior to the
                                    Expiration Date must tender their Old Notes according to
                                    the guaranteed delivery procedures set forth in "The
                                    Exchange Offer--Procedures for Tendering Old Notes."

Acceptance of Old Notes and
Delivery of Exchange Notes........  The Company will accept for exchange any and all Old
                                    Notes which are properly tendered in the Exchange Offer
                                    prior to 5:00 p.m., New York City time, on the
                                    Expiration Date. The Exchange Notes issued pursuant to
                                    the Exchange Offer will be delivered promptly following
                                    the Expiration Date. See "The Exchange Offer--Acceptance
                                    of Old Notes for Exchange; Delivery of Exchange Notes."

Effect on Holders of Old Notes....  As a result of the making of, and upon acceptance for exchange of all validly tendered Old Notes pursuant to
                                    the terms of, this Exchange Offer, the Company will have
                                    fulfilled a covenant contained in the Registration
                                    Rights Agreement (the "Registration Rights Agreement")
                                    dated March 19, 1997 among the Company, the Guarantors,
                                    and Donaldson, Lufkin & Jenrette Securities Corporation,
                                    Merrill Lynch & Co and

                                    BancAmerica Securities, Inc. (the "Initial Purchasers")
                                    and, accordingly, there will be no liquidated damages in
                                    respect of the Old Notes pursuant to the terms of the
                                    Registration Rights Agreement, and the holders of the
                                    Old Notes will have no further registration or other
                                    rights under the Registration Rights Agreement. Holders
                                    of the Old Notes who do not tender their Old Notes in
                                    the Exchange Offer will continue to hold such Old Notes
                                    and will be entitled to all the rights and limitations
                                    applicable thereto under the Indenture between the
                                    Company and First Trust National Association relating to
                                    the Old Notes and the Exchange Notes (the "Indenture"),
                                    except for any such rights under the Registration Rights
                                    Agreement that by their terms terminate or cease to have
                                    further effectiveness as a result of the making of, and
                                    the acceptance for exchange of all validly tendered Old
                                    Notes pursuant to, the Exchange Offer. All untendered
                                    Old Notes will continue to be subject to the
                                    restrictions on transfer provided for in the Old Notes
                                    and in the Indenture. To the extent that Old Notes are
                                    tendered and accepted in the Exchange Offer, the trading
                                    market for untendered Old Notes could be adversely
                                    affected.

Consequence of Failure to
Exchange..........................  Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will
                                    continue to be subject to the restrictions on transfer
                                    of such Old Notes as set forth in the legend thereon as
                                    a consequence of the offer or sale of the Old Notes
                                    pursuant to an exemption from, or in a transaction not
                                    subject to, the registration requirements of the
                                    Securities Act and applicable state securities laws. In
                                    general, the Old Notes may not be offered or sold,
                                    unless registered under the Securities Act, except
                                    pursuant to an exemption from, or in a transaction not
                                    subject to, the Securities Act and applicable state
                                    securities laws. The Company does not currently
                                    anticipate that it will register the Old Notes under the
                                    Securities Act.

Exchange Agent....................  First Trust National Association is serving as exchange agent (the "Exchange Agent") in connection with the
                                    Exchange Offer. See "The Exchange Offer--Exchange
                                    Agent."

                          TERMS OF THE EXCHANGE NOTES


Securities Offered..........  $150,000,000 aggregate principal amount of the Company's 8.70%
                              Series B Senior Subordinated Notes due 2007.

Maturity Date...............  March 15, 2007.

Interest Payment Dates......  March 15 and September 15 of each year, commencing September
                              15, 1997.

Optional Redemption.........  The Exchange Notes will be redeemable at the option of the
                              Company, in whole or in part, on or after March 15, 2002, at the redemption prices set forth herein, plus accrued and
                              unpaid interest to the date of redemption. However, at any time prior to March 15, 2000 the Company may redeem up to 20%
                              of the aggregate principal amount of the Exchange Notes
                              originally issued at a redemption price of 108% of the
                              principal amount thereof, plus accrued and unpaid interest to the date of redemption, with the net cash proceeds of one or more public offerings of common stock, prior to the
                              Reorganization, of the Company or, after the Reorganization, of Parent; provided that at least 80% of the aggregate
                              principal amount of the Exchange Notes originally issued
                              remains outstanding immediately after the occurrence of such redemption. See "Description of Exchange Notes--Optional
                              Redemption."

Guarantees..................  The Exchange Notes will be fully and unconditionally guaranteed on an unsecured senior subordinated basis (the
                              "Guarantees"), prior to the Reorganization, by all of the
                              Company's existing and future subsidiaries, on a joint and several basis (including Holding Company but excluding Parent and Unrestricted Subsidiaries and any Non-Guarantor Foreign
                              Subsidiaries of the Company), and, after the Reorganization
                              (if consummated), by Holding Company and all of Holding
                              Company's existing and future subsidiaries, on a joint and several basis (excluding QFC (which will remain the obligor on the Exchange Notes) and Unrestricted Subsidiaries and any Non-
                              Guarantor Foreign Subsidiaries of Holding Company)
                              (collectively, the "Guarantors"). The Guarantors are Holding
                              Company, Hughes and KUI (the "Initial Guarantors"). See
                              "Description of Exchange Notes-- Guarantees." In the event that the Reorganization is consummated, QFC will become a
                              subsidiary of Holding Company and Hughes and KUI will remain subsidiaries of QFC, and Holding Company, Hughes and KUI will remain Guarantors of the Exchange Notes. However, Parent will not be a guarantor of the Exchange Notes (either before or after the Reorganization) and, if the Reorganization occurs,
                              Parent thereafter may establish or acquire subsidiaries which, so long as they are not subsidiaries of Holding Company, will also not be guarantors of the Exchange Notes. Parent and
                              Holding Company are currently subsidiaries of QFC. See "The
                              Proposed Reorganization" and "Risk Factors--Absence of
                              Restrictions on Parent Following Reorganization."

Ranking.....................  The Exchange Notes and the Guarantees will be general unsecured obligations of the Company and the Guarantors,
                              respectively,

                              subordinated in right of payment to all existing and future
                              Senior Debt (as defined) of the Company and the Guarantors, as applicable, including borrowings under the New Credit Facility and guarantees of such borrowings. As of March 22, 1997, the
                              Company and its consolidated subsidiaries had approximately
                              $282.9 million of outstanding Senior Debt, $250 million of which was secured debt outstanding under the New Credit
                              Facility. See "Description of Certain Indebtedness--New Credit
                              Facility" and "Description of Exchange Notes--Subordination."

Change of Control Offer.....  Upon a Change of Control, the Company will be required to offer to repurchase all outstanding Exchange Notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. There can be no assurance that the
                              Company will have, or will have access to, sufficient funds to repurchase the Exchange Notes upon a Change of Control. See
                              "Description of Exchange Notes-- Certain Covenants--Repurchase
                              of Notes Upon a Change of Control."

Certain Covenants...........  The indenture under which the Exchange Notes will be issued
                              (the "Indenture") will contain certain covenants that limit, subject to certain significant exceptions, the ability of, prior to the Reorganization, the Company and its Subsidiaries
                              (as defined) and, following the Reorganization, Holding
                              Company and its Subsidiaries (including the Company) to, among other things, incur additional Indebtedness (as defined
                              herein) and issue certain disqualified stock; pay dividends or make certain other distributions; cause or permit to exist any consensual restriction on the ability of certain parties to pay dividends or make certain other distributions; layer
                              Indebtedness; create certain liens securing Indebtedness other than Senior Debt; sell certain assets; enter into certain
                              transactions with affiliates; enter into certain mergers or consolidations; or engage in certain new lines of business.
                              See "Description of Exchange Notes--Certain Covenants."

Absence of Market for
the Exchange Notes..........  The Exchange Notes will be a new issue of securities for which there currently is no market. Although the Initial Purchasers have informed the Company that they each currently intend to make a market in the Exchange Notes, they are not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange
                              Notes. The Company does not intend to apply for listing of the
                              Exchange Notes, on any securities exchange or for quotation through the National Association of Securities Dealers
                              Automated Quotation System.

Risk Factors................  Prospective investors should carefully consider all the information set forth and incorporated by reference herein and, in particular, should evaluate the specific factors set forth under "Risk Factors" before tendering Old Notes in the
                              Exchange Offer.

SUMMARY UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA OF THE COMPANY

    The following table sets forth summary unaudited pro forma condensed consolidated financial data of the Company for the fiscal year ended December 28, 1996 and for the 12 weeks ended March 22, 1997. The pro forma operating and other data for the fiscal year ended December 28, 1996 combines the results of operations of QFC for such fiscal year with the results of operations of Hughes for its fiscal year ended March 2, 1997 and the results of operations of KUI for its fiscal year ended December 28, 1996 and gives effect to each of the following transactions as if such transactions had occurred on December 31, 1995: (i) the Hughes Acquisition and certain related transactions; (ii) KUI's spin off of certain assets and liabilities, primarily related to non-grocery operations, prior to the KUI Acquisition; (iii) the KUI Acquisition and certain related transactions; (iv) the application of the net proceeds from the Common Stock Offering and the sale of the Old Notes (the "Offerings") and borrowings under the New Credit Facility to finance the Hughes Acquisition and to refinance bank debt of QFC which was outstanding at the time of the Closing (including indebtedness which was incurred in connection with the KUI Acquisition); and (v) QFC's proposed divestiture of five of the recently acquired KUI stores (one of which has been sold to date). The pro forma operating and other data for the 12 weeks ended March 22, 1997 combines results of operations of QFC for the 12 weeks ended March 22, 1997, including consolidated results of operations for KU Acquisition Corporation ("KUA") and Hughes subsequent to the respective acquistions, with the results of operations of Hughes for the period from December 29, 1996 through March 18, 1997 and the results of operations of KUI for the period from December 29, 1996 through February 14, 1997 and gives effect to the transactions described above as if such transactions had occurred on December 29, 1996.

    The pro forma financial data set forth below are based upon a number of assumptions and estimates, are subject to a number of uncertainties, and do not purport to be indicative of the actual results of operations that would have been achieved had the above described transactions in fact occurred on the dates indicated, nor do they purport to be indicative of the results of operations that may be achieved in the future. The following pro forma financial data should be read in conjunction with "Unaudited Pro Forma Condensed Consolidated Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements of QFC, Hughes, KUI and KUA and related notes thereto included herein.

SUMMARY UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA OF THE COMPANY
                                  (CONTINUED)


                                                                                FISCAL YEAR ENDED  12 WEEKS ENDED
                                                                                DECEMBER 28, 1996  MARCH 22, 1997
                                                                                -----------------  --------------

                                                                                (DOLLARS IN THOUSANDS, EXCEPT PER
                                                                                         SHARE AMOUNTS)

OPERATING DATA:
  Sales.......................................................................   $     2,099,756    $    475,894
  Gross Profit................................................................           498,125         120,699
  Marketing, General and Administrative Expenses..............................           427,102         101,339
  Operating Income............................................................            71,023          19,360
  Net Interest Expense(1).....................................................            33,535           7,466
  Net Earnings................................................................            19,545           6,406
  Earnings Per Share(2).......................................................               .93             .30
  Ratio of Earnings to Fixed Charges(3).......................................               1.7x            2.1x

OTHER DATA:
  Depreciation and Amortization...............................................   $        47,759    $     11,215


------------------------------
(1) Net of interest income.

(2) Earnings per share have been calculated giving effect to (i) 5,175,000 shares sold in the Common Stock Offering and (ii) 904,646 shares issued in connection with the KUI Acquisition.


(3) For purposes of these ratios, (i) earnings have been calculated by adding interest expense and the estimated interest portion of rentals to earnings before income taxes and (ii) fixed charges are comprised of interest expense and the estimated interest portion of rentals.

                    SUMMARY HISTORICAL FINANCIAL DATA OF QFC

    The following table sets forth summary historical financial data of QFC as of and for each of the five fiscal years in the period ended December 28, 1996 and as of and for the 12 weeks ended March 22, 1997 (including results of operations for KUA and Hughes subsequent to the respective Acquisitions), and March 23, 1996. Data as of and for each of the three fiscal years in the period ended December 28, 1996 (except for data regarding stores open at the end of period, Same Store Sales increase (decrease) and total square footage) have been derived from audited financial statements of QFC, which are included herein. Data as of and for each of two fiscal years ended December 26, 1992 and December 25, 1993 (except for data regarding stores open at the end of period, Same Store Sales increase (decrease) and total square footage) have been derived from audited financial statements of QFC which are not included herein. Data as of and for the 12 weeks ended March 22, 1997 and March 23, 1996 have been derived from unaudited financial statements of QFC, which are included herein and which, in the opinion of management, include all necessary adjustments, consisting only of normal recurring adjustments, necessary for fair presentation of the information. Data as of and for the 12 weeks ended March 22, 1997 do not purport to be indicative of results to be expected for the full fiscal year. The following information is qualified by reference to, and should be read in conjunction with, "Unaudited Pro Forma Condensed Consolidated Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical statements of QFC and related notes thereto included herein.

                                                       FISCAL YEAR ENDED
                             ----------------------------------------------------------------------
                                                                                                     12 WEEKS   12 WEEKS
                                                                                                       ENDED      ENDED
                             DECEMBER 26,   DECEMBER 25,  DECEMBER 31,  DECEMBER 30,  DECEMBER 28,   MARCH 23,  MARCH 22,
                                 1992           1993        1994(1)       1995(2)         1996        1996(2)     1997
                             -------------  ------------  ------------  ------------  -------------  ---------  ---------

                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING DATA:
  Sales....................    $ 460,107     $  518,260    $  575,879    $  729,856     $ 805,281    $ 176,627  $ 233,154
  Gross Profit.............      116,989        131,365       145,168       179,422       201,334       43,314     58,241
  Marketing, General and
     Administrative
     Expenses..............       80,144         92,468       105,956       136,645       152,337       33,486     45,374
  Operating Income.........       36,845         38,897        39,212        42,777        48,997        9,828     12,867
  Interest Expense.........       --             --            --             9,639         9,890        2,588      2,777
  Net Earnings.............       25,076         25,994        26,376        20,216        25,418        4,683      6,420
  Earnings Per Share.......         1.28           1.33          1.34          1.28          1.71          .32        .40
  Ratio of Earnings to
     Fixed Charges(3)......        22.7x          17.6x         15.7x          3.3x           3.4x         2.9x       3.3x
OTHER DATA:
  Cash Flows Provided
  (Used) by:
    Operating Activities...    $  36,578     $   36,553    $   34,675    $   33,696     $  50,924    $  10,261  $  20,028
    Investing Activities...      (24,566)       (41,527)      (28,890)      (46,237)      (31,325)      (9,204)  (385,909)
    Financing Activities...        2,101           (719)       (1,819)      (11,263)      (17,083)        (844)   417,659
  EBITDA(4)................    $  44,466     $   48,205    $   50,817    $   59,567     $  69,150    $  14,473  $  18,330
  EBITDA Margin(5).........          9.7%           9.3%          8.8%          8.2%          8.6%         8.2%       7.9%
  Depreciation and
     Amortization..........    $   7,782     $    9,283    $   11,605    $   16,169     $  19,477    $   4,545  $   5,193
  Capital Expenditures.....       26,800         43,000        28,200        89,100        32,556        8,482      5,101
  Stores Open at End of
     Period................           33             38            45            62            64           62        146
  Same Store Sales Increase
     (Decrease)(6).........          6.5%           4.0%          0.4%         (1.5%)         3.3%         1.0%       4.2%
  Total Square Footage.....      907,000      1,080,000     1,319,000     1,928,000     2,039,000    1,955,000  5,078,000
BALANCE SHEET DATA (AT END
OF PERIOD):
  Net Working Capital
     (Deficit).............    $  18,722     $   14,329    $   23,776    $    5,303     $   3,457    $  (1,411) $  48,730
  Total Assets.............      150,974        181,275       207,914       282,878       304,017      287,049  1,004,175
  Total Debt (including
     current portion)......       --             --            --           164,500       145,000      163,500    432,852
  Shareholders' Equity.....      108,345        133,620       158,178        45,368        76,798       50,207    311,700

--------------------------

(1) Fiscal year ended December 31, 1994 was a 53 week fiscal year.

(2) Fiscal year ended December 30, 1995 data include a one-time charge of $1.4 million, or $.09 per share, resulting from the Recapitalization (as defined herein) completed in March 1995.

(3) For purposes of these ratios, (i) earnings have been calculated by adding interest expense and the estimated interest portion of rentals to earnings before income taxes and (ii) fixed charges are comprised of interest expense and the estimated interest portion of rentals.

(4) EBITDA is defined as net earnings before interest, income taxes, depreciation, amortization, LIFO inventory charges, and, if applicable, equity earnings (losses) from subsidiaries, union, pension and benefit credits, and non-recurring and extraordinary items. EBITDA is a measure commonly used in the grocery industry and is presented to assist in understanding the Company's operating results. EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as an alternative to cash flow as a measure of liquidity or as an alternative to net earnings as an indicator of operating performance. EBITDA is included herein because management believes that certain investors find it to be a useful tool for measuring the Company's ability to service its debt.

(5) EBITDA margin is calculated by dividing EBITDA by sales, in each case for the applicable period.

(6) Same Store Sales exclude sales in stores opened or acquired during the previous 12 months and the 53rd week of fiscal 1994.

                  SUMMARY HISTORICAL FINANCIAL DATA OF HUGHES

    The following table sets forth summary historical financial data of Hughes and its consolidated subsidiaries as of and for the five fiscal years ended March 2, 1997. Data as of and for the five fiscal years ended March 2, 1997 (except for data regarding stores open at end of period, Same Store Sales increase (decrease) and total square footage) have been derived from consolidated financial statements of Hughes audited by Arthur Andersen LLP, independent certified public accountants. During each of the four years in the period ended March 3, 1996, Santee was a 51%-owned subsidiary of Hughes. In November 1996, Hughes sold a 1% interest in Santee, resulting in Santee ceasing to be a consolidated subsidiary of Hughes during the fiscal year 1997. The following information should be read in conjunction with "Unaudited Pro Forma Condensed Consolidated Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements of Hughes and related notes thereto included or herein.

                                                                                FISCAL YEAR ENDED
                                                        -----------------------------------------------------------------
                                                        FEBRUARY 28,  FEBRUARY 27,  FEBRUARY 26,   MARCH 3,     MARCH 2,
                                                            1993          1994          1995        1996(1)       1997
                                                        ------------  ------------  ------------  -----------  ----------
                                                                             (DOLLARS IN THOUSANDS)
OPERATING DATA:
  Sales...............................................   $1,087,274    $1,083,709    $1,110,947    $1,147,447  $1,001,042
  Gross Profit........................................      225,024       229,084       226,085      245,496      229,987
  Selling, General and Administrative Expenses........      209,918       206,289       209,211      215,234      205,766
  Operating Income....................................       15,106        22,795        16,874       30,262       24,221
  Interest Expense....................................        1,149         4,598         4,664        4,335        3,937
  Net Income..........................................        8,677        11,224         8,374       16,184        9,963

OTHER DATA:
  Cash Flows Provided(Used) by:
    Operating Activities..............................   $   34,488    $   29,610    $   32,089    $  33,622   $   29,305
    Investing Activities..............................      (56,770)      (26,657)      (34,988)      (8,372)     (31,192)
    Financing Activities..............................         (307)        5,518         2,955      (17,599)     (20,325)
  EBITDA(2)...........................................   $   33,379    $   40,794    $   36,929    $  42,439   $   39,201
  EBITDA Margin(3)....................................          3.1%          3.8%          3.3%         3.7%         3.9%
  Depreciation and Amortization.......................   $   17,504    $   19,310    $   21,313    $  19,571   $   17,748
  Capital Expenditures................................       57,862        31,701        36,063       19,633       29,409
  Stores Open at End of Period........................           51            51            53           54           56
  Same Store Sales Increase (Decrease)(4).............         (1.7%)         0.7%          1.1%        (1.4%)        0.5%
  Total Square Footage................................    1,855,000     1,858,000     1,942,000    1,986,000    2,085,000

BALANCE SHEET DATA (AT END
OF PERIOD):
  Net Working Capital.................................   $    8,192    $   16,526    $    8,628    $     995   $   (7,526)
  Total Assets........................................      270,611       300,941       316,728      316,499      279,267
  Total Debt (including current portion)..............       30,303        37,247        41,984       27,463        6,872
  Shareholders' Equity................................      121,077       131,289       137,975      151,544      160,350

--------------------------

(1) Fiscal year ended March 3, 1996 was a 53-week fiscal year.

(2) EBITDA is defined as net earnings before interest, income taxes, depreciation, amortization, LIFO inventory charges, and, if applicable, equity earnings (losses) from subsidiaries, and non-recurring and extraordinary items. EBITDA excludes union, pension and benefit credits of $3.0 million, $7.2 million, $3.0 million and $1.2 million recorded by Hughes for the fiscal year ended March 2, 1997, the fiscal year ended March 3, 1996, the fiscal year ended February 26, 1995 and the fiscal year ended February 27, 1994, respectively. EBITDA is a measure commonly used in the grocery industry and is presented to assist in understanding Hughes' operating results. EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as an alternative to cash flow as a measure of liquidity or as an alternative to net earnings as an indicator of operating performance. EBITDA is included herein because management believes that certain investors find it to be a useful tool for measuring the Company's ability to service its debt.

(3) EBITDA margin is calculated by dividing EBITDA by sales, in each case for the applicable period.

(4) Same store sales exclude sales in stores opened or acquired during the previous 12 months and the 53rd week of fiscal 1996.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION SET FORTH AND INCORPORATED BY REFERENCE HEREIN, HOLDERS OF OLD NOTES SHOULD CAREFULLY CONSIDER THE FOLLOWING INFORMATION IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE DECIDING TO TENDER OLD NOTES IN THE EXCHANGE OFFER. THE RISK FACTORS SET FORTH BELOW ARE GENERALLY APPLICABLE TO THE OLD NOTES AS WELL AS THE EXCHANGE NOTES. THE INFORMATION CONTAINED AND INCORPORATED BY REFERENCE HEREIN CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES. A NUMBER OF FACTORS COULD CAUSE RESULTS TO DIFFER MATERIALLY FROM THOSE ANTICIPATED BY SUCH FORWARD-LOOKING STATEMENTS. THESE FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THE COMPETITIVE ENVIRONMENT IN THE SUPERMARKET INDUSTRY IN GENERAL AND IN THE COMPANY'S SPECIFIC MARKET AREAS, CHANGES IN PREVAILING INTEREST RATES AND THE AVAILABILITY OF FINANCING, INFLATION, CHANGES IN COSTS OF GOODS AND SERVICES, ECONOMIC CONDITIONS IN GENERAL AND IN THE COMPANY'S SPECIFIC MARKET AREAS, LABOR DISTURBANCES, DEMANDS PLACED ON MANAGEMENT BY THE SUBSTANTIAL INCREASE IN THE SIZE OF THE COMPANY BECAUSE OF THE ACQUISITIONS, AND CHANGES IN THE COMPANY'S ACQUISITION PLANS. IN ADDITION, SUCH FORWARD-LOOKING STATEMENTS ARE NECESSARILY DEPENDENT UPON ASSUMPTIONS, ESTIMATES AND DATA THAT MAY BE INCORRECT OR IMPRECISE. ACCORDINGLY, ANY FORWARD-LOOKING STATEMENTS INCLUDED OR INCORPORATED BY REFERENCE HEREIN DO NOT PURPORT TO BE PREDICTIONS OF FUTURE EVENTS OR CIRCUMSTANCES AND MAY NOT BE REALIZED. FORWARD-LOOKING STATEMENTS CAN BE IDENTIFIED BY, AMONG OTHER THINGS, THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "BELIEVES," "EXPECTS," "MAY," "WILL," "SHOULD," "SEEKS," "PRO FORMA" OR "ANTICIPATES," OR THE NEGATIVE THEREOF, OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY, OR BY DISCUSSIONS OF STRATEGY OR INTENTIONS.

RESTRICTIONS ON RESALE AND LIMITED MARKET UPON FAILURE TO EXCHANGE

    Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon. In general, Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Company does not currently intend to register the Old Notes under the Securities Act. Based on interpretations by the staff of the Commission, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by Holders thereof (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Old Notes were acquired in the ordinary course of such Holders' business and such Holders have no arrangement with any person to participate in the distribution of such Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes will be adversely affected.

DEPENDENCE UPON MANAGEMENT TO IMPLEMENT ACQUISITION STRATEGY


    At December 28, 1996, QFC had 64 stores in the Seattle/Puget Sound region of the State of Washington. After giving effect to the Acquisitions and the anticipated divestiture of certain KUI stores (one of which has been sold to date), the Company will have a total of 142 stores in both the Seattle/Puget Sound region and in Southern California. Although Hughes' management is expected to remain intact and although QFC has recently added senior management, this significant increase in the size of the Company's operations after the Acquisitions will substantially increase the demands placed upon the Company's management, including demands resulting from the need to integrate the accounting systems, management information systems and other operations of Hughes and KUI with those of QFC, and the Company is unable to predict the effect of either Acquisition on its results of operations, including earnings per share. In that regard, after giving effect to the Acquisitions, the Financings and certain related transactions, the Company's pro forma earnings per share for the 12 weeks ended March 22, 1997 and the fiscal year ended December 28, 1996 would have been lower than the Company's historical earnings per share for those periods. See "Unaudited Pro Forma Condensed Consolidated Financial Statements." Failure to effectively integrate the operations of the acquired businesses with those of QFC could have a material adverse effect on the Company.

    A substantial portion of QFC's growth over the last several years has been attributable to acquisitions. Further, a principal component of the Company's strategy is to continue to grow profitably and in a controlled manner in both existing and new markets by acquiring new stores, acquiring other regional supermarket chains and remodeling newly-acquired and existing stores. The Company's future growth will be dependent upon a number of factors, including the Company's ability to identify acceptable acquisition candidates, consummate acquisitions on favorable terms, successfully integrate acquired businesses, expand its customer base at existing and acquired locations and obtain financing to support expansion. There can be no assurance that the Company will be successful in implementing its acquisition strategy, that growth will continue at historical levels or at all, or that any expansion will improve operating results, although in order to facilitate this phase of its development the Company has hired a new chief executive officer and a senior vice president for corporate development to pursue and integrate acquisitions at a holding company level, thus allowing current senior management to remain focused on existing operations. The failure to identify, acquire and integrate acquired businesses effectively could adversely affect the Company's operating prospects for future growth.

CONSEQUENCES OF SUBSTANTIAL INDEBTEDNESS

    The Company is highly leveraged. As of March 22, 1997, the Company and its consolidated subsidiaries had an aggregate of $432.9 million of outstanding consolidated indebtedness and consolidated shareholders' equity of $311.7 million. See "Capitalization." In addition, the Company intends to continue to seek to acquire additional supermarket chains and supermarkets and, to the extent that the Company acquires entities with existing debt or makes acquisitions which are financed with the proceeds from borrowings, the Company's outstanding indebtedness will increase, perhaps substantially.

    The Company's high degree of leverage could have important consequences to investors, including the following: (i) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired in the future; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for other purposes; (iii) certain of the Company's borrowings are and will continue to be at variable rates of interest (including borrowings under the New Credit Facility), which will expose the Company to the risk of increased interest rates; (iv) the Company may be substantially more leveraged than certain of its competitors, which may place the Company at a competitive disadvantage; and (v) the Company's substantial degree of leverage may limit its flexibility to adjust to changing market conditions, reduce its ability to withstand competitive pressures and make it more vulnerable to a downturn in general economic conditions or its business. See "Description of Certain Indebtedness."

CONSEQUENCES OF INABILITY TO SERVICE DEBT

    The Company's ability to make scheduled payments or to refinance its obligations with respect to its indebtedness will depend on its financial and operating performance, which in turn will be subject to economic conditions and to financial, business and other factors beyond its control. If the Company's cash flow and capital resources are insufficient to fund its debt service obligations, the Company may be forced to reduce or delay planned expansion and capital expenditures, sell assets, obtain additional equity capital or restructure its debt. There can be no assurance that the Company's operating results, cash flow and capital resources will be sufficient for payment of its indebtedness in the future. In the absence of such operating results and resources, the Company could face substantial liquidity problems and might be required to dispose of material assets or operations to meet its debt service and other obligations, and there can be no assurance as to the timing of such sales or the proceeds that the Company could realize therefrom. In addition, because the Company's obligations under the New Credit Facility will bear interest at floating rates, an increase in interest rates could adversely affect, among other things, the Company's ability to meet its debt service obligations. The Company will be required to make scheduled principal payments under the New Credit Facility commencing in June 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Certain Indebtedness."

RESTRICTIVE DEBT COVENANTS; COMPLIANCE WITH DEBT INSTRUMENTS

    The New Credit Facility and the Indenture relating to the Notes (the "Indenture") will contain a number of significant covenants that, among other things, will restrict the ability of the Company (and in the case of the New Credit Facility, if the proposed Reorganization is consummated, Parent) and its subsidiaries to dispose of assets, incur additional indebtedness, repay other indebtedness, pay dividends, create liens on assets, enter into leases, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, engage in certain transactions with affiliates and otherwise restrict corporate activities. In addition, under the New Credit Facility, the Company (and, if the proposed Reorganization is consummated, Parent) will be required to comply with specified financial ratios and tests, including an interest and rental expense coverage ratio, a total funded debt to EBITDA ratio, a senior funded debt to EBITDA ratio and a minimum net worth test. Moreover, a Change of Control (as defined in the Indenture relating to the Exchange Notes) and similar events will constitute events of default under the New Credit Facility. The New Credit Facility is initially secured by the capital stock of Holding Company, Hughes and KUI and the pledge of certain intercompany indebtedness and after the Reorganization (if it occurs), will be secured by the capital stock of Holding Company, QFC, Hughes and KUI and the pledge of certain intercompany indebtedness. See "Description of Certain Indebtedness." Likewise, the instruments and agreements governing other indebtedness which the Company and its subsidiaries may incur in the future may also contain covenants restricting their activities or requiring compliance with specified financial ratios and tests.

    The Company's ability to remain in compliance with certain such agreements and covenants will depend upon its results of operations and may be affected by events beyond its control, including economic, financial and industry conditions. Accordingly, there can be no assurance that the Company will remain in compliance with such agreements and covenants. In the event of a default under the New Credit Facility or the Indenture or under instruments or agreements relating to any other indebtedness of the Company or its subsidiaries, the holders of such indebtedness generally will be able to declare all such indebtedness, together with accrued interest thereon, to be due and payable immediately and, in the case of collateralized indebtedness, to proceed against their collateral. In addition, default under one debt instrument could in turn permit lenders under other debt instruments to declare borrowings outstanding thereunder to be due and payable pursuant to cross-default clauses. Moreover, upon the occurrence of an event of default under the New Credit Facility, the commitment of the lenders thereunder to make further loans to the Company could be terminated. Accordingly, the occurrence of a default under any debt instrument could have a material adverse effect on the Company. See also "--Risks Relating to Santee Dairies" below.

    The Company anticipates that under the New Credit Facility, if the Reorganization occurs, each of Parent and Holding Company will remain subject to the restrictive covenants and agreements to which it was subject, prior to the Reorganization, as a subsidiary of QFC. Likewise, the Company anticipates that, following the Reorganization, the New Credit Facility will be secured by the capital stock of Holding Company, QFC, Hughes and KUI and the pledge of certain intercompany indebtedness. In addition, if the Reorganization occurs and Parent and/or Holding Company thereafter incurs indebtedness, the foregoing discussion would apply generally with respect to any such indebtedness.

GEOGRAPHIC CONCENTRATION

    All of QFC's and KUI's current stores are located in the Seattle/Puget Sound region of the State of Washington and, as a result of the Hughes Acquisition, a substantial percentage of the Company's business will be conducted in Southern California. Southern California began to experience a significant economic downturn in 1991, although management believes that the region has recently begun a recovery. A significant economic downturn in Southern California, or in the Seattle/Puget Sound region, in general, could have a material adverse effect on the Company. See "Business--Market Overview."

COMPETITION

    The supermarket industry is highly competitive and characterized by narrow profit margins. The Company's competitors include national and regional supermarket chains, independent and specialty grocers, drug and convenience stores and the newer "alternative format" food stores, including warehouse-style stores, club stores, deep discount stores and "supercenters." Supermarket chains and other food retailers generally compete on the basis of location, quality of products, service, price, product variety and store condition. The Company regularly monitors its competitors' prices and adjusts its prices and marketing strategy as management deems appropriate in light of existing conditions. Accordingly, price reductions necessary to respond to competitive pressures may from time to time adversely affect the Company's results of operations. Some of the Company's competitors have substantially greater financial and other resources than the Company and could use those resources to take steps which could adversely affect the Company's competitive position and results of operations. In that regard, during the fourth quarter of fiscal 1994 and through fiscal 1995, the Company experienced an unusually large number of new store openings and store remodelings by its competitors near its existing stores in the Seattle/Puget Sound region, which resulted in reduced sales in certain of the Company's stores. Fewer such openings occurred during fiscal 1996, although the Company anticipates several competitive openings during 1997 and thereafter, which could adversely affect the Company. The Company's ability to remain competitive in its markets will in part depend on its ability to remodel and update its stores in response to remodelings and new store openings by its competitors, which in turn will require the continued availability of financing. See "Business--Competition."

ENVIRONMENTAL MATTERS

    The Company is subject to federal, state and local laws, regulations and ordinances that (i) govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for solid and hazardous wastes and (ii) impose liability for the costs of cleaning up, and certain damages resulting from, sites of past spills, disposals or other releases of hazardous materials (together, "Environmental Laws"). In particular, under applicable Environmental Laws, the Company may be responsible for remediation of environmental conditions and may be subject to associated liabilities (including liabilities resulting from lawsuits brought by private litigants) relating to its stores and the land on which its stores are situated, regardless of whether the Company leases or owns the stores or land in question and regardless of whether such environmental conditions were created by the Company or by a prior owner or tenant. Although the Company typically conducts a limited environmental review prior to acquiring or leasing new stores or raw land, there can be no assurance that environmental conditions relating to prior, existing or future stores or store sites (including those acquired or to be acquired in the Acquisitions) will not have a material adverse effect on the Company. See "Business-- Environmental Matters."

HIGH PERCENTAGE OF UNIONIZED LABOR

    Approximately 92% of the Company's employees are unionized. While QFC believes that its relations with its employees are good and that the relationship among Hughes and KUI and their respective employees have been good, there can be no assurance that a labor dispute or disturbance will not occur in the future, which could have a material adverse effect on the Company. Approximately 2.5% of the Company's employees are covered by collective bargaining agreements which expire, or are subject to renegotiation, at various times in 1997, including two labor contracts covering approximately 200 employees of Hughes which have expired and are under discussion with the applicable unions. There can be no assurance that new agreements will be reached on terms satisfactory to the Company or that labor costs will not increase, perhaps substantially, as a result thereof. See "Business--Employees and Labor Relations."

RISKS RELATING TO SANTEE DAIRIES

    CONSEQUENCES OF FAILURE TO FINANCE AND CONSTRUCT NEW DAIRY. Hughes and Stater each own a 50% interest in Santee, which operates one of the largest dairy plants in Southern California. In order to provide a consistent source of milk, to accommodate expected expansion at both Hughes and Stater, and in order to contain costs, Santee has begun construction of a new dairy plant at an estimated total cost of approximately $100 million (including production equipment and capitalized interest and other costs) and negotiations are currently under way with certain parties to provide Santee with approximately $80 million of long-term financing to fund construction costs. As of the date hereof, the prospective lenders have orally agreed in principle to certain primary terms of such long-term financing, including the applicable interest rate and the Company has paid a non-refundable fee in connection therewith. See "Description of Certain Indebtedness--Santee Dairies." However, there can be no assurance that Santee will be able to obtain this long-term financing on acceptable terms, or at all, and any failure to obtain such financing could delay construction of the dairy and could have a material adverse effect on the Company. In that regard, both Hughes and Stater may be requested to provide credit support for any long-term financing which Santee may arrange or otherwise enter into agreements or arrangements intended to assure repayment of such indebtedness. Moreover, because the terms of the proposed long-term financing have not been finalized, there can be no assurance that the actual terms of any such financing will not differ materially from those described herein. As a result, investors will be subject to risks and uncertainties relating to such financing, including a risk that the definitive terms thereof may be materially more burdensome to the Company or Santee than those described herein.

    Although it is estimated that, as of May 31, 1997, approximately 55% of the aggregate budgeted capital expenditures for the construction of the new dairy had been made, there can be no assurance that the new dairy can be completed in a timely manner or for the amount currently budgeted, that Santee will not experience delays or difficulties in the completion of construction of or the commencement of operations at the new dairy, or that the new dairy will perform in accordance with expectations. However, pursuant to the terms of the construction contract for the new dairy, the contractor and the subcontractors have warranted that for a period of two years they will correct, at their own expense, any work which proves to be defective in workmanship and materials. Any equipment incorporated into the new dairy at Santee's request is covered exclusively by the warranties of the manufacturers. Further, a surety company has posted a performance bond pursuant to which it has assumed the risk of delivering a plant meeting the contracted specifications. If, however, construction is delayed past April 1998 and Santee is required to remain a tenant at its existing dairy plant, Santee will become subject to an additional $164,000 per month in rent. Under the terms of the existing lease, Santee can request an extension of an additional five months, after which time the lease will terminate. Any termination of the lease at the existing dairy plant before the new plant is operational would require that the Company seek other suppliers of milk and similar products for its Hughes stores and could therefore have a material adverse effect on the Company. In addition, pursuant to an agreement with the City of Industry Urban-Development Agency in connection with the construction of the new dairy plant, Santee must complete construction of the new dairy plant by April 30, 1998 at a total value of at least $65 million. In the event the new dairy plant is not completed by such date, Santee will become obligated to pay real property taxes based on the difference between the value of the dairy at April 30, 1998 and $65 million until the dairy is completed, or for a maximum of ten years.

    In addition, over the past four years, Santee's operations have generated net losses of approximately $6 million in the aggregate, primarily as a result of increased rent expense resulting from the expected early termination of the existing dairy lease and the accelerated depreciation of its leasehold interest and equipment at the existing dairy. Although it is believed that the new dairy, when fully operational, will lower Santee's costs of producing fluid milk and other products, there can be no assurance that this will occur or that these losses will not continue.

    CONSEQUENCES OF FAILURE TO COMPLY WITH DEBT INSTRUMENTS. Santee is party to the Santee Credit Facilities (as defined herein), is currently in default under certain of the financial covenants relating thereto, and is presently negotiating with its lender to extend the Santee Credit Facilities and to obtain appropriate waivers. Notwithstanding such default, its lender has allowed Santee to continue to borrow under the Santee Revolver (as defined herein). The Santee Bridge Loan (as defined herein) is expected to be replaced by long-term dairy financing, if and when obtained by Santee. See "Description of Certain Indebtedness--Santee Dairies." There can be no assurance that Santee will be able to comply with the covenants and other restrictions in its debt instruments in the future (including, without limitation, those imposed by any long-term dairy financing), and a default under those instruments generally would permit the lenders to accelerate the indebtedness thereunder and to proceed against any collateral pledged as security for that indebtedness, which could have a material adverse effect on the Company, particularly if the Company has provided credit support or entered into other agreements or arrangments intended to assure the repayment of Santee's indebtedness. It is contemplated that any long-term financing obtained by Santee will be secured by certain of its assets, including real property, equipment and machinery, and will also be secured by the capital stock of Santee which is currently owned by Hughes and Stater.


    DEPENDENCE ON MILK SUPPLIER; RISK OF INCREASED PRICES; REQUIREMENT TO PURCHASE MILK. Hughes currently purchases substantially all of the fluid milk sold in its supermarkets from Santee. If the supply of milk from Santee were to be interrupted for a short period of time because of difficulties relating to the new dairy currently under construction or otherwise, then Hughes may be able to purchase milk for its stores from other suppliers, although at higher prices. However, because there would be a lack of a consistent source of supply, any long-term disruption could have a material adverse effect on the Company's results of operations. Pursuant to the anticipated terms of product purchase agreements expected to be entered into with Santee (the "Product Purchase Agreements"), each of Hughes and Stater will be obligated to purchase fluid milk and other specified Santee-produced product requirements from Santee, subject to certain exceptions. However, as of the date hereof, no Product Purchase Agreements had been executed. Although such purchases are currently being made at below market prices, it is expected that the terms of the long-term financing for the new dairy will require that each of Hughes and Stater will be required to pay increased prices to the extent necessary to maintain Santee's debt service coverage ratio and fixed charge coverage ratio above specified levels. As a result, there can be no assurance that the prices paid by Hughes to Santee will not increase, perhaps substantially, which could have a material adverse effect on the Company. In calendar 1996, Stater purchased more than twice as much fluid milk from Santee than did Hughes. See "Description of Certain Indebtedness--Santee Dairies."


    As set forth under "Description of Certain Indebtedness--Santee Dairies," it is expected that (i) the Santee Notes and/or the Product Purchase Agreements will contain provisions requiring that a specified interest and rental expense coverage ratio of the Company (or, if the proposed Reorganization is consummated, Parent) be maintained and that each of Hughes and Stater maintain a specified consolidated net worth and a specified fixed charge coverage ratio and
(ii) the Santee Notes will contain customary events of default, including events of default triggered by the acceleration of debt of Holding Company and its consolidated subsidiaries aggregating $15 million, the acceleration of debt of Stater aggregating $10 million, a default by Hughes in respect of its indebtedness (excluding guarantees of indebtedness of Holding Company and its consolidated subsidiaries) aggregating $7.5 million, and a default under certain provisions of the Product Purchase Agreements. If Stater were to so default, or if indebtedness of Stater in such amount were to be accelerated, such noncompliance or acceleration could result in increased prices for products and/or in the acceleration of the Santee Notes. As a result, such increased prices and/or acceleration may be triggered by events relating to Stater over which Hughes and Santee have no control and could have a material adverse effect on the Company.

    The ability of Santee to meet its debt service and other obligations will require, among other things, the continued purchase of milk and other products by Stater. The failure by Stater to fully perform its obligations to Santee (including its obligations to purchase products and maintain compliance with various financial and other covenants) could, among other things, require that the Company provide funds to Santee to cover any shortfall, which could have a material adverse effect on the Company. Moreover, there can be no assurance that the Company would be able to provide funds to cover any such shortfall which could result in a default under any long-term dairy financing which would generally entitle the lenders thereunder to accelerate such indebtedness and to foreclose upon the collateral for such indebtedness.

NOTES SUBORDINATED TO SENIOR DEBT

    The payment of principal of and interest on, and any premium or other amounts owing in respect of, the Notes will be subordinated to the prior payment in full of all existing and future Senior Debt of the Company, including all amounts owing under the New Credit Facility. As of March 22, 1997, the aggregate amount of such Senior Debt of the Company (excluding its subsidiaries) was $250 million, all of which debt was secured debt outstanding under the New Credit Facility. Similarly, the payment of amounts due under the Guarantees will be subordinated to the prior payment in full of all existing and future Senior Debt of the Guarantors, including all amounts owing pursuant to the Guarantors' guarantees of amounts outstanding under the New Credit Facility. As of March 22, 1997, the aggregate amount of outstanding Senior Debt of the Guarantors was approximately $282.9 million, of which $250 million were guarantees of the Company's indebtedness under the New Credit Facility. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to the Company or any of the Guarantors, assets of the Company or such Guarantor, as the case may be, will be available to pay obligations under the Notes or the Guarantee of such Guarantor, as the case may be, only after all of its Senior Debt has been paid in full, and there can be no assurance that there will be sufficient assets to pay amounts due on all or any of the Notes or Guarantees, as the case may be. In addition, under certain circumstances, the Company and the Guarantors may be prohibited by the Indenture from paying amounts due in respect of the Notes or the Guarantees, or from purchasing, redeeming or otherwise acquiring Notes, if a payment or non-payment default exists with respect to certain Senior Debt. See "Description of Exchange Notes--Subordination" and "--Guarantees."

ABSENCE OF RESTRICTIONS ON PARENT FOLLOWING PROPOSED REORGANIZATION

    If the Reorganization is consummated, QFC will become a subsidiary of Holding Company, and Holding Company will remain a subsidiary of Parent. Parent will not be a guarantor of the Notes, will not be a party to the Indenture under which the Notes will be issued and therefore will not be subject to the limitations on indebtedness or any of the other covenants and restrictions set forth therein. Likewise, to the extent that, following the Reorganization, Parent establishes or acquires subsidiaries which are not also subsidiaries of Holding Company (i.e., subsidiaries which Parent does not own through Holding Company), those subsidiaries also will not be guarantors of the Notes and also will not be subject to any of the covenants or restrictions set forth in the Indenture. Accordingly, the Indenture will not limit the amount of indebtedness which may be incurred, or any other actions which may be taken, by Parent if the Reorganization occurs, and there can be no assurance that actions or circumstances relating to Parent occurring after the Reorganization will not adversely affect the Company.

FRAUDULENT CONVEYANCE

    The obligations of the Company under the Notes, and the application of the net proceeds therefrom in connection with the Acquisitions and related transactions, may be subject to review under various laws for the protection of creditors, including federal and state fraudulent conveyance and fraudulent transfer laws, if a bankruptcy case or other lawsuit (including in circumstances where bankruptcy is not involved) is commenced by or on behalf of any creditor of the Company or a representative of any of the Company's creditors. If a court in such a case or lawsuit were to find that, at the time the Company issued the Notes or at the time of the Acquisitions and related transactions, the Company
(A) intended to hinder, delay or defraud any existing or future creditor or (B) did not receive fair consideration or reasonably equivalent value for issuing the Notes or in connection with the Acquisitions and related transactions and the Company either (i) was insolvent or rendered insolvent by reason thereof,
(ii) was engaged or was about to engage in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital or
(iii) intended to or believed that it would incur debts beyond its ability to pay such debts as they matured or became due, such court could void the Company's obligations under the Notes, subordinate the Notes to other indebtedness of the Company, direct that holders of Notes return any amounts paid thereunder to the Company or to a fund for the benefit of its creditors, or take other action detrimental to the holders of the Notes.

    The measure of insolvency for purposes of the foregoing will vary depending upon the law of the jurisdiction being applied. Generally, however, a company will be considered insolvent at a particular time if the sum of its debts, including contingent liabilities, at that time is greater than the then fair value of its assets or if the fair saleable value of its assets at that time is less than the amount that would be required to pay its probable liability on its existing debts as they become absolute and mature. There can be no assurance, however, as to what standard a court would apply to evaluate the parties' intent or to determine whether the Company was insolvent at the time of, or rendered insolvent upon consummation of, the Acquisitions and the Financings or that, regardless of the standard, a court would not determine that the Company was insolvent at the time of, or rendered insolvent upon consummation of, the Acquisitions and Financings.

    The Company's obligations under the Notes will be guaranteed by the Guarantors, and the Guarantees also may be subject to review under various laws for the protection of creditors, including federal and state fraudulent conveyance and fraudulent transfer laws, if a bankruptcy case or a lawsuit (including in circumstances where bankruptcy is not involved) is commenced by or on behalf of any creditor of a Guarantor or a representative of any such creditors. In such a case, the analysis set forth above would generally apply, except that the Guarantees could also be subject to the claim that, since the Guarantees were incurred for the benefit of the Company (and only indirectly for the benefit of the Guarantors), the obligations of the Guarantors thereunder were incurred for less than reasonably equivalent value or fair consideration. A court could void a Guarantor's obligation under its Guarantee, subordinate the Guarantee to other indebtedness of a Guarantor, direct that holders of Notes return any amounts paid under a Guarantee to the relevant Guarantor or to a fund for the benefit of its creditors, or take other action detrimental to the holders of the Notes.

LIMITATION ON CHANGE OF CONTROL

    Upon a Change of Control (as defined under "Description of Exchange Notes"), the Company will be required to offer to purchase all of the outstanding Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. The Change of Control purchase feature of the Notes may in certain circumstances discourage or make more difficult a sale or takeover of the Company. In particular, because a Change of Control would constitute an event of default under the New Credit Facility, such an event may cause an acceleration of the New Credit Facility and may require an offer to repurchase certain other indebtedness, if any, of the Company and its subsidiaries, in which case such indebtedness under the New Credit Facility could be required, and other such indebtedness could be required, to be repaid in full before repurchase of the Notes. See "Description of Certain Indebtedness" and "Description of Exchange Notes--Certain Covenants--Repurchase of Notes Upon a Change of Control." There can be no assurance that the Company will have funds available to repurchase the Notes upon the occurrence of a Change of Control.

LACK OF PUBLIC MARKET

    The Exchange Notes will be a new issue of securities for which there currently is no market. Although the Initial Purchasers have informed the Company that they each currently intend to make a market in the the Exchange Notes, they are not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes; as to the ability of holders of Exchange Notes to sell their Exchange Notes; or as to the prices, if any, at which such holders may be able to sell their Exchange Notes. In addition, such market making activity may be limited during the pendency of the Exchange Offer or the effectiveness of a shelf registration statement in lieu thereof. If such markets were to exist, the Exchange Notes could trade at prices that may be lower than the initial offering price of the Old Notes depending on many factors, including prevailing interest rates, the markets for similar securities and the Company's results of operations. The Old Notes are eligible for trading in the PORTAL market by "qualified institutional buyers" (as defined in Rule 144A under the Securities Act). The Company does not intend to apply for listing of the Exchange Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System.

    The liquidity of, and trading market for, the Exchange Notes also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of the financial performance of, and prospects for, the Company.

                                THE ACQUISITIONS

    The statements made under this heading relating to the Hughes Acquisition are summaries of the agreements described herein, do not purport to be complete and are qualified in their entirety by reference to such agreements.

HUGHES MARKETS, INC.

    HUGHES MERGER AGREEMENT. QFC, QHI Acquisition Corporation ("QHI"), a California corporation and a then-wholly-owned subsidiary of QFC, and Hughes Markets, Inc. ("Hughes"), a California corporation, entered into an Agreement and Plan of Merger, dated as of November 20, 1996 (the "Hughes Merger Agreement"), pursuant to which QHI was merged with and into Hughes on March 19, 1997 (the "Hughes Acquisition"), with Hughes continuing as the surviving corporation. The aggregate consideration paid for all outstanding shares of common stock of Hughes was approximately $359.8 million (the "Hughes Purchase Price").

    PRINCIPAL SHAREHOLDERS AGREEMENT. Pursuant to the agreement, dated as of November 20, 1996, by and among QFC and certain shareholders of Hughes who then held approximately 91% of the common stock of Hughes (such shareholders, the "Principal Shareholders"; such agreement, the "Principal Shareholders Agreement"), the Principal Shareholders agreed, among other things, (i) to give their written consent to the Hughes Acquisition, to the execution and delivery by Hughes of the Hughes Merger Agreement and the approval of the terms thereof and to each of the other actions contemplated thereby and by the Principal Shareholders Agreement; (ii) to vote all of their shares in favor of the Hughes Merger Agreement and the transactions contemplated thereby at any meeting of shareholders; and (iii) not to enter into any agreement to vote or to give their written consent or any instructions inconsistent with clauses (i) or (ii). The written consents of all Principal Shareholders approving the Hughes Merger Agreement and the transactions contemplated thereby were delivered to QFC on November 25, 1996.

    SANTEE DAIRIES. Hughes and Stater are co-owners of Santee, which operates one of the largest dairy plants in California. Prior to November 1996, Santee was a 51%-owned subsidiary of Hughes, and the accounts of Santee were included in the consolidated financial statements of Hughes. In November 1996, Hughes sold a 1% interest in Santee to Stater (which previously owned 49% of Santee), resulting in (i) Hughes and Stater each becoming 50% owners of Santee and (ii) Santee ceasing to be a consolidated subsidiary of Hughes in the financial statements for the fiscal year ended March 2, 1997. See "Risk Factors--Risks Relating to Santee Dairies," "Business--Hughes Markets, Inc.--Santee Dairies" and "Description of Certain Indebtedness--Santee Dairies."

KEITH UDDENBERG, INC.

    On February 14, 1997, QFC acquired Keith Uddenberg, Inc. for approximately $35.3 million in cash and 904,646 shares of Common Stock. The cash portion of the purchase price was financed, and approximately $23.8 million of then-existing KUI indebtedness was refinanced, with borrowings under QFC's Old Credit Facility. Prior to the KUI Acquisition, Keith Uddenberg, Inc. distributed to its shareholders, in a "spin-off" transaction, certain property, including assets and liabilities unrelated to its grocery store business, real estate owned by it and one grocery store. In addition, at the time of the KUI Acquisition QFC entered into an Investors Rights Agreement granting to the former KUI shareholders certain demand and piggyback registration rights.

FINANCING

    The Company required approximately $572.1 million in cash to: (i) finance the Hughes Acquisition, (ii) refinance QFC's bank indebtedness (including the $59.1 million of indebtedness incurred in connection with the KUI Acquisition) and (iii) pay fees and expenses. Such funds were provided by: (i) the proceeds from the Common Stock Offering, (ii) the proceeds from the sale of the Old Notes and (iii) borrowings by the Company under an amended and restated $250 million term loan facility (the "Term Loan Facility"). The Company also received an additional $29.7 million to be used for general corporate purposes. See "Use of Proceeds" and "Description of Certain Indebtedness."

    The following table sets forth the sources and uses of funds in connection with the transactions described above.

                                                                                  AMOUNT
                                                                            -------------------
                                                                                (DOLLARS IN
                                                                                 MILLIONS)
SOURCES:
  The Common Stock Offering(1)............................................       $   201.8
  The sale of the Old Notes(2)............................................           150.0
  Term Loan Facility......................................................           250.0
                                                                                    ------
    Total Sources.........................................................       $   601.8
                                                                                    ------
                                                                                    ------
USES:
  Hughes purchase price...................................................       $   359.8
  Refinancing of QFC bank debt(3).........................................           197.0
  Fees and expenses.......................................................            15.3
  General corporate purposes..............................................            29.7
                                                                                    ------
    Total Uses............................................................       $   601.8
                                                                                    ------
                                                                                    ------

------------------------
(1) Represents gross proceeds from the sale of 5,175,000 shares at a price of $39 per share.

(2) Represents gross proceeds from the sale of the Old Notes.

(3) Includes $59.1 million of indebtedness which was incurred under the Old Credit Facility to pay the $35.3 million cash portion of the KUI purchase price and to refinance $23.8 million of previously existing KUI indebtedness.

                          THE PROPOSED REORGANIZATION


    Following consummation of the Exchange Offer, the Company intends to seek shareholder approval to change its corporate structure (the "Reorganization"). Subject to obtaining such shareholder approval, upon consummation of the Reorganization, Hughes and KUI will remain subsidiaries of QFC, and QFC will become a subsidiary of Quality Food Holdings, Inc., a Delaware corporation ("Holding Company"), which in turn will be a subsidiary of Quality Food, Inc., a Delaware corporation ("Parent"), and the current shareholders of QFC will thereupon generally become shareholders of Parent. Parent and Holding Company are both currently subsidiaries of QFC.


    The Reorganization is intended to facilitate the Company's strategy of becoming a leading multi-regional operator of premium supermarkets. In order to facilitate this phase of the Company's development, the Company has hired a new chief executive officer, Christopher A. Sinclair, to pursue and integrate acquisitions at a holding company level, thus allowing current senior management to remain focused on existing operations. If the Reorganization is consummated, Mr. Sinclair will be the chief executive officer of Parent and Holding Company, while Dan Kourkoumelis will remain chief executive officer at QFC in charge of the Company's Seattle/Puget Sound operations. Mr. Sinclair will be assisted by a new senior vice president for corporate development and a new senior vice president of marketing and public affairs. See "Management."

    The following charts depict the organizational structure of the Company: (i) at closing of the Hughes Acquisition and the Financings and (ii) immediately following the proposed Reorganization.

    1. STRUCTURE AT THE CLOSING OF THE HUGHES ACQUISITION AND THE FINANCINGS

                                            QFC
                                     (public company)
                                 (Issuer of the Notes and
                                  Borrower under the New
                                     Credit Facility)

           HUGHES                   QUALITY FOOD, INC.                     KUI
   (Guarantor of the Notes         (Guarantor of the New         Guarantor of the Notes
         and the New                 Credit Facility)                  and the New
      Credit Facility)                                              Credit Facility)
                                       QUALITY FOOD
                                      HOLDINGS, INC.
                                  (Guarantor of the Notes
                                        and the New
                                     Credit Facility)

           2. STRUCTURE IMMEDIATELY FOLLOWING PROPOSED REORGANIZATION

                                     QUALITY FOOD, INC.
                                      (public company)
                                     (Guarantor of the
                                    New Credit Facility)

                                        QUALITY FOOD
                                       HOLDINGS, INC.
                                  (Guarantor of the Notes
                                Borrower under the Revolving
                            Credit Facility and the Acquisition
                               Facility and Guarantor of the
                                    Term Loan Facility)

                   HUGHES                                           QFC
           (Guarantor of the Notes                         (Issuer of the Notes,
                 and the New                              Borrower under the Term
              Credit Facility)                          Loan Facility and Guarantor
                                                        under the Revolving Credit
                                                       Facility and the Acquisition
                                                                 Facility)

                                                                    KUI
                                                          (Guarantor of the Notes
                                                                and the New
                                                             Credit Facility)

                                USE OF PROCEEDS

    There will be no proceeds to the Company from the exchange of Notes pursuant to the Exchange Offer. The Company used: (i) all of the $201.8 million of gross proceeds from the Common Stock Offering, (ii) all of the $150 million of gross proceeds from the sale of the Old Notes and (iii) $250.0 million of borrowings under the Term Loan Facility to pay the $359.8 million Hughes purchase price, to refinance $197.0 million of QFC bank indebtedness which was outstanding at the time of the Closing (including $59.1 million of indebtedness which was incurred in connection with the KUI Acquisition) and to pay $15.3 million in fees and expenses. The remaining $29.7 million was to be used for general corporate purposes.

    Amounts outstanding under the Old Credit Facility accrued interest at a rate of LIBOR plus 1.25% per annum. The $23.8 million of previously existing debt at KUI, which was refinanced with the proceeds of borrowings under the Old Credit Facility and which was refinanced at the Closing with borrowings under the Term Loan Facility, accrued interest at a weighted average rate of 7.26% per annum.

                                 CAPITALIZATION

    The following table sets forth the historical cash and cash equivalents and capitalization of QFC at March 22, 1997. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements of QFC, Hughes and KUI and related notes thereto included or incorporated by reference herein.

                                                                                      AT
                                                                                MARCH 22, 1997
                                                                                --------------
                                                                                 (DOLLARS IN
                                                                                  THOUSANDS)
Cash and Cash Equivalents.....................................................    $   66,349
                                                                                --------------
                                                                                --------------
Total Debt (including current portion):
  Revolving Credit Facility(1)................................................    $        0
  Term Loan Facility..........................................................       250,000
  Senior Subordinated Notes due 2007..........................................       150,000
  Other Debt(2)...............................................................        32,852
                                                                                --------------
    Total Debt................................................................       432,852
Shareholders' Equity:
  Common Stock, $.001 par value, at stated value--60,000,000 shares
    authorized; 20,827,000 shares issued and outstanding......................       263,427
  Retained Earnings...........................................................        48,273
                                                                                --------------
    Total Shareholders' Equity................................................       311,700
                                                                                --------------
Total Capitalization..........................................................    $  744,592
                                                                                --------------
                                                                                --------------

------------------------
(1) At March 22, 1997, the Company had $125 million of availability under an amended and restated $125 million revolving credit facility (the "Revolving Credit Facility") (less amounts allocated to letters of credit) and $225 million of availability under the Acquisition Facility. See "Description of Certain Indebtedness--New Credit Facility."

(2) Represents $27.4 million of capitalized leases and $5.5 million of other indebtedness which was acquired in connection with the Hughes Acquisition.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

    The following unaudited pro forma condensed consolidated financial statements (the "Pro Forma Financial Statements") are based on historical financial statements of QFC, Hughes, and KUI and have been prepared to illustrate the effects of the Acquisitions and other related transactions described below and the assumed financing therefor.

    The unaudited pro forma condensed consolidated statement of earnings for the year ended December 28, 1996 gives effect to each of the following transactions as if such transactions had been completed as of December 31, 1995: (i) the Hughes Acquisition and certain related transactions; (ii) KUI's spin off of certain assets and liabilities, primarily related to non-grocery operations, prior to the KUI Acquisition; (iii) the KUI Acquisition and certain related transactions; (iv) the application of the net proceeds from the Common Stock Offering and the sale of the Old Notes (the "Offerings") and borrowings under the New Credit Facility to finance the Hughes Acquisition and to refinance bank debt of QFC which was outstanding at the time of the closing of the Hughes Acquisition (including indebtedness which was incurred in connection with the KUI Acquisition); and (v) QFC's proposed divestiture of five recently acquired KUI stores (one of which has been sold to date). The unaudited pro forma condensed consolidated statement of earnings for the 12 weeks ended March 22, 1997 gives effect to the transactions described above as if such transactions had been completed as of December 29, 1996.

    The Acquisitions were accounted for using the purchase method of accounting. The total purchase price of each of the Acquisitions was tentatively allocated to the tangible and intangible assets and liabilities acquired based upon their respective fair values.

    The Pro Forma Financial Statements do not purport to present the actual results of operations that would have occurred had the transactions and events reflected therein in fact occurred on the dates specified, nor do they purport to be indicative of the results of operations that may be achieved in the future. The Company anticipates that the Acquisitions will result in certain synergies and economies of scale resulting from, among other things, reduction in administrative costs and enhanced buying power. However, none of these anticipated benefits is reflected in the Pro Forma Financial Statements and there can be no assurance that they will be realized. The Pro Forma Financial Statements are based on certain assumptions and adjustments described in the notes hereto and should be read in conjunction therewith.

    In addition, the pro forma condensed consolidated statements of earnings reflect QFC's proposed divestiture of five of the stores recently acquired in the KUI Acquisition. QFC believes, based upon past experience in selling stores, that it will be able to dispose of these stores; to date, one of these stores has been sold. QFC has not entered into any definitive agreements to dispose of the other stores it intends to divest. Accordingly, there can be no assurance as to the actual sales proceeds which may be received by the Company therefor or when those stores may be sold. In addition, QFC anticipates that it will make capital expenditures of approximately $22 million through 1998 in order to convert certain KUI stores, expected to be retained following the KUI Acquisition, to the QFC format; such capital expenditures are not reflected in the Pro Forma Financial Statements.

    The Pro Forma Financial Statements should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the historical consolidated financial statements and notes thereto of QFC, the historical consolidated financial statements and notes thereto of Hughes, the historical financial statements and notes thereto of KUI, and the historical financial statements and notes thereto of KUA, all of which are included herein.

              UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT
            OF EARNINGS FOR THE FISCAL YEAR ENDED DECEMBER 28, 1996
                   (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)

                                                                                        HISTORICAL
                                                                    HISTORICAL QFC        HUGHES        HISTORICAL KUI
                                                                     FISCAL YEAR       FISCAL YEAR       FISCAL YEAR
                                                                        ENDED             ENDED             ENDED
                                                                     DECEMBER 28,        MARCH 2,        DECEMBER 28,
                                                                       1996(A)           1997(A)           1996(A)
                                                                   ----------------  ----------------  ----------------
Sales............................................................     $  805,281        $1,001,042        $  348,915
Cost of sales and related occupancy expenses.....................        603,947           771,055           272,026
Marketing, general, and administrative expenses..................        152,337           205,766            74,916
                                                                   ----------------  ----------------  ----------------
Operating income (loss)..........................................         48,997            24,221             1,973
Interest income..................................................            467               777                32
Interest expense.................................................         (9,890)           (3,937)           (1,714)
Other income (expense)...........................................                           (2,181)              989
                                                                   ----------------  ----------------  ----------------
Earnings before income taxes.....................................         39,574            18,880             1,280
Total taxes on income............................................         14,156             8,917               442
                                                                   ----------------  ----------------  ----------------
Net earnings (loss)..............................................     $   25,418        $    9,963        $      838
                                                                   ----------------  ----------------  ----------------
                                                                   ----------------  ----------------  ----------------
Earnings per share(j)............................................     $     1.71
Weighted average shares outstanding..............................         14,888


                                                                                                   PRO FORMA
                                                                                                ADJUSTMENTS FOR   QFC/HUGHES/KUI

                                                                                                 ACQUISITIONS      CONSOLIDATED

                                                                   KUI PRO FORMA       KUI            AND           PRO FORMA

                                                                   ADJUSTMENTS(B)   PRO FORMA    OFFERINGS(C)     (AS ADJUSTED)

                                                                   --------------  -----------  ---------------  ----------------

Sales............................................................    $  (12,864)    $ 336,051     $   (42,618)(d)   $  2,099,756

Cost of sales and related occupancy expenses.....................       (11,436)      260,590         (33,961)(d)      1,601,631

Marketing, general, and administrative expenses..................        (2,822)       72,094         (11,368)(d)        427,102

                                                                                                        8,273(e)
                                                                   --------------  -----------  ---------------  ----------------

Operating income (loss)..........................................         1,394         3,367          (5,562)           71,023

Interest income..................................................                          32                             1,276

Interest expense.................................................                      (1,714)        (19,270)(f)        (34,811)

Other income (expense)...........................................          (534)          455                            (1,726)

                                                                   --------------  -----------  ---------------  ----------------

Earnings before income taxes.....................................           860         2,140         (24,832)           35,762

Total taxes on income............................................           292           734          (7,590)(g)         16,217

                                                                   --------------  -----------  ---------------  ----------------

Net earnings (loss)..............................................    $      568     $   1,406     $   (17,242)     $     19,545

                                                                   --------------  -----------  ---------------  ----------------

                                                                   --------------  -----------  ---------------  ----------------

Earnings per share(j)............................................                                                  $        .93

Weighted average shares outstanding..............................                                       6,080(h (i)         20,968


              UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT
               OF EARNINGS FOR THE 12 WEEKS ENDED MARCH 22, 1997
                   (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)

                                                                                       HISTORICAL         HISTORICAL
                                                                      HISTORICAL         HUGHES               KUI
                                                                         QFC           PERIOD FROM        PERIOD FROM
                                                                    12 WEEKS ENDED  DECEMBER 29, 1996  DECEMBER 29, 1996
                                                                      MARCH 22,          THROUGH            THROUGH
                                                                       1997(A)       MARCH 18, 1997    FEBRUARY 14, 1997
                                                                    --------------  -----------------  -----------------
Sales.............................................................    $  233,154        $ 211,425          $  46,793
Cost of sales and related occupancy expenses......................       174,913          158,392             33,817
Marketing, general, and administrative
  expenses........................................................        45,374           46,544             11,004
                                                                    --------------  -----------------  -----------------
Operating income (loss)...........................................        12,867            6,489              1,972
Interest income...................................................           189              216                  8
Interest expense..................................................        (2,777)            (754)              (212)
Other income (expense)............................................                           (798)               703
                                                                    --------------  -----------------  -----------------
Earnings before income taxes......................................        10,279            5,153              2,471
Total taxes on income.............................................         3,859            2,437                860
                                                                    --------------  -----------------  -----------------
Net earnings......................................................    $    6,420        $   2,716          $   1,611
                                                                    --------------  -----------------  -----------------
                                                                    --------------  -----------------  -----------------

Earnings per share(j).............................................    $      .40
Weighted average shares outstanding...............................        16,017

                                                                                                     PRO FORMA
                                                                                                    ADJUSTMENTS
                                                                                                        FOR         QFC/HUGHES/KUI

                                                                          KUI                      ACQUISITIONS      CONSOLIDATED

                                                                       PRO FORMA         KUI            AND           PRO FORMA

                                                                    ADJUSTMENTS(B)    PRO FORMA    OFFERINGS(C)     (AS ADJUSTED)

                                                                    ---------------  -----------  ---------------  ----------------

Sales.............................................................     $  (1,492)     $  45,301      $ (13,986)(d)   $    475,894

Cost of sales and related occupancy expenses......................          (950)        32,867        (10,977)(d)        355,195

Marketing, general, and administrative
  expenses........................................................          (655)        10,349         (2,837)(d)        101,339

                                                                                                         1,909(e)
                                                                         -------     -----------  ---------------  ----------------

Operating income (loss)...........................................           113          2,085         (2,081)            19,360

Interest income...................................................                            8                               413

Interest expense..................................................                         (212)        (4,136)(f)         (7,879)

Other income (expense)............................................            (7)          (696)                              102

                                                                         -------     -----------  ---------------  ----------------

Earnings before income taxes......................................           106          2,577         (6,217)            11,792

Total taxes on income.............................................            36            896         (1,806)(g)          5,386

                                                                         -------     -----------  ---------------  ----------------

Net earnings......................................................     $      70      $   1,681         (4,411)      $      6,406

                                                                         -------     -----------  ---------------  ----------------

                                                                         -------     -----------  ---------------  ----------------

Earnings per share(j).............................................                                                   $        .30

Weighted average shares outstanding...............................                                       5,445(h)(i)         21,462


    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(a) QFC's fiscal year ends on the last Saturday in December, and its reporting quarters consist of three 12-week quarters and a 16-week quarter. The fiscal year ended December 28, 1996 was a 52-week year.

    Hughes' fiscal year ends on the Sunday closest to the last day of February. The fiscal year ended March 2, 1997 was a 52-week year.

    KUI's fiscal year ends on the last Saturday in December. The fiscal year ended December 28, 1996 was a 52-week year.

    The results of operations for the 12 weeks ended March 22, 1997 combines results of operations of QFC, including KUA and Hughes subsequent to the respective acquisitions, with the results of operations of KUI for the period from December 29, 1996 through February 14, 1997 and the results of operations of Hughes for the period from December 29, 1996 through March 18, 1997.

(b) Gives effect to the elimination of certain assets and liabilities of KUI, primarily related to non-grocery operations, and the elimination of sales and certain expenses attributable to those assets and liabilities, which were spun off by KUI prior to its acquisition by QFC. The elimination of assets and liabilities and results of operations was based upon historical amounts within the KUI financial statements.

(c) Gives effect to (i) the consummation of the Hughes Acquisition at a purchase price of $359.8 million equity value ($360.0 million less $209,670 preferred stock redemption) (the "Hughes purchase price") and the allocation of the purchase price to the acquired assets and liabilities including the elimination of Hughes' shareholders equity; and (ii) the consummation of the KUI Acquisition at a purchase price of $71.3 million ($35.3 million paid in cash, $36.0 million paid through the issuance of 904,646 shares of QFC Common Stock) (the "KUI purchase price") and the allocation of the purchase price to the acquired assets and liabilities.

    The purchase prices (in millions) were allocated as follows:

                                                         HUGHES        KUI
                                                       -----------  ---------
Cash.................................................   $    13.8   $     1.3
Inventories..........................................        65.0        16.0
Other current assets.................................        20.8         4.7
                                                       -----------  ---------
                                                        $    99.6   $    22.0

Property, plant and equipment........................       183.0        25.0
Property under capital lease.........................        21.2      --
Leasehold interest...................................        59.4        20.0
Goodwill.............................................       147.7        46.7
Other assets.........................................        14.2        12.3
Current liabilities..................................       (94.9)      (16.5)
Deferred income taxes................................       (33.6)      (10.6)
Other liabilities....................................        (9.7)       (3.8)
Long-term debt.......................................        (0.3)      (23.8)
Capital lease obligation.............................       (26.8)     --
                                                       -----------  ---------
Total allocation.....................................   $   359.8   $    71.3
                                                       -----------  ---------
                                                       -----------  ---------

    Also gives effect to the financing of these Acquisitions through the receipt of (i) $192.2 million of total net proceeds from the Common Stock Offering;
    (ii) $59.1 million of borrowings under the Old Credit Facility to finance the $35.3 million cash portion of the KUI purchase price and to repay the $23.8 million in debt assumed in the KUI Acquisition; (iii) $248.0 million total net proceeds under the terms of the New Credit Facility; and (iv) $146.3 million estimated total net proceeds from the sale of the

    Old Notes. Related deferred financing and other fees were $5.7 million ($2.0 million under the New Credit Facility and $3.7 million under the sale of the Old Notes). These fees will be amortized based on the life of the related debt.

    Using the net proceeds from the above described borrowings, management repaid borrowings of $197.0 million.

(d) Management intends to divest five of the recently acquired KUI stores. To date, one such store has been sold. The pro forma statements of earnings give effect to the proposed divestiture of these five stores as if it had occurred at the beginning of the periods presented, and reflect the elimination of these stores from results of operations for those periods. QFC has not entered into any agreements to sell any of the other stores it intends to divest. No proceeds from the divestiture of these stores have been reflected herein.

(e) Gives effect to the additional depreciation and amortization expense resulting from the allocations of the purchase prices for KUI and Hughes to the assets acquired, including an increase in property, plant, and equipment, leasehold interest, and identifiable intangible assets to their estimated fair market values and the recording of goodwill associated with the acquisitions. Property, plant, and equipment, leasehold interest, and goodwill are amortized over periods of 10-15, 30, and 40 years, respectively.

(f) Reflects the adjustment to interest expense arising from the (i) $250.0 million New Credit Facility at an interest rate of 6.475% and the $150.0 million Notes Offering at an interest rate of 8.7% (weighted average interest rate of the new borrowings 7.33%), (ii) the corresponding adjustments to the amortization, over a period of 7 years for the New Credit Facility and 10 years for the Notes Offering, of related financing fees of $661,000 and other fees of $975,000 and (iii) the reduction in historic interest expense of QFC and KUI of $9.9 million and $1.7 million, respectively, for the year ended December 28, 1996 and $2.8 million and $212,000, respectively, for the 12 weeks ended March 22, 1997, resulting from the refinancing of outstanding debt. The adjustments resulting from (i) and (ii) above were pro rated for the 12 weeks ended March 22, 1997.

(g) Gives effect to the adjustment for federal and state income taxes at a blended statutory rate of 38%, adjusted for non-deductible items, including goodwill amortization, of approximately $8.3 million for the year ended December 28, 1996, and $1.9 million for the 12 weeks ended March 22, 1997 and the impact of including QFC's historical operating results within a unitary tax filing in the state of California.

(h) Gives effect to the issuance of 5,175,000 shares of QFC Common Stock in the Common Stock Offering at the public offering price of $39 per share, net of issuance costs of $9.6 million, for net proceeds of $192.2 million.


(i) Gives effect to the issuance of 904,646 shares of QFC Common Stock at a market value of $39.75 per share to KUI shareholders as partial consideration for the KUI Acquisition.



(j) Earnings per share is based on the weighted average number of shares of Common Stock outstanding during the period after consideration of the dilutive effect, if any, of stock options granted. Pro forma (as adjusted) earnings per share gives effect to the adjustments described in footnotes
    (b) through (i) above.

                       SELECTED HISTORICAL FINANCIAL DATA
                   SELECTED HISTORICAL FINANCIAL DATA OF QFC

    The following table sets forth summary historical financial data of QFC as of and for each of the five fiscal years in the period ended December 28, 1996 and as of and for the 12 weeks ended March 22, 1997 and March 23, 1996. Data as of and for each of the three fiscal years in the period ended December 28, 1996 (except for data regarding stores open at the end of period, Same Store Sales increase (decrease) and total square footage) have been derived from audited financial statements of QFC, audited by Deloitte & Touche LLP, independent auditors, which are included herein. Data as of and for each of two fiscal years ended December 26, 1992 and December 25, 1993 (except for data regarding stores open at the end of period, Same Store Sales increase (decrease) and total square footage) have been derived from audited financial statements of QFC which are not included herein. Data as of and for the 12 weeks ended March 22, 1997 and March 23, 1996 have been derived from unaudited financial statements of QFC, which are included herein and which, in the opinion of management, include all necessary adjustments, consisting only of normal recurring adjustments, necessary for fair presentation of the information. Data as of and for the 12 weeks ended March 22, 1997 do not purport to be indicative of results to be expected for the full fiscal year. The following information is qualified by reference to, and should be read in conjunction with, "Unaudited Pro Forma Condensed Consolidated Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical statements of QFC and related notes thereto included herein.

                                                                FISCAL YEAR ENDED
                                       --------------------------------------------------------------------
                                                                                                              12 WEEKS    12 WEEKS
                                                                                                               ENDED       ENDED
                                       DECEMBER 26,  DECEMBER 25,  DECEMBER 31,  DECEMBER 30,  DECEMBER 28,  MARCH 23,   MARCH 22,
                                           1992          1993        1994(1)       1995(2)         1996       1996(2)       1997
                                       ------------  ------------  ------------  ------------  ------------  ----------  ----------

                                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING DATA:
  Sales..............................   $  460,107    $  518,260    $  575,879    $  729,856    $  805,281   $  176,627  $  233,154
  Gross Profit.......................      116,989       131,365       145,168       179,422       201,334       43,314      58,241
  Marketing, General and
    Administrative Expenses..........       80,144        92,468       105,956       136,645       152,337       33,486      45,374
  Operating Income...................       36,845        38,897        39,212        42,777        48,997        9,828      12,867
  Interest Expense...................       --            --            --             9,639         9,890        2,588       2,777
  Net Earnings.......................       25,076        25,994        26,376        20,216        25,418        4,683       6,420
  Earnings Per Share.................         1.28          1.33          1.34          1.28          1.71          .32         .40
  Ratio of Earnings to Fixed
    Charges(3).......................        22.7x         17.6x         15.7x          3.3x          3.4x         2.9x        3.3x

OTHER DATA:

  Cash Flows Provided (Used) by:
    Operating Activities.............   $   36,578    $   36,553    $   34,675    $   33,696    $   50,924   $   10,261  $   20,028
    Investing Activities.............      (24,566)      (41,527)      (28,890)      (46,237)      (31,325)      (9,204)   (385,909)
    Financing Activities.............        2,101          (719)       (1,819)      (11,263)      (17,083)        (844)    417,659
  EBITDA(4)..........................   $   44,466    $   48,205    $   50,817    $   59,567    $   69,150   $   14,473  $   18,330
  EBITDA Margin(5)...................          9.7%          9.3%          8.8%          8.2%          8.6%         8.2%        7.9%
  Depreciation and Amortization......   $    7,782    $    9,283    $   11,605    $   16,169    $   19,477   $    4,545  $    5,193
  Capital Expenditures...............       26,800        43,000        28,200        89,100        32,556        8,482       5,101
  Stores Open at End of Period.......           33            38            45            62            64           62         146
  Same Store Sales Increase
    (Decrease)(6)....................          6.5%          4.0%          0.4%         (1.5%)         3.3%         1.0%        4.2%
  Total Square Footage...............      907,000     1,080,000     1,319,000     1,928,000     2,039,000    1,955,000   5,078,000

BALANCE SHEET DATA (AT END OF
PERIOD):
  Net Working Capital (Deficit)......   $   18,722    $   14,329    $   23,776    $    5,303    $    3,457   $   (1,411) $   48,730
  Total Assets.......................      150,974       181,275       207,914       282,878       304,017      287,049   1,004,175
  Total Debt (including current
    portion).........................       --            --            --           164,500       145,000      163,500     432,852
  Shareholders' Equity...............      108,345       133,620       158,178        45,368        76,798       50,207     311,700

--------------------------

(1) Fiscal year ended December 31, 1994 was a 53 week fiscal year.

(2) Fiscal year ended December 30, 1995 data includes a one-time charge of $1.4 million, or $.09 per share, resulting from the Recapitalization (as defined herein) completed in March 1995.

(3) For purposes of these ratios, (i) earnings have been calculated by adding interest expense and the estimated interest portion of rentals to earnings before income taxes and (ii) fixed charges are comprised of interest expense and the estimated interest portion of rentals.

(4) EBITDA is defined as net earnings before interest, income taxes, depreciation, amortization, LIFO inventory charges, and, if applicable, equity earnings (losses) from subsidiaries, and non-recurring and extraordinary items. EBITDA is a measure commonly used in the grocery industry and is presented to assist in understanding the Company's operating results. EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as an alternative to cash flow as a measure of liquidity or as an alternative to net earnings as an indicator of operating performance. EBITDA is included herein because management believes that certain investors find it to be a useful tool for measuring the Company's ability to service its debt.

(5) EBITDA margin is calculated by dividing EBITDA by sales, in each case for the applicable period.

(6) Same Store Sales exclude sales in stores opened or acquired during the previous 12 months and the 53rd week of fiscal 1994.

                  SELECTED HISTORICAL FINANCIAL DATA OF HUGHES

    The following table sets forth summary historical financial data of Hughes and its consolidated subsidiaries as of and for the five fiscal years ended March 2, 1997. Data as of and for the five fiscal years ended March 2, 1997 (except for data regarding stores open at end of period, Same Store Sales increase (decrease) and total square footage) have been derived from consolidated financial statements of Hughes audited by Arthur Andersen LLP, independent certified public accountants. During each of the four years in the period ended March 3, 1996, Santee was a 51%-owned subsidiary of Hughes. In November 1996, Hughes sold a 1% interest in Santee, resulting in Santee ceasing to be a consolidated subsidiary of Hughes during the fiscal year 1997. The following information should be read in conjunction with "Unaudited Pro Forma Condensed Consolidated Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements of Hughes and related notes thereto included herein.

                                                                               FISCAL YEAR ENDED
                                                        ----------------------------------------------------------------
                                                        FEBRUARY 28,  FEBRUARY 27,  FEBRUARY 26,   MARCH 3,    MARCH 2,
                                                            1993          1994          1995        1996(1)      1997
                                                        ------------  ------------  ------------  -----------  ---------
                                                                             (DOLLARS IN THOUSANDS)
OPERATING DATA:
  Sales...............................................   $1,087,274    $1,083,709    $1,110,947    $1,147,447  $1,001,042
  Gross Profit........................................      225,024       229,084       226,085      245,496     229,987
  Selling, General and Administrative Expenses........      209,918       206,289       209,211      215,234     205,766
  Operating Income....................................       15,106        22,795        16,874       30,262      24,221
  Interest Expense....................................        1,149         4,598         4,664        4,335       3,937
  Net Income..........................................        8,677        11,224         8,374       16,184       9,963

OTHER DATA:
  Cash Flows Provided (Used) by:
    Operating Activities..............................   $   34,488    $   29,610    $   32,089    $  33,622   $  29,305
    Investing Activities..............................      (56,770)      (26,657)      (34,988)      (8,372)    (31,192)
    Financing Activities..............................         (307)        5,518         2,955      (17,599)    (20,325)
  EBITDA(2)...........................................   $   33,379    $   40,794    $   36,929    $  42,439   $  39,201
  EBITDA Margin(3)....................................          3.1%          3.8%          3.3%         3.7%        3.9%
  Depreciation and Amortization.......................   $   17,504    $   19,310    $   21,313    $  19,571   $  17,748
  Capital Expenditures................................       57,862        31,701        36,063       19,633      29,409
  Stores Open at End of Period........................           51            51            53           54          56
  Same Store Sales Increase (Decrease)(4).............         (1.7%)         0.7%          1.1%        (1.4%)       0.5%
  Total Square Footage................................    1,855,000     1,858,000     1,942,000    1,986,000   2,085,000

BALANCE SHEET DATA (AT END
OF PERIOD):
  Net Working Capital.................................   $    8,192    $   16,526    $    8,628    $     995   $  (7,526)
  Total Assets........................................      270,611       300,941       316,728      316,499     279,267
  Total Debt (including current portion)..............       30,303        37,247        41,984       27,463       6,872
  Shareholders' Equity................................      121,077       131,289       137,975      151,544     160,350

------------------------------

(1) Fiscal year ended March 3, 1996 was a 53-week fiscal year.

(2) EBITDA is defined as net earnings before interest, income taxes, depreciation, amortization, LIFO inventory charges, and, if applicable, equity earnings (losses) from subsidiaries, and non-recurring and extraordinary items. EBITDA excludes union, pension and benefit credits of $3.0 million, $7.2 million, $3.0 million and $1.2 million recorded by Hughes for the fiscal year ended March 2, 1997, the fiscal year ended March 3, 1996, the fiscal year ended February 26, 1995 and the fiscal year ended February 27, 1994, respectively. EBITDA is a measure commonly used in the grocery industry and is presented to assist in understanding Hughes' operating results. EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as an alternative to cash flow as a measure of liquidity or as an alternative to net earnings as an indicator of operating performance. EBITDA is included herein because management believes that certain investors find it to be a useful tool for measuring the Company's ability to service its debt.

(3) EBITDA margin is calculated by dividing EBITDA by sales, in each case for the applicable period.

(4) Same Store Sales exclude sales in stores opened or acquired during the previous 12 months and the 53rd week of fiscal 1996.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL


    The Company operates 85 stores in the Seattle/Puget Sound region as well as 57 "Hughes Family Markets" stores in Southern California. The Acquisitions have more than doubled the size of the Company, and managing the Company and integrating the acquired businesses will present a new challenge to management. In order to facilitate this phase of the Company's development, the Company has hired a new chief executive officer, senior vice president for corporate development and senior vice president of marketing and public affairs to pursue and integrate acquisitions at a holding company level, thus allowing current senior management to remain focused on existing operations. See "Risk Factors-- Dependence Upon Management to Implement Acquisition Strategy." Because of the magnitude of the Acquisitions, the Company's operations after consummation of the Acquisitions will not be comparable to QFC's or Hughes' historical operations prior thereto. Each of the Hughes Acquisition and the KUI Acquisition will be accounted for under the "purchase" method of accounting. The Company's capitalization has also changed, reflecting the issuance of shares as well as a significant increase in long-term debt and a related increase in interest expense. The results of operations for the twelve weeks ended March 22, 1997 include the results of operations of the acquired KUI stores for five weeks and Hughes stores for five days and the effects of the related financings for four days.


    On March 2, 1995 the principal operations of Olson's Food Stores, Inc. were merged into QFC (the "Olson's Merger"), including assets and liabilities related to 12 of its grocery stores and its interest in certain grocery stores in various stages of development, and its rights to several other future sites. The Olson's Merger was effected through an acquisition of 100% of the outstanding voting securities of Olson's for $18.0 million cash, 752,941 shares of QFC Common Stock, which as of March 2, 1995 had a value of $18.1 million, and the assumption by QFC of approximately $24.0 million of indebtedness of Olson's. The merger was accounted for under the "purchase" method of accounting.

    QFC completed a recapitalization in March 1995 (the "Recapitalization"). As part of the Recapitalization, QFC purchased 7 million shares of its Common Stock through a self-tender offer at a price of $25 per share. In addition, QFC sold 1 million shares of its Common Stock to Zell Chilmark at $25 per share on March 29, 1995. Zell Chilmark also acquired 2.975 million shares from QFC's chairman and former chief executive officer in a separate transaction on January 16, 1996. In March 1995, QFC borrowed approximately $174 million under the Old Credit Facility to finance (i) the $24 million of long-term debt assumed in the Olson's Merger and (ii) the repurchase of its Common Stock pursuant to the self-tender offer. Due to these developments, QFC's financial statements for 1995 and subsequent periods have changed significantly, reflecting lower cash balances, a significant reduction in shareholders' equity and increase in long-term debt, and a related reduction in interest income and increase in interest expense. Further, during the first quarter of fiscal 1995, QFC recorded a one-time charge of $1.4 million for nondeductible expenses associated with the Recapitalization. The remaining $2.9 million of expenses paid in connection with the Recapitalization were recorded as a direct reduction to shareholders' equity.

    Set forth below is (i) a discussion of the financial condition and results of operations of QFC for the 12 weeks ended March 22, 1997 and the three fiscal years ended December 28, 1996 and (ii) a discussion of the financial condition and results of operations of Hughes for each of the three fiscal years in the period ended March 2, 1997.

QUALITY FOOD CENTERS, INC.

    QFC's fiscal year generally consists of three 12-week quarters and one 16-week quarter, although fiscal year 1994 comprised 53 weeks of operations.

    QFC's sales and operating income have increased each year since QFC's initial public offering in 1987, driven primarily by acquisitions and opening of new stores and the expansion and remodeling of existing stores. In addition, management believes that, for the fiscal year ended December 30, 1995, QFC's EBITDA margin, and its operating income as a percentage of sales, were well in excess of the average for the supermarket industry. The following table provides information pertaining to QFC's sales increases over the three fiscal years ended December 28, 1996 and over the 12 weeks ended March 22, 1997.

                                                   CHANGE FROM PRIOR FISCAL YEAR
                                      -------------------------------------------------------
                                         YEAR ENDED         YEAR ENDED         YEAR ENDED                  CHANGE FROM
                                        DECEMBER 31,       DECEMBER 30,       DECEMBER 28,      12 WEEKS ENDED MARCH 23, 1996 TO
                                            1994               1995               1996            12 WEEKS ENDED MARCH 22, 1997
                                      -----------------  -----------------  -----------------  -----------------------------------
Total sales increase................           11.1%              26.7%              10.3%                       32.0%
Store square footage increase.......           22.1%              46.2%               5.7%                       59.5%
Same Store Sales increase
  (decrease)(1).....................            0.4%              (1.5%)              3.3%                        4.2%

------------------------
(1) Same Store Sales exclude sales in stores opened or acquired during the previous 12 months and the 53rd week of fiscal 1994.

    QFC's sales increases during 1994-1995 and for the 12 weeks ended March 22, 1997 were lower than the increases in store square footage because the majority of square footage added was from new and acquired stores open for a partial year, which stores' sales per square foot were significantly lower than newly remodeled or older, more mature stores.

    Sales per square foot of selling space were $543, $548 and $619 in fiscal 1996, 1995 and 1994. This trend, and the decrease in same store sales during fiscal 1995 and only modest increase in 1994, were the result of several factors, including: (i) new, larger and less mature stores became a more significant part of the Company's sales, (ii) older stores were maturing to a level where substantial sales growth was more difficult and (iii) the Company experienced food price deflation combined with a softer regional economy in 1995 and 1994. In addition to these factors, the decreases in 1995 were largely due to lower sales in certain existing stores resulting from the Company's competitors opening, replacing or remodeling an unusually large number of stores located near the Company's stores during the fourth quarter of 1994 and throughout 1995, combined with 1994 sales that were higher than normal in the affected stores due to the closure of certain of these competitors' stores while they were being remodeled or replaced. In addition, the Company followed a strategy of opening stores in certain locations intended to enhance the Company's competitive position and protect its market share but that reduced sales in its nearby existing stores.


    Although management believes that same store sales should remain positive in 1997, there can be no assurance that such will be the case. Further, modest or no inflation is anticipated for the remainder of 1997 and the regional economies are projected to remain healthy.


    Sales per square foot of selling space was $507 for the 12 weeks ended March 22, 1997, as compared to $528 for the 12 weeks ended March 23, 1996, in each case on an annualized basis. Over the 12 weeks ended March 22, 1997, the Company's same store sales (which, for such period, exclude sales in stores opened or acquired during the comparable 12 weeks of the prior year) increased by approximately 4.2%. This increase in same store sales was due to improved merchandising and strong sales in remodeled and replacement stores while the Company experienced no food price inflation. These factors were offset in part by lower sales in certain existing stores due to the opening and remodeling of competitors' stores located near QFC stores. In addition, sales growth has been impacted by new and acquired stores, which have lower sales volumes, becoming a more significant part of the Company's sales, the maturing of older stores to a level where substantial sales growth is more difficult, and the Company's strategy of opening and acquiring stores in certain locations that enhance the Company's competitive position and protect its market share but reduce sales in nearby existing stores.

    The Company added, through both acquisitions and new store openings, seven stores in fiscal 1994, 17 stores (12 of which were acquired in the Olson's Merger) in 1995 and two stores in 1996.

    The table below sets forth items in QFC's statements of earnings as a percentage of sales:

                                                                                                             12 WEEKS
                                                                        FISCAL YEAR ENDED                      ENDED
                                                        -------------------------------------------------  -------------
                                                         DECEMBER 31,     DECEMBER 30,     DECEMBER 28,      MARCH 23,
                                                             1994             1995             1996            1996
                                                        ---------------  ---------------  ---------------  -------------
Sales.................................................         100.0%           100.0%           100.0%          100.0%
Cost of Sales and Related Occupancy Expenses..........          74.8             75.4             75.0            75.4
                                                               -----            -----            -----           -----
Gross Margin..........................................          25.2             24.6             25.0            24.6
Marketing, General and Administrative Expenses........          18.4             18.7             18.9            19.0
                                                               -----            -----            -----           -----
Operating Income......................................           6.8              5.9              6.1             5.6
Interest Income.......................................           0.2              0.1              0.1             0.1
Interest Expense......................................            --             (1.3)            (1.3)           (1.5)
Other Expense.........................................            --             (0.2)              --              --
                                                               -----            -----            -----           -----
Earnings Before Income Taxes..........................           7.0              4.5              4.9             4.2
Taxes on Income.......................................           2.4              1.7              1.7             1.5
                                                               -----            -----            -----           -----
Net Earnings..........................................           4.6%             2.8%             3.2%            2.7%
                                                               -----            -----            -----           -----
                                                               -----            -----            -----           -----
EBITDA Margin.........................................           8.8%             8.2%             8.6%            8.2%


                                                          MARCH 22,
                                                            1997
                                                        -------------
Sales.................................................        100.0%
Cost of Sales and Related Occupancy Expenses..........         75.0
                                                              -----
Gross Margin..........................................         25.0
Marketing, General and Administrative Expenses........         19.5
                                                              -----
Operating Income......................................          5.5
Interest Income.......................................          0.1
Interest Expense......................................         (1.2)
Other Expense.........................................           --
                                                              -----
Earnings Before Income Taxes..........................          4.4
Taxes on Income.......................................          1.6
                                                              -----
Net Earnings..........................................          2.8%
                                                              -----
                                                              -----
EBITDA Margin.........................................          7.9%

RESULTS OF OPERATIONS

TWELVE WEEKS ENDED MARCH 22, 1997 COMPARED TO TWELVE WEEKS ENDED MARCH 23, 1996

    SALES

    Sales for the 12 weeks ended March 22, 1997 increased approximately $56.5 million, or 32.0%, compared with the same period in 1996. The increase in total sales reflects the acquisition of the 25 KUI stores for five weeks, the 57 Hughes stores for five days, sales from the two Food Giant stores acquired in October 1996 and an increase in same store sales of approximately 4.2% for the quarter.

    COST OF SALES AND RELATED OCCUPANCY EXPENSES

    The Company's cost of sales and related occupancy expenses improved to 75.0% of sales for the first quarter of 1997 from 75.4% for the first quarter of 1996 due to improved buying and merchandising, a greater mix of sales in higher margin service departments in the QFC stores and lower occupancy expenses as a percentage of sales offset, in part, by lower margins in the stores acquired during the quarter.

    MARKETING, GENERAL AND ADMINISTRATIVE EXPENSES

    Marketing, general and administrative expenses increased to 19.5% of sales for the first quarter of 1997 from 19.0% of sales for the first quarter of 1996 attributable to contractual rate increases from union contracts effective in May and August of 1996 and a 10% increase in the union benefit contributions rate effective in July 1996 as well as additional expenses associated with the initial integration of the acquired stores.

    OPERATING INCOME

    As a result of the above factors, operating margins declined slightly to 5.5% of sales for the first quarter of 1997 compared to 5.6% of sales for the comparable period in 1996, which, combined with the 32.0% increase in sales, produced a 30.9% increase in operating income for the quarter.

    INTEREST INCOME

    Interest income increased to $189,000 in the first quarter of 1997, compared to $72,000 in the same period in 1996, reflecting the increase in the Company's cash balances and higher interest rates.

    INTEREST EXPENSE

    The $189,000 increase in interest expense for the first quarter of 1997 reflects four days interest on the additional debt incurred in connection with the Acquisitions offset by lower debt balances than in the comparable year prior to such borrowings. Interest expense is net of approximately $212,000 and $177,000 of interest capitalized in connection with store construction and remodeling costs incurred during the 12 weeks ended March 22, 1997 and March 23, 1996, respectively.

    INCOME TAXES

    The Company's effective federal income tax rate increased from 36.0% in 1996 to 37.5% in 1997 due to an increase in non-deductible goodwill resulting from the Acquisitions. The difference between the Company's effective income tax rate and the federal statutory rate for the first quarter of 1997 was primarily due to non-deductible amortization of goodwill that was acquired through various acquisitions by the Company, including the Acquisitions. As a result of the Acquisitions, a portion of the Company's incomes will be taxable in the state of California, which, combined with the non-deductible goodwill amortization, will result in an estimated effective tax rate of approximately 43%.

    NET EARNINGS

    The increase in operating income offset by the increase in the effective tax rate resulted in an increase in net earnings for the 12 weeks ended March 22, 1997 to $6.4 million compared with $4.7 million in the first quarter of 1996. Earnings per share were 40 cents on 16,017,000 weighted average shares outstanding, compared with 32 cents on 14,554,000 weighted average shares outstanding for the first quarter of 1996.

FISCAL YEAR ENDED DECEMBER 28, 1996 COMPARED TO FISCAL YEAR ENDED DECEMBER 30,
  1995;

FISCAL YEAR ENDED DECEMBER 30, 1995 COMPARED TO FISCAL YEAR ENDED DECEMBER 31,
  1994

    SALES

    Sales for 1996 were $805.3 million, an increase of $75.4 million, or 10.3%, reflecting a full 52-weeks of sales from the 17 stores added in 1995, higher sales in stores remodeled during the year, sales from the two stores acquired in mid-October and the 3.3% increase in same store sales. The improvement in same store sales from 1995 to 1996 reflects improved merchandising, strong sales increases in two replacement stores, higher sales in remodeled stores and strong sales in certain stores that were affected by the opening and remodeling of nearby competitive stores in prior years.

    Sales for 1995 were $729.9 million, an increase of $154 million, or 26.7%. Excluding the impact of the 53rd week in 1994, sales would have increased 29%. This large sales gain was due primarily to the acquisition of 16 stores in March 1995 and construction of one new store in November 1995.

    Sales for 1994 reached $575.9 million, an increase of $57.6 million, or 11.1%, reflecting the addition of seven stores and the additional week due to 1994 being a 53-week year.

    COST OF SALES AND RELATED OCCUPANCY EXPENSES

    Cost of sales and related occupancy expenses decreased to 75.0% of sales for 1996, as compared to 75.4% for 1995. The improvement in cost of sales and related occupancy expenses was primarily a result of improved buying and merchandising and a greater mix of sales in higher margin service departments, which more than offset higher occupancy expenses resulting from the 1995 acquisitions and construction of new stores. The Company's 1996 charge for its last-in, first-out (LIFO) inventory method was equal to its 1995 charge of $0.6 million.

    The 0.6% of sales increase in 1995 was primarily due to lower initial margins and higher occupancy expenses in the new and acquired stores due to the larger square footage and higher rent structure in the newer stores. Also, due to the slight inflation during the fourth quarter of 1995, the Company recorded a $0.6 million LIFO charge, whereas the adjustment for LIFO inventory resulted in no change in cost of sales in 1994.

    The slight increase in cost of sales in 1994 was due primarily to (i) promotional pricing for the opening of new and remodeled stores, (ii) ongoing competitive pricing and (iii) rising occupancy costs, including depreciation and amortization resulting from new and remodeled stores. The impact of these factors on gross margin over the three fiscal years ended December 30, 1995 was largely mitigated by a larger portion of sales coming from higher margin service departments, more effective merchandising and buying, and reduced inventory shrinkage due to improved systems and controls.

    MARKETING, GENERAL AND ADMINISTRATIVE EXPENSES

    Marketing, general and administrative expenses (operating expenses) increased to 18.9% of sales, as compared to 18.7% of sales for 1995. The increase in expenses is primarily attributable to contractual rate increases from union contracts effective in May and August of 1996, additional labor for preparation of higher margin products, and a 10% increase in the union benefit contributions rate effective in July 1996. During 1996, the Company also incurred a full year of amortization of intangibles created in connection with 1995 acquisitions as well as additional startup and promotional expenses incurred in connection with remodels completed during the year.

    Marketing, general and administrative expenses as a percent of sales, increased 0.3% of sales to 18.7% in 1995 after a 0.6% of sales increase in 1994. These increases resulted from various factors. While sales in these years reflected continued deflation, rates for certain operating expenses, such as store labor and utilities, continued to increase and the decline in sales in stores affected by competitive openings resulted in deleveraging of operating expenses. Also, lower sales per square foot and higher expenses associated with new stores had an impact on operating expenses. Operating expenses in 1995 also include an additional $1.7 million in amortization arising from intangibles created in connection with 1995 acquisitions. These expense increases were partially offset during the fourth quarter when the Company's chairman received stock options in lieu of a management fee, which would have been approximately $0.5 million.

    OPERATING INCOME

    Operating income increased over the previous year by 14.5% in 1996 and 9.1% in 1995, after an increase of less than 1% from 1993 to 1994. Operating margins increased to 6.1% of sales in 1996 as compared to 5.9% of sales in 1995 and 6.8% of sales in 1994. The increase in 1996 reflects the 10.3% increase in sales and the improvement in cost of sales. The decline in 1995 was due to higher cost of sales and occupancy expenses and higher operating expenses, as described above.

    INTEREST

    Interest income decreased by 6.8% for 1996 compared to 1995, and 46.3% in 1995 as compared to 1994, reflecting lower cash balances due to the recapitalization completed in March 1995.

    Interest expense of $9.9 million for 1996 and $9.6 million for 1995 reflects interest on the debt assumed (and refinanced) in the Olson's merger and debt incurred in connection with the recapitalization. Interest expense was net of approximately $1.3 million and $0.2 million of interest capitalized in connection with store construction and remodeling costs incurred during 1996 and 1995, respectively. The Company had no borrowings or related interest in 1994.

    OTHER EXPENSE

    The Company incurred a one-time charge of $1.4 million in 1995 for fees paid in connection with its recapitalization. The remaining costs of approximately $2.9 million incurred in connection with the recapitalization were recorded as a reduction in shareholders' equity.

    INCOME TAXES

    The Company's effective federal income tax rate decreased to 35.8% in 1996, as compared to an effective tax rate of 37.3% for 1995, as a result of the non-deductible one-time charge of $1.4 million recorded as other expense in 1995. The difference between the Company's effective income tax rate and the federal statutory rate for 1996 was primarily due to the non-deductible amortization of goodwill and certain other assets that were recorded in connection with the Olson's merger. The 1994 effective rate was 34.3%.

    NET EARNINGS

    Net earnings for 1996 increased by 25.7% to $25.4 million, as compared to $20.2 million for 1995. The increase was due to (i) the 14.5% increase in operating income, (ii) the $1.4 million decrease in other expense and (iii) the decrease in the effective tax rate offset by higher interest expense. Earnings per share were $1.71 per share on 14.9 million weighted average shares outstanding, as compared to $1.28 per share on 15.8 million weighted average shares outstanding for 1995.

    While 1995 operating income was higher than in 1994, net earnings declined from $26.4 million to $20.2 million due to an increase in net interest expense of $10 million, the higher effective tax rate and the $1.4 million one-time charge incurred in connection with the recapitalization. Reflecting the new capital structure following the recapitalization, weighted average shares outstanding declined from 19.7 million in 1994 to 15.8 million in 1995. Earnings per share were $1.28 for 1995 compared with $1.34 in 1994. Excluding the $1.4 million one-time charge, net earnings and earnings per share in 1995 would have been $21.6 million and $1.36, respectively.

ACCOUNTING PRONOUNCEMENTS

    Statement of Financial Accounting Standard (SFAS) No. 128, "Earnings per Share," was recently issued and is effective for the Company's fiscal year ending December 27, 1997. This Statement requires a change in the presentation of earnings per share. Early adoption of this statement is not permitted. Management believes that the impact of the adoption of this Statement on the financial statements, taken as a whole, will not be material.

INFLATION

    The Company's sales for the first quarter of 1997 and 1996 reflected no food price inflation or deflation.

    During 1996, the Company experienced food price inflation of less than 1.0%. In 1995, the Company's sales reflected food price deflation of nearly 1% in the first two quarters, flat prices in the third quarter, and after more than four years of deflation, food price inflation of approximately 0.5% during the fourth quarter. During 1994 the Company's sales reflected food price deflation of approximately 1.4%.

HUGHES MARKETS, INC.

    Hughes' fiscal year ends on the Sunday closest to the last day of February. Fiscal year 1996 was a 53 week year while fiscal 1997 and fiscal 1995 covered 52 weeks.

    For each of the three fiscal years ended March 3, 1996, Santee was a 51%-owned subsidiary of Hughes, and the accounts of Santee were included in Hughes' consolidated financial statements for those periods. In November 1996, Hughes sold a 1% equity interest in Santee to Stater (which previously owned 49% of Santee), resulting in (i) Hughes and Stater each becoming 50% owners of Santee and (ii) Santee ceasing to be a consolidated subsidiary of Hughes. As a result, for fiscal 1997 and subsequent periods, Santee will not be included in Hughes' consolidated financial statements but will be accounted for using the equity method of accounting.

    Over the three fiscal years ended March 2, 1997, sales increases were driven primarily by the addition of new stores and the remodeling of existing stores.

                                                                                       CHANGE FROM PRIOR FISCAL YEAR
                                                                            ---------------------------------------------------
                                                                               YEAR ENDED        YEAR ENDED
                                                                              FEBRUARY 26,        MARCH 3,        YEAR ENDED
                                                                                  1995              1996         MARCH 2, 1997
                                                                            -----------------  ---------------  ---------------
Total sales increase......................................................            2.5%              3.3%             1.5%
Store square footage increase.............................................            4.5%              2.3%             5.0%
Same store sales increase (decrease)(1)...................................            1.1%             (1.4%)            0.5%

------------------------
(1) Same Store Sales exclude sales in stores opened or acquired during the previous 12 months and the 53rd week of fiscal 1996.

    Hughes' sales increases during fiscal year 1995 and fiscal year 1997 were lower than the increases in store square footage because the majority of square footage added was from new stores open for a partial year, which stores' sales per square foot were significantly lower than newly remodeled or older, more mature stores.

    Sales per square foot of selling space were $813, $802 (excluding the 53rd week of fiscal 1996) and $791 in fiscal 1995, 1996 and 1997, respectively. This trend and the decrease in same store sales in fiscal 1996 was the result of several factors, including (i) new, larger and less mature stores became a more significant part of Hughes' sales, (ii) older stores were maturing to a level where substantial sales growth was more difficult and (iii) Hughes experienced lower sales in certain existing stores due to Hughes' competitors opening, replacing or remodeling a number of stores located near Hughes' stores. Same store sales increased in fiscal 1997 due to the closure of an underperforming store in 1996, the timing of new store openings and improvement in the Southern California economy.

    The table below sets forth items in Hughes' consolidated statements of income as a percentage of sales:

                                                                                            FISCAL YEAR ENDED
                                                                                -----------------------------------------
                                                                                 FEBRUARY 26,     MARCH 3,     MARCH 2,
                                                                                     1995           1996         1997
                                                                                ---------------  -----------  -----------
Sales.........................................................................         100.0%         100.0%       100.0%
Cost of Sales, including Distribution and Occupancy Expenses..................          79.6           78.6         77.0
                                                                                       -----          -----        -----
Gross Margin..................................................................          20.4           21.4         23.0
Selling, General & Administrative Expenses....................................          18.8           18.8         20.6
                                                                                       -----          -----        -----
Operating Income..............................................................           1.6            2.6          2.4
Interest Income...............................................................           0.1            0.2          0.1
Interest Expense..............................................................          (0.4)          (0.4)        (0.4)
                                                                                       -----          -----        -----
Earnings Before Income Taxes and Minority Interest............................           1.3            2.4          2.1
Income Taxes..................................................................           0.6            1.0          0.9
Minority Interest in Subsidiary Loss..........................................           0.1             --           --
Equity in Loss of Unconsolidated Subsidiary...................................            --             --          0.2
                                                                                       -----          -----        -----
Net Income....................................................................           0.8%           1.4%         1.0%
                                                                                       -----          -----        -----
                                                                                       -----          -----        -----
EBITDA Margin.................................................................           3.3%           3.7%         3.9%

RESULTS OF OPERATIONS

FISCAL YEAR ENDED MARCH 2, 1997 COMPARED TO FISCAL YEAR ENDED MARCH 3, 1996

    SALES

    Sales for the fiscal year ended March 2, 1997 increased $15.3 million, or 1.5%, as compared to the fiscal 1996 (excluding Santee). Excluding the 53rd week of 1996, sales for the fiscal year ended March 2, 1997 increased 3.5%. This increase reflected a same store sales increase of 0.5% and the impact of the net addition of two new stores during fiscal 1997. Two remodels were completed in fiscal 1997 and four remodels were completed in fiscal 1996. In addition, fiscal 1997 included a full year of sales from a new store opened in September 1995.

    COST OF SALES, INCLUDING DISTRIBUTION AND OCCUPANCY EXPENSES

    Cost of sales, including distribution and occupancy expenses, was 77.0% of sales for fiscal 1997 as compared to 77.4% of sales in fiscal 1996 (excluding Santee). The slight improvement was primarily the result of improved buying and an increase in the proportion of higher margin products in the overall sales mix. In addition, Hughes' management believes that recent improvements in the Southern California economy contributed to this improvement. See "Business--Market Overview." Offsetting a portion of these improvements was an increase in the last-in-first-out ("LIFO") adjustment of approximately $0.4 million, together with higher occupancy expenses related to new stores.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

    Selling, general and administrative expenses increased to 20.6% of sales for fiscal 1997 as compared to 19.4% of sales for the comparable period in fiscal 1996 (excluding Santee). This increase in expenses was due to: (i) reduced benefit credits related to the Southern California UFCW and Food Employers Joint Pension Trust Fund and Benefit Fund (the "Food Employers Funds") ($3.0 million of credits for fiscal 1997, as compared to $7.2 million of credits for fiscal
1996); (ii) an increase in insurance expense of $4.6 million due to a revision in Hughes' estimates of self insurance liabilities; and (iii) approximately $1.3 million in write-offs relating to the closure of a store and abandonment of another future store location.

Excluding the effect of these three items (which total $10.1 million), operating expenses would have been approximately 19.6% of sales. The Food Employers Funds were overfunded principally due to large contributions by employers, higher than normal investment returns and cost containment of certain medical benefits. As a result, the Food Employers Funds gave credits to employers in the form of suspended contributions.


    OPERATING INCOME

    Operating income was $24.2 million in fiscal 1997, a decrease of $7.8 million from fiscal 1996 (excluding Santee). The decrease was due to the increase in selling, general and administrative expenses described above. Excluding the $10.1 million in non-operating items from 1996, operating income would have been $34.3 million, or 3.4% of sales.

    INTEREST INCOME

    Interest income decreased approximately $0.5 million for fiscal 1997 as compared to fiscal 1996, reflecting lower average cash balances due to the repayment of debt, the making of capital expenditures, the purchase of $4.8 million of Santee preferred stock and advances of $5.4 million to Santee. See "Risk Factors--Risks Relating to Santee Dairies."

    INTEREST EXPENSE

    Interest expense decreased by approximately $0.4 million for fiscal 1997 as compared to fiscal 1996 reflecting lower average debt levels. Long-term debt, including the current portion thereof, was $6.9 million at March 2, 1997, as compared to $27.5 million at March 3, 1996.

    INCOME TAXES

    Hughes' income tax expense reflects the federal statutory rate of 35% combined with the state of California's rate of 9.3% for a blended rate of approximately 41%. Hughes' consolidated effective tax rate for 1996 was higher than this level because no federal benefit and only a partial state benefit was allowed due to recurring losses at Santee. Hughes' effective income tax rate was 42% in fiscal 1997 and fiscal 1996.

    INTEREST IN SUBSIDIARY LOSS

    In fiscal 1996, Hughes owned 51% of Santee and its operating results were consolidated. Santee incurred $4.4 million in total operating losses in fiscal 1997 as compared to $0.8 million in fiscal 1996, due to increased occupancy costs and lower margins, as a result of increased rent expense resulting from the expected early termination of the existing dairy lease and the accelerated depreciation of its leasehold interest and equipment at the existing dairy plant, as well as raw material costs outpacing sales price increases to customers. Therefore, the 49% minority ownership in Santee's losses was added back to Hughes' income in 1996, resulting in a net impact of $0.4 million loss on Hughes' results of operations. Due to the sale of 1% of its interest in Santee in fiscal 1997, Hughes no longer consolidates Santee, and its 50% interest in Santee's loss was $2.2 million in fiscal 1997. See "Risk Factors--Risks Relating to Santee Dairies."

    NET INCOME

    Net income totaled $10.0 million for fiscal 1997, as compared to $16.2 million for fiscal 1996. This decrease was due to lower operating income and larger losses by Santee.

FISCAL YEAR ENDED MARCH 3, 1996 COMPARED TO FISCAL YEAR ENDED FEBRUARY 26, 1995

    SALES

    Sales for fiscal 1996 were $1.1 billion, an increase of $37 million, or 3.3%, as compared to fiscal 1995. Excluding the impact of the 53rd week in 1996, sales would have been $1,129 million, a 2% increase over fiscal 1995. The overall sales increase in fiscal 1996 as compared to fiscal 1995 was due primarily to the impact of one new store and four remodels during the year. Same store sales decreased 1.4% in fiscal 1996 due primarily to Hughes' competitors opening, replacing or remodeling a number of stores located near Hughes' stores. Santee's sales (14% of consolidated sales in fiscal 1996) were 3% higher in fiscal 1996 as compared to fiscal 1995 (14% of consolidated sales in fiscal
1995), primarily due to the pass through of a portion of raw milk cost increases to its customers and substantial increases in co-pack and bulk dairy sales.

    COST OF SALES, INCLUDING DISTRIBUTION AND OCCUPANCY EXPENSES

    Cost of sales, including distribution and occupancy expenses, were 78.6% of sales in fiscal 1996, as compared to 79.6% of sales in fiscal 1995. The improvement was in part the result of improved buying and an increase in the proportion of higher margin products in the overall sales mix. Offsetting some of these improvements were higher occupancy expenses related to new stores. Hughes' cost of sales also benefited from a positive LIFO provision of $0.2 million in fiscal 1996, as compared to a $1.8 million charge in fiscal 1995. Santee's cost of sales, as a percentage of its sales, rose approximately 1% in fiscal 1996 as compared to fiscal 1995, primarily reflecting a substantial unit increase in lower margin co-pack and bulk lines of business and increased raw milk costs which Santee could not fully recover through increased selling prices.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

    Selling, general and administrative expenses were 18.8% of sales in each of fiscal 1996 and 1995. Included in the 1996 expenses were higher store labor, profit sharing and advertising expenses, as compared to fiscal 1995. Offsetting these expense increases were lower pension and benefit expenses ($7.2 million and $3.0 million of benefit credits were recorded in fiscal 1996 and 1995, respectively). Excluding these benefit credits, selling, general and administrative expenses would have been 19.4% and 19.1% of sales in fiscal years 1996 and 1995, respectively.

    OPERATING INCOME

    Operating income was $30.3 million in fiscal 1996, an increase of 79% as compared to fiscal 1995. This reflected a sales increase of 3.3% and an increase in operating margins to 2.6% of sales from 1.6% of sales in fiscal 1995, which was attributable primarily to higher gross profit margins and lower employee benefit expenses.

    INTEREST INCOME

    Interest income was $1.3 million and $1.1 million in fiscal 1996 and 1995, respectively. The increases have been due to increasing average cash balances.

    INTEREST EXPENSE

    Interest expense remained stable, at approximately 0.4% of sales, in each of fiscal 1996 and 1995.

    INCOME TAXES

    Hughes' effective income tax rates were 42% and 43% in fiscal 1996 and 1995, respectively. These rates are higher than Hughes' blended federal and state corporate tax rate of approximately 41% because of continued operating losses at Santee for which no tax benefit has been recorded at this time.

    MINORITY INTEREST IN SUBSIDIARY LOSS

    During fiscal 1996 and 1995, Hughes owned 51% of Santee and, therefore, the 49% minority ownership in Santee's losses was added back to Hughes' income. The 49% minority share of Santee's operating losses were $0.4 million and $0.7 million in fiscal 1996 and 1995, respectively. The operating losses were due primarily to depreciation expense relating to its leasehold interest and equipment at the existing dairy plant.

    NET INCOME

    Net income totaled $16.2 million and $8.4 million in fiscal 1996 and 1995, respectively. Higher operating income resulted in the 93% increase in net income in fiscal 1996 as compared to fiscal 1995. The lower net income in fiscal 1995 was due to lower operating income, higher losses at Santee and the higher effective tax rate offset in part by higher interest income.

    INFLATION

    Hughes' sales for the fiscal years ended March 2, 1997 and March 3, 1996 reflected minimal food price inflation or deflation.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's principle source of liquidity has been cash generated from operations and its revolving credit facility. On March 19, 1997, the Company completed (i) the sale of 5,175,000 shares of the Company's common stock to the public for net proceeds of $192.2 million, (ii) the private placement of the Old Notes for net proceeds of $146.3 million, and (iii) entered into and borrowed under the New Credit Facility resulting in net proceeds of $248.0 million. The Company utilized $359.8 million of the proceeds to finance the Hughes Acquisition and $197.0 million to refinance the Company's bank indebtedness outstanding at the time of the financings (including $59.1 million incurred in connection with the KUI Acquisition), leaving approximately $29.7 million of cash for general corporate purposes. This amount, together with cash provided by operations of $20.0 million, more than offset capital expenditures and other investing activities during the 12 weeks ended March 22, 1997, and resulted in an increase in cash and cash equivalents of $51.8 million during the quarter to $66.3 million. The ratio of current assets to current liabilities at March 22, 1997 improved to 1.27 to 1, compared with 1.05 to 1 at December 28, 1996.

    The Company's expansion, remodeling and new store activities for the period from 1987 through March 22, 1997 are summarized below (dollars in thousands):

                                       NEW OR
                      MAJOR           ACQUIRED     SQUARE FEET      CAPITAL
FISCAL YEAR        REMODELS(1)         STORES         ADDED     EXPENDITURES(2)
-------------  -------------------  -------------  -----------  ---------------
1987.......                 2            --             8,000           5,700
1988.......                 5            --            16,000           7,600
1989.......                 2                 2        85,000           9,900
1990.......                 3                 3       107,000          16,600
1991.......                 3                 3       127,000          25,900
1992.......                 6                 3       137,000          26,800
1993.......                 3                 5       173,000          43,000
1994.......                 4                 7       239,000          28,200
1995.......                 7                17       609,000          89,100
1996.......                13                 2       111,000          32,500
       1997                 1                82     3,039,000         436,600
                          ---               ---    -----------  ---------------
                           49               124     4,651,000     $   722,400
                          ---               ---    -----------  ---------------
                          ---               ---    -----------  ---------------

------------------------
(1) Includes replacement stores.

(2) Capital expenditures include the purchase of land (including real estate held for investment), fixtures, equipment and leasehold improvements, as well as the purchase of leasehold interests, other property rights, goodwill and covenants not to compete and include $71.3 million for the KUI Acquisition and $359.8 million for the Hughes Acquisition.


    With the Acquisitions, 1997 has been the Company's most active year to date in terms of growth. In addition, on April 30, 1997, the Company opened its 45,000 square foot Harvard Market QFC store located in Seattle, Washington. QFC also continues to invest in its existing stores to keep them up-to-date. In addition to the remodeling of one of the two Food Giant stores the Company acquired in 1996, the Company's fiscal 1997 remodel plans currently include 12 of its QFC stores and 13 of the stores it acquired in the KUI Acquisition. The Company has entered into lease agreements for two QFC stores to be built in the Portland, Oregon area, which are expected to be opened in early 1998 and has also entered into agreements for two sites in the Olympia, Washington area. The Company will own the store pads at the two Olympia sites and plans to open the Olympia QFC stores in 1998 as well. In addition, the Company has signed an agreement to acquire a store in Port Hadlock, located in the Western Puget Sound region of Washington state from a local independent retailer. The Company has secured a number of other sites that are still in the entitlement process or subject to other contingencies and is actively pursuing other new store locations and acquisition opportunities. The Company has sold one of the stores it acquired from

KUI and is actively marketing four other KUI stores. The Company's plans in southern California for the remainder of 1997 currently include one new store, two replacement stores and two major store remodels.

    The Company owns the real estate at 11 of its 146 store facilities currently in operation. The Company owns the strip shopping centers where two of these stores are located; however, the real estate operations of these centers are currently insignificant to the Company's results of operations. The shopping centers are for sale; however, the Company plans to retain ownership of its store buildings and pads. The remaining stores are leased under long-term operating leases. As part of the Hughes Acquisition, the Company also owns a 600,000 square foot distribution facility in Irwindale, California.

    As part of the Hughes Acquisition, the Company acquired a 50% interest in Santee, one of the largest dairy plants in California. Santee has begun construction of a new dairy plant in order to provide a consistent source of milk, accommodate expected expansion and help contain operating costs. The total estimated cost of constructing the new Santee dairy is approximately $100.0 million (including production equipment and capitalized interest and other costs). The new dairy is scheduled to be completed in December 1997 and be operational by March 1998. There can be no assurance that the new dairy will be completed for this amount or that it will be completed and operational by the date anticipated. As of May 31, 1997, approximately 55% of the aggregate budgeted capital expenditures had been made. See "Risk Factors--Risks Relating to Santee Dairies." Negotiations are currently under way with certain parties to provide Santee with approximately $80.0 million of senior secured notes to finance construction costs. The prospective lenders have orally agreed in principle to certain primary terms of such long-term financing, including the applicable interest rate and have been paid a non-refundable fee in connection therewith. There is no assurance, however, that Santee will be able to obtain this long-term financing on acceptable terms, or at all. See "Risk Factors--Risks Relating to Santee Dairies" and "Description of Certain Indebtedness--Santee Dairies." In that regard, the Company and Stater may be required to provide certain credit support for any long-term financing which Santee may arrange or otherwise enter into agreements intended to assure repayment of such indebtedness. Santee is currently in default under certain of the financial covenants relating to the Santee Credit Facilities, and is negotiating with its lender to extend the Santee Credit Facilities and to obtain the appropriate waivers. Notwithstanding such default, its lender has allowed Santee to continue to borrow under the Santee Credit Facilities without a formal waiver.

    Hughes is self-insured for portions of its workers' compensation, general liability and health insurance. While Hughes maintains insurance policies with third party insurance companies, the deductibles on those policies subject Hughes to a significant amount of self-insurance risk. As a result, the risk of loss due to workers' compensation, general liability and health insurance claims is largely retained by Hughes. Further, the risk of loss is difficult to assess and estimate. Workers' compensation and general liability claims generally develop over time. In addition, workers' compensation and general liability claims generally entail a significant amount of medical and rehabilitation costs which are typically not known until some time in the future. During fiscal 1997, Hughes began using an independent actuary to help estimate its liability under the "fully developed claims" methodology.

    Excluding the KUI and Hughes Acquisitions, capital expenditures, which include the purchase of land, fixtures, equipment and leasehold improvements, as well as the purchase of leasehold interests, other property rights, goodwill and covenants not to compete, are projected to be approximately $75.0 million in 1997 in order to remodel existing stores and to acquire and open new stores in the Pacific Northwest and Southern California. However, the Company will continue to seek attractive acquisitions of other regional supermarkets and supermarket chains, as well as additional stores and store sites and actual capital expenditures may increase significantly to the extent that these opportunities arise and the Company is able to obtain financing for these acquisitions. Accordingly, the Company is unable to predict with certainty its capital expenditure budget for 1997 or any future period. Capital expenditures may be increased to the extent that the Company is required to invest funds in Santee resulting from any inability of Santee to obtain long term financing.

    The Company has discontinued the payment of cash dividends on its common stock and presently intends to retain available funds to finance the growth and operations of its businesses.


    The New Credit Facility consists of (i) a $250 million term loan facility (the "Term Loan Facility"), (ii) a $125 million revolving credit facility (the "Revolving Credit Facility") and (iii) a $225 million reducing revolving credit facility (the "Acquisition Facility"). Principal repayments under the Term Loan Facility are due in quarterly installments from June 30, 1998 through the final maturity of the New Credit Facility in March of 2004, and the Company will be required to repay borrowings under the Term Loan Facility with the proceeds from certain asset sales and, under certain circumstances, with cash flow in excess of certain specified amounts. The Revolving Credit Facility is available for working capital and other general corporate purposes, including permitted acquisitions, and any outstanding amounts thereunder will become due on March 31, 2004. The Acquisition Facility is expected to be used to consummate permitted acquisitions and will become due on March 31, 2004. In addition, the maximum amount of available borrowings under the Acquisition Facility will decline by $30 million each year commencing March 31, 2000, and the borrower thereunder will be required to repay borrowings thereunder to the extent that they exceed the reduced amount of the Acquisition Facility. Additionally, the Revolving Credit Facility and the Acquisition Facility may be used to make investments in Santee (including guarantees of indebtedness of Santee) in an amount not to exceed $80 million to finance construction of Santee's new dairy. The Company borrowed $248.0 million under the Term Loan Facility on the closing date of the Hughes Acquisition. See "The Acquisitions--Financing." At the Company's option, the interest rate per annum applicable to the New Credit Facility will either be (1) the greater of one of the bank agents' reference rate or 0.5% above the federal funds rate, in each case plus a margin (0% initially) or (2) IBOR plus a margin (0.875% initially), in each case with margin adjustments dependent on the borrower's senior funded debt to EBITDA ratio from time to time. See "Description of Certain Indebtedness--New Credit Facility."


    The Company is currently in compliance with all financial covenants contained in both the New Credit Facility and the Old Notes.

    The Company anticipates that cash on hand, cash flow from operations and borrowings under the New Credit Facility will be sufficient to provide financing for the $75 million of capital expenditures which is currently budgeted through the end of fiscal 1997. However, to the extent that the Company pursues additional acquisitions or seeks to make additional expenditures or to the extent that Santee is unable to obtain the required financing for its new dairy, the Company may be required to seek additional sources of financing, which may include additional borrowings or sales of its common stock and there can be no assurance that the Company will be able to obtain such additional financing on acceptable terms or at all. In December 1996, the Company filed a universal shelf registration statement with the SEC registering for sale to the public, an aggregate of $500.0 million of securities, under which, after the common stock offering described above, $298.2 million of common stock, preferred stock and debt securities may be sold. The Company has from time to time issued shares of common stock for all or a portion of the purchase price of acquisitions (as it did for a portion of the Olson's Merger in 1995 and as it did in the KUI Acquisition) and may do so again in the future.

                                    BUSINESS

    THE INFORMATION CONTAINED HEREIN INCLUDES CERTAIN DEMOGRAPHIC AND ECONOMIC INFORMATION FOR SOUTHERN CALIFORNIA AND THE SEATTLE/PUGET SOUND REGION, AND ALSO INCLUDES CERTAIN DATA REGARDING THE U.S. FOOD RETAILING INDUSTRY AND CERTAIN FOOD RETAILERS. ALTHOUGH QFC HAS OBTAINED SUCH INFORMATION FROM SOURCES IT BELIEVES ARE RELIABLE, IT HAS NOT INDEPENDENTLY VERIFIED ANY SUCH INFORMATION AND THERE CAN BE NO ASSURANCE AS TO ITS ACCURACY. IN ADDITION, HISTORICAL INCREASES IN POPULATION OR JOBS OR DECREASES IN UNEMPLOYMENT IN ANY AREA DO NOT PURPORT TO BE INDICATIVE OF WHETHER POPULATION, JOBS OR UNEMPLOYMENT WILL INCREASE OR DECREASE IN THE FUTURE. FURTHER, BECAUSE COMPETITORS OF QFC, HUGHES AND KUI GENERALLY DO NOT MAKE AVAILABLE INFORMATION REGARDING THEIR SALES IN THESE SPECIFIC REGIONS, MARKET SHARE INFORMATION IS SUBJECT TO A NUMBER OF ESTIMATES AND ASSUMPTIONS AND THERE CAN BE NO ASSURANCE AS TO ITS ACCURACY.

GENERAL


    QFC is a leading operator of premium supermarkets in the Seattle/Puget Sound region of the State of Washington having expanded its market share from approximately 6% of total supermarket sales in 1986 to approximately 20% today, according to management estimates and calculated on a pro forma basis after giving affect to the KUI Acquisition and the anticipated divestiture of five KUI stores. Since commencing operations in 1954, QFC has developed a modern store base in many prime locations, strong name recognition and a reputation for superior quality and service. During the ten fiscal years ended December 28, 1996, QFC's EBITDA margin has increased from 4.6% to 8.6% (7.9% for the 12 weeks ended March 22, 1997) which management attributes primarily to the development of innovative merchandising strategies, such as increased emphasis on higher margin specialty departments, combined with enhanced cost controls. With the acquisition of Hughes, QFC is entering into new markets beyond the Seattle/Puget Sound area and, with the KUI Acquisition, QFC has continued to expand within the region as part of its overall strategy of becoming a leading multi-regional operator of premium supermarkets. After giving effect to the Hughes Acquisition, which closed on March 19, 1997, the Company operates 84 stores in the Seattle/Puget Sound region as well as 57 "Hughes Family Markets" stores in Southern California. On a pro forma basis after giving effect to the Acquisitions, the Company would have had sales of approximately $2.1 billion for the fiscal year ended December 28, 1996.


    Management believes that the Company's QFC stores offer customers superior value by emphasizing an extensive selection of high quality perishable items, excellent customer service, convenient store locations and hours, a variety of specialty departments and competitive prices. QFC stores, which average approximately 31,000 square feet in size, are open seven days a week, 24 hours a day, and feature a number of specialty departments such as full service delicatessens, store seafood departments, bakery departments with coffee/espresso bars, and floral departments. Many QFC stores also offer natural food sections, video rentals, fresh juice bars and pharmacies. In addition, based on management's experience in the supermarket industry, QFC believes that it has been an industry leader in leasing space within its stores to branded specialty food operators, including STARBUCKS COFFEE, CINNABON WORLD FAMOUS CINNAMON ROLLS and NOAH'S NEW YORK BAGELS, as well as to full service banks such as SEAFIRST BANK. QFC has recently significantly expanded its selection of prepared foods and "home meal replacement" items which management believes appeal to the increasing convenience orientation of consumers. Examples include complete hot meals which are ready to serve, pre-cooked dinners which are ready to heat and eat, "Chef's Express" gourmet entrees which are specially prepared and ready to cook, and "Northwest Sandwich Bars" which feature a variety of pasta dishes, specialty and made-to-order hot and cold sandwiches, pre-made salads and self-serve soup and salad bars. Management believes that over the last five fiscal years, QFC has achieved EBITDA margins well in excess of the average for the U.S. supermarket industry, which management attributes primarily to QFC's superior merchandising and operating practices combined with favorable customer demographics in the Seattle/Puget Sound region.

    After giving effect to the Hughes Acquisition, which closed on March 19, 1997, the Company owns and operates 57 premium supermarkets under the "Hughes Family Markets" name in Southern California. Management believes that Hughes, which commenced operations in 1952 with one store, has developed a strong reputation in Southern California for providing high levels of customer service together with a broad selection of high-quality meat, produce and other perishables. Management estimates that Hughes' market share among Southern California supermarkets (excluding San Diego county) was approximately 5% for 1995. Hughes' stores average approximately 37,000 square feet in size and are generally located near desirable residential areas. Management believes that Hughes has among the most modern store bases of any supermarket chain in Southern California (defined to exclude San Diego county) due in part to its ongoing store remodeling program. Hughes supplies the majority of its stores' inventory from its own centrally located 600,000 square foot warehousing and distribution facility built in 1993. Hughes also owns a 50% interest in Santee, one of the largest dairy plants in California, which provides dairy and other products to Hughes, as well as to certain other third parties, under the well-known "Knudsen" and other labels.

    The KUI Acquisition, which closed on February 14, 1997, provides the Company with desirable store locations primarily in the southern Puget Sound region and the Olympic Peninsula of the State of Washington, areas in which QFC currently has a limited presence. Prior to its acquisition by QFC, KUI operated supermarkets in the Seattle/Puget Sound region for more than 40 years. KUI operated 22 stores under the "Stock Market" name and three under the "Thriftway" name. KUI's Stock Market stores are generally larger stores (averaging approximately 46,000 square feet) and are price-oriented, with warehouse-type dry grocery shelving and a full complement of service departments, including delicatessens and seafood and bakery departments. The Thriftway stores are generally smaller, conventional format stores (averaging approximately 22,000 square feet). Management currently anticipates that it will retain 20 of the 25 stores acquired from KUI, including two of the three Thriftway stores. Most of such stores will be converted to the QFC name and format and remodeled in order to implement QFC's merchandising and operating practices, although it is expected that the Company (through KUI) may continue to operate certain of these stores under KUI's current "Stock Market" name and format. In addition, management believes that the KUI Acquisition provides the Company with additional critical mass in the Seattle/Puget Sound region which should improve purchasing and distribution and help create economies of scale. After giving effect to the KUI Acquisition, including the anticipated divesture of five KUI stores (one of which has been sold to date), management estimates that QFC's market share among supermarkets in the Seattle/Puget Sound region is approximately 20% today. See "The Acquisitions."

GROWTH STRATEGY

    The Company's strategic objective is to become a leading multi-regional operator of premium supermarkets in order to continue to achieve its goal of controlled and profitable growth. To this end, the Company plans to capitalize on its acquisition, merchandising and operating expertise to: (i) increase sales and enhance margins in existing and newly acquired stores, (ii) realize the benefits of the Hughes and KUI Acquisitions, (iii) acquire and build new stores in its existing and contiguous markets and (iv) acquire supermarket chains in attractive new markets. In order to facilitate this phase of the Company's development, the Company hired a new chief executive officer in September of 1996, a new senior vice president for corporate development in January of 1997 and a new senior vice president of marketing and public affairs in March of 1997 to pursue and integrate acquisitions at a holding company level, thus allowing current senior management to remain focused on existing operations. See "The Proposed Reorganization" and "Management." See "Risk Factors--Dependence Upon Management to Implement Acquisition Strategy" for a discussion of certain uncertainties pertaining to the Company's strategy.

INCREASE SALES AND ENHANCE MARGINS IN EXISTING AND NEWLY ACQUIRED STORES.

    One of the Company's top priorities is to increase sales and enhance margins in existing and newly acquired stores by: (i) emphasizing higher margin specialty and convenience items, (ii) expanding sales of proprietary brands (private label) and (iii) maintaining its high quality store base.

    - EMPHASIZE HIGHER MARGIN SPECIALTY AND CONVENIENCE ITEMS. The Company intends to further develop and implement specialty and convenience-oriented departments at its stores, which management believes are important tools to enhance margins, increase foot traffic and build customer loyalty. QFC has been an industry leader in the development of higher margin products and services, such as prepared foods and home meal replacement items, which are geared toward the increasing convenience orientation of consumers. Management believes that the increase in QFC's EBITDA margins over the past ten fiscal years has been due in part to sales of items within these departments, as well as to sales of its seafood, delicatessen, bakery, floral and other specialty products.

    - EXPAND SALES OF PROPRIETARY BRANDS. QFC recently adopted a program designed to increase its sales of proprietary brands, which typically carry higher margins than comparable branded products and at the same time help promote customer loyalty. After a long-term study of operating practices both in the U.S. and abroad, QFC developed a three-tier proprietary brands philosophy which is approximately two-thirds implemented. As a result of this effort, QFC has increased the percentage of proprietary brand sales from less than 3% of grocery sales at the beginning of fiscal 1996 to approximately 8.5% of grocery sales at the end of fiscal 1996. This percentage is well below the estimated 1995 supermarket industry average, which management believes was approximately 15% of sales, thus providing a significant opportunity for growth of proprietary brand sales.

    - MAINTAIN ITS HIGH QUALITY STORE BASE. The Company believes that QFC and Hughes stores are among the most modern and well-maintained in their respective regions, due in part to their respective remodeling programs. During the five fiscal years ended December 28, 1996, QFC remodeled or "re-remodeled" 31 stores, of which 16 were acquired stores which were remodeled as part of their conversion to the QFC format. Of the 20 stores expected to be retained in the KUI Acquisition, 13 are presently expected to be significantly remodeled to facilitate the implementation of QFC's merchandising and operating practices prior to their conversion to the QFC name and format. While management believes that the Hughes stores are generally in good condition, the Company plans to selectively remodel certain Hughes stores in order to enhance the presentation and merchandising of meat, seafood, delicatessen items and other perishables and to add or enhance full-service and leased specialty departments.

REALIZE THE BENEFITS OF THE HUGHES AND KUI ACQUISITIONS.

    Management believes that the acquisition of Hughes and KUI will provide the Company with a number of benefits, including the following:

    - CROSS-FERTILIZATION OF OPERATING CAPABILITIES. Management believes that significant opportunities exist to improve results of operations at acquired stores through the implementation of QFC's merchandising and operating practices. For example, management believes that the Hughes stores will benefit from the adoption of certain merchandising practices successfully implemented at QFC stores, including practices relating to the development of higher margin specialty and convenience oriented departments. The Company will also seek to expand the use of proprietary brands at Hughes by drawing on QFC's own recently developed proprietary brands program. Similarly, the Company expects its QFC stores to benefit from the experience of Hughes' management in areas such as purchasing, distribution and category management.

    - PURCHASING AND DISTRIBUTION-RELATED BENEFITS. Management anticipates that certain benefits will accrue to the Company in the area of purchasing and distribution as a result of both the Hughes and KUI Acquisitions. For example, as a result of the KUI Acquisition, management believes that the Company's larger size in the Seattle/Puget Sound region provides the Company increased flexibility with regard to supply and distribution options and should enhance its ability to negotiate lower prices from its suppliers. Management also expects that the Company's Seattle/Puget Sound operations will benefit from Hughes' experience in operating its own warehouse and distribution center. Further, to the extent that the Company adds to its store base in Southern California, it is expected that it will benefit from excess capacity at the Hughes distribution center, which management estimates is currently operating at approximately 50% of capacity.

    - COST SAVINGS AND VOLUME EFFICIENCIES. The Company expects to achieve cost savings from the elimination of redundant administrative staff, the consolidation of management information systems and a decreased reliance on certain outside services as a result of the Acquisitions. In addition, the Company expects to benefit from savings in the areas of store supplies, store maintenance, and risk management, among other areas, as a result of increased purchasing power and volume and operating efficiencies.

ACQUIRE AND BUILD NEW STORES IN ITS EXISTING AND CONTIGUOUS MARKETS.

    The Company plans to continue to acquire, and to a lesser extent build, new stores in its existing and contiguous markets. Management believes that in-market acquisitions provide an efficient way for the Company to increase sales in its markets without the resulting increase in overall supermarket capacity caused by the construction of additional stores. During the past six years, QFC has acquired and successfully integrated 30 stores from ten operators in the Seattle/Puget Sound region, including 12 stores acquired from Olson's Food Stores in 1995. The KUI Acquisition represents a continuation of this strategy of expanding QFC's presence in its existing and contiguous markets. Over the last several years the Seattle/ Puget Sound region has been one of the fastest growing areas in the United States in terms of population, and the KUI Acquisition not only expands the Company's presence in the region but also broadens the Company's coverage of the southern portion of the region and the Olympic Peninsula. See "--Market Overview--Seattle/Puget Sound." This strategy also encompasses expanding into the northern part of the Puget Sound region as well as into contiguous areas such as eastern Washington and Portland, Oregon. The Company will seek to implement this strategy in its new Southern California market as well.

ACQUIRE SUPERMARKET CHAINS IN ATTRACTIVE NEW MARKETS.

    The Company will continue to actively seek growth opportunities outside its existing and contiguous markets by pursuing the acquisition of supermarket chains which are well-known within their respective markets, have strong growth potential and are located in geographic areas exhibiting favorable economic and demographic conditions. For example, Hughes has a reputation for high quality products and customer service with stores located in Southern California, an area which the Company believes has recently begun to exhibit growth in jobs and population and a decrease in unemployment. See "--Market Overview--Southern California." The acquisition of Hughes is the first step in the Company's plans to become a leading multi-regional operator of premium supermarkets. Management believes that there are a number of attractive acquisition opportunities in desirable growth areas, and that these opportunities are attributable in part to the fragmented nature of a large portion of the domestic supermarket industry.

INDUSTRY OVERVIEW

    The food retailing industry in the United States includes national and regional supermarket chains, independent and specialty grocers, traditional convenience food stores and newer "alternative format" food stores, including warehouse club stores, deep discount food operators and supercenters. Management believes that a large portion of the U.S. supermarket industry is highly fragmented. In particular, according to industry reports, the top ten operators of supermarkets (excluding convenience and grocery stores with annual sales of less than $2 million and also excluding warehouse stores, club stores, deep food discounters and supercenters) accounted for approximately 30% of the approximately $312 billion of 1995 domestic supermarket sales, while no supermarket operator outside of the top five accounted for more than 3% of such sales. According to industry reports, approximately 150 supermarkets had sales of $250 million or higher in 1995. Recently, the food retailing industry has been experiencing consolidation as larger supermarket chains acquire smaller independent competitors within their markets as well as supermarket chains in different geographic markets. According to the PROGRESSIVE GROCER ANNUAL REPORT published in

April 1996, high-volume chain supermarkets accounted for 77% of 1995 supermarket sales, as compared to only 62% in 1975. Management believes that the supermarket industry will continue to consolidate and that the Company is well positioned to take advantage of this consolidation through the acquisition of competitors within the Seattle/Puget Sound region and Southern California, as well as supermarket chains in other geographic markets considered attractive by management.

    Management believes that, in recent years, the trend toward increased convenience has led to an increase in eating away from home and the purchase of prepared meals for home consumption. According to the U.S. Department of Commerce, retail sales for "eating and drinking" establishments increased by 6.2% per annum from 1986 to 1995, significantly higher than the 3.7% annual growth experienced by "food stores" during the same period. In response to this trend, supermarkets have expanded their frozen food selections, full service specialty departments such as delicatessens, and home meal replacement products, each of which provide convenience-oriented consumers with an alternative to restaurants and fast food establishments. Home meal replacement items vary by supermarket chain but can include hot meals which are ready to serve, pre-cooked dinners which are ready to re-heat, pre-seasoned meals which must be cooked, pre-made or custom sandwiches, sushi, pre-made salads, soups and self-serve salad bars. Management believes that QFC is a leader in terms of the selection and quality of the meal replacement products it offers and that these higher margin products promote increased store traffic and customer loyalty, as well as higher sales and margins.

MARKET OVERVIEW

    SEATTLE/PUGET SOUND

    According to data compiled by Conway Pedersen Economics, Inc. ("Conway Pedersen"), an economic consulting firm, the Seattle/Puget Sound region has expanded more rapidly than the nation over the past ten years. According to Conway Pedersen, the population of the region has grown 10.3% since 1990 to an estimated 3.1 million by 1996 and is forecasted to continue growing approximately 2% per annum through 1998. In addition, according to Conway Pedersen, the area had one of the highest per capita household incomes in the United States in 1995 and was recently chosen the "number one" place to live and work by FORTUNE magazine. According to Conway Pedersen, job growth for 1996 is expected to exceed 3.0% as Boeing, the area's largest employer, has renewed hiring plans in response to the recent increase in demand for commercial aircraft. This compares to job growth as reported by Conway Pedersen of 1.9% in 1995 and forecasted future growth exceeding 3.0% per annum through the year 1998. According to Conway Pedersen, unemployment has also declined to its lowest level in five years, which was expected to reach 4.8% by the end of 1996, as compared to approximately 6.7% in 1992. In addition to the aerospace industry, key industries include computer software, bio-technology, financial services, healthcare service and international trade.

    SOUTHERN CALIFORNIA

    According to data compiled by the UCLA Business Forecasting Project (the "UCLA Forecast"), Southern California (defined to include the counties of Los Angeles, Orange, Riverside, San Bernardino, San Diego, Santa Barbara and Ventura) had an estimated 1996 population of more than 18.8 million people or more than 50% of the total population of California. According to the UCLA Forecast, job growth in the region was approximately 2.3% for the 12 months ended October 31, 1996. In addition, the UCLA Forecast indicates that, at October 31, 1996, the unemployment rate in California was approximately 7.3%, down from approximately 9.4% in 1993, and is forecasted to continue declining to below 6.0% by 1998. In addition to aerospace and defense, key industries include entertainment, financial services, healthcare services, international trade and tourism. According to Regional Financial Associates, Inc. ("RFA"), an economic consulting firm, the region's motion picture industry accounted for nearly 130,000 jobs as of mid-1996, more than double the number employed in the industry in mid-1986. Tourism is also an important source of jobs for the region with over 22 million overnight visitors having spent an estimated $10 billion in 1995 according to RFA. Recently, the most rapidly growing areas in Southern

California in terms of population and job growth have included those surrounding Los Angeles, such as Riverside, San Bernardino, Orange and Ventura counties according to RFA.

QUALITY FOOD CENTERS, INC.

    Unless otherwise expressly stated or the context otherwise requires, the discussion set forth under "Business--Quality Food Centers, Inc." relates solely to the stores owned and the business conducted by QFC prior to the Acquisitions, and does not include stores owned and businesses conducted by Hughes or KUI.

MERCHANDISING

    QFC's merchandising goals are to attract new customers, become the primary source for its customers' weekly grocery needs and capture a greater portion of their supermarket spending. In order to achieve these goals, QFC's merchandising strategy emphasizes: (i) superior customer service, (ii) a wide variety of high quality meat, seafood, produce and other perishables, (iii) high quality convenience-oriented specialty departments and services and (iv) a broad assortment of higher-margin proprietary brands. Management believes that QFC's strengths in merchandising, combined with its competitive pricing, have earned QFC stores a reputation for providing superior "value" to their customers and have resulted in a loyal customer base.

    SUPERIOR CUSTOMER SERVICE. Management believes that QFC's commitment to superior customer service distinguishes it from much of its competition. In addition to its stores remaining open 24 hours a day, seven days a week, QFC's operating practices have been designed to emphasize customer convenience and satisfaction. Employees typically attend department specific training classes at QFC's training center located at its headquarters and also generally receive follow-up in-store training. QFC employees are trained to actively address customer needs by asking shoppers whether they need help and then by locating, recommending and selecting merchandise for their customers. For example, employees in QFC's meat and seafood departments, in addition to offering specialized service in those areas, are trained to assist customers with cooking instructions and recipes and direct them to employees in other departments, such as wine specialists found in selected stores, for additional needs. QFC product preparation areas in these departments are open to promote such interaction with customers. QFC also emphasizes a broad selection of product choices and brands within any given food category in an effort to foster "one-stop shopping." Each store's staff is encouraged to be friendly, which often results in employees knowing their regular customers by name. QFC's flagship University Village store in Seattle offers a child center with trained child-care personnel. Each store's checkout stands are custom designed to speed the checkout process and incorporate computerized scanning and other systems to aid in the checkout process. QFC also accepts credit and debit cards for the convenience of its customers, checkout clerks unload items from the cart to the checkout stand and courtesy clerks are available to assist shoppers with their grocery bags after checkout.

    WIDE VARIETY OF HIGH QUALITY MEAT, SEAFOOD, PRODUCE AND OTHER
PERISHABLES. Offering a wide variety of consistently high quality meat, seafood and produce to its customers is a fundamental tenet of QFC's merchandising strategy. Management believes that its reputation for providing among the freshest and widest varieties of these major groups of perishables, displayed in a clean and visually appealing presentation, is a major attraction for its customers. QFC provides carefully trimmed "choice" USDA beef, high quality pork and Washington-grown poultry. QFC has also recently introduced a high-end branded beef known as "premier choice" as well as kosher meats and poultry in selected stores prepared at QFC's USDA-approved processing facility. Management believes that its seafood departments have a reputation for providing among the finest quality and widest selection of seafood and shellfish in the Seattle/Puget Sound area. As part of this emphasis on quality, QFC has full-time employees stationed in its primary seafood supplier's facility to pre-screen seafood products before they are shipped to QFC. QFC's in-store produce employees are trained to eliminate items that do not meet QFC standards and to carefully trim, hand stack and attend to the display and presentation of the produce. In an effort to provide specialty salads and other products of consistently high quality in every QFC deli department, many deli items are prepared in QFC's central commissary which has improved quality, consistency and shelf life. Instead of baking in each store, several bakeries in the Seattle/Puget Sound area deliver fresh baked goods daily to QFC's stores, which management believes allows QFC to sell higher quality and a wider variety of baked goods with greater product consistency than if these products were baked on-site.

    HIGH QUALITY CONVENIENCE-ORIENTED SPECIALTY DEPARTMENTS AND SERVICES. QFC provides a broad variety of products and services through its specialty departments which have been designed to appeal to the increasing convenience orientation of supermarket customers. For example, in the past year, QFC has placed significant emphasis on prepared foods and "home meal replacement" items. Such items include complete hot meals, such as prime rib, london broil and salmon dinners, which are ready to serve, pre-cooked dinners which are ready to heat and eat, and "Chef's Express" gourmet entrees which are specially prepared and ready to cook. QFC stores also offer "grab and go" salads, "Northwest Sandwich Bars" which feature hot pasta dishes, soups and specialty and made-to-order hot and cold sandwiches and coffee and espresso bars. Certain stores also offer fresh juice bars, natural foods departments and sushi selections. All stores offer photo-processing, floral departments and automated bank-teller machines for added convenience, while video rentals and pharmacies are offered at some of QFC's stores. In addition, QFC currently leases or sub-leases space at a number of its stores to STARBUCKS COFFEE, CINNABON WORLD FAMOUS CINNAMON ROLLS and NOAH'S NEW YORK BAGELS, as well as to full service banks such as SEAFIRST BANK.

    BROAD ASSORTMENT OF HIGHER-MARGIN PROPRIETARY BRANDS. QFC has recently developed a comprehensive three-tier proprietary brands program, which includes "SIGNATURE" brands, "ENDORSED" brands, and "PRICE FIGHTER" brands. This program, which was developed to help improve sales and margins and build customer loyalty, is almost fully implemented, with approximately two-thirds of the total number of expected store brand stock keeping units ("SKUs") having been introduced. QFC's "SIGNATURE" brand products include premium quality items produced expressly for QFC and sold under a variety of names, such as CASTLEBURY ice cream and yogurt and Northern Cove chowders, as well as other local brands such as CUCINA! CUCINA! Italian foods for which QFC is the only supermarket distributor in the Seattle/Puget Sound region. The second tier, called "ENDORSED" brands includes a variety of high quality items, such as QFC's BAKER VALLEY FARMS dairy brand, that bear the QFC "satisfaction guaranteed" seal of endorsement. The "PRICE FIGHTER" brands are marketed under the Heritage Farm label and are designed to replace items previously provided by QFC's wholesalers with a wide selection of higher quality products that are positioned as national brand equivalents at lower prices. QFC's proprietary brands program currently includes approximately 700 SKUs, many of which are recent additions. QFC's proprietary brands business at the end of fiscal 1996 accounted for approximately 8.5% of grocery sales whereas, according to industry reports, the estimated 1995 supermarket industry average was approximately 15%, thus providing significant opportunity for the continued growth of store brand sales.

STORE BASE AND DEVELOPMENT

    Management believes that QFC has developed a modern and well-maintained base of stores in many prime locations in the Seattle/Puget Sound area. QFC currently operates 64 supermarkets, generally in or nearby desirable residential areas.

    Management currently anticipates that it will retain approximately 20 of the 25 stores acquired in the KUI Acquisition and sell or otherwise divest the others. Of the 20 KUI stores expected to be retained, 13 are expected to be converted to the QFC name and format and thus significantly remodeled as part of the Company's plan to implement QFC's merchandising and operating practices in its new stores. It is presently expected that the Company will continue to operate the remaining stores under KUI's current "Stock Market" name and format.

    During the five fiscal years ended December 28, 1996, QFC invested approximately $217 million in capital expenditures, which have been primarily allocated toward acquiring and building new stores and expanding and remodeling or "re-remodeling" existing stores. During such period, QFC acquired or opened 34 new stores and remodeled or "re-remodeled" 31 existing stores. QFC remains committed to keeping its existing stores in top condition with the latest customer conveniences, information systems, merchandise, departments and decor.

    While most of its newer stores are larger and while QFC expects the average size of its stores to grow as stores are remodeled and expanded, QFC intends to remain flexible in terms of the size of its new and acquired stores. At the end of 1996, the total square footage of all 64 stores was approximately 2,100,000 square feet with an average store size of approximately 31,000 square feet, and a range in size from 14,000 to 66,000 square feet. QFC increased its total square footage by 22%, 46% and 6% in fiscal 1994, 1995 and 1996, respectively. The following table sets forth certain information with respect to store size.

                                                                              NUMBER OF STORES AT
                                                                               DECEMBER 28, 1996
                                                                            -----------------------
Store Size:
    Less than 20,000 square feet..........................................                 9
    Between 20,000 and 30,000 square feet.................................                21
    Between 30,000 and 40,000 square feet.................................                23
    Between 40,000 and 50,000 square feet.................................                 8
    Over 50,000 square feet...............................................                 3
                                                                                          --
                                                                                          64

    The following table sets forth additional information concerning QFC stores for the periods indicated:

                                                                      FISCAL YEAR ENDED
                                          --------------------------------------------------------------------------
                                            DECEMBER 26,       DECEMBER 25,       DECEMBER 31,       DECEMBER 30,
                                                1992               1993               1994               1995
                                          -----------------  -----------------  -----------------  -----------------
TOTAL STORES:
  Beginning of period...................             30                 33                 38                 45
    Newly constructed...................              1                  3                  1                  1
    Acquired............................              2                  2                  6                 16
    Closed..............................              0                  0                  0                  0
                                                     --                 --                 --                 --
  End of period.........................             33                 38                 45                 62
REMODELS................................              5                  3                  2                  5
RE-REMODELS(1)..........................              1                  0                  2                  2


                                            DECEMBER 28,
                                                1996
                                          -----------------
TOTAL STORES:
  Beginning of period...................             62
    Newly constructed...................              0
    Acquired............................              2
    Closed..............................              0
                                                     --
  End of period.........................             64
REMODELS................................              5
RE-REMODELS(1)..........................              8

------------------------
(1) "Re-remodeled" stores are stores that have been remodeled within five years of a prior remodeling.

    The Company's plans to expand and remodel its existing stores and to add new stores are reviewed continually and are subject to change. QFC has been highly selective in acquiring store sites and attempts to take advantage of market research and its extensive knowledge of the Seattle/Puget Sound region in evaluating opportunities. In conducting market research for store sites, QFC typically evaluates population shifts, demographic conditions, zoning changes, traffic patterns, new construction and the proximity of competitors' stores in an effort to determine a future store's sales potential. The Company's ability to expand and remodel existing stores and to open new stores, however, is subject to many factors, including successful negotiation of new leases or amendments to existing leases, successful site acquisition and the availability of financing on acceptable terms, and may be limited by zoning, environmental and other governmental regulations. See "Risk Factors--Dependence Upon Management to Implement Acquisition Strategy."

PURCHASING AND DISTRIBUTION

    QFC does not maintain independent distribution facilities and instead purchases the majority of its groceries, meat and some seafood, deli and produce from wholesale suppliers. QFC's merchandise is ordered on a store-by-store basis, although product selection is typically approved and monitored by a central buying group consisting of merchandise managers for various classifications of products. The central buying group also responds to customer requests and input from store managers regarding new products and merchandising ideas using category management principles and allocates shelf space to products with the assistance of QFC's schematic department which uses state-of-the-art shelf allocation software to help determine the efficient shelf layouts.


    QFC's major wholesale supplier is West Coast Grocery Company ("West Coast"), a subsidiary of Super Valu Stores, Inc. QFC purchased approximately $211.5 million of products from West Coast during fiscal 1996, accounting for 35.0% of QFC's cost of sales and related occupancy expense during the year. Beginning with the Olson's Merger in March 1995, QFC began using Associated Grocers ("Associated") as its major wholesale supplier for the 12 stores that were previously operated by Olson's. Associated is a cooperative wholesale supplier located in Seattle, Washington. QFC purchased approximately $57.5 million of products from Associated during fiscal 1996, accounting for 9.5% of QFC's cost of sales and related occupancy expense during the year. Currently, 50 of QFC's stores buy from West Coast and 15 from Associated. In addition, certain products, such as beer, wine, soda and certain snack foods, are purchased from other manufacturers or distributors which, as do West Coast and Associated, deliver directly to QFC's stores. QFC also maintains a central commissary where certain items, such as hot and cold salads, sauces and dressings, and certain "Chef's Express" ingredients, are prepared primarily for QFC's deli departments. In addition, kosher meat and poultry are prepared in QFC's USDA-approved processing facility. QFC also periodically purchases higher turnover products directly from the manufacturer that would otherwise be supplied by West Coast or Associated.


    The stores acquired in the KUI Acquisition currently purchase products from Associated. According to information made publicly available by Associated, KUI was Associated's largest customer, having accounted for approximately 19% of Associated's sales for Associated's fiscal year ended September 30, 1996. As a result of the KUI Acquisition, QFC currently owns 22% of the non-voting equity of Associated.

    The Company believes that a loss of one of its two principal suppliers would not result in a material adverse effect on the Company. In the event one of its two principal wholesale suppliers were unable to continue to supply the Company, the Company believes that it would be able to meet all of its supply needs from its other remaining supplier, from one of the other suppliers in the region and/or through self-distribution.

MANAGEMENT INFORMATION SYSTEMS

    Although QFC already makes extensive use of management information systems, management remains committed to the further development and use of information systems as a tool to enhance results of operations. QFC continues the migration from its mainframe host computer to a client-server based architecture to meet its long-term needs and convert to open systems technology. Management expects that QFC's new item and category management system (which tracks and analyzes sales data), coupled with expanded point-of-sale capabilities and a new pricing system under development, will enable it to improve its operations through category management and by improving pricing and promotional strategies.

    In 1993, QFC installed personal computer-based point-of-sale hardware and software in every checkout lane of every store. QFC utilizes a private voice and data network and an electronic payment system that processes customer purchases by debit and credit cards. In 1996, QFC implemented a check authorization system, which is integrated into QFC's point-of-sale hardware and software. QFC also has a direct store delivery system for non-perishable deliveries, which integrates the receipt of goods at the store with accounting and merchandising at QFC's main office. This integrated system offers QFC timely information and greater efficiency and control over product receipts, merchandising and accounts payable functions. QFC processes product orders, direct store deliveries and store accounting functions on personal computers in each store which are integrated with centralized corporate systems. In addition, custom software and laser printers are used to create shelf tags, attractive signs and customized promotional materials on-site at each store. Electronic Data Interchange ("EDI") is used extensively to transmit various business documents to and from QFC's suppliers. QFC also installed a company-wide electronic mail system in 1996.

    Management anticipates that over time, each of the KUI stores to be retained by the Company will be converted to QFC's management information system.

MARKETING AND PROMOTION

    QFC advertises primarily through newspapers, television and radio, as well as billboards and busboards. QFC also promotes products through the use of direct mail circulars, which it can produce in-house, and which are distributed every Wednesday, as well as through in-store "demonstrations," tastings and hand-outs. QFC's television and radio ads are primarily image based, promoting the quality of its products, employees and customer service, while its print advertising is primarily price/item-based.

    QFC also promotes its products through special seasonal promotions during the periods leading up to such holidays as Easter, Thanksgiving and Christmas. In addition, QFC typically advertises the opening of new stores and the re-opening of major remodeled stores and often conducts special promotions and events in connection with these openings and re-openings.

    QFC also has an in-house product demonstrations staff, which provides product demonstrations and free samples in its stores. QFC is actively involved in the community which it serves in order to be a good corporate citizen as well as to build customer loyalty, and plays a role in many local events.

    For the year ended December 28, 1996, QFC spent approximately 55% of its marketing budget on newsprint advertisements such as newspaper inserts and circulars, approximately 27% for television and radio advertising and approximately 15% on special events such as new store opening promotions. The remainder of the budget was used for direct mail for special promotions.

COMPETITION

    The retail supermarket business is highly competitive. QFC and KUI compete primarily with national and regional supermarket chains and other food retailers, principally Safeway, Albertson's and Fred Meyer, and with smaller chains and independent stores as well as wholesale club formats, such as Price/ Costco, and specialty and convenience food stores.

    The principal areas of competition include store location; product selection and quality; convenience and cleanliness; employee friendliness and service; price; and management information enabling timely product selection, pricing and promotion decisions. QFC seeks to address each of these factors, emphasizing superior service, high quality perishables, the use of technology, and favorable store locations. Competitive pricing is implemented by reviewing competitors' prices on a regular basis through observation and independent surveys and adjusting prices as management deems appropriate. Certain of these strategies are also used by QFC's competitors, some of which have substantially greater financial and other resources than QFC. The Company will seek to address these factors in a similar fashion at the KUI stores it intends to retain.

    During the fourth quarter of 1994 and throughout 1995, QFC experienced an unusually large number of new store openings or store remodelings by its competitors near its existing stores, which resulted in reduced sales in certain of QFC's stores. Fewer such openings occurred during 1996. See "Risk Factors-- Competition" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

EMPLOYEES AND LABOR RELATIONS

    QFC had approximately 4,400 employees at the end of fiscal 1996. Of these, approximately 4,100 were covered by an aggregate of seven collective bargaining agreements which expire in the period from May 3, 1998 to December 1, 1998. QFC's most significant union is the United Food and Commercial Workers Union Local No. 1105, of which 2,900 QFC employees are members; this contract expires on May 3, 1998. QFC has not had a work stoppage in over 20 years and believes its labor relations are good. However, there can be no assurance that work stoppages or other labor matters will not adversely effect the Company in the future. See "Risk Factors--High Percentage of Unionized Labor."

    KUI had approximately 1,700 employees at the end of fiscal 1996. Of these, approximately 1,500 were covered by an aggregate of 14 collective bargaining agreements which expire in the period from May 31, 1997 to June 9, 1999. KUI's largest union is the United Food and Commercial Workers Union Local No. 367, of which 900 KUI employees are currently members under contracts which expire from May 3, 1998 to November 29, 1998. QFC believes that KUI has had a good relationship with its employees. However, there can be no assurance that work stoppages or other labor matters relating to the stores acquired from KUI will not adversely affect the Company in the future. See "Risk Factors--High Percentage of Unionized Labor."

    The Company believes that a substantial majority of the employees of supermarket chains in the Seattle/Puget Sound region, including QFC's and KUI's, are members of these collective bargaining units.

PROPERTIES

    At March 22, 1997, QFC leased 58 of its 64 supermarkets and its administrative facilities under non-cancelable operating leases with various terms expiring through December 2053, including renewal periods. The average remaining term of QFC's leases (including all renewal options) is approximately 31 years, with only two of these leases subject to expiration within five years. Of the 20 stores expected to be retained in the KUI Acquisition, 18 will be leased and two will be owned. The average remaining term of the leases of these 18 KUI stores (including renewal options) is approximately 32 years and only one of such leases (expiring in April 1997) is subject to expiration within five years.

    QFC typically renegotiates a store lease prior to committing to a major store remodel. The leases generally provide for minimum rental amounts, with contingent rental payments based on a percentage of gross sales, plus real estate tax payments and reimbursement of certain common-area maintenance costs. QFC owns most of the equipment, furniture and fixtures at its retail and administrative locations and has made leasehold improvements at most locations.

    QFC may seek to increase its ownership of future store locations in instances where management believes that it can better control occupancy expenses through ownership. At March 22, 1997, QFC owned the real estate at six of its store facilities in operation, two of which were part of small shopping centers owned by QFC. The real estate operations of this center are currently not material to QFC's results of operations. During 1995, QFC sold one of the shopping centers it previously operated, in 1996 it sold another, and the one remaining center is currently for sale. QFC retained ownership of its store buildings and pads in the centers that were sold, and intends to do so in the remaining center to be sold as well. There are no mortgages on QFC's owned stores.

    QFC has entered into option agreements for, and purchased, real estate within its existing Seattle/ Puget Sound market areas where it plans to locate stores in the future. Certain of these store locations are in the entitlement process or subject to other contingencies.

SEASONALITY

    No material portion of QFC's or KUI's business is affected by seasonal fluctuations, except that sales are generally stronger surrounding holidays, especially from Thanksgiving through New Year's Day. In addition, QFC's fiscal quarters consist of three 12-week quarters and a 16-week fourth quarter. However, 1994 was a 53-week fiscal year, with a 17-week fourth quarter.

ENVIRONMENTAL MATTERS

    QFC and KUI are subject to federal, state and local laws, regulations and ordinances that (i) govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for solid and hazardous wastes and (ii) impose liability for the costs of cleaning up, and certain damages resulting from, sites of past spills, disposal or other releases of hazardous materials (together, "Environmental Laws"). In particular, under applicable Environmental Laws, QFC and KUI may be responsible for remediation of environmental conditions and may be subject to associated liabilities (including liabilities resulting from lawsuits brought by private litigants) relating to their stores and the land on which their stores are situated, regardless of whether QFC or KUI lease or own the stores or land in question and regardless of whether such environmental conditions were created by QFC or KUI or by a prior owner or tenant.

    QFC believes that it currently conducts its business, and in the past has operated its business, in substantial compliance with applicable Environmental Laws and regulations. In addition, compliance with federal, state and local laws enacted for protection of the environment has had no material effect on QFC. However, there can be no assurance that environmental conditions relating to prior, existing or future QFC or KUI stores or store sites will not have a material adverse effect on the Company. See "Risk Factors--Environmental Matters."

    In connection with the KUI Acquisition, QFC reviewed existing reports and retained environmental consultants to conduct certain investigations of the operations of KUI. Phase I environmental site assessments were conducted on the KUI stores and store sites. These Phase I environmental site assessments did not reveal any environmental matter that is likely to have a material adverse effect on the Company.

LEGAL PROCEEDINGS

    The Company (including QFC, Hughes and KUI) is currently involved in a number of legal proceedings which have arisen in the ordinary course of business. Management believes these proceedings will not, in the aggregate, have a material adverse effect on the Company. However, the Company is unable to predict whether the outcome of such actions may or may not have a material adverse effect on the Company's results of operations in a particular future period as the timing and amount of any resolution of such actions and their relationship to future results of operations are not known.

HUGHES MARKETS, INC.

MERCHANDISING

    Hughes' merchandising strategy emphasizes: (i) superior customer service,
(ii) a wide selection of high quality products, (iii) competitive pricing and promotions and (iv) the development of proprietary brands.

    SUPERIOR CUSTOMER SERVICE. The foundation of Hughes' merchandising strategy is its commitment to providing superior service and convenience. Each Hughes store monitors customer satisfaction in an effort to respond to its customers' shopping needs. Each store's checkout lanes are supplied with postage-paid comment cards which are reviewed and typically answered personally in writing or by phone. Hughes also employs an outside firm to monitor customer service and relations. Hughes' employees typically undergo in-store training which stresses customer service and relations, such as offering to specially order a particular product for a customer in the event it is not available in a store. As part of this commitment to its customers, Hughes stores are generally open 24 hours a day, seven days a week, and offer a wide variety of services, departments and products. All Hughes stores offer photo-processing services and automated teller machines. 50 Hughes stores have on-site bakeries, 40 of which supply all of their own baked goods, 50 stores have full-service delicatessens, 52 stores have full service fish departments and the majority of the stores offer floral departments and fresh salad bars. 21 Hughes stores have in-store banking services.

    WIDE SELECTION OF HIGH QUALITY PRODUCTS. Hughes has built a reputation for offering a wide variety of consistently high quality products, with a focus on perishables such as meat and produce. Hughes stores carry only "USDA Choice" beef and American lamb and veal and other high quality pork and poultry items, while its full service seafood departments feature U.S. Department of Commerce inspected seafood items. Hughes also strives to be a leader in providing fresh produce to its customers and today enjoys a reputation for offering a wide variety of high quality produce. For example, Hughes has state-of-the-art, pressurized banana ripening rooms at its Irwindale, California distribution facility which help ensure greater consistency of color, and provide a shorter ripening cycle and longer shelf-life than conventional ripening rooms. In the past year, Hughes has also placed significant emphasis on prepared specialty foods. Under the label "Home Meal Solutions," Hughes stores sell complete meals, such as pork spareribs, lasagna, and whole rotisserie chicken dinners. Home Meal Solutions include pre-cooked dinners which are ready to heat and eat and specially prepared entrees which are pre-seasoned and ready to cook. Hughes stores also offer kids' meals and specialty and made-to-order hot and cold sandwiches. Certain stores also offer self-serve salad, soup and hot buffet bars, and freshly prepared sushi. Management intends to further develop and implement specialty and convenience-oriented departments at Hughes stores, which it believes can be important tools to enhance margins, increase foot traffic and build customer loyalty. Hughes carries a large variety of certain product groups, such as kosher, Mexican and Asian foods that are adjusted on a store-by-store basis to match local demographics.

    COMPETITIVE PRICING AND PROMOTIONS. The Company believes that Hughes provides its customers with competitive prices in a variety of ways. Hughes has designed and implemented specific programs to promote customer loyalty through competitive pricing, including a "double coupon" program introduced in the greater Los Angeles area and a "red tag" program in which red tags extend from shelves to draw shoppers to special value items, certain of which are tied in to Hughes' radio advertisements and direct mail promotions. In addition, Hughes offers a 5% discount on eligible purchases to senior citizens through its Hughes "Senior Discount" card. Hughes also honors competitors' coupons, and often gives discounts on equivalent products in cases where Hughes does not carry a particular item.

    DEVELOPMENT OF PROPRIETARY BRANDS. Although Hughes has in the past focused primarily on national brands, the Company believes that the recent addition of proprietary brand items has contributed to sales while also increasing customer loyalty. Hughes currently uses a two-tier proprietary brand program which includes the "Hughes" label, designed to compete with the national brands on price and quality, and the "Premier" label which Hughes attaches to its premium quality items. Hughes currently carries 449 SKUs under its proprietary brand program and management intends to increase that number in the future.

STORE BASE AND DEVELOPMENT

    Hughes has grown primarily through site acquisition and development by focusing initially on the San Fernando Valley region of California and then on other selected parts of the Los Angeles area. Because Hughes began its store expansion in Los Angeles more than 40 years ago, it has been able to develop a stable base in Los Angeles County where newer competitors are limited by such barriers to entry as the high cost of real estate and significant zoning restraints. Hughes has pursued expansion from its base in Los Angeles County by selectively entering other markets in Southern California. For example, in 1979 Hughes entered the Orange County market by acquiring five stores and has since built its presence in Orange County to thirteen stores. Hughes entered the Riverside and San Bernardino markets in 1984 and now has three and seven stores, respectively, in those markets. Hughes also currently operates four stores in Ventura County. Hughes management has been highly selective when choosing a site for a new store, typically requiring a minimum population and demographic profile before acquiring the site.

    The Company believes that its modern store base has been a significant element in its success. Hughes has invested approximately $161 million in capital expenditures during the five fiscal years ended March 3, 1996, which have been primarily allocated toward acquiring and building new stores and expanding or remodeling existing stores. During that period, Hughes has added over 380,000 square feet through the construction of 14 stores and through expansion of certain existing stores. At December 31, 1996, the total square footage of all 56 Hughes stores was approximately 2,085,000 square feet with an average store size of 37,000 square feet, and a range in size of 22,000 to 55,000 square feet. Hughes increased its total square footage by 0.2%, 4.5% and 2.3% in fiscal 1994, 1995 and 1996, respectively.

    The following table sets forth certain information with respect to Hughes' store size:

                                                                                  NUMBER OF STORES AT
                                                                                    MARCH 22, 1997
                                                                                -----------------------
Store size:
    Between 20,000 and 30,000 square feet.....................................                 5
    Between 30,000 and 40,000 square feet.....................................                36
    Between 40,000 and 50,000 square feet.....................................                14
    Over 50,000 square feet...................................................                 2
                                                                                              --
                                                                                              57

    Hughes also seeks to refurbish its stores approximately every five to eight years. Over the last seven full fiscal years Hughes has remodeled 28 stores and approximately 69% of the total square footage of Hughes' stores is either newly constructed or was remodeled during the last seven years.

    The following table sets forth additional information concerning Hughes stores for the periods indicated:

                                                                         FISCAL YEAR ENDED
                                               ----------------------------------------------------------------------
                                                 FEBRUARY 28,       FEBRUARY 27,       FEBRUARY 26,       MARCH 3,
                                                     1993               1994               1995             1996
                                               -----------------  -----------------  -----------------  -------------
TOTAL STORES
  Beginning of period........................             52                 51                 51               53
    Newly constructed........................              0                  0                  2                1
    Acquired.................................              0                  0                  0                0
    Closed...................................              1                  0                  0                0
                                                          --                 --                 --               --
  End of period..............................             51                 51                 53               54
REMODELS.....................................              3                  6                  4                4

                                                                  MARCH 3, 1997
                                                                     THROUGH
                                                   MARCH 2,         MARCH 22,
                                                     1997             1997
                                               -----------------  -------------
TOTAL STORES
  Beginning of period........................             54               56
    Newly constructed........................              3                1
    Acquired.................................              0                0
    Closed...................................              1                0
                                                          --               --
  End of period..............................             56               57
REMODELS.....................................              2                0

PURCHASING AND DISTRIBUTION

    Until the early 1980s, Hughes purchased most of its products from wholesalers. Since that time, Hughes has moved toward direct purchases from suppliers and self-distribution, leasing a 200,000 square foot dry goods warehouse in 1983. In 1993, in order to provide for future expansion in the region and to provide self-distribution capacity for a wider range of products, Hughes relocated into a 600,000 square foot distribution facility in Irwindale, California that it designed, constructed and currently owns. The Company believes that this distribution center is currently operating at approximately 50% of its full capacity. The current distribution facility is centrally located an average of 44 miles from Hughes' stores and is serviced by a fleet of 36 tractors and approximately 70 trailers, including approximately 60 refrigerated trailers, all of which are owned by Hughes.

    The distribution facility allows Hughes to centralize purchasing, which the Company believes results in certain advantages. For example, centralized purchasing allows Hughes to take advantage of the benefits of purchasing large quantities, including volume discounts. The Company also believes that centralization enables Hughes to help ensure that its quality standards are applied uniformly and reduces vendor distribution costs by enabling Hughes to pick up merchandise directly from its suppliers. In addition, Hughes uses computerized inventory control and ordering systems for items that are supplied through the distribution facility in order to enhance productivity and efficiency. Warehouse supplied items are purchased under a central buying arrangement designed to promote cost-effective buying, quality control and ample inventory. The Company believes the move toward increased self-distribution has had a positive impact on Hughes' gross margins.

    Hughes purchases its merchandise directly from manufacturers as well as from distributors. In fiscal 1996, Hughes purchased $68.9 million of goods (approximately 8% of its cost of sales, including distribution and occupancy expenses) from Certified Grocers ("Certified"), a member-owned cooperative. Hughes uses Certified primarily for purchases of items it does not carry in its warehouse, such as frozen foods, ice cream, and certain low turnover items.

    Recently, Hughes has focused on implementing a category management program pursuant to which it will review all aspects of a product category, from promotional sales to shelf space allocation. Working with enhanced technology intended to better manage data from checkout lane scanners, together with an outside consultant, Hughes intends to improve purchasing decisions, gain greater inventory control and implement "just-in-time" delivery programs. It is expected that this category management program will lead to closer relationships and programs with its suppliers. The Company believes that category management and managing product categories as individual business units can be important tools to enhance gross margins.

MANAGEMENT INFORMATION SYSTEMS

    The Company believes that a high level of computerization is essential to maintaining and improving Hughes' competitive position and is committed to the further development and use of information systems as a tool to enhance results of operations. For example, Hughes uses computerized information systems, including its IBM ES-9000-411 mainframe computer, to process transactions and to provide information relating to (1) ordering, purchasing and billing and (2) reports on sales, inventories, gross profits, payroll, payables and expenses which are integrated with financial reports which enable management to better monitor results of operations. Hughes also uses a private voice and data network for communications and a LAN system which ties its stores, headquarters and warehouse to the mainframe computer. Hughes also uses an electronic payment system which enables customers to pay with debit and credit cards. Hughes also has a direct store delivery system for non-perishable deliveries which integrates the receipt of goods at the store with accounting and merchandising at Hughes' main offices. In addition, Hughes is installing new computer-based point-of-sale hardware and software in the checkout lanes of each of its supermarkets. As of January 31, 1997, this new technology had been installed in 26 stores, and is scheduled to be installed in the remaining Hughes stores by the end of 1997.

MARKETING AND PROMOTION

    Hughes advertises through a variety of means, including newspapers, television and radio. In 1996, the Company began to place a greater emphasis on the use of direct mail circulars, which it believes are particularly effective because they enable Hughes to directly target potential customers living within its stores' marketing area. In addition, Hughes is able to produce these direct mail circulars in-house which enables it to more effectively control production costs. In the seven months ended September 29, 1996, approximately 31% of Hughes' advertising expenditures was spent on newspaper advertising, 22% was spent on television and radio advertising and 47% was spent on direct mail circulars.

    In addition, Hughes' in-store marketing includes third party product demonstrations and free product samples. As part of its ongoing efforts to build customer loyalty and be a good corporate citizen, Hughes and its employees are also involved in the communities that they serve and participate in a number of special events.

COMPETITION

    The retail supermarket business in Southern California is highly competitive. Hughes competes primarily with national and regional supermarket chains, including Ralphs/Food 4 Less, Vons/Pavilions, Lucky, Stater and Albertson's, with smaller chains and independent stores as well as wholesale club formats, such as Price/Costco, and specialty and convenience stores.

    The principal areas of competition include store location; product location and quality; convenience and cleanliness; employee friendliness and service; price; and management information enabling timely product selection, pricing and promotion decisions. Hughes seeks to address each of these factors, emphasizing superior customer service, high quality perishables, competitive prices, the use of technology and favorable store locations. Competitive pricing is implemented by reviewing competitors' prices on a regular basis through observation and independent surveys and adjusting prices as management deems appropriate. Certain of these strategies are also used by Hughes' competitors, some of which have substantially greater financial and other resources than Hughes.

EMPLOYEES AND LABOR RELATIONS

    At December 31, 1996, Hughes had approximately 5,000 employees, of which approximately 30% were full-time and 70% were part-time employees. Approximately 300 of Hughes' employees worked in Hughes' distribution center and approximately 4,600 were unionized employees. Hughes' most significant union contract is with the United Food and Commercial Warehouse Workers Union which covers approximately 4,100 of Hughes' retail clerks and which is due to expire in October 1999. The remaining collective bargaining agreements, which cover approximately 300 employees, expire at various dates in the period from September 1998 to October 1999. Two labor contracts, covering a total of approximately 200 employees, have recently expired and Hughes presently is in discussion with the applicable unions and anticipates that satisfactory contracts will be negotiated. Hughes has not had a work stoppage in over 10 years and believes its labor relations are good. However, there can be no assurance that work stoppages or other labor matters will not adversely affect the Company in the future.

PROPERTIES

    Hughes currently operates a total of 57 stores in Southern California. Thirty stores are located in Los Angeles County, 13 in Orange County, seven in San Bernardino County, four in Ventura County and three in Riverside County. Of these 57 stores, 54 stores are leased, including five stores that are leased to partnerships in which ownership interests are held by various members of the Hughes family. The Company believes that these leases are on terms not less favorable to Hughes than could have been obtained had the properties been leased from unrelated parties. Hughes' leases generally provide for a 25 year initial term and for contingent rent based on sales. At December 31, 1996, the average remaining term on Hughes' leases, including unexercised options to extend, was approximately 25 years. Two of these leases are due to expire in the next five years.

    In addition, Hughes directly owns three of its stores. At December 31, 1996, mortgages on these stores totalled approximately $1 million. Hughes also owns its 600,000 square foot distribution facility and its headquarters, both of which are located on a 38 acre parcel of land in Irwindale, California.

SEASONALITY

    No material portion of Hughes' business is affected by seasonal fluctuations, except that sales are generally stronger surrounding holidays, especially from Thanksgiving through New Year's Day. In addition, Hughes' fiscal year ends on the Sunday closest to the last day of February and generally consists of 52 weeks. However, fiscal year 1996 was a 53 week year. As a result of its acquisition by QFC, Hughes will change its fiscal year to conform with QFC's.

ENVIRONMENTAL MATTERS

    Under applicable Environmental Laws, Hughes may be responsible for remediation of environmental conditions and may be subject to associated liabilities (including liabilities resulting from lawsuits brought by private litigants) relating to its stores and the land on which its stores are situated, regardless of whether

Hughes leases or owns the stores or land in question and regardless of whether such environmental conditions were created by Hughes or by a prior owner or tenant.

    Hughes believes it currently conducts its business, and in the past has conducted its business, in substantial compliance with applicable Environmental Laws and regulations. In addition, compliance with federal, state and local laws enacted for protection of the environment has had no material effect on Hughes. However, in May 1997, the State of California brought an action against Santee alleging that Santee has disposed of hazardous waste (certain materials outside allowable pH levels) in violation of Section 25189.5(b) of the California Health and Safety Code. Although Santee has taken steps to fully resolve this matter, the Company believes that a fine will be sought in connection therewith. The Company believes that such fine, in any, will not have a material adverse effect on the Company.

    In connection with the Hughes Acquisition, QFC reviewed existing reports and retained environmental consultants to conduct an environmental audit of Hughes' operations in order to identify conditions that could have material adverse effects on the Company. Phase I environmental site assessments were conducted on the Hughes stores and store sites. These Phase I site assessments did not reveal any environmental matter that is likely to have a material adverse effect on the Company.

SANTEE DAIRIES

    Each of Hughes and Stater owns a 50% interest in Santee, which operates one of the largest dairy plants in California. Santee processes, packages and distributes fluid whole, 2%, 1% and skim milk, as well as orange juice, fruit drinks and certain cultured products under the KNUDSEN, FOREMOST and certain store brand names. While the Company believes that all of Santee's products have a reputation for high quality, Santee promotes KNUDSEN as its premium label. Santee is the exclusive licensee of the KNUDSEN trademark from Kraft for fluid milk, juices and certain cultured items in the Southern California market. In addition, Santee is the exclusive licensee from Foremost Farms, USA, of the FOREMOST trademark for fluid milk in Southern California. Santee also processes, packages and distributes Hershey chocolate milk under license and processes and packages orange juice for Sunkist. In calendar 1995, Santee processed approximately 70 million gallons of fluid products, including approximately 54 million gallons of fluid milk and in calendar 1996 processed approximately 73 million gallons of fluid products and approximately 54 million gallons of fluid milk. During calendar 1996, Santee sold an aggregate of approximately 60% of its fluid product volume to its owners, Hughes and Stater. During calendar 1996, Stater purchased more than twice as much fluid milk from Santee than did Hughes. Santee also sells to various non-owner grocery supermarkets, independent food distributors, military bases and food service providers in Southern California and surrounding areas.

    Santee's existing dairy plant was built in 1914 at its current location. Due to the age of the plant, Santee has been required to make significant expenditures for repairs and maintenance over the past several years. Despite these investments, operating costs have continued to rise. In order to provide a consistent source of milk to accommodate expected expansion at both Hughes and Stater, and in order to contain costs, Santee has begun construction of a new dairy plant in the City of Industry, California. The Company believes that the new facility, which is expected to be fully operational by March 1998, will increase Santee's capacity to process milk from approximately 250,000 gallons per day to approximately 350,000 gallons per day, with the ability to expand capacity to approximately 500,000 gallons per day. Hughes expects that the new facility, when fully operational, will also lower Santee's costs of producing fluid milk and other products, and that automation at the new facility will permit Santee to operate two daily shifts instead of three, thus reducing its labor costs.

    Construction costs of the new dairy are estimated to be approximately $100 million, including production equipment and capitalized interest and other costs. However, there can be no assurance that the cost of the new dairy will not exceed this amount. To provide the funds necessary to finance the construction, Santee is seeking to issue $80 million of secured senior notes (the "Santee Notes") in a private placement, the primary terms of which have been orally agreed to in principle and in connection with which the prospective lenders have been paid a non-refundable fee. In addition, it is expected that Hughes and Stater will agree to purchase their fluid milk requirements from Santee on terms that would require that each of Hughes and Stater pay increased milk prices to the extent necessary to maintain Santee's debt coverage ratio and fixed charge coverage ratio above specified levels. See "Risk Factors-- Risks Relating to Santee Dairies" and "Description of Certain Indebtedness--Santee Dairies."

    It is expected that Santee, Stater and Hughes will enter into a limited liability company operating agreement (the "Operating Agreement") pursuant to which a limited liability company, 50% owned by each of Stater and Hughes, will be formed to own the stock of Santee (the "LLC"). The Operating Agreement is expected to describe certain matters requiring super-majority voting. In addition, the Operating Agreement is expected to provide a right of first refusal to the LLC (or, if the LLC does not exercise such right, to the other member of the LLC) in the event of a transfer of membership interests by either Hughes or Stater, subject to certain exceptions. The Operating Agreement also is expected to provide that in the event either Hughes or Stater offers to purchase all of the membership interests held by the other, the offeree member shall have the option either to accept such offer or to purchase the membership interests of the party making such offer on substantially equivalent terms and conditions.

    Santee had approximately 500 employees as of the end of 1996, of which approximately 400 were unionized. According to Hughes' management, Santee has not experienced a work stoppage since Hughes made its investment in Santee in 1986 and believes its labor relations are good. However, there can be no assurance that work stoppages or other labor matters will not adversely affect Santee in the future.

    Santee's other 50% owner, Stater, a subsidiary of Stater Bros. Holdings, Inc., is a leading Southern California supermarket chain, operating approximately 110 supermarkets located primarily in the Inland Empire region of Southern California (consisting primarily of Riverside and San Bernardino Counties, but also including parts of Orange, Kern and Los Angeles counties). In calendar 1996, Stater purchased more than twice as much fluid milk from Santee than did Hughes. According to publicly available information, Stater had approximately $1.7 billion of sales and $59.8 million of EBITDA for the fiscal year ended September 29, 1996.

                                   MANAGEMENT

    The executive officers and directors of the Company are set forth below.


NAME                                           AGE                              POSITION
------------------------------------------  ---------  -----------------------------------------------------------

Stuart M. Sloan                                    53  Chairman of the Board

Christopher A. Sinclair                            46  President, Chief Executive Officer and Director(1)

Dan Kourkoumelis                                   45  President, Chief Executive Officer and Director(1)

Marc W. Evanger                                    42  Vice President, Chief Financial Officer and
                                                       Secretary/Treasurer

Frederick Meils                                    55  Senior Vice President, Corporate Development

William P. Ketcham                                 46  Senior Vice President, Marketing and Public Affairs

John W. Creighton, Jr.                             64  Director

Roger K. Hughes                                    71  Director

Maurice F. Olson                                   52  Director

Marc H. Rapaport                                   40  Director

Sheli Z. Rosenberg                                 55  Director

Ronald A. Weinstein                                55  Director

Samuel Zell                                        55  Director


------------------------------

(1) If the anticipated Reorganization is consummated, Mr. Sinclair will become President and Chief Executive Officer of Parent and Holding Company while Mr. Kourkoumelis will remain President and Chief Executive Officer of QFC. Roger Hughes will remain chief executive officer of Hughes.


    QFC's Articles of Incorporation (the "Articles") provide that the Board of Directors is divided into three classes: Class I, Class II and Class III. Each Class is as nearly equal in number as possible. Unless a director has been appointed to fill a vacancy or to fill a position that was created by increasing the number of directors, each director serves for a term ending at the third annual shareholders' meeting following the annual meeting at which such director was elected. Each director serves until such director's successor is elected and qualified or until such director's earlier death, resignation or removal. The terms of Class I directors expire at the 1997 annual meeting, the terms of Class II directors expire at the 1998 annual meeting, and the terms of Class III directors expire at the 1999 annual meeting.



    Two designees of Zell Chilmark (Mr. Zell and Mrs. Rosenberg) are members of QFC's Board of Directors in accordance with the terms of the Recapitalization and Stock Purchase and Sale Agreement dated as of January 14, 1995 (the "Recapitalization Agreement") among QFC, Stuart M. Sloan and Zell Chilmark. A Standstill Agreement dated as of January 14, 1995 between QFC and Zell Chilmark (the "Zell Chilmark Standstill Agreement") provides that (i) Zell Chilmark will continue to have two designees on QFC's Board as long as Zell Chilmark beneficially owns at least 10% of the outstanding Common Stock; (ii) QFC will not increase the size of its Board beyond nine members as long as Zell Chilmark is entitled to two Board designees (which covenant was waived with respect to the appointment of Roger Hughes as a tenth director of the Company); and (iii) with certain exceptions, Zell Chilmark will vote its Common Stock for the election or removal of directors of QFC either (a) in accordance with the recommendations of a majority of QFC's disinterested directors or (b) in the same proportion as the other shareholders vote on such matter. The Zell Chilmark Standstill Agreement also imposes limitations on how Zell Chilmark may vote its Common Stock with respect to any matter that would relate to a possible change in control of QFC. Additional provisions of the Zell Chilmark Standstill Agreement are described below under "Principal Shareholders."

    Stuart M. Sloan became a director of QFC in 1985 and has been Chairman of the Board since June 1986. Mr. Sloan served as Chief Executive Officer of QFC from June 1986 to February 1987 and again from April 1991 to September 1996. Mr. Sloan is the founder and a principal of Sloan Capital Companies, a private investment company. Mr. Sloan serves as a director of Anixter International, Inc., TeleTech Holdings, Inc. and Cucina! Cucina!, Inc. Mr. Sloan is a Class II director.

    Christopher A. Sinclair has been a director and President and Chief Executive Officer of QFC since September 1996. From 1984 to July 1996, Mr. Sinclair served as a senior executive officer of Pepsico, Inc. and most recently served as Chairman and Chief Executive Officer of PepsiCola Company. Prior to 1984, Mr. Sinclair was a marketing executive with General Foods, Frito-Lay and Newsweek. Mr. Sinclair is a director of Mattel, Inc., Perdue Farms, Inc. and Woolworth Corporation. Mr. Sinclair is a Class II director.

    Dan Kourkoumelis became a director of QFC in April 1991. He joined QFC as a courtesy clerk in 1967 and his experience includes several ranks of store management and executive positions. Mr. Kourkoumelis was appointed Executive Vice President in 1983, Chief Operating Officer in 1987, President in 1989 and Chief Executive Officer in 1996. Mr. Kourkoumelis is a member of the Board of Directors of the Western Association of Food Chains and Washington Food Industry and serves as a director of Associated Grocers, Incorporated and Expeditors International of Washington, Inc. Mr. Kourkoumelis is a Class III director.

    Marc W. Evanger joined QFC in 1984 as Controller. From 1978 to 1984, he was employed by Price Waterhouse as a Certified Public Accountant in audit, consulting, corporate tax planning and merger assignments. His prior experience included three years with QFC as a retail clerk. He was appointed Vice President in March 1986, Chief Financial Officer in February 1987 and Corporate Secretary and Treasurer in February 1988.

    Frederick S. Meils has been Senior Vice President for Corporate Development of QFC since January 1997. From 1971 to 1996, Mr. Meils was employed by Pepsico, Inc. and most recently served as Executive Vice President of Pepsi-Cola International. From 1989 to 1994, Mr. Meils served as President, Pepsi-Cola International Western Europe and from 1985 to 1989, he served as Executive Vice President, Pepsi-Cola North America. From 1983 to 1985, he also served as President, Pepsi-Cola International Philippines. Prior to 1985, Mr. Meils served as Senior Vice President of Finance, Pepsi-Cola International, Vice President of Financial Planning, Pepsico, Inc. and Vice President of Manufacturing, Pepsi-Cola North America.

    William P. Ketcham has served as Senior Vice President of Marketing and Public Affairs for QFC since March 1997. Prior to joining QFC, Mr. Ketcham was Vice President, Marketing for Frito-Lay International, where he performed in a similar capacity for 40 different business units. He spent ten years at ESPN where he was Senior Vice President of Network Marketing, and seven years with General Foods in Product Management and Corporate Planning.

    John W. Creighton, Jr. became a director of QFC in December 1989. He has served since 1988 as President and a director, and since August 1991 as Chief Executive Officer, of Weyerhaeuser Company, a forest products company. Mr. Creighton serves as a director of NHP, Inc., Portland General Corporation and Unocal. Mr. Creighton is a Class I director.


    Roger K. Hughes, 71, became a director of the Company in July 1997. Mr. Hughes is Chairman and a director of Hughes, a wholly owned subsidiary of the Company. Mr. Hughes joined Hughes in 1952, and served as Chairman and Chief Executive Officer from 1983 until May 1997. Mr. Hughes served as Chairman of the California Growers Association from October 1989 until September 1990 and currently serves as both past Chairman and Past President. In addition, Mr. Hughes serves on the Board of Directors of Certified Grocers of California and as Past Chairman thereof and is a member of the Board of Regents, and the Board of Trustees, of Mt. St. Mary's College.


    Maurice F. Olson became a director of QFC in March 1995. Mr. Olson was formerly Chairman and Chief Executive Officer of Olson's Food Stores, Inc. Mr. Olson is the controlling member of Olson Management Group, LLC, a real estate development and management company, and a member of the Board of Directors of Associated Grocers, Incorporated. Mr. Olson is a Class II director.

    Marc H. Rapaport became a director of QFC in May 1996. Mr. Rapaport is currently Chairman and lead investor of LA Soccer Partners, L.P. He was a co-founder of the Capital Division of Jefferies and Company, Inc. in 1990 and served as Executive Vice President and director of corporate finance until 1994. Prior to 1990, Mr. Rapaport served as Executive Vice President and co-director of Domestic Capital Markets at Drexel Burnham Lambert. Mr. Rapaport is a member of the Board of Governors of Cedars-Sinai Hospital. Mr. Rapaport is a Class I director.

    Sheli Z. Rosenberg became a director of QFC in April 1996. Ms. Rosenberg has been President and Chief Executive Officer since November 1994 of Equity Group Investments, Inc. ("EGI") and has been an executive officer and director of EGI for more than the past five years; has been a principal of the law firm of Rosenberg & Liebentritt, P.C. since 1980; is a director of Anixter International Inc., Capsure Holdings Corp., CVS Corporation, Illinois Corp. and its subsidiary Illinois Power Co., a supplier of electricity and natural gas in Illinois, Manufactured Home Communities, Inc., Sealy Corporation, American Classic Voyages Co. and Jacor Communications, Inc.; is a trustee of Equity Residential Properties Trust; and has been Vice President of First Capital Benefit Administrators, Inc., which filed a petition under the federal bankruptcy laws in January 1995 which resulted in its liquidation in November 1995. Mrs. Rosenberg is a Class III director.

    Ronald A. Weinstein served as a director of QFC from June 1986 to March 1987 and became a director again in February 1988. He was a principal of Sloan Capital Companies, a private investment company, from 1984 to July 1991. From February 1989 until April 1991, Mr. Weinstein served as Executive Vice President of Merchandising at Egghead, Inc., a reseller of microcomputer software. Mr. Weinstein serves as Chairman of B & B Auto Parts, Inc. and is a director of Molbak's, Inc. and Coinstar, Inc. Mr. Weinstein is a Class III director.

    Samuel Zell became a director of QFC in March 1995. Mr. Zell is, and since 1986 has been, Chairman of the Board of Equity Group Investments, Inc.; is, and since mid-1990 has been, one of two individuals who control the general partners of the general partner of Zell Chilmark; is, and since 1985 has been, Chairman of the Board of Anixter International Inc., a company engaged in the distribution of wiring systems products; from 1987 has served as Chairman of the Board and Chief Executive Officer of Capsure Holdings Corp., a company engaged in the business of specialty property and casualty insurance; and from April 1997 has been Chairman of the Board of Jacor Communications, Inc.; and from August 1993 to the present has been Chairman of the Board of American Classic Voyages Co., a provider of overnight cruises in the United States; is, and since 1993 has been, Chairman of the Board of Equity Residential Properties Trust, a self-administered, self-managed equity real estate investment trust; and from 1993 to March 1995 was Co-Chairman, from March 1995 until August 1996 was Chief Executive Officer and from March 1995 to the present has been, Chairman of the Board, of Manufactured Home Communities, Inc., a self-administered and self-managed equity real estate investment trust which owns and operates properties in 16 states; and since 1996 has been a non-executive director of Ramco Energy PLC, an independent oil company based in the United Kingdom. Mr. Zell is also a member of the board of directors of Sealy Corporation, TeleTech Holdings, Inc. and Chart House Enterprises, Inc. Mr. Zell is a Class I director.

                             PRINCIPAL SHAREHOLDERS

    The only outstanding voting securities of QFC are shares of Common Stock, which are entitled to one vote per share. At March 22, 1997, there were issued and outstanding 20,826,765 shares of Common Stock.

    The following table sets forth information, as of March 22, 1997, with respect to all shareholders known by QFC to be the beneficial owners of more than five percent of its outstanding shares of Common Stock. It also shows beneficial ownership for each director and executive officer. Except as noted below, each person has sole voting and investment power with respect to the shares shown as of such date.


                                                                    AMOUNT AND
                                                                      NATURE       PERCENT OF
                                                                  OF BENEFICIAL      SHARES
NAME AND ADDRESS(1)                                                OWNERSHIP(2)    OUTSTANDING
----------------------------------------------------------------  --------------  -------------
Stuart M. Sloan(3)..............................................      1,857,882          8.85%
Christopher A. Sinclair.........................................        500,000          2.34
Ronald A. Weinstein.............................................        297,776          1.43
Maurice F. Olson................................................        600,825          2.88
Zell/Chilmark Fund L.P.(4)(5)...................................      3,975,000         19.09
Samuel Zell(4)(5)...............................................      3,982,884         19.12
Sheli Z. Rosenberg(4)(5)........................................      3,980,550         19.11
FMR Corp.(6)....................................................      2,199,000         10.56
Dan Kourkoumelis................................................        138,123             *
John W. Creighton, Jr...........................................         15,292             *
Marc H. Rapaport................................................          1,217             *
Roger K. Hughes.................................................              0             0
Marc W. Evanger.................................................         90,251             *
Frederick Meils.................................................              0             0
William P. Ketcham..............................................              0             0
All executive officers and directors as
  a group (12 persons)..........................................      7,489,800         34.44


------------------------
*   Denotes less than one percent.

(1) The business address of each holder identified as the beneficial owner of more than five percent of the Common Stock other than Zell Chilmark, Mr. Zell and Mrs. Rosenberg is 10112 N.E. 10th Street, Bellevue, Washington 98004. The business address of Zell Chilmark, Mr. Zell and Mrs. Rosenberg is Two North Riverside Plaza, Chicago, Illinois 60606.

(2) Includes shares that may be acquired within 60 days through the exercise of stock options, as follows: Mr. Sloan, 158,900 shares; Mr. Sinclair, 500,000 shares; Mr. Weinstein, 13,217 shares; Mr. Olson, 7,884 shares; Mr. Kourkoumelis, 131,985 shares; Mr. Zell, 7,884 shares; Mr. Creighton, 11,417 shares; Mrs. Rosenberg, 4,550 shares; Mr. Rapaport, 1,217 shares; Mr. Evanger, 85,484 shares; Mr. Meils, 0 shares; Mr. Ketcham, 0 shares; and all executive officers and directors as a group, 922,538 shares.

(3) In connection with the Recapitalization, Mr. Sloan and QFC entered into a Standstill Agreement dated as of January 14, 1995 (the "Sloan Standstill Agreement") pursuant to which Mr. Sloan agreed that he will not take any of the following actions, subject to specified limited exceptions: (a) sell or otherwise dispose of any Common Stock prior to March 29, 1997 (except (i) for the sale by Mr. Sloan to Zell Chilmark of 2,975,000 shares of Common Stock (which occurred on January 16, 1996), (ii) in response to certain tender or exchange offers and (iii) for charitable bequests of Common Stock in an aggregate amount not exceeding 200,000 shares); (b) form, join or participate in any other way in a partnership, voting trust or other "group" (as such term is defined under Section 13(d) of the Exchange Act), or enter into any agreement or arrangement or otherwise act in concert with any other person, for the purpose of acquiring, holding, voting or disposing of Common Stock; (c) engage in any material transactions with QFC without the approval of a majority of QFC's disinterested directors; or (d) engage in certain specified takeover actions or take any other actions, alone or in concert with any other person, to seek control of QFC or otherwise seek to circumvent any of the foregoing limitations.

(4) By virtue of their positions with the entities that indirectly control the general partner of Zell Chilmark, Mr. Zell and Mrs. Rosenberg may be deemed to beneficially own the shares of Common Stock beneficially owned by Zell Chilmark. Mr. Zell and Mrs. Rosenberg disclaim beneficial ownership of such shares.

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(FOOTNOTES CONTINUED FROM PRECEDING PAGE)

(5) Pursuant to the Zell Chilmark Standstill Agreement, Zell Chilmark has agreed that it and certain of its affiliates will not take any of the following actions without the approval of a majority of QFC's disinterested directors, subject to specified limited exceptions: (a) increase their ownership of Common Stock (or securities convertible into or exchangeable for Common Stock or other options or rights to acquire Common Stock) prior to June 30, 2000 beyond 30%; (b) sell or otherwise dispose of any Common Stock prior to March 1997; (c) sell or otherwise dispose of any Common Stock during the two-year period following March 1997 to any person or group that would own (to Zell Chilmark's knowledge) more than 5% of the outstanding Common Stock after such transfer; (d) form, join or participate in any other way in a partnership, voting trust or other "group" (as such term is defined under Section 13(d) of the Exchange Act), or enter into any agreement or arrangement or otherwise act in concert with any other person, for the purpose of acquiring, holding, voting or disposing of Common Stock; (e) engage in certain specified takeover actions or take any other actions, alone or in concert with any other person, to seek control of QFC or otherwise seek to circumvent any of the foregoing limitations; or (f) engage in any material transaction with QFC.


(6) As reported by FMR Corp.'s Schedule 13G dated May 8, 1997.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

    The following description of certain existing and anticipated provisions of certain indebtedness of the Company and Santee is subject to, and is qualified in its entirety by reference to, the forms of such instruments, copies of which may be obtained as described under "Available Information."

NEW CREDIT FACILITY


    The New Credit Facility consists of (i) a $250 million term loan facility (the "Term Loan Facility"), (ii) a $125 million revolving credit facility (the "Revolving Credit Facility") and (iii) a $225 million reducing revolving credit facility (the "Acquisition Facility"). Principal repayments under the Term Loan Facility will be due in quarterly installments from June 30, 1998 through the final maturity of the New Credit Facility in March 2004, and the Company will be required to repay borrowings under the Term Loan Facility with the proceeds from certain asset sales and, under certain circumstances, with cash flow in excess of certain specified amounts. The Revolving Credit Facility will be available for working capital and other general corporate purposes, including permitted acquisitions and any outstanding amounts thereunder will become due on March 31, 2004. The Acquisition Facility is expected to be used to consummate permitted acquisitions and will become due on March 31, 2004. In addition, the maximum amount of available borrowings under the Acquisition Facility will decline by $30 million each year commencing March 31, 2000, and the borrower thereunder will be required to repay borrowings thereunder to the extent that they exceed the reduced amount of the Acquisition Facility. Additionally, the Revolving Credit Facility and the Acquisition Facility may be used to make investments in Santee (including guarantees of indebtedness of Santee) in an amount not to exceed $80 million to finance construction of Santee's new dairy. At the Company's option, the interest rate per annum applicable to the New Credit Facility will either be (1) the greater of one of the bank agents' reference rate, or 0.5% above the federal funds rate, in each case plus a margin (0% initially) or (2) IBOR plus a margin (0.875% initially), in each case with margin adjustments dependent on the borrower's senior funded debt to EBITDA ratio from time to time. Although QFC is currently the sole borrower under the New Credit Facility, in the event the proposed Reorganization occurs it is expected that Holding Company will become the borrower under both the Revolving Credit Facility and the Acquisition Facility, while QFC will remain the borrower under the Term Loan Facility. Hughes, KUI, Holding Company and Parent have initially guaranteed QFC's borrowings under the New Credit Facility. After the Reorganization (if consummated), borrowings by QFC under the Term Loan Facility are expected to be guaranteed by Parent, Holding Company and all of Holding Company's existing and future subsidiaries (excluding QFC and certain foreign subsidiaries and certain insignificant subsidiaries), and borrowings by Holding Company under the Revolving Credit Facility and the Acquisition Facility are expected to be guaranteed by Parent, QFC and all of Holding Company's other existing and future subsidiaries (excluding certain foreign subsidiaries and certain insignificant subsidiaries).


    Borrowings and other obligations of the borrowers under the New Credit Facility, and the guarantees thereof, will be general unsubordinated obligations of the borrowers and the guarantors and will constitute Senior Debt for purposes of the Indenture pursuant to which the Notes will be issued. Borrowings and other obligations under the New Credit Facility and the guarantees thereof will be secured, prior to the Reorganization, by a pledge of the capital stock of Holding Company, Hughes and KUI and certain intercompany indebtedness and, after the Reorganization (if consummated), by a pledge of the capital stock of Holding Company, QFC, Hughes and KUI and certain intercompany indebtedness, in each case together with proceeds and products thereof. The New Credit Facility contains a number of significant covenants that, among other things, will restrict the ability of QFC (and after the Reorganization, if consummated, Parent) and its subsidiaries to incur additional indebtedness and incur liens on their assets, in each case subject to specified exceptions, impose specified financial tests as a precondition to QFC (and after the Reorganization, if consummated, Parent) and its subsidiaries' acquisition of other businesses and limit QFC (and after the Reorganization, if consummated, Parent) and its subsidiaries from making certain restricted payments (including dividends and repurchases of stock), subject in certain circumstances to specified financial tests. In addition, Parent and its subsidiaries will be required to comply with specified financial ratios and tests, including an interest and rental expense coverage ratio, a total funded debt to EBITDA ratio, a senior funded debt to EBITDA ratio and a minimum net worth test. See "Risk Factors-- Restrictive Debt Covenants; Compliance with Debt Instruments."

    The New Credit Facility contains customary events of default, including (1) a default triggered by a default in the payment of outstanding indebtedness in excess of $15 million which permits the acceleration thereof, (2) any person or group shall acquire beneficial ownership of 20% or more of the Company (or after the Reorganization, Parent) and such amount shall be a greater percentage than that beneficially owned by Zell Chilmark and its affiliates, (3) a majority of the Board of Directors of the Parent shall not be continuing directors and (4) a "Change of Control" as defined in the Indenture relating to the Notes. Upon the occurrence of an event of default, lenders holding at least 50% in principal amount of the outstanding borrowings and commitments would be able to declare all borrowings under the New Credit Facility to be due and payable and upon the occurrence of an event of default triggered by certain events of bankruptcy, insolvency or reorganization, such borrowings would ipso facto become due and payable. Upon such an acceleration, the lenders would also be able to seek to liquidate the collateral pledged as security for the New Credit Facility and enforce the related guarantees.

SANTEE DAIRIES

    THE SANTEE NOTES.

    Negotiations are currently under way with certain parties to provide Santee with long-term debt financing which will be used to construct a new dairy plant at Santee. It is currently expected that the debt financing will take the form of $80 million aggregate principal amount of senior secured notes due 2007 sold by Santee to several insurance companies (the "Santee Notes"). As of the date hereof, the prospective lenders have orally agreed in principle to the primary terms of the Santee Notes, including the applicable interest rate and have been paid a non-refundable fee in connection therewith. However, there can be no assurance that Santee will be able to issue the Santee Notes on the terms described below or at all, and the actual terms of any such financing could differ materially from those described herein. Likewise, there can be no assurance that Santee will be able to sell the Santee Notes or obtain other long-term financing for the new dairy, which could have a material adverse effect on the Company. See "Risk Factors--Risks Relating to Santee Dairies."


    It is expected that the Santee Notes will bear interest at a fixed rate, will mature in 2007 and will be subject to quarterly principal repayments commencing in the ninth fiscal quarter after issuance. In the event that the new dairy is not completed and capable of commercial operation in accordance with agreed upon production levels and economic efficiencies by a specified date, it is expected that the Santee Notes will be subject to prepayment at the option of the holders together with a "make-whole amount." In addition, it is expected that the Santee Notes will be redeemable at the option of Santee at any time at par plus accrued interest, plus a "make-whole amount."


    It is expected that the Santee Notes will be secured by collateral including
(i) the assignment of certain Product Purchase Agreements to be entered into between Santee and Stater and between Santee and Hughes, (ii) the assignment of raw milk and other supply agreements (to the extent such agreements exist),
(iii) a lien on the real property, equipment and machinery of Santee, (iv) the assignment of licenses, permits, operating rights, trademarks and patents of Santee and (v) a pledge by Hughes and Stater (or the LLC) of the capital stock of Santee.

    The Santee Notes are also expected to contain a number of significant covenants including (i) a limitation on indebtedness covenant, (ii) a minimum net worth test, (iii) a debt service coverage ratio covenant, (iv) a fixed charge coverage ratio covenant, (v) a restricted payments covenant, (vi) a limitation on liens covenant, (vii) a limitation on sale/leaseback transactions covenant and (viii) a merger and consolidation covenant, among others. Further, the Santee Notes are expected to contain provisions prohibiting a change of control of Santee, Hughes or Stater.

    It is expected that (i) the Santee Notes and/or the Product Purchase Agreements will contain provisions requiring that a specified interest and rental expense coverage ratio of the Company (or if the proposed Reorganization is consummated, Parent) be maintained and that each of Hughes and Stater maintain a specified consolidated net worth and a specified fixed charge coverage ratio and (ii) the Santee Notes will contain customary events of default, including events of default triggered by the acceleration of debt of Holding Company and its consolidated subsidiaries aggregating $15 million, the acceleration of debt of Stater aggregating $10 million, a default by Hughes in respect of its indebtedness (excluding guarantees of indebtedness of Holding Company and its consolidated subsidiaries) aggregating $7.5 million, and a default under certain provisions of the Product Purchase Agreements. If Stater were to so default, or if indebtedness of Stater in such amount were to be accelerated, such noncompliance or acceleration could result in increased prices for products and/or in the acceleration of the Santee Notes. As a result, such increased prices and/or acceleration may be triggered by events relating to Stater over which Hughes and Santee have no control and could have a material adverse effect on the Company.

    It is expected that, upon the occurrence of a default in the payment of interest or principal or make-whole payment, any holder of a Santee Note may declare such note due and payable and that upon the occurrence of any other event of default, lenders holding a specified percentage in principal amount of the Santee Notes will be entitled to declare all of the Santee Notes to be due and payable and, upon the occurrence of an event of default triggered by certain events of bankruptcy or insolvency, the Santee Notes will ipso facto become due and payable. It is expected that upon acceleration of the Santee Notes, the lenders will be entitled to foreclose upon the collateral pledged to secure the Santee Notes.

    It is expected that each of Hughes and Stater will enter into a Product Purchase Agreement with Santee in connection with the Santee Notes. The Product Purchase Agreements are expected to provide that each of Hughes and Stater will be obligated to purchase fluid milk and specified Santee-produced products from Santee, subject to certain exceptions, and that each of Hughes and Stater will be required to pay increased prices to the extent necessary to maintain Santee's debt service coverage ratio and fixed charge coverage ratio above specified levels.

    SANTEE LINES OF CREDIT.

    At May 31, 1997, Santee was party to (i) a $6 million credit facility consisting of a $3.5 million revolver for working capital purposes (the "Santee Revolver") and a $2.5 million letter of credit supporting workers' compensation claims, (ii) a $5 million loan to cover construction costs for the new dairy until permanent financing is established (the "Santee Bridge Loan No. 1"), (iii) a $5.2 million loan to cover additional construction costs for the new dairy until permanent financing is established (the "Santee Bridge Loan No. 2"), (iv) a $4.5 million loan to cover additional construction costs for the new dairy until permanent financing is established (the "Santee Bridge Loan No. 3," and collectively with the Santee Bridge Loan No. 1 and the Santee Bridge Loan No. 2, the "Santee Bridge Loan") and (v) a $3.5 million letter of credit supporting a $3.5 million rental payment due in April 1998 upon expiration of Santee's lease at the existing dairy (collectively, the "Santee Credit Facilities"). At May 31, 1997, $1.8 million was outstanding under the Santee Revolver (although balances fluctuate during each month based on raw milk requirements), $300,000 was outstanding under the workers' compensation letter of credit, $5 million was outstanding under the Santee Bridge Loan No. 1, $5.2 million was outstanding under the Santee Bridge Loan No. 2, $4.5 million was outstanding under Santee Bridge Loan No.3 and a $3.5 million letter of credit was issued under the letter of credit facility. Santee is currently in default under certain of the financial covenants relating to the Santee Credit Facilities, and is presently negotiating with its lender to extend the Santee Credit Facilities. Notwithstanding such default, its lender has allowed Santee to continue to borrow under the Santee Revolver. The Santee Bridge Loan is expected to be replaced by long-term dairy financing, if and when obtained by Santee. The Santee Credit Facilities are secured by a lien on Santee's accounts receivable, inventory and general intangibles.

    Santee is also in the process of arranging short-term interim financing for certain payments under its construction contract for the new dairy until such time as it is able to obtain long-term financing. Santee currently owes approximately $4.5 million for work performed in June of 1997 and expects payments for July of 1997 to be approximately $4.5 million. Such amounts may be financed through a new bridge facility with Santee's existing or a new lender, loans and/or advances from the Company, Hughes and/or Stater or amounts available under the Santee Revolver. There can be no assurance that Santee will be successful in arranging such interim financing and any failure to make the required payment would cause a default under the construction contract for the new dairy, which could have a material adverse effect on the Company.

                               THE EXCHANGE OFFER

GENERAL

    The Company hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), to exchange up to $150 million aggregate principal amount of Exchange Notes for a like aggregate principal amount of Old Notes properly tendered on or prior to the Expiration Date and not withdrawn as permitted pursuant to the procedures described below. The Exchange Offer is being made with respect to all of the Old Notes.


    As of the date of this Prospectus, $150 million aggregate principal amount of the Old Notes is outstanding. This Prospectus, together with the Letter of Transmittal, is first being sent on or about July 23, 1997, to all holders of Old Notes known to the Company. The Company's obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions set forth under "Certain Conditions to the Exchange Offer" below. The Company currently expects that each of the conditions will be satisfied and that no waivers will be necessary.


PURPOSE OF THE EXCHANGE OFFER

    The Old Notes were issued on March 19, 1997 (the "Issue Date") in a transaction exempt from the registration requirements of the Securities Act. Accordingly, the Old Notes may not be reoffered, resold, or otherwise transferred unless so registered or unless an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.

    In connection with the issuance and sale of the Old Notes, the Company and the Guarantors entered into the Registration Rights Agreement, which requires the Company and the Guarantors to use their reasonable best efforts to file with the Commission a registration statement relating to the Exchange Offer (the "Exchange Offer Registration Statement") not later than 90 days after the date of issuance of the Old Notes, and to use their reasonable best efforts to cause the registration statement relating to the Exchange Offer to become effective under the Securities Act not later than 180 days after the date of issuance of the Old Notes. If, for any reason, the Exchange Offer is not consummated by the earlier of (i) 60 days after the effective date of the Exchange Offer Registration Statement and (ii) 240 days after the Issue Date, the Company and the Guarantors will be required to file a "shelf" registration statement covering resales of the Notes (the "Shelf Registration Statement") under which the holders of the Notes will be entitled to offer and sell the Notes from time to time without restrictions or limitations under the Securities Act. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

    The Exchange Offer is being made by the Company to satisfy its obligations with respect to the Registration Rights Agreement. The term "holder," with respect to the Exchange Offer, means any person in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Old Notes are held of record by The Depository Trust Company. Other than pursuant to the Registration Rights Agreement, the Company is not required to file any registration statement to register any outstanding Old Notes. Holders of Old Notes who do not tender their Old Notes or whose Old Notes are tendered but not accepted would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act, if they wish to sell their Old Notes.

    The Company is making the Exchange Offer in reliance on the position of the staff of the Commission as set forth in certain interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter and there can be no assurance that the staff would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the Staff, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a Holder (other than any Holder who is a broker-dealer or an "affiliate" of the Company within the meaning of Rule 405 of the Securities Act) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such Holder's business. See "--Terms of the Exchange" and "--Resale of Exchange Notes." Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

TERMS OF THE EXCHANGE

    The Company hereby offers to exchange, subject to the conditions set forth herein and in the Letter of Transmittal accompanying this Prospectus, $1,000 in principal amount of Exchange Notes for each $1,000 in principal amount of the Old Notes. The terms of the Exchange Notes are identical in all material respects to the terms of the Old Notes for which they may be exchanged pursuant to this Exchange Offer, except that the Exchange Notes will generally be freely transferable by holders thereof and will not be subject to any covenant regarding registration. The Exchange Notes will evidence the same indebtedness as the Old Notes and will be entitled to the benefits of the Indenture. See "Description of Exchange Notes."

    The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.

    The Company has not requested, and does not intend to request, an interpretation by the staff of the Commission with respect to whether the Exchange Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Instead, based on an interpretation by the staff of the Commission set forth in a series of no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for sale, resold and otherwise transferred by any holder of such Exchange Notes (other than any such holder that is a broker-dealer or is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. Since the Commission has not considered the Exchange Offer in the context of a no-action letter, there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer. Any holder who is an affiliate of the Company or who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes cannot rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

    Interest on the Exchange Notes will accrue from the last Interest Payment Date on which interest was paid on the Old Notes so surrendered or, if no interest has been paid on such Notes, from March 19, 1997.

    Tendering holders of the Old Notes shall not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the Old Notes pursuant to the Exchange Offer.

EXPIRATION DATE; EXTENSION; TERMINATION; AMENDMENT


    The Exchange Offer will expire at 5:00 p.m., New York City time, on August 25, 1997, unless the Company, in its sole discretion, has extended the period of time for which the Exchange Offer is open (such date, as it may be extended, is referred to herein as the "Expiration Date"). The Expiration Date will be at least 20 business days after the commencement of the Exchange Offer in accordance with Rule 14e-1(a) under the Exchange Act. The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Notes, by giving oral or written notice to the Exchange Agent and by timely public announcement no later than 9:00 a.m. New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Old Notes previously tendered will remain subject to the Exchange Offer unless properly withdrawn. The Company does not currently intend to extend the Expiration Date and any such extension will not affect the payment of interest on the interest payment dates.


    The Company expressly reserves the right to (i) terminate or amend the Exchange Offer and not to accept for exchange any Old Notes not theretofore accepted for exchange upon the occurrence of any of the events specified below under "--Certain Conditions to the Exchange Offer" which have not been waived by the Company and (ii) amend the terms of the Exchange Offer in any manner which, in its good faith judgment, is advantageous to the holders of the Old Notes, whether before or after any tender of the Notes. If any such termination or amendment occurs, the Company will notify the Exchange Agent and will either issue a press release or give oral or written notice to the holders of the Old Notes as promptly as practicable.

    For purposes of the Exchange Offer, a "business day" means any day other than Saturday, Sunday or a date on which banking institutions are required or authorized by New York State law to be closed, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. The Company intends to exchange the Exchange Notes for the Old Notes on the Exchange Date.

PROCEDURES FOR TENDERING OLD NOTES

    The tender to the Company of Old Notes by a holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal.

    A holder of Old Notes may tender the same by (i) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the Old Notes being tendered and any required signature guarantees and any other documents required by the Letter of Transmittal, to the Exchange Agent at its address set forth below on or prior to the Expiration Date (or complying with the procedure for book-entry transfer described below) or (ii) complying with the guaranteed delivery procedures described below.

    The method of delivery of Old Notes, Letters of Transmittal and all other required documents is at the election and risk of the holders. If such delivery is by mail, it is recommended that registered mail properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to insure timely delivery. No Old Notes or Letters of Transmittal should be sent to the Company.

    If tendered Old Notes are registered in the name of the signer of the Letter of Transmittal and the Exchange Notes to be issued in exchange therefor are to be issued (and any untendered Old Notes are to be reissued) in the name of the registered holder (which term, for the purposes described herein, shall include any participant in The Depository Trust Company (also referred to as a "book-entry transfer facility") whose name appears on a security listing as the owner of Old Notes), the signature of such signer need not be guaranteed. In any other case, the tendered Old Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Company and duly executed by the registered holder, and the signature on the endorsement or instrument of transfer must be guaranteed by a bank, broker, dealer, credit union, savings association, clearing agency or other institution (each an "Eligible Institution") that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act. If the Exchange Notes and/or Old Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the Old Notes, the signature in the Letter of Transmittal must be guaranteed by an Eligible Institution.

    The Exchange Agent will make a request within two business days after the date of receipt of this Prospectus to establish accounts with respect to the Old Notes at the book-entry transfer facility for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of Old Notes by causing such book-entry transfer facility to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with the book-entry transfer facility's procedures for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at the book-entry transfer facility, an appropriate Letter of Transmittal with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

    If a holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Old Notes to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its address set forth below on or prior to the Expiration Date, a letter, telegram or facsimile transmission (receipt confirmed by telephone and an original delivered by guaranteed overnight courier) from an Eligible Institution setting forth the name and address of the tendering holder, the names in which the Old Notes are registered and, if possible, the certificate numbers of the Old Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within three business days after the Expiration Date, the Old Notes in proper form for transfer (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the book-entry transfer facility), will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Old Notes being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Company may, at its option, reject the tender. Copies of the notice of guaranteed delivery ("Notice of Guaranteed Delivery") which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

    A tender will be deemed to have been received as of the date when (i) the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Old Notes (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the book-entry transfer facility) is received by the Exchange Agent, or (ii) a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) from an Eligible Institution is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Old Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered Old Notes.

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or not to accept any particular Old Notes which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

    If the Letter of Transmittal is signed by a person or persons other than the registered holder or holders of Old Notes, such Old Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders appear on the Old Notes.

    If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

    By tendering, each holder will represent to the Company that, among other things, the Exchange Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, that neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company, or if it is an affiliate it will comply with the registration and prospectus requirements of the Securities Act to the extent applicable.

    Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

    The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

    The party tendering Notes for exchange (the "Transferor") exchanges, assigns and transfers the Old Notes to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Old Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Old Notes and to acquire Exchange Notes issuable upon the exchange of such tendered Notes, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents reasonably deemed by the Exchange Agent or the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Old Notes or transfer ownership of such Old Notes on the account books maintained by a book-entry transfer facility. The Transferor further agrees that acceptance of any tendered Old Notes by the Company and the issuance of Exchange Notes in exchange therefor shall constitute performance in full by the Company of its obligations to register the Old Notes under the Registration Rights Agreement. All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

    The Transferor certifies that it is not an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act and that it is acquiring the Exchange Notes offered hereby in the ordinary course of such Transferor's business and that such Transferor has no arrangement with any person to participate in the distribution of such Exchange Notes. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of Exchange Notes. Each Transferor which is a broker-dealer receiving Exchange Notes for its own account must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company will, for a period ending on the earlier of (i) 180 days after consummation of the Exchange Offer (subject to extension in certain events) and (ii) the date on which all participating broker-dealers have sold their Exchange Notes, make copies of this Prospectus available to any broker-dealer for use in connection with any such resale.

WITHDRAWAL RIGHTS

    Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date.

    For a withdrawal to be effective, a written notice of withdrawal sent by telegram, facsimile transmission (receipt confirmed by telephone) or letter must be received by the Exchange Agent at the address set forth herein prior to 5:00 p.m. on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having tendered the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) specify the principal amount of Notes to be withdrawn, (iv) include a statement that such holder is withdrawing his election to have such Old Notes exchanged,
(v) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered or as otherwise described above (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee under the Indenture register the transfer of such Old Notes into the name of the person withdrawing the tender and (vi) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. The Exchange Agent will return the properly withdrawn Old Notes promptly following receipt of notice of withdrawal. If Old Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Old Notes or otherwise comply with the book-entry transfer facility procedure. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by the Company and such determination will be final and binding on all parties.

    Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account with such book-entry transfer facility specified by the holder) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "--Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

    Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly on the Exchange Date, all Old Notes properly tendered and will issue the Exchange Notes promptly after such acceptance. See "--Certain Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent.

    For each Old Note accepted for exchange, the holder of such Old Note will receive an Exchange Note having a principal amount equal to that of the surrendered Old Note.

    In all cases, issuance of Exchange Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely book-entry confirmation of such Old Notes into the Exchange Agent's account at the book-entry transfer facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, such non-exchanged Old Notes will be credited to an account maintained with such book-entry transfer facility) as promptly as practicable after the expiration of the Exchange Offer.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer (by oral or written notice to the Exchange Agent or by a timely press release) if at any time before the acceptance of such Old Notes for exchange or the exchange of the Exchange Notes for such Old Notes, any of the following conditions exist:

        (a) any law, statute, rule or regulation or applicable interpretations of the staff of the Commission is issued or promulgated which, in the good faith determination of the Company, does not permit the Company to effect the Exchange Offer; or

        (b) any action or proceeding is instituted or threatened in any court or by or before any governmental agency or regulatory authority or any injunction, order or decree is issued with respect to the Exchange Offer which, in the sole judgment of the Company, would prohibit the Company from proceeding with or consummating the Exchange Offer; or

        (c) there shall occur a change in the current interpretation by the staff of the Commission which permits the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes to be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such Exchange Notes.

    The Company expressly reserves the right to terminate the Exchange Offer and not accept for exchange any Old Notes upon the occurrence of any of the foregoing conditions (which represent all of the material conditions to the acceptance by the Company of properly tendered Old Notes). In addition, the Company may amend the Exchange Offer at any time prior to the Expiration Date if any of the conditions set forth above occur. Moreover, regardless of whether any of such conditions has occurred, the Company may amend the Exchange Offer in any manner which, in its good faith judgment, is advantageous to holders of the Old Notes.

    The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. If the Company waives or amends the foregoing conditions, it will, if required by law, extend the Exchange Offer for a minimum of five business days from the date that the Company first gives notice, by public announcement or otherwise, of such waiver or amendment, if the Exchange Offer would otherwise expire within such five business-day period. Any determination by the Company concerning the events described above will be final and binding upon all parties.

    In addition, the Company will not accept for exchange any Old Notes tendered, and no Exchange Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended. In any such event the Company is required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

    The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange.

EXCHANGE AGENT

    First Trust National Association has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at one of the addresses set forth below:

BY HAND/OVERNIGHT COURIER:     BY MAIL:
First Trust National           First Trust National
Association                    Association
100 Wall Street                100 Wall Street
Suite 2000                     Suite 2000
New York, New York 10005       New York, New York 10005
Attn.: Cathy Donohue           Attn.: Cathy Donohue

                                 BY FACSIMILE:
                                 (212) 514-7431
                              Attn.: Cathy Donohue
                           Telephone: (212) 361-2546

    Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent at the address and telephone number set forth in the Letter of Transmittal.

    DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ON THE LETTER OF TRANSMITTAL, OR TRANSMISSIONS OF INSTRUCTIONS VIA A FACSIMILE OR TELEX NUMBER OTHER THAN THE ONES SET FORTH ON THE LETTER OF TRANSMITTAL, WILL NOT CONSTITUTE A VALID DELIVERY.

SOLICITATION OF TENDERS; FEES AND EXPENSES

    The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this and other related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for their customers.

    The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $345,000, which includes fees and expenses of the Exchange Agent, Trustee, registration fees, accounting, legal, printing and related fees and expenses.

    No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Old Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Company may, at its discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Old Notes in such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of the Company by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

TRANSFER TAXES

    The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

    The Exchange Notes will be recorded at the carrying value of the Old Notes as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company upon the exchange of Exchange Notes for Old Notes. Expenses incurred in connection with the issuance of the Exchange Notes will be amortized over the term of the Exchange Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

    Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon. Old Notes not exchanged pursuant to the Exchange Offer will continue to remain outstanding in accordance with their terms. In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act.

    Participation in the Exchange Offer is voluntary, and holders of Old Notes should carefully consider whether to participate. Holders of Old Notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

    As a result of the making of, and upon acceptance for exchange of all validly tendered Old Notes pursuant to the terms of, this Exchange Offer, the Company will have fulfilled a covenant contained in the Registration Rights Agreement. Holders of Old Notes who do not tender their Old Notes in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture, except for any such rights under the Registration Rights Agreement that by their terms terminate or cease to have further effectiveness as a result of the making of this Exchange Offer. All untendered Old Notes will continue to be subject to the restrictions on transfer set forth in the Indenture. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered Old Notes could be adversely affected.

    The Company may in the future seek to acquire, subject to the terms of the Indenture, untendered Old Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plan to acquire any Old Notes which are not tendered in the Exchange Offer.

RESALE OF EXCHANGE NOTES

    The Company is making the Exchange Offer in reliance on the position of the staff of the Commission as set forth in certain interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter and there can be no assurance that the Staff would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a Holder (other than any Holder who is a broker-dealer or an "affiliate" of the Company within the meaning of Rule 405 of the Securities Act) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such Holder's business. However, any holder who is an "affiliate" of the Company or who has an arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired pursuant to the Exchange Offer, or any broker-dealer who purchased Old Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act (i) could not rely on the applicable interpretations of the staff and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act. A broker-dealer who holds Old Notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of Exchange Notes. Each such broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

    In addition, to comply with the securities laws of certain jurisdictions, if applicable, the Exchange Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Company has agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the Exchange Notes for offer or sale under the securities or blue sky laws of such jurisdictions as any holder of the Exchange Notes reasonably requests. Such registration or qualification may require the imposition of restrictions or conditions (including suitability requirements for offerees or purchasers) in connection with the offer or sale of any Exchange Notes.

                         DESCRIPTION OF EXCHANGE NOTES

    The Old Notes were issued and the Exchange Notes offered hereby will be issued under an indenture dated as of March 19, 1997 (the "Indenture") between the Company, as issuer, the Guarantors, and First Trust National Association, as trustee (the "Trustee"). The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Exchange Notes are subject to all such terms, and holders of the Exchange Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. Each of the Indenture and the Registration Rights Agreement is an exhibit to the Registration Statement of which this Prospectus is a part.

    On March 19, 1997, the Company issued $150 million aggregate principal amount of Old Notes under the Indenture. The terms of the Exchange Notes are identical in all material respects to the Old Notes, except for certain transfer restrictions and registration and other rights relating to the exchange of the Old Notes for Exchange Notes. The Trustee will authenticate and deliver Exchange Notes for original issue only in exchange for a like principal amount of Old Notes. Any Old Notes that remain outstanding after the consummation of the Exchange Offer, together with the Exchange Notes, will be treated as a single class of securities under the Indenture. Accordingly, all references herein to specified percentages in aggregate principal amount of the outstanding Exchange Notes shall be deemed to mean, at any time after the Exchange Offer is consummated, such percentage in aggregate principal amount of the Old Notes and Exchange Notes then outstanding.

    The following summaries of certain provisions of the Exchange Notes, the Indenture and the Registration Rights Agreement are summaries only, do not purport to be complete and are qualified in their entirety by reference to all of the provisions of the Exchange Notes, the Indenture and the Registration Rights Agreement. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Indenture or the Registration Rights Agreement, as applicable. Wherever particular provisions of the Exchange Notes, the Indenture or the Registration Rights Agreement are referred to in this summary, such provisions are incorporated by reference as a part of the statements made and such statements are qualified in their entirety by such reference. As used in this section, the term "Company" means Quality Food Centers, Inc., excluding its subsidiaries unless otherwise expressly stated or unless the context shall otherwise require.

GENERAL

    The Exchange Notes will be unsecured, general obligations of the Company, subordinate in right of payment to all existing and future Senior Debt of the Company, and senior or pari passu in right of payment to all existing and future subordinated Indebtedness of the Company. The Exchange Notes will be limited in aggregate principal amount to $150,000,000. The Exchange Notes will be fully and unconditionally guaranteed (the "Guarantees") on a senior subordinated basis by each of the Company's present and future Subsidiaries, on a joint and several basis (other than Parent and Non-Guarantor Foreign Subsidiaries of the Company), and, following the Reorganization, by the Holding Company and each of its present and future Subsidiaries other than the Company and Non-Guarantor Foreign Subsidiaries of the Holding Company, on a joint and several basis (collectively, the "Guarantors"). The obligations of each Guarantor under its guarantee, however, will be limited in a manner intended to avoid it being deemed a fraudulent conveyance under applicable law. The term "Subsidiaries" as used herein or in the Indenture, however, does not include any Unrestricted Subsidiaries or Santee. The Exchange Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

    The Exchange Notes will mature on March 15, 2007. The Exchange Notes will bear interest at the rate per annum stated on the cover page hereof from the Issue Date or from the most recent Interest Payment Date (as defined below) to which interest has been paid or provided for, payable semi-annually on March 15 and September 15 of each year (each, an "Interest Payment Date"), commencing September 15, 1997, to the persons in whose names such Exchange Notes are registered at the close of business on the March 1 or September 1 (each, a "Record Date") immediately preceding such Interest Payment Date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

    Principal of, premium, if any, and interest on the Exchange Notes will be payable, and the Exchange Notes may be presented for registration of transfer or exchange, at the office or agency of the Company maintained for such purpose, which office or agency shall be maintained in the Borough of Manhattan, The City of New York. At the option of the Company, payment of interest may be made by check mailed to the Holders of the Exchange Notes at the addresses set forth upon the registry books of the Company. No service charge will be made for any registration of transfer or exchange of Exchange Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Company's initial office or agency for the foregoing purposes will be the corporate trust agency of the Trustee in New York, New York, currently located at First Trust of New York, National Association, 100 Wall Street, New York, New York 10005.

SUBORDINATION

    The Exchange Notes and the Guarantees will be general, unsecured obligations of the Company and the Guarantors, respectively, subordinated in right of payment to all existing and future Senior Debt of the Company and the Guarantors, as applicable. As of March 22, 1997, the Company (excluding its consolidated subsidiaries) had approximately $250 million of outstanding Senior Debt, all of which was secured debt outstanding under the New Credit Agreement.

    The Indenture provides that no payment (by set-off or otherwise but excluding distributions of Junior Securities) may be made by or on behalf of the Company or any Guarantor, as applicable, on account of the principal of, premium, if any, or interest on, or Liquidated Damages, if any, in respect of, the Exchange Notes (including any repurchases of Exchange Notes), or on account of the redemption provisions of the Exchange Notes (i) upon the maturity of any Senior Debt of the Company or such Guarantor, as applicable, by lapse of time, acceleration (unless waived or rescinded) or otherwise, unless and until all such Senior Debt is first paid in full in cash or Cash Equivalents (or, except in the case of Senior Debt under any Credit Agreement, such payment is duly provided for), or (ii) in the event of default in the payment of any principal of, premium, if any, or interest on any Senior Debt of the Company or such Guarantor, as applicable, when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise (a "Payment Default"), unless and until such Payment Default has been cured or waived or otherwise has ceased to exist.

    Upon (i) the happening of an event of default (other than a Payment Default) that permits the holders of Designated Senior Debt to declare such Designated Senior Debt to be due and payable and (ii) written notice of such event of default being given to the Company and the Trustee by the relevant Senior Bank Representative or the holders of an aggregate of at least $25,000,000 aggregate principal amount outstanding of any other Designated Senior Debt or their representative (a "Payment Notice"), then, unless and until such event of default has been cured or waived or otherwise has ceased to exist, no payment (by set-off or otherwise) may be made by or on behalf of the Company, if the Company is an obligor under such Designated Senior Debt, or any Guarantor which is an obligor under such Designated Senior Debt, on account of the principal of, premium, if any, or interest on, or Liquidated Damages, if any, in respect of, the Exchange Notes (including any repurchases of any of the Exchange Notes), or on account of the redemption provisions of the Exchange Notes. Notwithstanding the foregoing, unless the Designated Senior Debt in respect of which such event of default exists has been declared due and payable in its entirety within a period of 179 days after the Payment Notice is delivered as set forth above (the "Payment Blockage Period") (and such declaration has not been rescinded or waived), at the end of the Payment Blockage Period, the Company and the Guarantors shall be required to pay all sums not paid to the Holders of the Exchange Notes during the Payment Blockage Period due to the foregoing prohibitions and to resume all other payments as and when due on the Exchange Notes. Any number of Payment Notices may be given; provided, however, that (i) not more than one Payment Notice shall be given within a period of any 360 consecutive days, and (ii) no event of default that existed upon the date of such Payment Notice or the commencement of such Payment Blockage Period (whether or not such event of default is on the same issue of Designated Senior Debt) shall be made the basis for the commencement of any other Payment Blockage Period, unless such event of default has been cured or waived for a period of not less than 90 consecutive days.

    In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company or any Guarantor shall be received by the Trustee or the Holders at a time when such payment or distribution is prohibited by the foregoing provisions, such payment or distribution shall be held in trust for the benefit of the holders of such Senior Debt, and shall be paid or delivered by the Trustee or such Holders, as the case may be, to the holders of such Senior Debt remaining unpaid or unprovided for or to their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Debt may have been issued, ratably according to the aggregate amounts remaining unpaid on account of such Senior Debt held or represented by each, for application to the payment of all such Senior Debt remaining unpaid, to the extent necessary to pay or to provide for the payment of all such Senior Debt in full in cash or Cash Equivalents after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

    Upon any distribution of assets of the Company or any Guarantor upon any dissolution, winding up, total or partial liquidation or reorganization of the Company or a Guarantor, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of creditors or any marshalling of assets or liabilities, (i) the holders of all Senior Debt of the Company or such Guarantor, as applicable, will first be entitled (x) in the case of Senior Debt under any Credit Agreement, to receive payment in full in cash or Cash Equivalents or (y) in the case of any other Senior Debt, to receive payment in full in cash or Cash Equivalents (or have such payment duly provided for) or otherwise to the extent holders of such Senior Debt accept satisfaction of amounts due by settlement in other than cash or Cash Equivalents before the Holders are entitled to receive any payment on account of the principal of, premium, if any, or interest on, or Liquidated Damages, if any, in respect of, the Exchange Notes (other than distributions of Junior Securities); (ii) any payment or distribution of assets of the Company or such Guarantor, as applicable, of any kind or character from any source, whether in cash, property or securities (other than Junior Securities), to which the Holders or the Trustee on behalf of the Holders would be entitled (by set-off or otherwise), except for the subordination provisions contained in the Indenture, will be paid by the liquidating trustee or agent or other person making such a payment or distribution directly to the holders of such Senior Debt or their representative to the extent necessary to make payment in full (or have such payment duly provided for) on all such Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Debt; and (iii) in the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company or any Guarantor (other than Junior Securities) shall be received by the Trustee or the Holders at a time when such payment or distribution is prohibited by the foregoing provisions, such payment or distribution shall be held in trust for the benefit of the holders of such Senior Debt, and shall be paid or delivered by the Trustee or such Holders, as the case may be, to the holders of such Senior Debt remaining unpaid or unprovided for or to their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Debt may have been issued, ratably according to the aggregate amounts remaining unpaid on account of such Senior Debt held or represented by each, for application to the payment of all such Senior Debt remaining unpaid, to the extent necessary to pay all such Senior Debt in full in cash or Cash Equivalents after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

    No provision contained in the Indenture or the Exchange Notes will affect the obligation of the Company and the Guarantors, which is absolute and unconditional, to pay when due the principal of, premium, if any, and interest on, and Liquidated Damages, if any, in respect of, the Exchange Notes. The subordination provisions of the Indenture and the Exchange Notes will not prevent the occurrence of any Default or Event of Default under the Indenture or limit the rights of the Trustee or any Holder, subject to the provisions described above, to pursue any other rights or remedies with respect to the Exchange Notes. Such subordination provisions will not be applicable following Legal Defeasance or Covenant Defeasance with respect to the Exchange Notes.

    By reason of such subordination provisions, in the event of any distribution of assets of the Company or a Guarantor upon dissolution, winding up, liquidation, reorganization or other similar proceedings of the Company or such Guarantor, as applicable, (i) holders of Senior Debt will be entitled to be paid in full before payments may be made on the Exchange Notes and the Holders of Exchange Notes will be required to pay over their share of such distribution to the holders of Senior Debt until such Senior Debt is paid in full and (ii) creditors of the Company who are neither Holders of Exchange Notes nor holders of Senior Debt may recover less, ratably, than holders of Senior Debt and may recover more, ratably, than the Holders of the Exchange Notes. Furthermore, such subordination may result in a reduction or elimination of payments to the Holders of Exchange Notes.

GUARANTEES

    The Company's obligations under the Exchange Notes will be fully and unconditionally guaranteed, jointly and severally, by the Guarantors on a senior subordinated basis. The Guarantees will be subordinated, to the same extent that the Exchange Notes are subordinated to Senior Debt of the Company, to the prior payment in full of all Senior Debt of the respective Guarantors. As of March 22 1997, the aggregate amount of Senior Debt of the Guarantors was approximately $282.9 million, of which $250 million were guarantees of the Company's indebtedness under the New Credit Agreement. The obligations of each Guarantor under its Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable federal or state law. See "Risk Factors--Fraudulent Conveyance."

    The Indenture will provide that any person which becomes a Subsidiary of the Subject Entity after the Issue Date is required to become a Guarantor (unless such Subsidiary is designated as an Unrestricted Subsidiary or is a Non-Guarantor Foreign Subsidiary). See "Certain Covenants--Additional Guarantors" and the definitions of Foreign Subsidiary and Unrestricted Subsidiary under "Certain Definitions."

    The Indenture will provide that, except for transactions made in accordance with the provisions described in the immediately following paragraph, no Guarantor will, directly or indirectly, consolidate with or merge with or into any other person unless (i) either (a) if such transaction is a merger, such Guarantor shall be the surviving person of such merger or (b) the person formed by such consolidation or into which such Guarantor is merged (any such surviving person referred to in this clause (b) being hereinafter called the "Surviving Person") shall be a corporation (or, if such Guarantor is not a corporation, such person shall be either a corporation or the same type of entity as such Guarantor) organized and existing under the laws of the United States of America, any state thereof or the District of Columbia (or, if such Guarantor is a Guarantor Foreign Subsidiary, the Surviving Person may be organized and existing under the laws of a foreign country or other foreign jurisdiction) which (except in the case of a merger of such Guarantor into the Subject Entity) is or, concurrently with such merger or consolidation, becomes a Subsidiary of the Subject Entity and expressly assumes, by a supplemental indenture executed and delivered to the Trustee in form reasonably satisfactory to the Trustee, all of the obligations of such Guarantor under its Guarantee and the Indenture; (ii) no Default or Event of Default shall exist or shall occur immediately after giving effect to such transaction on a pro forma basis (including, without limitation, after giving effect to any Indebtedness Incurred or to be Incurred in connection with such transaction); (iii) immediately after giving effect to such transaction on a pro forma basis (including, without limitation, any Indebtedness Incurred or to be Incurred in connection with such transaction), the Subject Entity would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio set forth in the second paragraph under "Certain Covenants--Limitation on Additional Indebtedness and Disqualified Capital Stock"; (iv) if such transaction shall occur in connection with or at any time from and after the Reorganization, immediately after giving effect to such transaction the Company shall be a Wholly-Owned Subsidiary of the Holding Company; and (v) the Subject Entity shall deliver, or cause to be delivered, to the Trustee the officers' certificate and opinion of counsel called for by the Indenture; provided that the condition set forth in clause (i)(b) of this sentence requiring that the Surviving Person enter into a supplemental indenture and the conditions set forth in clause (iii) of this sentence shall not apply to the merger of any Guarantor into the Company or with or into another Guarantor. Upon any consolidation or merger of any Guarantor in accordance with the foregoing, the successor person formed by such consolidation or into which such Guarantor is merged shall (unless such successor person is the Company or another Guarantor) succeed to, and be substituted for, and may exercise every right and power of, such Guarantor under the Indenture and its Guarantee, with the same effect as if such successor person had been named therein as a Guarantor, and in any such case (including the merger of a Guarantor into another Guarantor or the Company), the predecessor person shall be released from all obligations under its Guarantee and the Indenture.

    The Indenture will provide that any Guarantor may convey, sell, transfer, assign or dispose of (other than by merger or consolidation) any property or assets of such Guarantor (whether or not constituting all or substantially all of the assets of such Guarantor) to any person, provided that such conveyance, sale, transfer, assignment or other disposition complies with the provisions described below under "Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" and is not otherwise prohibited by the Indenture. The Indenture will provide that (x) in the event of a merger or consolidation of a Subsidiary Guarantor with or into a person which is not the Subject Entity or a Subsidiary Guarantor (and which person does not become a Subsidiary Guarantor concurrently with such transaction), or (y) in the event of a transaction (including, without limitation, the sale or disposition of Capital Stock of a Subsidiary Guarantor) not prohibited by the Indenture which results in a Subsidiary Guarantor no longer being a Subsidiary of the Subject Entity, and which, in any case described in clause (x) or (y) of this sentence, is otherwise made in compliance with the Indenture, the Company may elect to obtain the release of such Subsidiary Guarantor (and all Subsidiaries of such Subsidiary Guarantor) from all of their respective obligations under their Guarantees and the Indenture (in which case any such merger or consolidation need not comply with the immediately preceding paragraph); provided that (i) prior to such transaction, the Subject Entity shall have delivered an officers' certificate to the Trustee stating that such transaction will be effected in accordance with the provisions of this paragraph in order to obtain the release of such Subsidiary Guarantor, (ii) such transaction is made in accordance with the provisions described under "Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock," (iii) if such transaction is a merger or consolidation of a Subsidiary Guarantor into a Non-Guarantor Foreign Subsidiary, such transaction shall be deemed an Investment and must comply with the covenant described below under "Certain Covenants -- Limitation on Restricted Payments," and (iv) except in the case of a merger with or into a Non-Guarantor Foreign Subsidiary, such release shall occur only if all obligations of such Subsidiary Guarantor and its Subsidiaries and Unrestricted Subsidiaries, if any, under guarantees of, and under all pledges of assets or other Liens which secure, Indebtedness of the Subject Entity or any of its other Subsidiaries or Unrestricted Subsidiaries shall also terminate. Upon any merger, consolidation or sale or other disposition of Capital Stock of any Subsidiary Guarantor made in compliance with the immediately preceding sentence, such Subsidiary Guarantor and all of its Subsidiaries shall be released from all of their obligations under their Guarantees and the Indenture.

OPTIONAL REDEMPTION

    The Company will not have the right to redeem any Exchange Notes prior to March 15, 2002, except as provided in the immediately following paragraph. The Exchange Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after March 15, 2002, upon not less than 30 days nor more than 60 days notice to each Holder of Exchange Notes to be redeemed, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing on March 15 of the years indicated below, together with accrued and unpaid interest thereon to the Redemption Date (subject to the right of Holders of record at the close of business on a Record Date to receive interest due on an Interest Payment Date that is on or prior to such Redemption Date):

YEAR                                                                      PERCENTAGE
------------------------------------------------------------------------  -----------
2002....................................................................      104.35%
2003....................................................................      102.90%
2004....................................................................      101.45%
2005 and thereafter.....................................................      100.00%

    Notwithstanding the foregoing, prior to March 15, 2000, the Company may redeem up to 20% of the aggregate principal amount of the Exchange Notes originally issued at a redemption price of 108% of the principal amount thereof, plus accrued and unpaid interest thereon to the Redemption Date, with the net cash proceeds of one or more public Equity Offerings of common stock, prior to the Reorganization, of the Company or, after the Reorganization, of the Parent; provided that at least 80% of the aggregate principal amount of the Exchange Notes originally issued remains outstanding immediately after the occurrence of such redemption; and provided, further, that if Exchange Notes are redeemed with the net proceeds from the sale of common stock of Parent, the Subject Entity shall have received cash from the Parent, as a capital contribution or as the net proceeds from the issuance and sale to the Parent of common stock of the Subject Entity, in an amount at least equal to the aggregate principal amount of the Exchange Notes so redeemed.

    In the case of a partial redemption, the Trustee shall select the Exchange Notes or portions thereof for redemption on a PRO RATA basis, by lot or in such other manner it deems appropriate and fair. The Exchange Notes may be redeemed in part in multiples of $1,000 only.

    Notice of any redemption will be sent, by first class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption to the Holder of each Note to be redeemed to such Holder's last address as then shown upon the registry books of the Registrar. Any notice which relates to a Note to be redeemed in part only must state the portion of the principal amount to be redeemed and must state that on and after the date of redemption, upon surrender of such Note, a new Note or Exchange Notes in a principal amount equal to the unredeemed portion thereof will be issued. On and after the date of redemption, interest will cease to accrue on the Exchange Notes or portions thereof called for redemption.

    The Exchange Notes will not have the benefit of any sinking fund.

    The New Credit Agreement limits, and other instruments and agreements relating to or evidencing indebtedness which the Company or the Guarantors may incur in the future may limit or prohibit, the optional redemption of the Exchange Notes.

CERTAIN COVENANTS

    REPURCHASE OF EXCHANGE NOTES UPON A CHANGE OF CONTROL

    The Indenture will provide that, in the event that a Change of Control occurs, each Holder of Exchange Notes will have the right, at such Holder's option, pursuant to an irrevocable and unconditional offer by the Company (the "Change of Control Offer"), to require the Company to repurchase all or any part of such Holder's Exchange Notes (provided, that the principal amount repurchased must be $1,000 or an integral multiple thereof) on a date (the "Change of Control Purchase Date"), selected by the Company, that is no later than 45 Business Days after the occurrence of such Change of Control, at a cash price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof, together with accrued interest to the Change of Control Purchase Date. The Change of Control Offer shall commence within 15 Business Days following a Change of Control and shall remain open for not less than 20 Business Days following its commencement (the "Change of Control Offer Period"). Upon expiration of the Change of Control Offer Period, the Company shall purchase all Exchange Notes properly tendered in response to the Change of Control Offer.

    As used herein, a "Change of Control" means (i) any merger or consolidation of the Company or, from and after the date of the Reorganization, of the Company, the Holding Company or the Parent with or into any person, or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of the Company or, from and after the date of the Reorganization, of the Company, the Holding Company or the Parent, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction or series of transactions, any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than any Excluded Person, is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of Capital Stock of the Company or, from and after the date of the Reorganization, of the Company, the Holding Company or the Parent then outstanding normally entitled to vote in the election of directors, managers or trustees, as applicable, of the transferee or surviving entity, (ii) any "person" or "group," other than any Excluded Person, is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of Capital Stock of the Company then outstanding normally entitled to vote in elections of directors,
(iii) from and after the date of the Reorganization, any "person" or "group", other than any Excluded Person, is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of Capital Stock of the Holding Company or the Parent then outstanding normally entitled to vote in the election of directors, managers or trustees, as applicable, or (iv) at any time during any period of 12 consecutive months, individuals who at the beginning of any such 12-month period constituted the board of directors of the Company or, from and after the date of the Reorganization, the board of directors of the Parent (together, in each case, with any new directors whose election by such board or whose nomination for election by the shareholders was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Company or the Parent, as applicable, then in office.

    On or before the Change of Control Purchase Date, the Company will (i) accept for payment Exchange Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent cash sufficient to pay the Change of Control Purchase Price (together with accrued and unpaid interest) of all Exchange Notes so tendered and (iii) deliver to the Trustee Exchange Notes so accepted together with an officers' certificate listing the Exchange Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to the Holders of Exchange Notes so accepted (or, in the case of Exchange Notes held in book-entry form through the Depositary, will deliver in accordance with the Depositary's procedures as then in effect) payment in an amount equal to the Change of Control Purchase Price (together with accrued and unpaid interest), and the Trustee will promptly authenticate and mail or deliver to such Holders (or deliver in accordance with the Depositary's procedures, as the case may be) a new Note in an authorized denomination equal in principal amount to any unpurchased portion of any Note surrendered. Any Exchange Notes not so accepted will be promptly mailed or delivered by the Company to the Holders thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

    The Change of Control purchase feature of the Exchange Notes may make more difficult or discourage a takeover of the Company, and, thus, the removal of incumbent management. However, the provisions of the Indenture relating to a Change of Control in and of themselves may not afford Holders of the Exchange Notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company, the Parent or the Holding Company that may adversely affect such Holders.

    The phrase "all or substantially all" of the assets of the Company or, if applicable, the Parent or the Holding Company will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company or, if applicable, the Parent or the Holding Company has occurred.

    Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and all other applicable Federal and state securities laws and any provisions of the Indenture which conflict with such laws shall be deemed to be superseded by the provisions of such laws.

    The New Credit Agreement limits, and other instruments and agreements relating to or evidencing indebtedness which the Company or the Guarantors may incur in the future may limit or prohibit, the purchase of Exchange Notes in response to a Change in Control Offer. Furthermore, a Change in Control and certain similar events will constitute an event of default under the New Credit Agreement, and could constitute an event of default under other instruments and agreements relating to indebtedness which the Company or the Guarantors may incur in the future. Following such an event of default, the lenders under the New Credit Agreement would, and the lenders under such other instruments or agreements may, have the right to require the immediate repayment of the indebtedness thereunder in full, and might have the right to require such repayment prior to the Change of Control Purchase Date. In addition, failure by the Company to repurchase all Exchange Notes tendered to it in connection with a Change of Control will constitute an immediate Event of Default under the Indenture, which could result in the acceleration of other indebtedness pursuant to cross-default clauses in instruments and agreements relating to indebtedness. Moreover, the Company's ability to purchase Exchange Notes upon a Change in Control will be limited by its then available financial resources and, if those resources are insufficient, its ability to arrange financing to effect those purchases. There can be no assurance that the Company will have sufficient funds to repurchase the Exchange Notes upon a Change in Control or that it will be able to arrange financing for that purpose.

    LIMITATION ON ADDITIONAL INDEBTEDNESS AND DISQUALIFIED CAPITAL STOCK

    The Indenture will provide that the Subject Entity will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, issue, create, assume, guarantee, incur, become directly or indirectly liable with respect to (including as a result of an Acquisition), or otherwise become responsible for, contingently or otherwise (individually and collectively, to "Incur" or, as appropriate, an "Incurrence"), any Indebtedness or any Disqualified Capital Stock (including Acquired Indebtedness), except for Permitted Indebtedness.

    Notwithstanding the foregoing, if (i) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a PRO FORMA basis to, the Incurrence of such Indebtedness or Disqualified Capital Stock and (ii) on the date of such Incurrence (the "Incurrence Date"), the Consolidated Interest Coverage Ratio of the Subject Entity for the Reference Period immediately preceding the Incurrence Date, after giving effect on a PRO FORMA basis to the Incurrence of such Indebtedness or Disqualified Capital Stock and, to the extent set forth in the definition of Consolidated Interest Coverage Ratio, the use of proceeds thereof, would be at least 2.0 to 1 (the "Debt Incurrence Ratio"), then the Subject Entity and its Subsidiaries may Incur such Indebtedness or Disqualified Capital Stock.

    Indebtedness of any Person which is outstanding at the time such Person becomes a Subsidiary of the Subject Entity or is merged with or into or consolidated with the Subject Entity or any of its Subsidiaries shall be deemed to have been Incurred at the time such Person becomes such a Subsidiary of the Subject Entity or is merged with or into or consolidated with the Subject Entity or any of its Subsidiaries, as applicable.

    Notwithstanding anything to the contrary contained in the Indenture, the Subject Entity and its Subsidiaries each may guarantee Indebtedness of the Subject Entity or any Subsidiary of the Subject Entity that is permitted to be Incurred under the Indenture; provided that if such Indebtedness is subordinated in right of payment to any other Indebtedness of the obligor, then such guarantee shall be subordinated to

Indebtedness of such guarantor to the same extent; and provided, further, that if the Subject Entity or any of its Domestic Subsidiaries or Guarantor Foreign Subsidiaries shall guarantee Indebtedness of any Non-Guarantor Foreign Subsidiary of the Subject Entity, such guarantee must comply with the covenant described under "--Limitation on Restricted Payments."

    LIMITATION ON RESTRICTED PAYMENTS

    The Indenture will provide that the Subject Entity will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, make any Restricted Payment if, after giving effect to such Restricted Payment on a PRO FORMA basis, (1) a Default or an Event of Default shall have occurred and be continuing, (2) the Subject Entity is not permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio set forth in the second paragraph of the covenant described under "--Limitation on Additional Indebtedness and Disqualified Capital Stock," or (3) the aggregate amount of all Restricted Payments made by the Subject Entity and its Subsidiaries, including after giving effect to such proposed Restricted Payment, from and after the Issue Date would exceed the sum (without duplication) of (a) 50% of the aggregate Consolidated Net Income of the Subject Entity for the period (taken as one accounting period) commencing on the first day after the Issue Date through and including the last day of the fiscal quarter ended immediately prior to the date of each such calculation (or, in the event Consolidated Net Income for such period is a deficit, then minus 100% of such deficit), plus (b) the aggregate Net Cash Proceeds and the aggregate Non-Cash Net Proceeds received by the Subject Entity from the issuance and sale of its Qualified Capital Stock after the Issue Date (other than (i) from or to a Subsidiary of the Subject Entity, (ii) to the extent applied in connection with a Qualified Exchange, (iii) Qualified Capital Stock paid as a dividend on any Capital Stock or as interest on any Indebtedness, (iv) any Net Cash Proceeds or Non-Cash Net Proceeds from issuances and sales financed directly or indirectly using funds borrowed from the Subject Entity or any of its Subsidiaries until and to the extent such borrowing is repaid and (v) any Net Cash Proceeds from the issuance of any shares of the Company's common stock issued upon the exercise of the underwriters' over-allotment options in the Common Stock Offering), plus (c) the aggregate net cash proceeds and the aggregate Fair Market Value (as determined in good faith by the Board of Directors of the Subject Entity and evidenced by a resolution delivered to the Trustee) of all other property received by the Subject Entity as a capital contribution after the Issue Date (other than to the extent applied in connection with a Qualified Exchange), plus (d) the amount equal to the net reduction in Restricted Investments made by the Subject Entity or any of its Subsidiaries in any person resulting from (i) repurchases or redemptions of such Restricted Investments by such person, proceeds realized upon the sale of such Restricted Investments to any person (other than the Subject Entity or any of its Subsidiaries), and repayments of loans or advances or other transfers of property (valued at its Fair Market Value as determined in good faith by the Board of Directors of the Subject Entity and evidenced by a resolution delivered to the Trustee) by such person to the Subject Entity or any of its Subsidiaries (provided that such net reduction shall occur only to the extent that the monies or property giving rise to such reduction are received by the Subject Entity or a Domestic Subsidiary or Guarantor Foreign Subsidiary of the Subject Entity), or the termination of any guarantee of or other credit support or contingent obligation with respect to any Indebtedness or other liabilities of such person provided by the Subject Entity or any of its Domestic Subsidiaries or Guarantor Foreign Subsidiaries or (ii) the redesignation of Unrestricted Subsidiaries as Subsidiaries, so long as such Subsidiaries are Domestic Subsidiaries or Guarantor Foreign Subsidiaries (valued in each case as provided in the definition of "Investment"), not to exceed, in the case of any Unrestricted Subsidiary, the amount of Restricted Investments previously made by the Subject Entity and its Subsidiaries in such Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments or
(iii) a Non-Guarantor Foreign Subsidiary becoming a Guarantor Foreign Subsidiary (valued in each case as provided in the definition of "Investment"), not to exceed, in the case of any Non-Guarantor Foreign Subsidiary, the amount of Restricted Investments previously made by the Subject Entity and its Guarantor Foreign Subsidiaries and Domestic Subsidiaries in such Non-Guarantor Foreign Subsidiary, but only to the extent that, in each case described in this clause
(d), such amount was previously included in the calculation of the amount of Restricted Payments (provided, however, that no amount shall be included under this clause (d) to the extent it is already included in Consolidated Net Income); plus (e) $25 million.

    The foregoing provisions will not prohibit or be violated by (A) a Qualified Exchange; (B) the payment or making of any Restricted Payment within 60 days after the date of declaration thereof or the making of any binding commitment in respect thereof if, at said date of declaration or commitment, such Restricted Payment would have complied with the provisions contained in clauses (1), (2) and (3) of the first paragraph hereof, (C) the payment or making of Permitted Payments; (D) the repurchase, redemption or other repayment of any Subordinated Indebtedness in exchange for or solely out of the proceeds of the substantially concurrent sale (other than to the Subject Entity or one of its Subsidiaries or Unrestricted Subsidiaries) of Subordinated Indebtedness of the Subject Entity or any of its Subsidiaries with (x) an Average Life equal to or greater than the then remaining Average Life of the Subordinated Indebtedness repurchased, redeemed or repaid (unless the Average Life of the Subordinated Indebtedness repurchased, redeemed or repaid is, at the time, longer than the Average Life of the Notes at such time, in which case such new Subordinated Indebtedness must have an Average Life longer than the Average Life of the Notes at such time), and (y) a final maturity date on or after the earlier of (1) two Business Days after the Final Maturity Date and (2) the final maturity date of the Subordinated Indebtedness repurchased, redeemed or repaid (provided that, in the case of Subordinated Indebtedness of a Non-Guarantor Foreign Subsidiary, such Subordinated Indebtedness is repurchased, redeemed or repaid with the proceeds of Subordinated Indebtedness of another Non-Guarantor Foreign Subsidiary); or
(E) Investments in Non-Guarantor Foreign Subsidiaries of the Subject Entity if, after giving effect to such Investment, the aggregate amount of then outstanding Investments made by the Subject Entity and its Guarantor Foreign Subsidiaries and Domestic Subsidiaries in Non-Guarantor Foreign Subsidiaries of the Subject Entity would not exceed 15% of the assets of the Subject Entity and its Subsidiaries at such time, computed on a consolidated basis in accordance with GAAP. The full amount of any Restricted Payments made pursuant to clauses (B) and (C) of the immediately preceding sentence, however, will be deducted in the calculation of the aggregate amount of Restricted Payments available to be made referred to in clause (3) of the immediately preceding paragraph.

    LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING
     SUBSIDIARIES

    The Indenture will provide that the Subject Entity will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, create, assume, incur or suffer to exist any consensual restriction on the ability of the Subject Entity or any of its Subsidiaries: (i) (x) to pay dividends or make other distributions to the Subject Entity or any of its Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or (y) to pay any Indebtedness owed to Subject Entity or any of its Subsidiaries, (ii) to make capital contributions, loans or advances to, or purchase Capital Stock of, the Subject Entity or any of its Subsidiaries or (iii) to transfer any of its properties or assets to the Subject Entity or any of its Subsidiaries, except (a) restrictions imposed by the Notes or the Indenture; (b) restrictions imposed by applicable law and regulation; (c) restrictions under Existing Indebtedness, as in effect on the Issue Date; (d) restrictions under any Acquired Indebtedness not Incurred in violation of the Indenture or under any agreement relating to any property, asset or business acquired by the Subject Entity or any of its Subsidiaries not acquired in violation of the Indenture, which restrictions in each case existed at the time of acquisition, were not put in place in connection with or in anticipation of such acquisition and are not applicable to any person, other than the person acquired, or to any property, asset or business, other than the property, assets and business so acquired, as the case may be; (e) restrictions imposed by the New Credit Agreement and by any other Indebtedness Incurred under paragraph (b) of the definition of Permitted Indebtedness; (f) restrictions with respect to a Subsidiary of the Subject Entity imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary (including, without limitation, by merger or consolidation), provided such sale or disposition would not be prohibited by the Indenture and such restrictions apply solely to the Capital Stock or assets of such Subsidiary which are being sold; (g) restrictions on transfer contained in Indebtedness (including, without limitation, any Capitalized Lease Obligations) Incurred pursuant to paragraph (d) of the definition of Permitted Indebtedness and in any other Purchase Money Indebtedness of the Subject Entity or any of its Subsidiaries not prohibited by the Indenture, provided such restrictions relate only to the property acquired, improved, constructed or leased (and proceeds and products thereof) with the proceeds of such Indebtedness or pursuant to such capitalized lease, as applicable; (h) customary restrictions imposed on the transfer of copyrighted or patented materials or other intellectual property and customary provisions in agreements that restrict the assignment of such agreements or any rights thereunder; (i) customary provisions restricting subletting or assignment of any lease entered into in the ordinary course of business; (j) Liens not prohibited by the terms of the Indenture; (k) customary net worth or similar provisions contained in leases, subleases or similar arrangements or agreements entered into by the Subject Entity or any of its Subsidiaries in the ordinary course of business; (l) customary rights of first refusal, buy-sell provisions and other similar provisions in joint venture agreements and other similar agreements; (m) restrictions under instruments or agreements (including product purchase agreements) entered into in connection with Indebtedness incurred by Santee; (n) restrictions imposed by secured Indebtedness (including, without limitation, Indebtedness secured by a mortgage or deed of trust) of the Subject Entity or any of the Subsidiaries not prohibited by the Indenture that limit the right of the debtor to dispose of the property (or proceeds or products thereof) securing such Indebtedness; and (o) in connection with and pursuant to permitted refinancings, replacements of restrictions imposed pursuant to clause (c), (d),
(e), (g), (m) or (n) of this paragraph that are not more restrictive than those being replaced and do not apply to any other person or assets other than those covered by the restrictions in the Indebtedness so refinanced.

    LIMITATIONS ON LAYERING INDEBTEDNESS

    The Indenture will provide that neither the Company nor any of the Guarantors will, directly or indirectly, Incur, permit to remain outstanding or otherwise suffer to exist any Indebtedness that is subordinated by the terms of the instrument creating or evidencing such Indebtedness in right of payment to any other Indebtedness of the Company or such Guarantor, as the case may be, unless, by the express terms of the instrument creating or evidencing such Indebtedness or pursuant to which such Indebtedness was issued, such Indebtedness is subordinate in right of payment to, or PARI PASSU in right of payment with, the Exchange Notes or the Guarantee of such Guarantor, as applicable. For purposes of this provision, no Indebtedness shall be deemed to be subordinated in right of payment to any other Indebtedness solely by reason of the fact that such other Indebtedness is secured by any Lien.

    LIENS

    The Indenture will provide that the Subject Entity will not, and will not cause or permit any of its Subsidiaries to, create, incur, assume or suffer to exist, to secure any Indebtedness other than Senior Debt, any Lien, other than Permitted Liens, upon any of their respective property (whether owned on the date of the Indenture or acquired thereafter), or upon any income or profits or proceeds therefrom, unless the Subject Entity or such Subsidiary, as the case may be, provides, concurrently therewith, that the Exchange Notes are equally and ratably secured; PROVIDED that, if such Indebtedness is Subordinated Indebtedness, the Lien securing such Subordinated Indebtedness shall be subordinate and junior to the Lien securing the Exchange Notes or the Guarantee, as applicable, with the same relative priority as such Subordinated Indebtedness shall have with respect to the Exchange Notes or the Guarantee, as applicable; and PROVIDED, FURTHER, that, in the case of Indebtedness of a Guarantor, if such Guarantor shall cease to be a Guarantor in accordance with the provisions of the Indenture, such equal and ratable Lien to secure the Exchange Notes shall, without any further action, cease to exist.

    LIMITATION ON SALES OF ASSETS AND SUBSIDIARY STOCK

    The Indenture will provide that the Subject Entity will not, and will not cause or permit any of its Subsidiaries to, in one transaction or a series of related transactions, convey, sell, transfer, assign or otherwise dispose of, directly or indirectly, any of their respective property, business or assets (whether owned on the date of the Indenture or thereafter acquired), including, without limitation, by merger or consolidation or by a Sale and Leaseback Transaction and including, without limitation, any sale or other transfer or issuance of any Capital Stock (other than directors qualifying shares) of any Subsidiary of the Subject Entity, as the case may be (an "Asset Sale"), unless
(1) within 360 days following such Asset Sale (a) the Net Cash Proceeds received from such Asset Sale are (i) (x) used to purchase one or more businesses or to purchase more than 50% of the outstanding Capital Stock of a person operating one or more businesses, which person becomes a Subsidiary of the Subject Entity concurrently with such purchase, (y) used to make capital expenditures or to purchase inventory or (z) used to acquire other assets, in each case so long as such business or businesses, capital expenditures or assets will constitute, be a part of or be used in a Related Business (provided that, in the case of the sale of a supermarket, the Subject Entity may deem the Net Cash Proceeds therefrom to have been applied in accordance with this clause (i) to the extent of any capital expenditures made by the Subject Entity or any of its Subsidiaries to acquire or construct a replacement supermarket in the same general vicinity of the supermarket sold within 360 days preceding the date of the Asset Sale) or (ii) used to retire Senior Debt and to permanently reduce the amount of such Senior Debt outstanding (provided that in the case of a revolving credit facility or similar arrangement that makes credit available, the commitment thereunder is also permanently reduced by such amount) and (b) the Net Cash Proceeds of such Asset Sale not applied as provided in clause (a) (the "Excess Proceeds") are applied to the optional redemption of the Exchange Notes in accordance with the terms of the Indenture or to the repurchase of the Exchange Notes pursuant to an irrevocable, unconditional cash offer (the "Asset Sale Offer") to repurchase Exchange Notes at a purchase price of 100% of the principal amount (the "Asset Sale Offer Price"), plus accrued interest to the date of payment; (2) no Default or Event of Default shall have occurred and be continuing or would occur after giving effect, on a pro forma basis, to such Asset Sale; and (3) the Subject Entity or such Subsidiary, as applicable, shall have received Fair Market Value for the property, business or assets, as applicable, disposed of in such Asset Sale; provided, however, that the Subject Entity shall have the right to exclude from the foregoing provisions any Asset Sale subsequent to the Issue Date, the proceeds of which are derived from a Sale and Leaseback Transaction of a supermarket and/or related assets or equipment which is acquired or constructed by the Subject Entity or a Subsidiary of the Subject Entity subsequent to the Issue Date, so long as any such Sale and Leaseback Transaction occurs within 365 days following such acquisition or the completion of such construction, as the case may be; and, provided, further, that clauses (2) and (3) above shall not apply to the sale or disposition of assets as a result of a foreclosure (or a secured party taking ownership of such assets in lieu of foreclosure) or as a result of an involuntary proceeding in which the

Subject Entity cannot, directly or through its Subsidiaries, direct the type of proceeds received and, in such event, the 360 day period referred to in clause
(1) above shall commence on the date Net Cash Proceeds therefrom are received (with a separate 360 day period commencing on each day any such Net Cash Proceeds are received). The Indenture will provide that an Asset Sale Offer may be deferred until the accumulated Excess Proceeds exceed $15,000,000 and that each Asset Sale Offer shall remain open for not less than 20 Business Days following its commencement (the "Asset Sale Offer Period"). Upon expiration of the Asset Sale Offer Period, the Company shall apply the Excess Proceeds plus an amount equal to accrued interest to the purchase of all Exchange Notes properly tendered (on a PRO RATA basis if the Excess Proceeds are insufficient to purchase all Exchange Notes so tendered) at the Asset Sale Offer Price (together with accrued interest). To the extent Holders of Exchange Notes do not tender Exchange Notes in connection with any such Asset Sale Offer, the remaining Excess Proceeds may be applied in any manner not prohibited by the Indenture and the amount of Excess Proceeds shall be reset to zero. Pending the utilization of any Net Cash Proceeds in the manner (and within the time period) described in this paragraph, the Subject Entity may use any such Net Cash Proceeds to repay revolving loans under any Credit Agreement (provided that such revolving loans constitute Senior Debt) and, in that event, anything in the Indenture to the contrary notwithstanding, the Subject Entity shall not be required to reduce the commitment under the related revolving credit facility as a result of such repayments of revolving loans except to the extent the Subject Entity deems such Net Cash Proceeds to have been used to retire Senior Debt as contemplated by clause (1)(a)(ii) of the first sentence of this paragraph.

    In the event of a transaction as a result of which a Subsidiary Guarantor will be released from its Guarantee as provided in the last paragraph under "--Guarantees", then, anything in the Indenture to the contrary notwithstanding, such transaction shall be deemed to be an Asset Sale and shall be subject to and shall only be made in compliance with the foregoing covenant.

    Notwithstanding the provisions of the second preceding paragraph, the following transactions shall not be deemed Asset Sales:

     (i)(A) any sale, lease, sublease, conveyance, assignment, transfer or other disposition of inventory made in the ordinary course of business or (B) any sale, lease, sublease, conveyance, assignment, transfer or other disposition, in one transaction or a series of related transactions, of any other property or assets (other than Capital Stock of a Subsidiary of the Subject Entity) with an aggregate Fair Market Value (as determined in good faith by the Board of Directors of the Subject Entity) of less than $1,000,000;

        (ii) any merger or consolidation of a Guarantor that is governed by and complies with the provisions described in the third paragraph under "--Guarantees" above or any sale, lease, sublease, conveyance, assignment, transfer or other disposition of property or assets (including, without limitation, by merger or consolidation) that is governed by and complies with the provisions described under "--Limitation on Merger, Sale or Consolidation" below;

       (iii) any Restricted Payment permitted by the covenant described above under "--Limitation on Restricted Payments" or any Lien permitted by the covenant described above under "--Liens";

        (iv) any sale, lease, sublease, conveyance, assignment, transfer or other disposition of property or assets by the Subject Entity or any of its Subsidiaries to the Subject Entity or to any of its Subsidiaries;

        (v) any sale, lease, sublease, conveyance, assignment, transfer or other disposition of damaged, worn-out or other obsolete property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of the business of the Subject Entity or any of its Subsidiaries;

        (vi) any liquidation of Cash Equivalents in the ordinary course of business;

       (vii) the sale or other disposition of up to six of the supermarkets acquired in the KUI Acquisition so long as such sale or other disposition of any such store occurs prior to the conversion of such store to the Quality Food Centers name or format;

      (viii) substantially contemporaneous exchanges by the Subject Entity or any of its Subsidiaries of property or assets (including, without limitation, real property and improvements) for other property or assets, provided that the property or assets received in such exchange by the Subject Entity or such Subsidiary are part of or will be used in a Related Business and have a Fair Market Value at least equal to the Fair Market Value of the property and assets exchanged (determined in each case in good faith by the Board of Directors of the Subject Entity as evidenced by a board resolution delivered to the Trustee); provided that, if property or assets are exchanged by the Subject Entity or any of the Subsidiary Guarantors, the property or assets received in such exchange are also received by the Subject Entity or a Subsidiary Guarantor; and provided further that, if the property or assets to be exchanged by the Subject Entity or any of its Subsidiaries in any transaction or series of related transactions have a Fair Market Value of $20 million or more, the Board of Directors of the Subject Entity shall have received, prior to or concurrently with such exchange, one or more written opinions or valuations from appraisal or valuation firms of national or regional standing selected by the Subject Entity, with experience in appraisal or valuation of property or assets of the type to be exchanged and be received by the Subject Entity or such Subsidiary, as applicable, to the effect that the Fair Market Value of the property or assets to be received is at least equal to the Fair Market Value of the property and assets to be exchanged;

        (ix) any sale, transfer or other disposition of any shares of Capital Stock of any distributor or supplier of wholesale groceries or related wholesale products, which shares are (A) owned by the Subject Entity or any of its Subsidiaries on the Issue Date or (B) acquired by the Subject Entity or any of its Subsidiaries after the Issue Date in the ordinary course of business without the payment of any consideration (other than the purchase of products and services related thereto in the ordinary course of business); and

        (x) any Asset Sale the Net Cash Proceeds of which do not exceed $15 million and which, together with all other Asset Sales the Net Cash Proceeds of which have not been applied as contemplated by the second preceding paragraph, do not exceed $15 million in the aggregate (it being understood that, at such time as the aggregate Net Cash Proceeds from such Asset Sales exceed $15 million, all such Net Cash Proceeds shall be applied as required by the second preceding paragraph).

    All Net Cash Proceeds from any Event of Loss shall be invested, used to retire Senior Debt, or used to repurchase or redeem Exchange Notes, all within the period, and as otherwise provided, in the first paragraph (other than clauses (2) and (3) of the first sentence thereof) under the caption "--Limitation on Sales of Assets and Subsidiary Stock."

    Any Asset Sale Offer shall be made in compliance with all applicable laws, rules, and regulations, including, if applicable, Regulation 14E under the Exchange Act and all other applicable Federal and state securities laws, and any provisions of the Indenture which conflict with such laws shall be deemed to be superseded by the provisions of such laws.

    The New Credit Agreement will limit, and other instruments and agreements relating to or evidencing indebtedness which the Company or the Guarantors may incur in the future limit or prohibit, the purchase of Exchange Notes in response to an Asset Sale Offer.

    LIMITATION ON TRANSACTIONS WITH AFFILIATES

    The Indenture will provide that the Subject Entity will not, and will not cause or permit any of its Subsidiaries to, enter into any contract, agreement, arrangement or transaction (or any renewal or extension thereof) with (i) any Affiliate of the Subject Entity, (ii) any Affiliate of any Subsidiary of the

Subject Entity or (iii) any Affiliate or Subsidiary of Parent (each, an "Affiliate Transaction") or any series of related Affiliate Transactions, unless the terms of such Affiliate Transaction are fair and reasonable to the Subject Entity or such Subsidiary, as the case may be, and are at least as favorable as the terms which could reasonably be expected to be obtained by the Subject Entity or such Subsidiary, as the case may be, in a comparable transaction made on an arm's length basis with persons who are not such Affiliates; provided that the following shall not be deemed Affiliate Transactions: (A) any contracts, agreements, arrangements or transactions (or any renewals or extensions thereof) solely between or among the Subject Entity and any of its Subsidiaries or between or among any Subsidiaries of the Subject Entity; (B) Permitted Payments;
(C) any Restricted Payments made in compliance with the covenant described under "--Limitation on Restricted Payments;" (D) customary loans, advances, fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Subject Entity or any of its Subsidiaries; (E) transactions pursuant to any contract or agreement in effect on the Issue Date (including, without limitation, the Standstill Agreements) as the same may be amended, modified or replaced from time to time so long as any such amendment, modification or replacement is no less favorable to the Subject Entity and its Subsidiaries than such contract or agreement as in effect on the Issue Date or is approved by either a majority of the disinterested directors of the Subject Entity or, in the case of amendments, modifications or replacements of any Standstill Agreement after the date of the Reorganization, a majority of the disinterested directors of Parent; (F) employment agreements entered into by the Subject Entity or any of its Subsidiaries in the ordinary course of business;
(G) transactions with suppliers or other purchases or sales of goods and services, in each case in the ordinary course of business (including, without limitation, pursuant to any joint venture agreements) and otherwise in compliance with the terms of the Indenture, which are fair to the Subject Entity, in the reasonable determination of its Board of Directors or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; (H) Investments in Santee, and other contracts and agreements entered into in connection therewith, so long as none of the foregoing is prohibited by the Indenture; (I) credit support and other provisions of comfort in respect of, and other contracts and agreements entered into in connection with, Indebtedness or other obligations of Santee and all amendments, modifications and replacements thereof, so long as none of the foregoing is prohibited by any other provision of the Indenture; and
(J) transactions pursuant to agreements and contracts with Santee (including agreements for the purchase of milk and other products) or with any stockholders of Santee (including stockholder agreements, indemnifications and other agreements and transactions contemplated thereby) or entered into in connection with Santee's financing of its new dairy which was under construction on the Issue Date (including Permitted Liens, guarantees, credit support and other provisions of comfort) and all amendments, modifications and replacements thereof, so long as none of the foregoing is prohibited by any other provision of the Indenture.

    Without limiting the foregoing, in connection with any Affiliate Transaction or series of related Affiliate Transactions (1) involving consideration to either party in excess of $2.5 million, the Subject Entity must deliver an officers' certificate to the Trustee, stating that the terms of such Affiliate Transaction are fair and reasonable to the Subject Entity or the relevant Subsidiary, as the case may be, and are no less favorable to the Subject Entity or such Subsidiary, as the case may be, than could reasonably be expected to have been obtained in an arm's length transaction with a non-Affiliate, (2) involving consideration to either party in excess of $7.5 million, a majority of the disinterested members of the Subject Entity's board of directors approve such Affiliate Transaction or series of related Affiliate Transactions, as the case may be, and, in their good faith judgment, believe that such transaction or transactions, as applicable, are fair and reasonable to the Subject Entity or such Subsidiary, as the case may be, and are no less favorable to the Subject Entity or such Subsidiary, as the case may be, than could reasonably be expected to have been obtained in an arms' length transaction with a non-Affiliate (all of the foregoing to be evidenced by a resolution of such disinterested directors delivered to the Trustee), and (3) involving consideration to either party in excess of $20 million, the Subject Entity must also, prior to the consummation thereof, obtain a written favorable opinion as to the fairness of such transaction to the

Subject Entity or the relevant Subsidiary, as the case may be, from a financial point of view from an independent investment banking firm of recognized standing, provided that the requirements of this clause (3) shall only be applicable if the transaction or series of transactions is of a type as to which investment banking firms of recognized standing customarily render fairness opinions.

    LIMITATION ON MERGER, SALE OR CONSOLIDATION

    The Indenture will provide that the Company will not, directly or indirectly, consolidate with or merge with or into any other person or sell, lease, convey, assign, transfer or otherwise dispose of all or substantially all of its properties and assets (computed on a consolidated basis), whether in a single transaction or a series of related transactions, to any other person or persons, or adopt a plan of liquidation, unless (i) either (a) if the transaction or series of transactions is a merger, the Company shall be the surviving person of such merger, or (b) the person formed by such consolidation or into which the Company is merged or to which the properties and assets of the Company are transferred or, in the case of a plan of liquidation, the entity which receives the greatest value from such plan of liquidation (any such surviving person or transferee person or person receiving the greatest such value referred to in this clause (b) being hereinafter called the "Surviving Entity") shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume by a supplemental indenture, executed and delivered to the Trustee and in form reasonably satisfactory to the Trustee, all the obligations of the Company under the Exchange Notes and the Indenture (and such supplemental indenture shall also be executed by each Guarantor and shall further provide that each Guarantor confirms that its obligations under the Indenture and its Guarantee remain in full force and effect); (ii) no Default or Event of Default shall exist or shall occur immediately after giving effect to such transaction or series of transactions (including, without limitation, any Indebtedness Incurred or to be Incurred in connection with such transaction or series of transactions) on a pro forma basis; (iii) immediately after giving effect to such transaction or series of transactions (including, without limitation, any Indebtedness Incurred or to be Incurred in connection with such transaction or series of transactions) on a pro forma basis, the Subject Entity would immediately thereafter be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio set forth in the second paragraph under "--Limitation on Additional Indebtedness and Disqualified Capital Stock" above; (iv) if such transaction or series of transactions shall occur in connection with or at any time from and after the date of the Reorganization, immediately after giving effect to such transaction or series of transactions the Company or the Surviving Entity, as applicable, shall be a Wholly-Owned Subsidiary of the Holding Company; and (v) the Company shall deliver, or cause to be delivered to the Trustee the officer's certificate and opinion of counsel called for by the Indenture; provided that the conditions set forth in clause (iii) of this sentence shall not apply to the merger of any Guarantor into the Company.

    Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company or consummation of a plan of liquidation in accordance with the foregoing, the successor corporation formed by such consolidation or into which the Company is merged or to which such transfer is made or, in the case of a plan of liquidation, the corporation which receives the greatest value from such plan of liquidation shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Exchange Notes with the same effect as if such successor corporation had been named therein as the Company and thereafter, except in the case of a lease, the predecessor corporation shall be released from all of its obligations under the Indenture and the Exchange Notes.

    For purposes of the foregoing, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company on a consolidated basis.

    LIMITATION ON LINES OF BUSINESS

    The Indenture will provide that the Subject Entity will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, engage in any line or lines of business other than a Related Business.

    ADDITIONAL GUARANTORS

    The Indenture will provide that the Subject Entity will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, establish or acquire a new Subsidiary of the Subject Entity or such Subsidiary, as the case may be, unless either (A) such new Subsidiary is designated as an Unrestricted Subsidiary in accordance with the definition of the term "Unrestricted Subsidiary" or (B) the Subject Entity (by delivery of an officers' certificate to the Trustee) designates such new Subsidiary as a Non-Guarantor Foreign Subsidiary and the aggregate amount of Investments made by the Subject Entity and its Domestic Subsidiaries and Guarantor Foreign Subsidiaries in such Non-Guarantor Foreign Subsidiary are not prohibited by the Indenture (provided that the Subject Entity may at any time thereafter elect to cause such Non-Guarantor Foreign Subsidiary to become a Guarantor as contemplated by clause
(C) of this paragraph) or (C) (i) such new Subsidiary simultaneously executes and delivers a supplemental indenture pursuant to which such new Subsidiary becomes a Guarantor and guarantees the obligations of the Company under the Exchange Notes and the Indenture on the same terms as the other Guarantors and
(ii) the Subject Entity shall deliver to the Trustee an officers' certificate and an opinion of counsel, each in a form reasonably satisfactory to the Trustee, stating that the Subject Entity has complied with this paragraph in connection with the establishment or acquisition of such new Subsidiary. For purposes of this covenant, the designation of any Unrestricted Subsidiary as a Subsidiary shall be deemed to be the establishment of a new Subsidiary. Upon the designation of a Subsidiary as an Unrestricted Subsidiary in accordance with the provisions of the Indenture, such Unrestricted Subsidiary shall be released from all of its obligations under its Guarantee and the Indenture. The Indenture will provide that from and after the time of the Reorganization, the Subject Entity will always be a Guarantor.

    REPORTING REQUIREMENTS

    The Indenture will provide that the Subject Entity will file with the Commission the annual reports, quarterly reports and other documents required to be filed with the Commission pursuant to Sections 13 or 15(d) of the Exchange Act, whether or not the Subject Entity has a class of securities registered under the Exchange Act, unless the Commission will not accept such documents; provided that, from and after the date of the Reorganization, the Subject Entity shall be deemed to have satisfied its obligations under this sentence if (i) the Parent shall have filed with the Commission the annual reports, quarterly reports and other documents required to be filed with the Commission pursuant to
Section 13 or 15(d) of the Exchange Act, whether or not the Parent has a class of securities registered under the Exchange Act, unless the Commission will not accept such documents (and the Subject Entity will not be deemed to have failed to satisfy the condition set forth in this clause (i) solely by reason of the Commission's failure to accept such documents) and (ii) if, for the most recent fiscal quarter covered by the Parent's consolidated financial statements included in the most recent annual report or quarterly report which the Parent has filed or is then filing with the Commission pursuant to Section 13 or 15(d) of the Exchange Act (or if the Commission will not accept such documents, which the Parent would have theretofore or then been required to file, as applicable), the revenues of the Subject Entity and its Subsidiaries for such fiscal quarter computed on a consolidated basis in accordance with GAAP shall be less than 95% of the revenues of the Parent and its subsidiaries for such fiscal quarter computed on a consolidated basis in accordance with GAAP, the notes to such financial statements shall set forth the consolidated indebtedness, consolidated sales, consolidated capital expenditures, consolidated interest expense (net of interest income and excluding any deferred financing costs), and consolidated net earnings before interest, income taxes, depreciation, amortization, LIFO inventory charges and, if applicable, before equity earnings (losses) from subsidiaries, non-recurring and extraordinary items, and union, pension and benefit credits of the Subject

Entity and its consolidated Subsidiaries, determined in accordance with GAAP, as of the same dates and for the same periods for which consolidated financial statements are presented for the Parent (provided that, in the case of such information included in the notes to the Parent's audited financial statements, such notes also shall be covered by the audit report, provided that the Parent's independent accountants may rely on the audit report of other independent accountants with respect to any acquired businesses). The Indenture also will provide that, whether or not the Subject Entity is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Subject Entity, at its expense (x) will be required to file with the Trustee and mail to each Holder of Exchange Notes within 15 days after filing with the Commission (or if any such filing is not permitted under the Exchange Act, 15 days after such filing would have been required), and to deliver to prospective purchasers of Exchange Notes upon written request, copies of the annual reports, quarterly reports and other documents required to be filed by Sections 13 or 15(d) of the Exchange Act and (y) so long as any of the Exchange Notes are evidenced by Global Exchange Notes, promptly deliver copies of such reports and documents to any beneficial owner of Exchange Notes upon written request by such beneficial owner; provided that, from and after the date of the Reorganization, the Subject Entity may satisfy its obligations under this sentence if (A) it shall instead have delivered the annual reports, quarterly reports and other documents of the Parent required to be filed by Sections 13 or 15(d) of the Exchange Act (whether or not Parent is subject to the reporting requirements of such Sections) and (B) the conditions set forth in clause (ii) of the preceding sentence are satisfied. In addition, the Indenture provides that the Subject Entity will furnish to the Holders and, so long as the Exchange Notes are evidenced by Global Exchange Notes, beneficial owners of Exchange Notes and to prospective investors, upon their request, the information, if any, required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

    REORGANIZATION AS A HOLDING COMPANY

    The Indenture will provide that the Company will not reorganize into a holding company structure (the "Reorganization") unless (i) immediately after giving effect to the Reorganization, the Holding Company shall own, directly, all of the outstanding Capital Stock (other than directors' qualifying shares) of the Company (provided that the Holding Company may thereafter cease to own such Capital Stock directly so long as the Company shall at all times be a Wholly-Owned Subsidiary of the Holding Company); (ii) immediately after giving affect to the Reorganization, the Initial Parent shall own, directly, all of the outstanding Capital Stock (other than directors' qualifying shares) of the Holding Company and shall not own any other Capital Stock (provided that the Parent may thereafter cease to directly own all of the outstanding Capital Stock of Holding Company so long as Holding Company shall at all times be a Subsidiary of Parent, and the Parent also may thereafter own other Capital Stock); (iii) effective upon consummation of the Reorganization, the holders of outstanding shares of the Company's Capital Stock shall generally become holders of Capital Stock of Initial Parent; (iv) no Event of Default shall exist or shall occur immediately after giving effect to the Reorganization; (v) the Initial Parent shall have conducted no business or operations prior to the Reorganization other than in connection with the Reorganization and matters reasonably related thereto (except that Initial Parent may be a guarantor under and a party to the New Credit Agreement) and, immediately prior to and at the time of the Reorganization, the total Investments made by the Company and its other Subsidiaries in Initial Parent shall be less than $100,000 and Initial Parent's total assets shall be less than $100,000; (vi) the Reorganization is not structured with the intention of evading the effect of the restrictive covenants and other provisions of the Indenture; and (vii) the Company shall have delivered to the Trustee an officers' certificate to the effect that the Reorganization has been effected in compliance with this paragraph and an opinion of counsel to the effect that the conditions to the Reorganization set forth in the Indenture have been satisfied. The Indenture will provide that if the Reorganization is effected in accordance with the provisions of this paragraph, then the Reorganization shall not be deemed to constitute a breach of or default under any provision of the Indenture and may be effected notwithstanding anything in the

Indenture to the contrary. The Indenture will further provide that the provisions of this paragraph shall permit one Reorganization only.

    The Indenture will provide that, anything therein to the contrary notwithstanding, in the event that the Company shall organize one or more subsidiaries solely for the purpose of acting as merger subsidiaries in connection with the Reorganization (each, a "Merger Subsidiary"), the Company will not be required to cause any such Merger Subsidiary to become a Guarantor prior to the Reorganization so long as such Merger Subsidiary has assets of less than $10,000 at all times prior to the Reorganization and conducts no business or operations other than in connection with the Reorganization and matters reasonably related thereto.

    The Indenture will provide that, anything therein to the contrary notwithstanding (a) from and after the date of the Reorganization, the Subject Entity will cause the Company at all times to be a Wholly-Owned Subsidiary of the Subject Entity, and (b) the Subject Entity will not cause or permit any of its Non-Guarantor Foreign Subsidiaries to own any Capital Stock of the Subject Entity or any of its Domestic Subsidiaries or Guarantor Foreign Subsidiaries, and (c) the Subject Entity will not cause or permit any of its Unrestricted Subsidiaries to own any Capital Stock of the Subject Entity or any of its Subsidiaries.

EVENTS OF DEFAULT

    The following will be "Events of Default" under the Indenture:

        (i) default in the payment of any principal of or premium, if any, on any of the Notes when the same becomes due and payable (upon Stated Maturity, acceleration, optional redemption, required purchase in connection with a Change of Control Offer or Asset Sale Offer, scheduled principal payment or otherwise); or

        (ii) default in the payment of any interest on, or any Liquidated Damages, if any, with respect to, any of the Notes when the same becomes due and payable, which default continues for a period of 30 days; or

       (iii) default by the Company, the Holding Company or any Subsidiary Guarantor in the performance or observance of any other term, covenant or agreement contained in the Notes or the Indenture (other than a default specified in clause (i) or (ii) above) and (A) in the case of a default in the performance of the covenant described in clause (a) of the third paragraph under "Certain Covenants--Reorganization as a Holding Company," written notice of such default shall have been given to the Company by the Trustee or to the Company and the Trustee by Holders of at least 25% in aggregate principal amount of the Exchange Notes then outstanding or (B) in any other case, such default continues for a period of 30 days after written notice of such default shall have been given to the Company by the Trustee or to the Company and the Trustee by Holders of at least 25% in aggregate principal amount of the Exchange Notes then outstanding; or

        (iv) a default under any mortgage, indenture or other instrument or agreement under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Subject Entity or any Subsidiary of the Subject Entity, whether such Indebtedness exists on the date of the Indenture or shall be incurred thereafter, if (A) such default results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace period) or as a result of such default such Indebtedness has been declared due and payable or otherwise accelerated prior to its stated final maturity and (B) the sum of (x) the aggregate principal amount of such Indebtedness plus (y) the aggregate principal amount of all other such Indebtedness in default for failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace period) or which has been so declared due and payable or otherwise accelerated prior to its stated final maturity, aggregates more than $20,000,000; or

        (v) one or more final judgments, orders or decrees of any court or regulatory or administrative agency of competent jurisdiction for the payment of money (to the extent not covered by insurance) in excess of $20,000,000, either individually or in the aggregate, shall be entered against the Subject Entity or any Subsidiary of the Subject Entity or any property of the Subject Entity or any Subsidiary of the Subject Entity and shall not be discharged or fully bonded and there shall have been a period of 60 days after the date on which any period for appeal has expired and during which a stay of enforcement of such judgment, order or decree shall not be in effect; or

        (vi) certain events of bankruptcy, insolvency or reorganization with respect to the Company, the Holding Company, the Parent or any Significant Subsidiary of the Subject Entity shall have occurred; or

       (vii) any Guarantor denies that it has any further liability under its Guarantee or gives notice to such effect (other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture or, in the case of any Guarantor which is not
    (A) a Significant Subsidiary of the Subject Entity or (B) from and after the Reorganization, the Subject Entity, if such denial or notice is given by a trustee in bankruptcy, receiver or other similar person in connection with bankruptcy, insolvency, reorganization or similar proceedings relating to such Guarantor) or, prior to the Reorganization, any Guarantee of a Significant Subsidiary of the Subject Entity is declared or adjudged invalid in a final judgment or order issued by any court or governmental authority of competent jurisdiction or, from and after the Reorganization, the Guarantee of the Subject Entity or any Guarantor which is a Significant Subsidiary of the Subject Entity is declared or adjudged invalid in a final judgment or order issued by any court or governmental authority of competent jurisdiction.

    If an Event of Default (other than as specified in clause (vi) above) shall occur and be continuing, the Trustee, by written notice to the Company, or the holders of at least 25% in aggregate principal amount of the Exchange Notes then outstanding, by written notice to the Trustee and the Company, may declare the principal of, and accrued and unpaid interest on, and accrued and unpaid Liquidated Damages, if any, with respect to, all of the outstanding Exchange Notes to be due and payable immediately, upon which declaration all such amounts payable in respect of the Exchange Notes shall be immediately due and payable. If an Event of Default specified in clause (vi) above occurs, then the principal of, and accrued and unpaid interest on, and accrued and unpaid Liquidated Damages, if any, with respect to all of the outstanding Exchange Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of Exchange Notes.

    After a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of at least a majority in aggregate principal amount of the outstanding Exchange Notes, by written notice to the Company and the Trustee, may rescind such declaration and its consequences if (a) the Company has paid or deposited with the Trustee cash sufficient to pay (i) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and any other amount due the Trustee as compensation or indemnification pursuant to the Indenture, (ii) all interest on and Liquidated Damages, if any, with respect to the Notes which has become due otherwise than by such declaration of acceleration and (to the fullest extent permitted by law) interest thereon at the rate of interest borne by the Notes and (iii) the principal of and premium, if any, on any Notes which have become due otherwise than by such declaration of acceleration and (to the fullest extent permitted by law) interest thereon at the rate of interest borne by the Notes; (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (c) all Events of Default, other than the non-payment of principal of, and interest on and Liquidated Damages, if any, with respect to the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

    The Holders of not less than a majority in aggregate principal amount of the outstanding Exchange Notes may on behalf of the Holders of all the Exchange Notes waive any past default under the Indenture or the Exchange Notes and its consequences, except a default (i) in the payment of the principal of, premium, if any, or interest on, or Liquidated Damages, if any, with respect, to any Exchange Notes, or (ii) in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Note outstanding affected or (iii) in respect of any provision which under the Indenture cannot be modified, amended or waived without the consent of Holders of at least 66 2/3% of the aggregate principal amount of the Exchange Notes at the time outstanding (provided that any such waiver may be effected with the consent the Holders of at least 66 2/3% of the aggregate principal amount of the Exchange Notes then outstanding).

    No Holder of any of the Exchange Notes has any right to institute any proceeding or pursue any remedy with respect to the Indenture or the Exchange Notes, unless the Holder has given written notice to the Trustee of a continuing Event of Default, the Holders of at least 25% in aggregate principal amount of the outstanding Exchange Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee under the Indenture, the Trustee has failed to institute such proceeding within 30 days after receipt of such notice and the Trustee, within such 30-day period, has not received directions inconsistent with such written request from Holders of at least a majority in aggregate principal amount of the outstanding Exchange Notes. Such limitations do not apply, however, to a suit instituted by a Holder of a Note for the enforcement of the payment of the principal of, premium, if any, or interest on, or Liquidated Damages, if any, with respect to, such Note on or after the respective due dates therefor.

    During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, whether or not an Event of Default shall have occurred and be continuing, the Trustee is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the Holders of not less than a majority in aggregate principal amount of the outstanding Exchange Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, under the Indenture.

    If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to each holder of the Exchange Notes notice of the Default or Event of Default within 30 days after obtaining knowledge thereof. Except in the case of a default in payment of principal of, premium, if any, or interest on, or Liquidated Damages, if any, with respect to, any Exchange Notes, the Trustee may withhold the notice to the Holders of the Exchange Notes if a committee of its trust officers in good faith determines that withholding the notice is in the interest of the Holders of the Exchange Notes.

    The Company is required to furnish to the Trustee annual statements as to the performance by the Company of its obligations under the Indenture and as to any default in such performance. The Company is also required to notify the Trustee promptly after the Company's becoming aware of any Default or Event of Default.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Indenture will provide that the Company may, at its option and at any time elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Exchange Notes and Guarantees ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by, and the Indenture shall cease to be of further effect as to, all outstanding Exchange Notes and Guarantees, except as to, among other things, (i) rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Exchange Notes when such payments are due from the trust funds described below and the rights of Holders to receive payments of Liquidated Damages, if any, with respect to the Exchange Notes pursuant to the Registration Rights Agreement; (ii) the Company's obligations with respect to such Exchange Notes concerning issuing temporary Exchange Notes, registration of Exchange Notes, mutilated, destroyed, lost or stolen Exchange Notes, and the maintenance of an office or agency for payment and money for security payments held in trust;
(iii) the rights, powers, trust, duties, and immunities of the Trustee, and the Company's and the Guarantors' obligations in connection therewith; and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are set forth in the Indenture ("Covenant Defeasance"), including the covenants described under "Certain Covenants--Repurchase of Exchange Notes Upon a Change of Control" and "Certain Covenants-- Limitation on Sales of Assets and Subsidiary Stock", and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Exchange Notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee or other qualifying trustee, in trust, for the benefit of the Holders of the Exchange Notes, U.S. legal tender or non-callable U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient, in the written opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on, the Exchange Notes on the stated dates for payment thereof or the applicable redemption date, as the case may be; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of independent counsel reasonably acceptable to the Trustee confirming that, since the date of the Indenture (A) the Company has received from or there has been published by the Internal Revenue Service a ruling or (B) there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the Exchange Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of independent counsel reasonably acceptable to such Trustee confirming that the Holders of the Exchange Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or, insofar as Events of Default referred to in clause (vi) of the first paragraph under "--Events of Default" above are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Subject Entity or any of its Subsidiaries is a party or by which the Subject Entity or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made with the intent of preferring the Holders of the Exchange Notes over any other creditors of the Company or the Guarantors or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or the Guarantors or others;
(vii) the Company shall have delivered to the Trustee an opinion of independent counsel to the effect that, after the 91st day following such deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally under any applicable U.S. federal or state law and that the Trustee has a perfected security interest in such trust funds for the ratable benefit of the Holders of the Exchange Notes; (viii) if the cash and U.S. Government Obligations deposited are sufficient to pay the outstanding Exchange Notes provided such Exchange Notes are redeemed on a particular Redemption Date, the Company shall have given the Trustee irrevocable instructions to redeem such Exchange Notes on such date; and (ix) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that the conditions precedent provided, in the case of the officers' certificate, in clauses (i) through (viii) and, in the case of the opinion of counsel, clauses (ii) or (iii), as applicable, and (v) and (vii) of this paragraph, have been complied with. Upon Legal Defeasance but not Covenant Defeasance as provided in the Indenture, the Guarantee of each Guarantor shall be fully released and discharged and the Trustee shall promptly execute and deliver to the Company any documents reasonably requested by the Company to evidence or effect the foregoing.

    In the event the Company effects Covenant Defeasance and the Exchange Notes are declared due and payable because of the occurrence of any Event of Default (including any Event of Default with respect to any covenant as to which such Covenant Defeasance is not applicable), the amount of monies and/or U.S. Government Obligations deposited with the Trustee to effect such Covenant Defeasance may not be sufficient to pay amounts due on the Exchange Notes at the time of any acceleration resulting from such Event of Default. However, the Company and, subject to the limitations set forth in the Guarantees, the Guarantors would remain liable to make payment of such amounts due at the time of acceleration.

AMENDMENTS AND SUPPLEMENTS

    The Indenture will contain provisions permitting the Company, the Guarantors and the Trustee to enter into one or more supplemental indentures without the consent of the Holders for certain limited purposes, including, among other things (i) to cure ambiguities, defects or inconsistencies; (ii) to provide for the assumption of the Company's or any Guarantor's obligations in the case of a merger, consolidation or sale of all or substantially all of its assets as provided in the Indenture; (iii) to evidence the release of any Guarantor or the addition of any new Guarantor in accordance with the Indenture; or (iv) to make any other change that does not adversely affect the rights of any Holder in any material respect. With the consent of the Holders of not less than a majority in aggregate principal amount of the Exchange Notes at the time outstanding, the Company, the Guarantors and the Trustee are permitted to amend or supplement the Indenture or modify the rights of the Holders thereunder, and the Holders of not less than a majority in aggregate principal amount of the outstanding Exchange Notes may waive compliance by the Company or any Guarantor with any provision of the Indenture or the Exchange Notes; provided that any amendments or supplements to, or waivers with respect to, the provisions described above under "--Certain Covenants--Repurchase of Exchange Notes Upon a Change of Control" which adversely affect the Holders shall require the consent of Holders of not less than 66 2/3% of the aggregate principal amount of Exchange Notes at the time outstanding; provided, further, that no such amendment or waiver shall, without the written consent of all holders of Senior Debt, alter the subordination provisions of the Indenture; and provided, further, that no such amendment, supplement or waiver may, without the consent of each Holder affected thereby:
(i) change the Stated Maturity of any Note or any installment of interest thereon, or reduce the principal amount thereof or the rate (or extend the time for payment) of interest thereon or any premium payable upon the redemption or repurchase thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or interest thereon are payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption or in the case of repurchase at the option of the Holders, on or after the Redemption Date or date fixed for repurchase, as applicable), or reduce the Change of Control Purchase Price or Asset Sale Offer Price or alter the redemption provisions of the Indenture in a manner adverse to the Holders, (ii) reduce the percentage in principal amount of the outstanding Exchange Notes, the consent of whose Holders is required for any such amendment, supplement or waiver provided for in the Indenture, (iii) modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby, or (iv) make the Exchange Notes further subordinated in right of payment to any extent or under any circumstances to any other Indebtedness.

THE TRUSTEE

    The Indenture provides that, except during the continuance of an Event of Default, the Trustee thereunder will perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

    The Indenture and provisions of the Trust Indenture Act of 1939, as amended, contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions with the Company and its Affiliates; provided, however, that if it acquires any conflicting interest (as defined in such Act) it must eliminate such conflict or resign. An affiliate of the Trustee is a lender under the Company's Current Credit Facility, and it is anticipated that an affiliate of the Trustee also will be a lender under the New Credit Facility.

NO PERSONAL LIABILITY OF PARTNERS, STOCKHOLDERS, OFFICERS, DIRECTORS

    The Indenture will provide that no direct or indirect stockholder, employee, officer or director, as such, past, present or future, of the Company, the Guarantors or any successor entity shall have any personal liability in respect of the obligations of the Company or the Guarantors under the Indenture or the Exchange Notes by reason of his or its status as such stockholder, employee, officer or director.

CERTAIN DEFINITIONS

    "ACQUIRED INDEBTEDNESS" means Indebtedness or Disqualified Capital Stock of any person existing at the time such person becomes a Subsidiary of the Subject Entity or is merged or consolidated into or with the Subject Entity or any of its Subsidiaries.

    "ACQUISITION" means the purchase or other acquisition of (i) any person,
(ii) all or substantially all of the assets of any person or (iii) all or substantially all of any division or line of business of any person, in each case by any other person, whether by purchase, stock purchase, merger, consolidation or other transfer, and whether or not for consideration.

    "AFFILIATE" means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, the term "control" means the power to direct the management and policies of a person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise, provided, that, a Beneficial Owner of 10% or more of the total voting power normally entitled to vote in the election of directors, managers or trustees, as applicable, of a person shall for such purposes be deemed to have control of such person.

    "AVERAGE LIFE" means, as of the date of determination, with respect to any security or instrument, the quotient obtained by dividing (i) the sum of (a) the products of the number of years (or fractions thereof) from such date of determination to the date or dates of each successive scheduled principal (or redemption) payment of such security or instrument and (b) the amount of each such respective principal (or redemption) payment by (ii) the sum of all such principal (or redemption) payments.

    "BANKRUPTCY LAW" means Title 11 of the United States Code and any similar applicable foreign, state or federal law for the relief of debtors generally.

    "BENEFICIAL OWNER" has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Issue Date), except that a person shall be deemed to have "beneficial ownership" of all shares or other securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

    "BOARD OF DIRECTORS" means, with respect to any person, the board of directors of such person.

    "BOARD OF DIRECTORS" or "Board" means, with respect to any person, the board of directors of such person or any committee of the board of directors of such person authorized, with respect to any particular matter, to exercise the power of the board of directors of such person.

    "BUSINESS DAY" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

    "CAPITAL STOCK" means, with respect to any person, any and all shares, interests (including, without limitation, limited and general partnership interests and joint venture interests), participations, rights or other equivalents (however designated) in the equity of such person, and any rights (other than debt securities convertible into or exchangeable for an equity interest), warrants or options exchangeable for or convertible into an equity interest in such person.

    "CAPITALIZED LEASE OBLIGATION" means, with respect to any person, any obligation of such person under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed, tangible or intangible) that is required to be classified and accounted for as a capital lease obligation under GAAP, and the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

    "CASH EQUIVALENTS" means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers' acceptances having maturities of not more than one year from the date of acquisition thereof of any domestic commercial bank that is a member of the Federal Reserve System, the long-term debt of which is rated at the time of acquisition thereof at least A or the equivalent thereof by Standard & Poor's, a division of The McGraw Hill Companies, Inc. ("Standard & Poor's"), or at least A or the equivalent thereof by Moody's Investors Service, Inc. ("Moody's") and having capital and surplus and undivided profits in excess of $500,000,000; (c) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), in each case maturing within 180 days of the date of acquisition, (d) commercial paper rated at the time of acquisition thereof at least A-1 or the equivalent thereof by Standard & Poor's or P-1 or the equivalent thereof by Moody's, maturing within 270 days after the date of acquisition thereof, and (e) shares of any money market mutual fund that (i) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (a) through (d) above, (ii) has net assets of not less than $500 million and (iii) has the highest rating obtainable from either Standard & Poor's or Moody's.

    "COMMISSION" means the Securities and Exchange Commission or any successor thereto.

    "COMMON STOCK OFFERING" means the underwritten public offering by the Company of 5,175,000 shares of its common stock made concurrently with the private placement of the Old Notes.

    "CONSOLIDATED DEPRECIATION AND AMORTIZATION EXPENSE" means, with respect to any person for any period, the depreciation and amortization expense of such person and its Subsidiaries for such period

(including amortization of debt discount and deferred financing costs in connection with any Indebtedness of such person and its Subsidiaries), determined on a consolidated basis in accordance with GAAP.

    "CONSOLIDATED EBITDA" means, with respect to any person for any period, the Consolidated Net Income of such person for such period adjusted to add thereto or subtract therefrom, as applicable (to the extent deducted or included, as applicable in determining such Consolidated Net Income), without duplication, the sum of (i) Consolidated Income Tax Expense of such person for such period,
(ii) Consolidated Depreciation and Amortization Expense of such person for such period, (iii) Consolidated Interest Expense of such person for such period, (iv) Consolidated LIFO Charges (Credits) of such person for such period, and (v) all other consolidated non-cash items of such person and its Subsidiaries for such period, and further adjusted to subtract therefrom all cash payments made by such person or any of its Subsidiaries during such period to the extent such payments relate to non-cash charges that were added back in determining Consolidated EBITDA for such period or any prior period, all determined on a consolidated basis in accordance with GAAP; provided that any amounts referred to in any one or more of clauses (i) through (v) of this sentence which are to be added to Consolidated Net Income and which are attributable to a Subsidiary of such person which is not a Wholly-Owned Subsidiary shall be added to Consolidated Net Income only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating the Consolidated Net Income of such person and then only to the extent that the amount of such expense or charge, as applicable, attributable to such Subsidiary would be permitted at the time of determination to be dividended to such person in cash by such Subsidiary.

    "CONSOLIDATED INTEREST COVERAGE RATIO" means, with respect to any person on any date of determination (the "Transaction Date"), the ratio, on a pro forma basis, of (a) Consolidated EBITDA of such person (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed
of) for the Reference Period to (b) Consolidated Interest Expense of such person (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of, but only to the extent that the obligations giving rise to such Consolidated Interest Expense would no longer be obligations contributing to such person's Consolidated Interest Expense subsequent to the Transaction Date) for the Reference Period; PROVIDED, that for purposes of calculating Consolidated EBITDA and Consolidated Interest Expense for this definition, (i) Acquisitions which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of the Reference Period, (ii) transactions giving rise to the need to calculate the Consolidated Interest Coverage Ratio shall be assumed to have occurred on the first day of the Reference Period, and (iii) the Incurrence of any Indebtedness or issuance of any Disqualified Capital Stock during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to Refinance or retire other Indebtedness or Disqualified Capital Stock permitted by the Indenture) shall be assumed to have occurred on the first day of such Reference Period and the interest rate on any such Indebtedness or the dividend rate on any such Disqualified Capital Stock which bears interest or accrues dividends at a floating rate shall be computed on a pro forma basis as if the average rate in effect from the beginning of the Reference Period to the Transaction Date had been the applicable rate for the entire period, unless such person or any of its Subsidiaries is party to an Interest Swap or Hedging Obligation (which shall remain in effect for the 12-month period immediately following the Transaction
Date) which has the effect of fixing the interest rate or dividend rate on the date of computation, in which case such rate (whether higher or lower) shall be used. If such person or any of its Subsidiaries directly or indirectly guarantees Indebtedness or dividends or other distributions on Disqualified Capital Stock of a third person, the foregoing definition shall give effect to the Incurrence of such guaranteed Indebtedness or the issuance of any such guaranteed Disqualified Capital Stock as if it had been Incurred or issued, as the case may be, by such person or such Subsidiary.

    "CONSOLIDATED INCOME TAX EXPENSE" means, with respect to any person for any period, the provision for federal, state, local and foreign income taxes of such person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

    "CONSOLIDATED INTEREST EXPENSE" means, with respect to any person for any period, without duplication, (i) the sum of (A) the aggregate amount of cash and non-cash interest expense (including capitalized interest but excluding amortization of deferred financing costs) of such person and its Subsidiaries for such period (including, without limitation, (v) any amortization of debt discount, (w) net costs associated with Interest Swap and Hedging Obligations (including any amortization of discounts), (x) the interest portion of any deferred payment obligation, (y) all accrued interest and capitalized interest, and (z) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers' acceptances, Interest Swap and Hedging Obligations or similar facilities) paid or accrued, or scheduled to be paid or accrued, during such period; (B) the aggregate amount of cash and non-cash dividends and other distributions paid or accrued, or scheduled to be paid or accrued, during such period in respect of Disqualified Capital Stock of such person and its Subsidiaries; (C) the portion of any rental obligation of such person or its Subsidiaries for such period in respect of any Capitalized Lease Obligation allocable to interest expense (based upon the rate of interest implicit in such Capitalized Lease Obligations as reasonably determined by the Subject Entity) in accordance with GAAP; and (D) to the extent that any Indebtedness of any other person is guaranteed, or any dividends or distributions on Disqualified Capital Stock of any other person are guaranteed, by such person or any of its Subsidiaries, the aggregate amount of interest, dividends and distributions paid or accrued or scheduled to be paid or accrued by such other person during such period attributable to any such Indebtedness or Disqualified Capital Stock, as applicable, all determined on a consolidated basis in accordance with GAAP.

    "CONSOLIDATED LIFO CHARGES (CREDITS)" means, with respect to any person for any period, the consolidated LIFO charges (credits) of such person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

    "CONSOLIDATED NET INCOME" means, with respect to any person for any period, an amount equal to (A) the net income (or loss) of such person and its Subsidiaries for such period (adjusted as provided in the next succeeding sentence) minus (B) to the extent not deducted in the computation of the amount of consolidated net income (loss) referred to in clause (A), the aggregate amount of Permitted Payments paid or accrued, or scheduled to be paid or accrued, by such person and its Subsidiaries during such period, all determined on a consolidated basis in accordance with GAAP; provided that, solely for purposes of clause (3)(a) and the proviso to clause (3)(d) of the first paragraph set forth under "Certain Covenants-- Limitation on Restricted Payments," Consolidated Net Income shall mean the net income (or loss) of such person and its Subsidiaries for such period (adjusted as provided in the next succeeding sentence), determined on a consolidated basis in accordance with GAAP. The amount referred to in clause (A) of and in the proviso to the preceding sentence shall be adjusted to exclude (to the extent included in computing such net income (or loss) and without duplication): (a) all gains and losses which are extraordinary (as determined in accordance with GAAP) or which are unusual or non-recurring, (b) the net income or loss of any other person (other than a Subsidiary of such person) in which such person or any of its Subsidiaries has an interest, except that any such net income shall be included only to the extent of the amount of any dividends or distributions actually paid in cash to such person or a Subsidiary of such person during such period but in any case not in excess of such person's or Subsidiary's, as the case may be, PRO RATA share of such net income for such period, and any such net loss shall be included only to the extent of such person's or Subsidiary's, as the case may be, PRO RATA share of such net loss for such period, (c) the net income or loss of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition, (d) the net income, if positive, of any Subsidiary of such person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted, directly or indirectly, by the terms of its charter, bylaws, partnership agreement or other organizational documents or any other agreement, instrument, judgment, decree, order, law, rule or governmental regulation applicable to such Subsidiary, (e) gains and losses in respect of any Asset Sales or other sale or disposition of assets outside the ordinary course of business or from the issuance or sale of any Capital Stock by such person or any of its Subsidiaries, (f) any gain or income or losses, net of taxes, attributable to refunds or credits in respect of any employee benefit plan, (g) any non-cash compensation expense in connection with the issuance of any employee stock options, (h) the effects of changes in accounting principles, and (i) all deferred financing costs written off in connection with the early extinguishment of any Indebtedness Incurred by the Subject Entity or any of its Subsidiaries in connection with the Hughes Acquisition or the KUI Acquisition.

    "CREDIT AGREEMENT" means the one or more credit agreements (including, without limitation, the New Credit Agreement) entered into by and among the Company and/or the Holding Company and/or any of their respective Subsidiaries and certain financial institutions which provide for in the aggregate one or more term loans, letter of credit facilities and/or revolving credit facilities, including any related notes, guarantees, letters of credit, collateral documents, instruments and agreements executed in connection therewith, as such credit agreement and/or related documents may be amended, restated, supplemented, renewed, refinanced, replaced or otherwise modified from time to time whether or not with the same agent, trustee, representative, lenders or holders, and, subject to the next succeeding sentence, irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term "Credit Agreement" shall include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to any such credit agreement not prohibited by the Indenture and all refundings, refinancings and replacements of any such credit agreement not prohibited by the Indenture, including any agreement (i) extending the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding or deleting borrowers or guarantors thereunder, so long as borrowers and issuers include one or more of the Subject Entity and its Subsidiaries, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder, provided that on the date such Indebtedness is Incurred it would not be prohibited by the covenant described under "--Certain Covenants--Limitation on Additional Indebtedness and Disqualified Capital Stock," or (iv) otherwise altering the terms and conditions thereof in a manner not prohibited by the terms of the Indenture.

    "DESIGNATED SENIOR DEBT" means, with respect to the Company (i) all Senior Debt of the Company under any Credit Agreement; and (ii) any other Senior Debt of the Company which (a) at the time of determination exceeds $25,000,000 in aggregate principal amount outstanding and (b) is specifically designated in the instrument or agreement creating or evidencing such Senior Debt or pursuant to which such Senior Debt was issued as "Designated Senior Debt." "Designated Senior Debt" means, with respect to any Guarantor, (i) all Senior Debt of such Guarantor under any Credit Agreement; and (ii) any other Senior Debt of such Guarantor which (a) at the time of determination exceeds $25,000,000 in aggregate principal amount outstanding and (b) is specifically designated in the instrument or agreement creating or evidencing such Senior Debt or pursuant to which such Senior Debt was issued as "Designated Senior Debt."

    "DISQUALIFIED CAPITAL STOCK" means, (a) except as set forth in clauses (b) and (c) of this paragraph, with respect to any person, Capital Stock of such person (excluding warrants, rights and options) that, by its terms or by the terms of any security into which it is then convertible, exercisable or exchangeable, is or, upon the happening of an event or the passage of time or both would be, required to be redeemed or repurchased (including at the option of the holder thereof) by such person or any of its Subsidiaries, in whole or in part, on or prior to the Final Maturity Date, or is convertible into or exchangeable for debt securities at any time on or prior to the Final Maturity Date, (b) with respect to any Subsidiary of such person (excluding, with respect to the Subject Entity, any of its Subsidiaries which is a Guarantor and, from and after the Reorganization, the Company), any Capital Stock (excluding warrants, rights and options) other than common stock with no preferences or redemption or repayment provisions, and (c) with respect to any Guarantor and, from and after the Reorganization, the Company, any of its Capital Stock (excluding warrants, rights and options) that (1) by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is or, upon the happening of an event or the passage of time or both would be, required to be redeemed or repurchased (including at the option of the holder thereof) by the Subject Entity or any of its Subsidiaries, in whole or in part, on or prior to the Final Maturity Date, or is convertible into or exchangeable for debt securities at any time on or prior to the Final Maturity Date, or (2) provides for any increase in the dividend or distribution rate or other monetary penalty, or provides for the holders thereof to be granted any additional rights, upon the failure to pay dividends or distributions thereon (including, without limitation, the right to appoint or elect one or more directors, trustees or similar persons).

    "DOMESTIC SUBSIDIARY" means, with respect to any person, any Subsidiary of such person other than a Foreign Subsidiary of such person.

    "EQUITY OFFERING" means an underwritten public offering of common stock of, prior to the Reorganization, the Company or, following the Reorganization, the Parent, in each case pursuant to a registration statement filed with the Commission.

    "EVENT OF LOSS" means, with respect to any property or asset, any (i) loss, destruction or damage of such property or asset, and (ii) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, or any successor thereto, in each case including the rules and regulations of the Commission thereunder.

    "EXCLUDED PERSON" means (i) Zell/Chilmark Fund L.P., a Delaware limited partnership ("Zell/ Chilmark"), and any person who, by virtue of their position with the general partner, or with the persons that directly or indirectly control the general partner, of Zell/Chilmark may be deemed the Beneficial Owner of securities owned by Zell/Chilmark and (ii) from and after the date of the Reorganization, the Holding Company, the Parent, any Subsidiary of the Holding Company through which the Holding Company holds an interest in the Capital Stock of the Company and any Subsidiary of the Parent through which Parent holds an interest in the Capital Stock of the Company or the Holding Company.

    "EXISTING INDEBTEDNESS" means Indebtedness of the Company or a Subsidiary of the Company (including, without limitation, Hughes and KUA) in existence on the Issue Date, other than Indebtedness under the Old Credit Agreements, the Old Security Agreements, any Credit Agreement, and any other Indebtedness of Hughes or any of its Subsidiaries which is to be repaid in connection with the Hughes Acquisition.

    "FAIR MARKET VALUE" means, with respect to any assets or properties, the amount at which such assets or properties would change hands between a willing buyer and a willing seller, within a commercially reasonable time, each having reasonable knowledge of the relevant facts, neither being under a compulsion to sell or buy.

    "FINAL MATURITY DATE" means March 15, 2007.

    "FOREIGN SUBSIDIARY" means, with respect to any person, any Subsidiary of such person which is incorporated or otherwise organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia and substantially all of whose consolidated assets are located outside of the United States of America.

    "GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, as in effect on the Issue Date.

    "GUARANTEE" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment or reimbursement of amounts drawn down under letters of credit; provided that none of the following shall constitute a "guarantee" for purposes of the Indenture: (A) Hughes' guarantee of Santee's obligations under the Trademark License Agreement between Kraft, Inc. and Santee, as in effect on the Issue Date, and any amendments, renewals or modifications thereof so long as the obligations guaranteed in any such amended, modified or renewed agreement do not include indebtedness for borrowed money or Capitalized Lease Obligations or evidenced by bonds, notes, debentures or similar instruments, (B) guarantees by the Subject Entity or any of its Subsidiaries of Indebtedness of Santee, provided that the aggregate principal amount of such Indebtedness outstanding at any time shall not exceed $30 million and, to the extent that the aggregate principal amount of such Indebtedness outstanding at any time after the 60th day following the Issue Date exceeds $10 million, then the amount of such outstanding Indebtedness in excess of $10 million shall be deemed an Investment in Santee but shall not constitute Indebtedness, and (C) agreements to purchase milk or other products from Santee. The terms "guarantee" (when used as a verb) and "guaranteed" have meanings correlative to the foregoing.

    "GUARANTOR FOREIGN SUBSIDIARY" means any Foreign Subsidiary of the Subject Entity which is a Guarantor.

    "GUARANTORS" means (i) the Initial Guarantors and (ii) any person which becomes a Guarantor after the Issue Date in accordance with the provisions described in the Indenture, until such time as, in the case of any Guarantor, a successor replaces it in accordance with the provisions of the Indenture, in which case the term Guarantor shall thereafter include such successor, but excluding in each case any persons whose Guarantees have been released pursuant to the terms of the Indenture and any Unrestricted Subsidiaries and Non-Guarantor Foreign Subsidiaries of the Subject Entity.

    "HOLDING COMPANY" means Quality Food Holdings, Inc., a Delaware corporation until a successor replaces it as a Guarantor in accordance with the provisions of the Indenture, and thereafter means such successor.

    "HUGHES" means Hughes Markets, Inc., a California corporation, and its successors.

    "HUGHES ACQUISITION" means the Company's acquisition of Hughes pursuant to the Hughes Merger Agreement.

    "HUGHES MERGER AGREEMENT" means the Agreement and Plan of Merger dated as of November 20, 1996, as amended, among the Company, QHI Acquisition Corporation and Hughes.

    "INCUR" and "INCURRENCE" have the respective meanings set forth under "--Certain Covenants-- Limitation on Additional Indebtedness and Disqualified Capital Stock."

    "INDEBTEDNESS" means, with respect to any person, without duplication, (a) all liabilities and obligations, contingent or otherwise, of such person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof) or for the deferred purchase price of property or services, excluding any trade payables incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such person in connection with any letters of credit, banker's acceptances or other similar credit transactions, (b) all liabilities and obligations of such person, contingent or otherwise, evidenced by bonds, notes, debentures or other similar instruments, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business, (d) all Capitalized Lease Obligations of such person, (e) all Indebtedness of other persons of the types referred to in the preceding clauses of this sentence, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon any property or assets owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the Fair Market Value (as determined in good faith by the Board of Directors of the Subject Entity and evidenced by a resolution delivered to the Trustee) of such property or assets or the amount of the obligation so secured), other than Indebtedness of Santee secured by the Liens on the Capital Stock of Santee owned by the Subject Entity or any of its Subsidiaries, (f) all Disqualified Capital Stock of such person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends, (g) all net payment obligations under or in respect of Interest Swap and Hedging Obligations of such person, (h) all Indebtedness of others of the types referred to in the preceding clauses of this sentence which is guaranteed by such person, and (i) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a) through (h) above. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock, such Fair Market Value shall be determined in good faith by the Board of Directors of the Company and evidenced by a resolution delivered to the Trustee.

    "INITIAL GUARANTORS" means (i) Hughes, (ii) KUA, and (iii) the Holding Company.

    "INITIAL PARENT" means Quality Food, Inc., a Delaware corporation.

    "INITIAL UNRESTRICTED SUBSIDIARIES" means Second Story, Inc., a Washington corporation, Univar San Bernardino, Inc., a California corporation, MM Foods, Inc., a California corporation, and Hughes Realty, Inc., a California corporation.

    "INTEREST SWAP AND HEDGING OBLIGATION" means, with respect to any person, any monetary obligation of such person pursuant to any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate exchange agreement, currency exchange agreement or any other agreement or arrangement designed to protect against fluctuations in interest rates or currency values, including, without limitation, any arrangement whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest to a stated notional amount in exchange for periodic payments made by such person calculated by applying a fixed or floating rate of interest to the same notional amount.

    "INVESTMENT" by any person in any other person means (without duplication)
(a) the acquisition (whether by purchase, merger, consolidation or otherwise) by such person (whether for cash, property, services, securities or otherwise) of Capital Stock, bonds, notes, debentures or other securities, including any options or warrants, of such other person or any agreement to make any such acquisition; (b) the making by such person of any deposit with, or advance, loan or other extension of credit to, such other person or any commitment to make any such advance, loan or extension (but excluding accounts receivable or deposits arising in the ordinary course of business); (c) the entering into by such person of any guarantee of, or other credit support or contingent obligation with respect to, Indebtedness or other liabilities of such other person; (d) the making of any capital contribution by such person to such other person (including by means of any transfer of cash or other property or any payment for property or services for the account or use of such other person); (e) the designation by the Board of Directors of the Subject Entity of any person to be an Unrestricted Subsidiary of the Subject Entity; (f) the establishment or acquisition by the Subject Entity of a Non-Guarantor Foreign Subsidiary; and (g) a Subsidiary of the Subject Entity ceasing for any reason to be a Subsidiary of the Subject Entity (other than as a result of its merger or consolidation with or into the Subject Entity or any of its Domestic Subsidiaries or Guarantor Foreign Subsidiaries in a transaction not prohibited by the Indenture or as a result of its designation as an Unrestricted Subsidiary) but only if the Subject Entity or any of its other Subsidiaries retains an equity interest in such former Subsidiary. The Subject Entity shall be deemed to make an Investment in an amount equal to the portion (proportionate to the Subject Entity's equity interest in the relevant Subsidiary) of the Fair Market Value (as determined in good faith by the Board of Directors of the Subject Entity and evidenced by a resolution delivered to the Trustee) of any Subsidiary (or, if neither the Subject Entity nor any of its Subsidiaries has theretofore made an Investment in such Subsidiary, in an amount equal to the Fair Market Value (determined as aforesaid) of the Investment being made) at the time that such Subsidiary is designated as an Unrestricted Subsidiary. The Subject Entity shall be deemed to make an Investment in an amount equal to the Fair Market Value (determined as aforesaid) of the Investment being made at the time the Subject Entity acquires or establishes a Non-Guarantor Foreign Subsidiary. In addition, the Indenture will provide that if any Subsidiary of the Subject Entity shall cease for any reason to be a Subsidiary of the Subject Entity (other than as a result of its merger or consolidation with or into the Subject Entity or any of its Domestic Subsidiaries or Guarantor Foreign Subsidiaries in a transaction not prohibited by the Indenture or as a result of its designation as an Unrestricted Subsidiary), then the Subject Entity shall be deemed to make an Investment in an amount equal to the portion (proportionate to the Subject Entity's remaining equity interest in such former Subsidiary immediately after it ceases to be a Subsidiary) of the Fair Market Value (as determined in good faith by the Board of Directors of the Subject Entity and evidenced by a resolution delivered to the Trustee) of such former Subsidiary at such time. Any property transferred between an Unrestricted Subsidiary and the Subject Entity or a Subsidiary of the Subject Entity, or between any Non-Guarantor Foreign Subsidiary and the Subject Entity or a Guarantor Foreign Subsidiary or Domestic Subsidiary of the Subject Entity, shall in each case be valued at its Fair Market Value (determined as aforesaid) at the time of such transfer. The amount of any such Investment shall be reduced by any liabilities or obligations of the Subject Entity or any of its Subsidiaries to be assumed or discharged in connection with such Investment by an entity other than the Subject Entity or any of its Subsidiaries or Unrestricted Subsidiaries; provided that, in the case of any Investment in a Non-Guarantor Foreign Subsidiary, such Investment shall be reduced only to the extent of any liabilities or obligations of the Subject Entity or any of its Guarantor Foreign Subsidiaries or Domestic Subsidiaries which are so assumed or discharged.

    "ISSUE DATE" means the date of first issuance of the Old Notes under the Indenture.

    "JUNIOR SECURITY" means securities of the Company or any Guarantor that are equity securities or are subordinated in right of payment to all Senior Debt of the Company or of such Guarantor, as the case may be, at least to the same extent that the Exchange Notes or the Guarantees, as applicable, are subordinated to the payment of all Senior Debt of the Company or such Guarantor, as applicable, then outstanding.

    "KUA" means KU Acquisition Corporation, a Washington corporation and its successors.

    "KUI" means Keith Uddenberg, Inc., a Washington corporation.

    "KUI ACQUISITION" means the Company's acquisition of KUI pursuant to the KUI Merger Agreement.

    "KUI MERGER AGREEMENT" means the Agreement and Plan of Merger dated December 18, 1996, as amended, among the Company, KUA and KUI.

    "LIEN" means any mortgage, lien, pledge, charge, security interest or other encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement and any lease deemed to constitute a security interest and any option or other agreement to give a security interest).

    "LIQUIDATED DAMAGES" shall have the meaning set forth in the Registration Rights Agreement.

    "MERGER SUBSIDIARY" shall have the meaning set forth under "Certain Covenants--Reorganization as a Holding Company."

    "NET CASH PROCEEDS" means the aggregate amount of Cash or Cash Equivalents received after the Issue Date by the Subject Entity in the case of a sale of its Qualified Capital Stock and by the Subject Entity or any of its Subsidiaries in respect of an Asset Sale or an Event of Loss plus, in the case of an issuance of Qualified Capital Stock of the Subject Entity upon any exercise, exchange or conversion of securities (including options, warrants, rights and convertible or exchangeable debt) of the Subject Entity that were issued for cash after the Issue Date, the amount of cash originally received by the Subject Entity upon the issuance of such securities (including any such options, warrants, rights and convertible or exchangeable debt) less, in each case, the sum of all out-of-pocket payments, fees, commissions and expenses (including, without limitation, the fees and expenses of legal counsel and investment banking fees and expenses) reasonably incurred in connection with such Asset Sale, Event of Loss or sale of Qualified Capital Stock, as applicable, and, in the case of an Asset Sale or Event of Loss only, less (i) the amount (estimated reasonably and in good faith by the Subject Entity) of income, franchise, sales and other applicable taxes required to be paid by the Subject Entity or any of its Subsidiaries in connection with such Asset Sale or Event of Loss, as applicable,
(ii) the amounts of any repayments of Indebtedness of the Subject Entity or any of its Subsidiaries secured, directly or indirectly, by Liens on the assets which are the subject of such Asset Sale or Event of Loss, as applicable, or Indebtedness of the Subject Entity or any of its Subsidiaries associated with such assets which is due by reason of such Asset Sale or Event of Loss, as applicable, (i.e., such disposition is permitted by the terms of the instruments evidencing or applicable to such Indebtedness, or by the terms of a consent granted thereunder, on the condition that the proceeds of such disposition (or portion thereof) be applied to such Indebtedness), provided that (A) the repayment of such Indebtedness is permitted by the Indenture, and (B) to the extent that any such Indebtedness so repaid is Senior Debt, the amount of such repayment shall permanently reduce the amount of such Senior Debt outstanding (and, in the case of Senior Debt outstanding under a revolving credit facility or similar arrangement that makes credit available, the commitment thereunder is also permanently reduced by such amount); (iii) all amounts deemed appropriate by the Subject Entity (as evidenced by an officers' certificate of the Subject Entity delivered to the Trustee) to be provided as a reserve, in accordance with GAAP, against any liabilities associated with such assets which are the subject of such Asset Sale or Event of Loss, as applicable; and (iv) with respect to Asset Sales or Event of Loss by Subsidiaries of the Subject Entity, the portion of such cash payments attributable to persons holding a minority interest in such Subsidiary.

    "NEW CREDIT AGREEMENT" means the Amended and Restated Credit Agreement dated as of March 14, 1997 among the Company, the Holding Company, the Initial Parent, the various financial institutions party thereto from time to time, Bank of America National Trust and Savings Association, as administrative agent and paying agent, and The Chase Manhattan Bank, as administrative agent.

    "NON-CASH NET PROCEEDS" means the aggregate Fair Market Value (as determined in good faith by the Board of Directors of the Subject Entity and evidenced by a resolution delivered to the Trustee) of property (other than Cash or Cash Equivalents) received after the Issue Date by the Subject Entity from the issuance and sale of its Qualified Capital Stock plus, in the case of an issuance of Qualified Capital Stock of the Subject Entity upon any exercise, exchange or conversion of securities (including options, warrants, rights and convertible or exchangeable debt) of the Subject Entity that were issued for property (other than Cash or Cash Equivalents) after the Issue Date, the aggregate Fair Market Value (determined as aforesaid) of the property (other than Cash and Cash Equivalents) originally received by the Subject Entity upon the issuance of such securities (including any such options, warrants, rights and convertible or exchangeable debt) less, in each case, the sum of all out-of-pocket payments, fees, commissions and expenses (including, without limitation, the fees and expenses of legal counsel and investment banking fees and expenses) reasonably incurred in connection with the sale of such Qualified Capital Stock.

    "NON-GUARANTOR FOREIGN SUBSIDIARY" means any Foreign Subsidiary of the Subject Entity which is not a Guarantor.

    "OLD CREDIT AGREEMENTS" means the Credit Agreement dated as of March 15, 1995 among the Company, Bank of America National Trust and Savings Association, as Agent, Seattle First National Bank, as Swingline Lender, Bank of America Illinois, as Issuing Lender, and the other financial institutions party thereto and the Loan Agreement dated as of October 31, 1995 among Hughes and Union Bank, in each case including any related notes and guarantees executed in connection therewith.

    "OLD SECURITY AGREEMENTS" means any security agreement, trademark security agreement, pledge agreement, mortgage, deed of trust or other similar instrument or agreement entered into by the Company or Hughes or any of their respective Subsidiaries in connection with or pursuant to any of the Old Credit Agreements.

    "PARENT" means, at any date from and after the date of the Reorganization, the person which, directly or through one or more of its Subsidiaries, owns at least a majority of the outstanding Voting Stock of the Holding Company on such date and is the ultimate parent of the Holding Company on such date.

    "PARI PASSU INDEBTEDNESS" means Indebtedness of the Company or any Guarantor which ranks PARI PASSU in right of payment with the Exchange Notes or with the Guarantee of such Guarantor, as the case may be.

    "PERMITTED INDEBTEDNESS" means, without duplication:

    (a) Indebtedness evidenced by the Exchange Notes or the Guarantees or arising under the Indenture;

    (b) Indebtedness of the Subject Entity or any of its Subsidiaries under the Credit Agreements up to an aggregate principal amount outstanding at any time not to exceed (i) $600 million minus (ii) the aggregate principal amount of any such Indebtedness (x) repaid with Net Cash Proceeds from any Asset Sale or Event of Loss or by application of amounts referred to in clause (ii)(B) of the definition of "Net Cash Proceeds" or (y) assumed by a transferee in any Asset Sale;

    (c) Indebtedness owed by the Subject Entity to any Subsidiary of the Subject Entity and Indebtedness owed by any Subsidiary of the Subject Entity to the Subject Entity or any other Subsidiary of the Subject Entity; provided that any such Indebtedness owed by the Company shall be unsecured and subordinated in right of payment to the Company's obligations pursuant to the Exchange Notes; and provided, further, that any such Indebtedness owed by any Non-Guarantor Foreign Subsidiary of the Subject Entity shall be permitted under the provisions described under "Certain Covenants--Limitation on Restricted Payments" and shall not be otherwise prohibited by the Indenture;

    (d) Indebtedness Incurred by the Subject Entity or any of its Subsidiaries in connection with the purchase, construction or improvement of property (real or personal) or equipment or other capital expenditures in the ordinary course of business (including for the purchase of assets or stock of any retail grocery store or business, whether by merger of otherwise) or consisting of Capitalized Lease Obligations, provided that (i) at the time of the Incurrence thereof, such Indebtedness, together with any other Indebtedness Incurred during the then most recently completed four fiscal quarter period in reliance upon this clause (d), does not exceed, in the aggregate, 3% of net sales of the Subject Entity and its Subsidiaries during such four fiscal quarter period on a consolidated basis in accordance with GAAP (calculated on a pro forma basis if the date of Incurrence is prior to the end of the fourth fiscal quarter following the Hughes Acquisition), (ii) at the time of Incurrence thereof, such Indebtedness, together with all then outstanding Indebtedness Incurred in reliance upon this clause (d), does not exceed, in the aggregate, 3% of the net sales of the Subject Entity and its Subsidiaries during the most recently completed twelve fiscal quarter period on a consolidated basis in accordance with GAAP (calculated on a pro forma basis if the date of Incurrence is prior to the end of the twelfth fiscal quarter following the Hughes Acquisition), and (iii) such Indebtedness is Incurred concurrently with, or within 180 days of, such acquisition or purchase or the completion of such construction or improvement or the inception of such lease, as the case may be, and, if secured, is secured only by the property so purchased, constructed, improved or leased (and proceeds and products therefrom);

    (e) Indebtedness arising from tender, bid, performance or government contract bonds, surety bonds or completion guarantees or other obligations of like nature, or warranty or contractual service obligations, in any case Incurred by the Subject Entity any of its Subsidiaries in the ordinary course of business;

    (f) Interest Swap and Hedging Obligations that are Incurred by the Subject Entity or any of its Subsidiaries for the purpose of fixing or hedging interest rates or currency rates with respect to any fixed or floating rate Indebtedness that is permitted by the Indenture to be outstanding or any receivable or liability the payment of which is determined by reference to a foreign currency; PROVIDED, that the notional amount of any such Interest Swap and Hedging Obligation does not exceed the principal amount of such Indebtedness or the amount of such receivable or liability to which such Interest Swap and Hedging

Obligation relates, as applicable, at the time such Indebtedness, receivable or liability is first incurred or, if later, the time such Interest Swap and Hedging Obligation is first entered into (so long as any subsequent reduction in the amount of such Indebtedness, receivable or liability without a corresponding reduction in such notional amount is for a valid business purpose and not for speculation and such notional amount at no time exceeds the principal amount of such Indebtedness or the amount of such receivable or liability, as applicable, by more than 20% or, in the event that such notional amount shall at any time exceed the principal amount of such Indebtedness or the amount of such receivable or liability by more than 20%, such Interest Swap and Hedging Obligation is promptly terminated); and provided, further, that notwithstanding the preceding proviso, the Subject Entity or any of its Subsidiaries may enter into an Interest Swap and Hedging Obligation which would otherwise be permitted under this clause (f) up to 90 days in advance of the date on which the related Indebtedness, receivable or other liability is expected to be incurred so long as (x) such Interest Swap and Hedging Obligation is entered into for a valid business purpose and not for speculation and the notional amount thereof does not exceed the amount of the Indebtedness, receivable or liability, as applicable, which the Subject Entity reasonably anticipates will be incurred,
(y) such Indebtedness, receivable or liability, as applicable, is incurred within such 90-day period or, if not incurred within such period, such Interest Swap and Hedging Obligation is promptly terminated, and (z) the notional amount of such Interest Swap and Hedging Obligation does not exceed the principal amount of such Indebtedness or the amount of such receivable or liability, as applicable, when such Indebtedness, receivable or liability is first incurred or at any time thereafter by more than 20% or, in the event that such notional amount shall at any time exceed the principal amount of such Indebtedness or the amount of such receivable or liability by more than 20%, such Interest Swap and Hedging Obligation is promptly terminated;

    (g) Indebtedness of the Subject Entity or any of its Subsidiaries represented by letters of credit for the account of the Subject Entity or such Subsidiary in order to provide security for workers' compensation claims, payment obligations in respect of self-insurance arrangements or similar arrangements entered into in the ordinary course of business, or other Indebtedness (so long as such Indebtedness is not for borrowed money or Capitalized Lease Obligations or evidenced by bonds, notes, debentures or similar instruments) with respect to reimbursement type obligations regarding workers' compensation claims in the ordinary course of business or represented by letters of credit for the account of the Subject Entity or any of its Subsidiaries in connection with the purchase of goods or services in the ordinary course of business;

    (h) Existing Indebtedness of the Subject Entity or any of its Subsidiaries (after giving effect to the Hughes Acquisition);

    (i) other Indebtedness of the Subject Entity or any of its Subsidiaries in an aggregate principal amount not to exceed $25 million at any time outstanding;

    (j) guarantees incurred in the ordinary course of business by the Subject Entity or any Subsidiary of the Subject Entity of Indebtedness of any other person in an aggregate principal amount not to exceed $15 million outstanding at any time;

    (k) Indebtedness arising from agreements of the Subject Entity or any of its Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case Incurred in connection with the disposition of any business, assets or Subsidiary of the Subject Entity, other than guarantees of Indebtedness Incurred or assumed by any person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Subject Entity and its Subsidiaries in connection with such disposition;

    (l) guarantees by the Subject Entity or any of its Subsidiaries of Indebtedness or other liabilities of Santee to the extent that such guarantees are permitted under clause (viii) or (ix) of the definition of Restricted Investment; and

    (m) Indebtedness or Disqualified Capital Stock of the Subject Entity or any of its Subsidiaries ("Refinancing Indebtedness") (1) issued in exchange for, or the proceeds from the issuance and sale of which are used substantially concurrently to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part or (2) constituting an amendment, modification or supplement to, or a deferral or renewal of ((1) and (2) above are, collectively, a "Refinancing" and the term "Refinance" shall have a correlative meaning) any Indebtedness or Disqualified Capital Stock of the Subject Entity or any of its Subsidiaries which was Incurred in compliance with the Debt Incurrence Ratio described in the second paragraph under "--Certain Covenants--Limitation on Additional Indebtedness and Disqualified Capital Stock" or pursuant to above clause (a) or (h) (provided that the amount of such Indebtedness so Refinanced is permanently reduced and, if any such Indebtedness so Refinanced was Incurred under a revolving credit facility or similar arrangement, the commitment thereunder is also permanently reduced by an amount equal to the amount of such Indebtedness so Refinanced) or this clause (m); provided, however, that (u) the aggregate principal amount of Indebtedness or the aggregate liquidation preference of the Disqualified Capital Stock, as the case may be, Incurred pursuant to this clause (m) (or, if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the original issue price of such Indebtedness) shall not exceed the aggregate principal amount of the Indebtedness or the aggregate liquidation preference of the Disqualified Capital Stock, as the case may be, so Refinanced (or, if the Indebtedness so Refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the amount that would be payable upon such an acceleration on the date of such Refinancing), plus the amount of any premium required to be paid in connection with such Refinancing pursuant to the terms of such Indebtedness or Disqualified Capital Stock, as applicable, or the amount of any premium reasonably determined by the Board of Directors of the Subject Entity as necessary to accomplish such Refinancing by means of a tender offer or privately negotiated purchase plus the amount of reasonable and customary out-of-pocket fees and expenses payable in connection therewith; (v) Refinancing Indebtedness Incurred by the Subject Entity or any of its Guarantor Foreign Subsidiaries or Domestic Subsidiaries shall not be used to Refinance outstanding Indebtedness or Disqualified Capital Stock of a Non-Guarantor Foreign Subsidiary of the Subject Entity, unless such Incurrence complies with the provisions described under "Certain Covenants-- Limitation on Restricted Payments;" (w) Refinancing Indebtedness shall not have an Average Life shorter than the Average Life of the Indebtedness or Disqualified Capital Stock, as applicable, to be Refinanced at the time of such Refinancing (unless the Average Life of the Indebtedness or Disqualified Capital Stock to be Refinanced is, at the time of such Refinancing, longer than the Average Life of the Exchange Notes at such time, in which case such Refinancing Indebtedness must have an Average Life longer than the Average Life of the Exchange Notes at such time), and Refinancing Indebtedness shall have a final maturity date which is on or after the earlier of (1) two Business Days after the Final Maturity Date and (2) the final maturity date of the Indebtedness or Disqualified Capital Stock, as applicable, to be Refinanced; (x) to the extent that the Indebtedness or Disqualified Capital Stock to be so Refinanced requires the scheduled payment of installments of principal or liquidation amount or scheduled sinking fund payments on or prior to the Final Maturity Date, the Refinancing Indebtedness may also require scheduled payments of installments of principal or liquidation amount or sinking fund payments, as applicable, on or prior to the Final Maturity Date so long as the dates of any such scheduled payments falling on any date which is both (1) on or prior to the final maturity date of the Indebtedness or Disqualified Capital Stock, as applicable, to be Refinanced and (2) on or prior to the Final Maturity Date are no earlier than, and the amounts of such payments are no greater than, was the case with respect to the Indebtedness to be so Refinanced; (y) in the case of Refinancing Indebtedness Incurred to Refinance Subordinated Indebtedness or Disqualified Capital Stock, such Refinancing Indebtedness is expressly subordinated, by the terms of the instrument or agreement evidencing such Refinancing Indebtedness or pursuant to which it is issued, in right of payment to the Exchange Notes or the Guarantees, as applicable, at least to the same extent as the Indebtedness or Disqualified Stock to be so Refinanced; and (z) if the Indebtedness to be Refinanced is Pari Passu Indebtedness, such Refinancing Indebtedness constitutes Pari Passu Indebtedness or Subordinated Indebtedness.

    "PERMITTED LIEN" means any of the following:

    (a) Liens existing on the Issue Date;

    (b) Liens imposed by governmental authorities for taxes, assessments or other charges not yet subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Subject Entity and its Subsidiaries in accordance with GAAP;

    (c) statutory liens of carriers, warehousemen, mechanics, materialmen, suppliers, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business provided that the underlying obligations are not overdue or such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Subject Entity and its Subsidiaries in accordance with GAAP;

    (d) Liens securing the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

    (e) easements, rights-of-way, zoning and similar restrictions and other similar encumbrances or title defects which do not materially interfere with the ordinary conduct of the business of the Subject Entity and its Subsidiaries;

    (f) Liens arising by operation of law in connection with judgments, but only to the extent, for an amount and for a period not resulting in an Event of Default;

    (g) pledges or deposits made and Liens incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security legislation;

    (h) any Liens securing the Exchange Notes or the Guarantees or created by the Indenture;

    (i) Liens on any assets or property of any person existing at the time such person becomes a Subsidiary of the Subject Entity or is merged into or consolidated with the Subject Entity or another Subsidiary of the Subject Entity, or Liens on assets or property existing at the time of acquisition thereof by the Subject Entity or a Subsidiary of the Subject Entity, provided in each case that such Liens were in existence prior to the date of such acquisition, merger or consolidation, were not incurred in anticipation thereof, and do not extend to any other assets or property;

    (j) Liens securing Indebtedness permitted to be Incurred by the Subject Entity or any of its Subsidiaries under clause (d) of the definition of Permitted Indebtedness or securing other Purchase Money Indebtedness of the Subject Entity or any of its Subsidiaries which is not prohibited by the Indenture, provided such Liens (i) relate to (and only to) the property and assets (and proceeds and products thereof) which were acquired (including property acquired under a capitalized lease), improved or constructed with such Indebtedness, and (ii) the Liens securing such Indebtedness shall be created not later than 180 days after such acquisition or the completion of such improvement or construction or the inception of any such capitalized lease;

    (k) Liens securing Refinancing Indebtedness Incurred to Refinance any Indebtedness that was previously so secured in a manner no more adverse to the Holders of the Exchange Notes and the Guarantees than the terms of the Liens securing such refinanced Indebtedness and which Liens do not extend to any additional property or assets;

    (l) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of nondelinquent customs duties in connection with the importation of goods;

    (m) leases or subleases granted in the ordinary course of business to others which do not materially interfere with the business of the Subject Entity and its Subsidiaries;

    (n) Liens encumbering customary initial deposits and margin deposits, and other Liens incurred in the ordinary course of business that are within the general parameters customary in the industry, in each case securing Senior Debt of the Company and its Subsidiaries under Interest Swap and Hedging Obligations and under forward contracts, option futures contracts, futures options or similar agreements or arrangements designed to protect the Subject Entity or any of its Subsidiaries from fluctuations in the price of commodities;

    (o) Liens encumbering deposits made in the ordinary course of business to secure nondelinquent obligations arising from statutory, regulatory, contractual or warranty requirements of the Subject Entity or any of its Subsidiaries for which a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made;

    (p) Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Subject Entity or any of its Subsidiaries in the ordinary course of business;

    (q) any interest or title of a lessor in the property subject to any lease, whether characterized as a capitalized or operating lease, other than any such interest or title resulting from or arising out of a default by the Subject Entity or any of its Subsidiaries of its obligations under such lease;

    (r) Liens arising from filing UCC financing statements for precautionary purposes in connection with true leases of personal property that are otherwise permitted under the Indenture and under which the Subject Entity or any of its Subsidiaries is lessee;

    (s) Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and the products and proceeds thereof and which letters of credit are issued in connection with the purchase of goods or services in the ordinary course of business and not in respect of Indebtedness for borrowed money or Capitalized Lease Obligations or represented by bonds, notes, debentures or similar instruments; and

    (t) Liens on the Capital Stock or other assets of Santee.

    "PERMITTED PAYMENTS" means payments made to Parent after the date of the Reorganization in an aggregate amount not to exceed the sum of (without duplication):

        (i) the Pro Rata Portion of customary salary, bonus and other benefits payable to officers and employees of Parent, except any such officers and employees whose responsibilities relate primarily, in the good faith judgment of the Subject Entity's Board of Directors, to Subsidiaries and Affiliates of the Parent other than the Subject Entity and its Subsidiaries and Unrestricted Subsidiaries;

        (ii) the Pro Rata Portion of customary fees and expenses payable to members of the Parent's Board of Directors;

       (iii) an amount equal to the sum (without duplication) of (A) 100% of the Parent's general corporate overhead expense (collectively "Parent Expenses") directly attributable, in the good faith judgment of the Subject Entity's Board of Directors, to the Subject Entity and its Subsidiaries and Unrestricted Subsidiaries plus (B) the Pro Rata Portion of those Parent Expenses which are not directly attributable, in the good faith judgment of the Subject Entity's Board of Directors, to either the Subject Entity or any of its Subsidiaries or Unrestricted Subsidiaries or to any other Subsidiaries or Affiliates of the Parent;

        (iv) the amount of foreign, federal, state or local tax liabilities payable by Parent, not to exceed the amount of any tax liabilities that would otherwise be payable by the Subject Entity and its Subsidiaries and Unrestricted Subsidiaries to the appropriate taxing authorities if they filed a separate consolidated tax return and then only to the extent that
    (A) the Parent has an obligation to pay such tax liabilities relating to the Subject Entity and its Subsidiaries and Unrestricted Subsidiaries and (B) such tax liabilities are not otherwise paid by Subject Entity or its Subsidiaries or Unrestricted Subsidiaries (provided that if any such payment shall not be used by the Parent to pay such tax liabilities within 45 days of the Parent's receipt of such payment, then the Subject Entity shall cause such payment to be refunded to the Subject Entity);

        (v) an amount not to exceed the sum (without duplication) of (A) amounts payable by Parent to repurchase Parent's common stock, stock options, stock appreciation rights or similar rights under employee benefit plans held by departing, retiring or deceased directors, officers or employees of the Subject Entity or any Subsidiary or Unrestricted Subsidiary of the Subject Entity and (B) the Pro Rata Portion of amounts payable by Parent after the date of the Reorganization to repurchase Parent's common stock, stock options, stock appreciation rights or similar rights under employee benefit plans held by departing, retiring or deceased officers or employees of Parent whose responsibilities did not relate primarily, in the good faith judgment of the Subject Entity's Board of Directors, to Subsidiaries and Affiliates of Parent other than the Subject Entity and its Subsidiaries and Unrestricted Subsidiaries or held by departing or deceased directors of Parent (provided that the aggregate amount paid by Subject Entity pursuant to this clause (v) shall not exceed $1 million in any fiscal year); and

        (vi) cash payments in an aggregate amount not to exceed $500,000 in any fiscal year, with any portion of such amount which is not expended in any fiscal year being carried forward;

    provided that there shall be excluded from the expenses and other amounts payable by Parent referred to above (other than amounts referred to in clauses
(iv) and (v)(A) above) all expenses and other amounts which relate to periods prior to the date of the Reorganization.

    "PREFERRED STOCK" means, with respect to any person, any Capital Stock of such person of any class or series (however designated) that ranks prior, as to payment of dividends or distributions or as to distributions upon voluntary of involuntary liquidation, dissolution or winding up, to shares of Capital Stock of any other class or series of such person. For purposes of this definition, the term "Capital Stock" shall not include rights, warrants or options.

    "PRO RATA PORTION" shall mean, at any date, 100% or, if the consolidated revenues of the Parent and its consolidated subsidiaries shall, for the then most recent period (the "Subject Period") of four full fiscal quarters ended prior to the date of determination, exceed the consolidated revenues of the Subject Entity and its consolidated subsidiaries for the Subject Period, then the Pro Rata Portion shall be equal to a fraction (i) the numerator of which is the consolidated revenues of the Subject Entity and its consolidated subsidiaries for the Subject Period and (ii) the denominator of which is the consolidated revenues of the Parent and its consolidated subsidiaries for the Subject Period, provided that if the date of such determination is less than four full fiscal quarters after the date of the Reorganization, then the term Subject Period shall instead mean the period from and including the date of the Reorganization through and including the last day of the then most recently ended period for which the internal financial statements necessary to make such calculation are available. All computations of consolidated revenues pursuant to this definition shall be made in accordance with GAAP.

    "PURCHASE MONEY INDEBTEDNESS" means, with respect to any person, any Indebtedness of such person to any seller or other person Incurred to finance the acquisition, improvement or construction (including in the case of a Capitalized Lease Obligation, the lease) of any business or real or personal property (or, in each case, any interest therein) acquired, improved or constructed after the Issue Date which, in the reasonable judgment of the Board of Directors of such person, is related to a Related Business and which is Incurred concurrently with, or within 180 days of, such acquisition or the completion of such improvement or construction and, if secured, is secured only by the business or property so acquired, improved or constructed (and the proceeds and products therefrom).

    "QUALIFIED CAPITAL STOCK" means, with respect to any person, any Capital Stock of such person that is not Disqualified Capital Stock.

    "QUALIFIED EXCHANGE" means (i) any legal defeasance, redemption, retirement, repurchase or other acquisition of Capital Stock of the Subject Entity or Indebtedness of the Subject Entity with the Net Cash Proceeds received by the Subject Entity from the substantially concurrent sale of its Qualified Capital Stock or a substantially concurrent capital contribution to the Subject Entity, or (ii) any exchange of

Qualified Capital Stock of the Subject Entity for any outstanding Capital Stock of the Subject Entity or outstanding Indebtedness of the Subject Entity.

    "REFERENCE PERIOD" with regard to any person means the most recent period of four full fiscal quarters (or such lesser period during which such person has been in existence) ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the Exchange Notes or the Indenture.

    "REFINANCE" and "REFINANCING INDEBTEDNESS" have the meanings set forth in the definition of Permitted Indebtedness.

    "RELATED BUSINESS" means the business conducted by the Subject Entity and its Subsidiaries as of the Issue Date and any and all businesses that in the good faith judgment of the Board of Directors of the Subject Entity are related businesses, including related extensions thereof.

    "REORGANIZATION" has the meanings set forth under "--Certain
Covenants--Reorganization as a Holding Company."

    "RESTRICTED INVESTMENT" means any Investment other than (i) Investments in the Company or any Guarantor (including any person that pursuant to such Investment becomes a Guarantor) or any person that is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or any Guarantor at the time such Investment is made; (ii) Investments in Cash Equivalents; (iii) Investments in deposits with respect to leases or utilities provided to third parties in the ordinary course of business; (iv) investments in the Exchange Notes; (v) Investments in Interest Swap and Hedging Obligations entered into by the Subject Entity or any of its Subsidiaries for bona fide business purposes and not for speculation and which Interest Swap and Hedging Obligations are not otherwise prohibited by the Indenture; (vi) loans or advances to officers, employees or consultants of the Subject Entity and its Subsidiaries for bona fide business purposes of the Subject Entity and its Subsidiaries (including travel and moving expenses) not in excess of $5 million in the aggregate at any one time outstanding; (vii) Investments in evidences of Indebtedness, securities or other property received from another person by the Subject Entity or any of its Subsidiaries in connection with any bankruptcy proceeding of such person or by reason of a composition or readjustment of debt or a reorganization of such person or as a result of foreclosure or enforcement of any Lien on the assets or property of such person held by the Subject Entity or any of its Subsidiaries, or taken in settlement of or other resolution of claims or disputes with such person, and, in each case, extensions, modifications and renewals thereof (but not increases thereof, other than as a result of the accrual or accretion of interest or original issue discount pursuant to the terms of such Investments); (viii) Investments in Santee made prior to the second anniversary of the Issue Date in an aggregate amount not to exceed $50 million (it being understood that amounts temporarily advanced to Santee as a prepayment for the purchase of milk or other products from Santee shall not be deemed an Investment for purposes of this clause or otherwise, except to the extent of any such advances which (A) are outstanding in an aggregate amount in excess of $10 million on any date from the Issue Date through the 90th day after the Issue Date or (B) are outstanding on any date after such 90th day), provided that the proceeds of such Investments are used to pay the costs of constructing and equipping Santee's new dairy which was under construction on the Issue Date and costs reasonably related thereto;
(ix) Investments in Santee in an aggregate amount at any time outstanding not to exceed $30 million, provided that, to the extent that the aggregate amount of outstanding Investments made pursuant to clause (viii) above and this clause
(ix) shall at any time exceed $40 million, then the amount of such Investments in excess of $40 million will be deducted in the calculation of the aggregate amount of Restricted Payments available to be made referred to in clause (3) of the first paragraph under "Certain Covenants--Limitation on Restricted Payments;" (x) Investments in Unrestricted Subsidiaries in an aggregate amount not to exceed $15 million at any one time outstanding; (xi) additional Investments in Related Businesses in an aggregate amount not to exceed $25 million at any time outstanding; (xii) Investments of the Company and its Subsidiaries existing as of the Issue Date and any extension, modification or renewal of such Investments (but not increases thereof, other than as a result of the accrual or accretion of interest or original issue discount pursuant to the terms of such Investments); (xiii) Investments in persons (other than Affiliates of the Subject Entity) received as consideration from Asset Sales to the extent not prohibited by the covenant described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" and extensions, modifications and renewals thereof (but not increases thereof, other than as a result of the accrual or accretion of interest or original issue discount pursuant to the terms of such Investments); and (xiv) Investments made by Non-Guarantor Foreign Subsidiaries in other Non-Guarantor Foreign Subsidiaries. If any Investment made pursuant to clause (viii) or (ix) of the preceding sentence is, pursuant to the proviso to such clause (ix), deducted in the calculation of the aggregate amount of Restricted Payments available to be made referred to in clause (3) of the first paragraph under "Certain Covenants--Limitation on Restricted Payments," there shall be added back to the aggregate amount of Restricted Payments available to be made referred to in such clause (3) any net reduction in such Investment resulting from repurchases or redemptions of such Investment by Santee, proceeds realized upon the sale of such Investment to any person (other than to the Subject Entity or any of its Subsidiaries), and repayments of loans or advances or other transfers of property (valued at Fair Market Value as determined in good faith by the Board of Directors of the Subject Entity and evidenced by a resolution delivered to the Trustee) by Santee to the Subject Entity or any of its Subsidiaries (provided that such net reduction shall occur only to the extent that the monies or property giving rise to such reduction are received by the Subject Entity or a Domestic Subsidiary or Guarantor Foreign Subsidiary of the Subject Entity) or the termination of guarantees of, or other credit support with respect to, any Indebtedness or other liabilities of Santee provided by the Subject Entity or any of its Domestic Subsidiaries or Guarantor Foreign Subsidiaries, not to exceed the amount of Investments previously made by the Subject Entity and its Subsidiaries in Santee pursuant to such clause (viii) or (ix), as applicable, which were, pursuant to the proviso to such clause (ix), applied to reduce the aggregate amount of Restricted Payments available to be made pursuant to such clause (3) (provided, however, that no amount added back pursuant to this sentence shall be included in Consolidated Net Income for purposes of clause
(3)(a), or shall be added back pursuant to clause (3)(d), of the first paragraph set forth under "Certain Covenants--Limitation on Restricted Payments").

    "RESTRICTED PAYMENT" means, with respect to any person, (a) the declaration or payment of any dividend or other distribution in respect of Capital Stock of such person, (b) any payment on account of the purchase, redemption or other acquisition or retirement for value of Capital Stock of such person, (c) any purchase, redemption, or other acquisition or retirement for value of, any payment in respect of any amendment of the terms of or any defeasance of, any Subordinated Indebtedness, directly or indirectly, by such person prior to the scheduled maturity, any scheduled repayment of principal, or scheduled sinking fund payment, as the case may be, of such Subordinated Indebtedness and (d) any Restricted Investment by such person; provided, however, that the term "Restricted Payment" does not include (i) any dividend, distribution or other payment on or with respect to Capital Stock of the Subject Entity to the extent payable in shares of Qualified Capital Stock of the Subject Entity; (ii) any dividend, distribution or other payment (A) to the Subject Entity, (B) to any Domestic Subsidiary or Guarantor Foreign Subsidiary of the Subject Entity by the Subject Entity or any of its other Subsidiaries, or (C) to any Non-Guarantor Foreign Subsidiary of the Subject Entity by any of its other Non-Guarantor Foreign Subsidiaries; or (iii) the declaration or payment of dividends or distributions by any Subsidiary of the Subject Entity on any class or series of its Capital Stock (other than rights, warrants or options), provided such dividends or distributions are made on a PRO RATA basis (and in like form) to all holders of Capital Stock of such class or series and except to the extent of any such dividends or distributions paid by any Domestic Subsidiary or Guarantor Foreign Subsidiary of the Subject Entity to any Non-Guarantor Foreign Subsidiary of the Subject Entity.

    "SALE AND LEASEBACK TRANSACTION" means, with respect to any person, any transaction by which such person, directly or indirectly, becomes liable as a lessee or as a guarantor or other surety with respect to any lease of any property (whether owned at the date of the Indenture or thereafter acquired) that such person has sold or transferred or is to sell or transfer to any other person in a substantially concurrent transaction with such assumption of liability.

    "SANTEE" means Santee Dairies, Inc., a California corporation, and its successors.

    "SECURITIES ACT" means the Securities Act of 1933, as amended, or any successor thereto, in each case including the rules and regulations of the Commission thereunder.

    "SENIOR BANK REPRESENTATIVE" means, at any time and with respect to any Credit Agreement, the then-acting agent or agents under such Credit Agreement, which, in the case of the New Credit Agreement, shall initially be Bank of America National Trust and Savings Association and The Chase Manhattan Bank.

    "SENIOR DEBT" means, with respect to the Company or any Guarantor, (i) any Indebtedness and other obligations of the Company or such Guarantor, as the case may be, under any Credit Agreement (including, without limitation, obligations to pay principal, premium, if any, interest, penalties, fees (including commitment fees, facility fees and letter of credit fees and commissions), expenses, indemnities, funding losses and increased costs (including capital adequacy charges)) and (ii) any other Indebtedness of the Company or such Guarantor, as the case may be (including, without limitation, obligations to pay principal, premium, if any, and interest), in each case referred to in clauses
(i) and (ii) of this sentence whether outstanding on the Issue Date or thereafter created, Incurred or assumed and including, in the case of Designated Senior Debt, interest accruing after the commencement of any bankruptcy case or proceeding at the rate specified in the applicable Designated Senior Debt whether or not such interest is allowed as a claim in such case or proceeding, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Exchange Notes or the Guarantee of such Guarantor, as applicable, or that such Indebtedness shall rank PARI PASSU with or subordinate in right of payment to the Exchange Notes or such Guarantee, as applicable, or that such Indebtedness shall rank subordinate in right of payment to any other Indebtedness of the Company or such Guarantor, as applicable. Notwithstanding the foregoing, "Senior Debt" shall not include (a) Indebtedness evidenced by the Exchange Notes or the Guarantees, (b) Indebtedness to trade creditors, (c) any liability for federal, state, local or other taxes, (d) Indebtedness owed to the Company, the Holding Company or the Parent or any of their respective Subsidiaries or Unrestricted Subsidiaries, (e) Indebtedness owed to any officer, employee or director of the Company, the Holding Company or the Parent or any of their respective Subsidiaries or Unrestricted Subsidiaries, (f) Disqualified Capital Stock, (g) that portion of any Indebtedness which is Incurred in violation of the Indenture or (h) Indebtedness of the type referred to in clause (e) of the definition of the term "Indebtedness" included herein.

    "SIGNIFICANT SUBSIDIARY" means a "significant subsidiary" as defined in Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act, as such Regulation S-X was in effect on January 1, 1996.

    "STANDSTILL AGREEMENTS" means the Standstill Agreement dated as of January 14, 1995 between the Company and Zell/Chilmark Fund L.P., a Delaware limited partnership, and the Standstill Agreement dated as of January 14, 1995 between the Company and Stuart M. Sloan.

    "STATED MATURITY," means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note or in the Indenture as the fixed date on which the principal of such Note or such installment of interest is due and payable, and when used with respect to any other Indebtedness, means the date specified in the instrument governing or evidencing such Indebtedness as the fixed date on which the principal of such Indebtedness or any installment of interest thereon is due and payable.

    "SUBJECT ENTITY" means (i) prior to the Reorganization, the Company and (ii) from and after the Reorganization, the Holding Company.

    "SUBORDINATED INDEBTEDNESS" means, with respect to the Company or any Guarantor, Indebtedness of the Company or such Guarantor, as the case may be, that is subordinated in right of payment to the Exchange Notes or to the Guarantee of such Guarantor, as applicable.

    "SUBSIDIARY," with respect to any person, means (i) a corporation a majority of whose Capital Stock with voting power, under ordinary circumstances to elect directors, is at the time, directly or indirectly, owned by such person, by such person and one or more Subsidiaries of such person, or by one or more Subsidiaries of such person, and (ii) any other person (other than a corporation) in which such person, one or more Subsidiaries of such person, or such person and one or more Subsidiaries of such person, directly or indirectly, at the date of determination thereof has at least majority equity ownership interest. Notwithstanding the foregoing, an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Subject Entity or any of its Subsidiaries, and Santee shall not be deemed a Subsidiary of the Subject Entity or any of its Subsidiaries for any purpose under the Indenture.

    "SUBSIDIARY GUARANTORS" means, prior to the Reorganization, the Guarantors and, from and after the Reorganization, the Guarantors other than the Holding Company.

    "UNRESTRICTED SUBSIDIARY" means a Subsidiary of the Subject Entity (i) whose properties and assets, to the extent that they secure Indebtedness, secure only Non-Recourse Indebtedness, (ii) which has no Indebtedness other than Non-Recourse Indebtedness, (iii) which does not, directly or indirectly, own any Capital Stock of, and which does not hold any Lien on any property or assets of, the Subject Entity or any other Subsidiary of the Subject Entity other than an Unrestricted Subsidiary or a Subsidiary which is concurrently being designated as an Unrestricted Subsidiary, (iv) as to which neither the Subject Entity nor any of its Subsidiaries has any direct or indirect obligation to subscribe for additional Capital Stock or to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve any specified levels of operating results, (v) which either is designated by the Board of Directors of the Subject Entity as an Unrestricted Subsidiary pursuant to a Board Resolution (provided that (A) immediately prior to and immediately after giving pro forma effect to such designation, no Default or Event of Default shall have occurred and shall be continuing and (B) immediately after giving pro forma effect to such designation, the Subject Entity could Incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio in the second paragraph of the covenant described under "--Certain Covenants-- Limitation on Additional Indebtedness and Disqualified Capital Stock"), or which is an Initial Unrestricted Subsidiary; provided that the Company may not be designated as an Unrestricted Subsidiary and, prior to the Reorganization, neither the Parent nor the Holding Company may be designated as an Unrestricted Subsidiary. For purposes of the Indenture, including the proviso to the immediately preceding sentence, the Subject Entity shall be deemed to have made an Investment in an Unrestricted Subsidiary at the time it is designated as such. If, at any time, any Unrestricted Subsidiary would fail to meet the requirements set forth in clauses (i) through (iv) of the second preceding sentence, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred by such Subsidiary as of such time. The Board of Directors of the Subject Entity may at any time designate any Unrestricted Subsidiary to be a Subsidiary of the Subject Entity; provided that such designation shall be deemed to be an Incurrence by a Subsidiary of the Subject Entity of any outstanding Indebtedness of such Unrestricted Subsidiary at such time and such designation shall only be permitted if (i) the Incurrence of such Indebtedness is not prohibited by the Indenture, (ii) immediately prior to and immediately after giving pro forma effect to such designation, no Default or Event of Default shall have occurred and shall be continuing, and (iii) immediately after giving pro forma effect to such designation, the Subject Entity could incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio in the second paragraph of the covenant described under "--Certain Covenants-- Limitation on Additional Indebtedness and Disqualified Capital Stock." Any such designation of a Subsidiary as an Unrestricted Subsidiary, or of an Unrestricted Subsidiary as a Subsidiary, shall be evidenced by the filing with the Trustee of the Board Resolution of the Subject Entity effecting such designation, together with an officers' certificate of the Subject Entity certifying that such designation complied with the foregoing conditions. As used above, "Non-Recourse Indebtedness" means Indebtedness as to which (i) neither the Subject Entity nor any of its Subsidiaries (other than the relevant Unrestricted Subsidiary or another Unrestricted Subsidiary) (1) provides credit support (including any undertaking, agreement or instrument which would constitute Indebtedness), (2) guarantees or is otherwise directly or indirectly liable or (3) constitutes the lender (in each case, other than pursuant to and in compliance with the covenant described under "--Certain Covenants--Limitation on Restricted Payments") and
(ii) no default with respect to such Indebtedness (including any rights which the holders thereof may have to take enforcement action against the relevant Unrestricted Subsidiary or its assets) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Subject Entity or its Subsidiaries (other than Unrestricted Subsidiaries) to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or to become payable prior to its Stated Maturity.

    "VOTING STOCK" means, with respect to any person, any class or classes or series or series of Capital Stock of such person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such person (irrespective of whether or not, at the time, Capital Stock of any other class or classes or series or series shall have, or might have, voting power by reason of the happening of any contingency).

    "WHOLLY-OWNED SUBSIDIARY" means, with respect to any person, any Subsidiary of such person of which 100% of the outstanding Capital Stock is owned by such person, by one or more Wholly-Owned Subsidiaries of such person or by such person and one or more Wholly-Owned Subsidiaries of such person. For purposes of this definition, any directors' qualifying shares shall be disregarded in determining the ownership of a Subsidiary.

BOOK-ENTRY DELIVERY AND FORM

    The certificates representing the Exchange Notes will be issued in fully registered form. Except as described in the next paragraph and elsewhere below, the Exchange Notes initially will be represented by a single, permanent global Exchange Note, in definitive, fully registered form without interest coupons (the "Global Exchange Note") and will be deposited with the Trustee as custodian for The Depository Trust Company, New York, New York ("DTC" or the "Depositary") and registered in the name of a nominee of DTC.

    Exchange Notes held by persons who elect to take physical delivery of their certificates instead of holding their interest through the Global Exchange Note (collectively referred to herein as the "Non-Global Holders") will be issued in registered certificated form (a "Certificated Exchange Note").

    DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provision of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

    Upon the issuance of the Global Exchange Note, DTC or its custodian will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Exchange Note to the accounts of persons who have accounts with such depositary. Ownership of beneficial interests in the Global Exchange Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global Exchange Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

    So long as DTC or its nominee is the registered owner or holder of the Global Exchange Note, DTC or such nominee, as the case may be, will be considered the sole record owner or holder of the Exchange Notes represented by such Global Exchange Note for all purposes under the Indenture and the Exchange Notes. No beneficial owners of an interest in the Global Exchange Note will be able to transfer that interest except in accordance with DTC's applicable procedures.

    The Company understands that, under existing industry practices, in the event that the Company requests any action of Holders, or an owner of a beneficial interest in such permanent Global Exchange Note desires to give or take any action (including a suit for repayment of principal, premium or interest) that a Holder is entitled to give or take under the Notes, DTC would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instruction of beneficial owners owning through them.

    Payments of the principal of, premium, if any, and interest on the Global Exchange Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee, nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Exchange Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of the Global Exchange Note will credit participants' accounts with payments in amounts proportionate to their respective beneficial ownership interests in the principal amount of such Global Exchange Note, as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Exchange Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

    Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules. If a Holder requires physical delivery of Certificated Exchange Notes for any reason, including to sell Exchange Notes to persons in states which require such delivery of such Exchange Notes or to pledge such Exchange Notes, such holder must transfer its interest in the Global Exchange Note, in accordance with the normal procedures of DTC and the procedures set forth in the Indenture.

    Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

    Subject to certain conditions, any person having a beneficial interest in the Global Exchange Note may, upon request to the Trustee, exchange such beneficial interest for Exchange Notes in the form of Certificated Exchange Notes. Upon any such issuance, the Trustee is required to register such Certificated Exchange Notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof).

    The Indenture provides that if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary or if the Depositary ceases to be a clearing agency registered as such under the Exchange Act at any time when the Depositary is required to be so registered in order to act as depositary for the Exchange Notes and a successor depositary is not appointed within 90 days after the Company receives such notice or learns of such ineligibility, (ii) the Company determines that the Exchange Notes shall no longer be represented by Global Exchange Notes and executes and delivers to the Trustee an officers' certificate to such effect or (iii) an Event of Default with respect to the Exchange Notes shall have occurred and be continuing, the Global Exchange Notes will be exchanged for Exchange Notes in definitive form of an equal aggregate principal amount, in authorized denominations. Such definitive Exchange Notes shall be registered in such name or names as the Depositary shall instruct the Trustee. It is expected that such instructions may be based upon directions received by the Depositary from participants with respect to ownership of beneficial interests in Global Notes.


EXCHANGE OFFER; REGISTRATION RIGHTS


    The Company, the Guarantors and the Initial Purchasers entered into a registration rights agreement (the "Registration Rights Agreement") on March 19, 1997 pursuant to which the Company and the Guarantors agreed, for the benefit of the Holders of the Notes, that they will, at their cost, (i) use their reasonable best efforts to file, within 90 days after the Issue Date, a registration statement under the Securities Act (an "Exchange Offer Registration Statement") with the Commission with respect to a registered offer to exchange the Notes for the Exchange Notes, which will have terms substantially identical to the Notes (except that such Exchange Notes will not contain terms with respect to transfer restrictions and the identity of the Guarantors may change in accordance with the terms of the Indenture) and (ii) use their reasonable best efforts to cause such Exchange Offer Registration Statement to be declared effective under the Securities Act within 180 days after the Issue Date. Upon such Exchange Offer Registration Statement being declared effective, the Company will offer Exchange Notes in exchange for properly tendered Notes. The Company will be required to keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of such Exchange Offer is mailed to the Holders of the Notes. For each Note surrendered to the Company pursuant to such Exchange Offer, the Holder of such Note will receive Exchange Notes having a principal amount equal to that of the surrendered Note. Under existing Commission interpretations, the Exchange Notes would in general be freely transferable after the Exchange Offer without further registration under the Securities Act; provided, that in the case of broker-dealers, a prospectus meeting the requirements of the Securities Act must be delivered as required. The Company and the Guarantors have agreed to use their reasonable best efforts to make available, for a period ending on the earlier of (i) 180 days after consummation of the Exchange Offer (subject to extension in certain events) and (ii) the date on which all Participating Broker-Dealers (as defined below) have sold their Exchange Notes, a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such Exchange Notes so acquired. A broker-dealer (a "Participating Broker-Dealer") that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act, and will be bound by the provisions of the Registration Rights Agreement (including, without limitation, certain indemnification and contribution rights and obligations).

    Each Holder of the Notes (or holder of a beneficial interest in a Global
Note) who wishes to exchange such Notes for Exchange Notes in the Exchange Offer will be required to make certain representations. See "The Exchange Offer".

    In the event that applicable interpretations of the staff of the Commission do not permit the Company and the Guarantors to effect such an Exchange Offer, or if for any other reason the Exchange Offer is not consummated by the earlier of (x) 60 days after the effective date of the Exchange Offer Registration Statement and (y) 240 days after the Issue Date, the Company and the Guarantors, will, at their own expense, (a) within 45 days after such filing obligation arises, use their reasonable best efforts to file a shelf registration statement covering resales of the Notes (a "Shelf Registration Statement"), (b) use their reasonable best efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act on or prior to 135 days after such obligation arises and (c) use their reasonable best efforts to keep effective such Shelf Registration Statement until the earlier of 24 months following the Issue Date and such time as all of the Notes have been sold thereunder or otherwise cease to be Transfer Restricted Securities (as defined in the Registration Rights Agreement). The Company will, in the event a Shelf Registration Statement is required to be filed, provide to each Holder of the Notes copies of the prospectus which is a part of such Shelf Registration Statement, notify each such Holder when such Shelf Registration Statement for the Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Notes. A holder or beneficial owner of the Notes who sells such Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which is applicable to such a holder or beneficial owner (including certain indemnification and contribution rights and obligations).

    Each Old Note contains a legend to the effect that the Holder thereof, by its acceptance of such Old Note, will be deemed to have agreed to be bound by and to comply with the provisions of the Registration Rights Agreement. In that regard, the Registration Rights Agreement will provide that the Company may, by notice to the Holders, require the Holders to suspend the use of the prospectus which is a part of the Shelf Registration Statement (and, in the case of Participating Broker-Dealers, the prospectus which is part of the Exchange Offer Registration Statement) (i) for any number of periods not to exceed 45 days in the aggregate in any 12-month period (other than the 60-day period preceding the last day of the period during which the Company is required to keep the Shelf Registration Statement effective) under certain circumstances relating solely to certain material acquisitions and dispositions involving the Subject Entity or any of its subsidiaries ("Material Business Combinations") or (ii) if any change in such prospectus or the related registration statement is required so that it will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (other than because of a Material Business Combination) or in certain other circumstances (any period during which the use of such prospectus is suspended as provided in clause (i) or (ii) above being hereinafter called a "Blackout Period," and any period during which the use of such prospectus is suspended as provided in clause (i) being hereinafter called a "Business Combination Blackout Period"); provided that, in any such case, the period during which the Company and the Guarantors are required to use their reasonable best efforts to keep the Shelf Registration Statement effective (and, in the case of Participating Broker-Dealers, the period during which the Company and the Guarantors are required to use their reasonable best efforts to make available a prospectus) will be extended by a like number of days.

    If (a) neither of the registration statements described above is filed on or before the date specified for such filing, (b) neither of such registration statements is declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (c) an Exchange Offer Registration Statement becomes effective and the Company fails to consummate the Exchange Offer within 45 days of the earlier of the effectiveness of such registration statement or the Effectiveness Target Date, (d) the Shelf Registration Statement is declared effective but thereafter the Shelf Registration Statement ceases to be effective or the Shelf Registration Statement or the prospectus which is a part thereof ceases to usable (other than because of a Business Combination Blackout Period) in connection with resales of Notes during the period specified in the Registration Rights Agreement, (e) the prospectus which is a part of the Exchange Offer Registration Statement ceases to be usable during the period specified in the Registration Rights Agreement (other than because of a Business Combination Blackout Period) in connection with the resale of Exchange Notes by Participating Broker-Dealers, or (f) a Business Combination Blackout Period shall have occurred during the 60-day period preceding the end of the period during which the Company is required to keep the Shelf Registration Statement effective or the aggregate number of days in all Business Combination Blackout Periods during any 12-month period shall have exceeded 45 days (each such event referred to in clauses (a) through (f) above a "Registration Default"), then the Company will pay Liquidated Damages to each Holder of the Notes (or, in the case of Registration Defaults referred to in clause (e), to Participating Broker-Dealers who own Notes), with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week per $1,000 principal amount of the Notes held by such Holder. Upon a Registration Default, Liquidated Damages will accrue at the rate specified above until such Registration Default is cured and the amount of Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages of $.25 per week per $1,000 principal amount of Notes (regardless of whether one or more than one Registration Default is continuing). Accrued Liquidated Damages will be paid by the Company on each Interest Payment Date to the Holders of Notes entitled to receive the interest payable on such date by wire transfer of immediately available funds or by mailing checks to their registered addresses if no such accounts have been specified and, in the case of any redemption of Notes or repurchase of Notes pursuant to a Change of Control Offer or an Asset Sale Offer, accrued Liquidated Damages payable in respect of the Notes (or portions thereof) to be so redeemed or purchased shall be paid to the persons entitled to receive accrued and unpaid interest on such Notes on the relevant redemption date or purchase date, as applicable.

    The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

    The exchange of Old Notes for Exchange Notes will not constitute recognition events for federal income tax purposes. Consequently, no gain or loss should be recognized by Holders upon receipt of the Exchange Notes. For purposes of determining gain or loss upon the subsequent sale or exchange of Exchange Notes, a Holder's basis in Exchange Notes should be the same as such Holder's basis in the Old Notes exchanged therefor. Holders should be considered to have held the Exchange Notes from the time of their original acquisition of the Old Notes.

    In any event, persons considering the exchange of Old Notes for Exchange Notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdictions.

                              PLAN OF DISTRIBUTION


    Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period ending on the earlier of (i) 180 days after consummation of the Exchange Offer (subject to extension on certain events) and (ii) the date on which all participating broker-dealers have sold their Exchange Notes it will make this Prospectus, as amended or supplemented, available to such broker-dealers for use in connection with any such resale, and will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal.


    The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at prevailing market prices at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers or any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    The Company has agreed to pay all expenses incident to the Exchange Offer (other than commissions and concessions of any broker-dealers), and will indemnify the holders of the Notes against certain liabilities, including certain liabilities that may arise under the Securities Act.

                                 LEGAL MATTERS

    Certain legal matters will be passed upon for the Company by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York in respect of New York law.

                                    EXPERTS

    The financial statements of Quality Food Centers, Inc. as of December 30, 1995 and December 28, 1996 and for each of the three years in the period ended December 28, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

    The consolidated financial statements of Hughes Markets, Inc. as of March 3, 1996 and March 2, 1997 and for each of the three years in the period ended March 2, 1997 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto.

    The financial statements of Keith Uddenberg, Inc. as of and for the years ended December 30, 1995 and December 28, 1996, and for each of the three years in the period ended December 28, 1996, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                                     PAGE
                                                                                                                   ---------
QUALITY FOOD CENTERS, INC.

Quarterly Financial Statements (Unaudited):

  Consolidated Statements of Earnings for the 12 weeks ended March 22, 1997 and March 23, 1996...................        F-2
  Consolidated Balance Sheets as of March 22, 1997 and December 28, 1996.........................................        F-3
  Consolidated Statement of Shareholders' Equity for the 12 weeks ended March 22, 1997...........................        F-4
  Consolidated Statements of Cash Flows for the 12 weeks ended March 22, 1997 and March 23, 1996.................        F-5
  Notes to Consolidated Financial Statements for the 12 weeks ended March 22, 1997 and March 23, 1996............        F-6

Audited Financial Statements:

  Independent Auditors' Report...................................................................................       F-10
  Statements of Earnings for each of the three years in the period ended December 28, 1996.......................       F-11
  Statements of Shareholders' Equity for each of the three years in the period ended December 28, 1996...........       F-12
  Balance Sheets as of December 28, 1996 and December 30, 1995...................................................       F-13
  Statements of Cash Flows for each of the three years in the period ended December 28, 1996.....................       F-14
  Notes to Financial Statements for each of the three years in the period ended December 28, 1996................       F-15

HUGHES MARKETS, INC.

  Report of Independent Public Accountants.......................................................................       F-27
  Consolidated Balance Sheets as of March 3, 1996 and March 2, 1997..............................................       F-28
  Consolidated Statements of Income for each of the three years in the period ended March 2, 1997................       F-29
  Consolidated Statements of Shareholders' Equity for each of the three years in the period ended March 2,
    1997.........................................................................................................       F-30
  Consolidated Statements of Cash Flows for each of the three years in the period ended March 2, 1997............       F-31
  Notes to Consolidated Financial Statements.....................................................................       F-32

KEITH UDDENBERG, INC.

  Independent Auditors' Report...................................................................................       F-42
  Statements of Operations for each of the three years in the period ended December 28, 1996, the thirteen weeks
    ended March 30, 1996 (unaudited), and the seven weeks ended February 14, 1997 (unaudited)....................       F-43
  Statements of Shareholders' Equity for each of the three years in the period ended December 28, 1996, and the
    seven weeks ended February 14, 1997 (unaudited)..............................................................       F-44
  Balance Sheets as of December 30, 1995, December 28, 1996, and February 14, 1997 (unaudited)...................       F-45
  Statements of Cash Flows for each of the three years in the period ended December 28, 1996, the thirteen weeks
    ended March 30, 1996 (unaudited), and the seven weeks ended February 14, 1997 (unaudited)....................       F-46
  Notes to Financial Statements for each of the three years in the period ended December 28, 1996, the thirteen
    weeks ended March 30, 1996 (unaudited), and the seven weeks ended February 14, 1997 (unaudited)..............       F-47

                           QUALITY FOOD CENTERS, INC.

                      CONSOLIDATED STATEMENTS OF EARNINGS

                12 WEEKS ENDED MARCH 22, 1997 AND MARCH 23, 1996

                                  (UNAUDITED)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                              TWELVE WEEKS ENDED
                                                                                            ----------------------
                                                                                            MARCH 22,   MARCH 23,
                                                                                               1997        1996
                                                                                            ----------  ----------
Sales.....................................................................................  $  233,154  $  176,627
Cost of sales and related occupancy expenses..............................................     174,913     133,313
Marketing, general and administrative expenses............................................      45,374      33,486
                                                                                            ----------  ----------
Operating Income..........................................................................      12,867       9,828
Interest income...........................................................................         189          72
Interest expense..........................................................................      (2,777)     (2,588)
                                                                                            ----------  ----------
Earnings Before Income Taxes..............................................................      10,279       7,312
Taxes on income
  Current.................................................................................       3,559       2,223
  Deferred................................................................................         300         406
                                                                                            ----------  ----------
Total taxes on income.....................................................................       3,859       2,629
                                                                                            ----------  ----------
Net Earnings..............................................................................  $    6,420  $    4,683
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Earnings Per Share........................................................................  $      .40  $      .32
Weighted average shares outstanding.......................................................      16,017      14,554

                See accompanying notes to financial statements.

                           QUALITY FOOD CENTERS, INC.

                          CONSOLIDATED BALANCE SHEETS

                      MARCH 22, 1997 AND DECEMBER 28, 1996

                             (DOLLARS IN THOUSANDS)

                                                                                        MARCH 22,    DECEMBER 28,
                                                                                           1997          1996
                                                                                       ------------  ------------
                                                                                       (UNAUDITED)
                                              ASSETS
CURRENT ASSETS
Cash and cash equivalents............................................................  $     66,349   $   14,571
Accounts receivable..................................................................        19,320       10,754
Notes receivable.....................................................................         5,375       --
Inventories..........................................................................       121,324       36,954
Prepaid expenses.....................................................................        19,482        6,208
                                                                                       ------------  ------------
Total Current Assets.................................................................       231,850       68,487

Properties
Land.................................................................................        53,343       15,025
Buildings, fixtures and equipment....................................................       276,381      155,038
Leasehold improvements...............................................................        92,622       41,511
Property under capital leases........................................................        21,191       --
Construction in progress.............................................................        12,297        9,910
                                                                                       ------------  ------------
                                                                                            455,834      221,484
Accumulated depreciation and amortization............................................       (64,965)     (60,821)
                                                                                       ------------  ------------
                                                                                            390,869      160,663
Leasehold Interest, net of accumulated amortization of $11,816 and $11,257...........       106,446       27,585
Real estate held for investment......................................................         6,423        6,048
Goodwill, net of accumulated amortization of $2,374 and $2,084.......................       227,732       33,691
Other Assets.........................................................................        34,059        7,543
                                                                                       ------------  ------------
                                                                                       $    997,379   $  304,017
                                                                                       ------------  ------------
                                                                                       ------------  ------------

                               LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable.....................................................................  $     88,651   $   35,548
Accrued payroll and related benefits.................................................        37,899       15,884
Accrued business and sales taxes.....................................................         9,361        5,413
Other accrued expenses...............................................................        34,987        7,240
Federal income taxes payable.........................................................         6,422          945
Notes payable........................................................................         5,183       --
Current portion of capital lease obligations.........................................           617       --
                                                                                       ------------  ------------
Total Current Liabilities............................................................       183,120       65,030
Deferred Income Taxes................................................................        56,805       12,142
Other Liabilities....................................................................        18,702        5,047
Long-Term Debt.......................................................................       400,278      145,000
Capital Lease Obligations............................................................        26,774       --
Shareholders' Equity
Common stock, at stated value--authorized
  60,000,000 shares, issued and outstanding
    20,827,000 shares and 14,646,000 shares..........................................       263,427       34,945
Retained earnings....................................................................        48,273       41,853
                                                                                       ------------  ------------
Total Shareholders' Equity...........................................................       311,700       76,798
                                                                                       ------------  ------------
                                                                                       $    997,379   $  304,017
                                                                                       ------------  ------------
                                                                                       ------------  ------------

                See accompanying notes to financial statements.

                           QUALITY FOOD CENTERS, INC.

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                       TWELVE WEEKS ENDED MARCH 22, 1997

                                  (UNAUDITED)

                                 (IN THOUSANDS)

                                                                           COMMON STOCK
                                                                       ---------------------  RETAINED
                                                                        SHARES      AMOUNT    EARNINGS     TOTAL
                                                                       ---------  ----------  ---------  ----------
Balance at December 28, 1996.........................................     14,646  $   34,945  $  41,853  $   76,798
Net Earnings.........................................................     --          --          6,420       6,420
Common Stock issued..................................................      6,181     228,482     --         228,482
                                                                       ---------  ----------  ---------  ----------
Balance at March 22, 1997............................................     20,827  $  263,427  $  48,273  $  311,700
                                                                       ---------  ----------  ---------  ----------
                                                                       ---------  ----------  ---------  ----------

                See accompanying notes to financial statements.

                           QUALITY FOOD CENTERS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                12 WEEKS ENDED MARCH 22, 1997 AND MARCH 23, 1996

                                  (UNAUDITED)

                                 (IN THOUSANDS)

                                                                                              TWELVE WEEKS ENDED
                                                                                           ------------------------
                                                                                            MARCH 22,    MARCH 23,
                                                                                              1997         1996
                                                                                           -----------  -----------
Operating Activities
  Net earnings...........................................................................  $     6,420   $   4,683
  Adjustments to reconcile net earnings to net cash provided by operating activities:
    Depreciation and amortization of properties..........................................        4,144       3,695
    Amortization of leasehold interest and other.........................................        1,049         850
    Amortization of debt issuance costs..................................................           49          43
    Deferred income taxes................................................................          300         406
    Other................................................................................          100      --
Changes in Operating Assets and Liabilities
  Accounts receivable....................................................................        3,054         457
  Inventories............................................................................       (3,342)        882
  Prepaid expenses.......................................................................          963        (681)
  Accounts payable.......................................................................         (106)        928
  Accrued payroll and related benefits...................................................       (2,236)     (2,490)
  Accrued business and sales taxes.......................................................          171      (1,837)
  Other accrued expenses.................................................................        6,807       1,103
  Federal income taxes payable...........................................................        2,655       2,222
                                                                                           -----------  -----------
Net Cash Provided by Operating Activities................................................       20,028      10,261
                                                                                           -----------  -----------
Investing Activities
  Capital expenditures, net..............................................................       (5,101)     (8,482)
  Acquisition of KUI.....................................................................      (34,087)     --
  Acquisition of Hughes..................................................................     (346,023)     --
  Increase in real estate held for investment............................................         (376)        (18)
  Other..................................................................................         (322)       (704)
                                                                                           -----------  -----------
Net Cash Used by Investing Activities....................................................     (385,909)     (9,204)
                                                                                           -----------  -----------
Financing Activities
  Proceeds from issuance of common stock.................................................          324         156
  Proceeds from March 19, 1997 financings--
    Issuance of common stock.............................................................      192,199      --
    Issuance of senior subordinated notes................................................      146,250      --
    Proceeds under credity facility......................................................      248,001      --
    Payment of outstanding credity facility..............................................     (197,000)     --
  Proceeds from (repayments of) long-term debt...........................................       27,885      (1,000)
                                                                                           -----------  -----------
Net Cash Provided (Used) by Financing Activities.........................................      417,659        (844)
                                                                                           -----------  -----------
Net Increase in Cash and Cash Equivalents................................................       51,778         213
Cash and Cash Equivalents at Beginning of Period.........................................       14,571      10,933
                                                                                           -----------  -----------
Cash and Cash Equivalents at End of Period...............................................  $    66,349   $  11,146
                                                                                           -----------  -----------
                                                                                           -----------  -----------

                See accompanying notes to financial statements.

                           QUALITY FOOD CENTERS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       TWELVE WEEKS ENDED MARCH 22, 1997
                                  (UNAUDITED)

NOTE A--NATURE OF OPERATIONS

    Quality Food Centers, Inc. ("QFC") is a multi-regional operator of premium supermarkets, operating 146 stores and employing more than 10,000 people. The Company has been in operation since 1954 and currently operates 89 stores in the Puget Sound region of Washington state primarily under the names QFC and Stock Market and 57 stores in Southern California under the Hughes Family Market ("Hughes") name.

NOTE B--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    FINANCIAL STATEMENT PREPARATION--The consolidated financial statements as of and for the twelve weeks ended March 22, 1997 and March 23, 1996 are unaudited, but in the opinion of management include all adjustments (consisting of normal recurring adjustments) necessary to present fairly the consolidated financial position and results of operations and cash flows for the periods presented. All significant intercompany transactions and account balances have been eliminated in consolidation.

    These statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. These financial statements should be read in conjunction with the annual audited financial statements and the accompanying notes included in the Company's Annual Report on Form 10-K/A for the year ended December 28, 1996.

    Complying with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from the estimates.

    Certain prior years' balances have been reclassified to conform to classifications used in the current year.

    FISCAL PERIODS--The Company's fiscal year ends on the last Saturday in December (except for Hughes' which ends on the last Sunday in December), and its reporting quarters consist of three 12-week quarters and a 16-week fourth quarter.

    EARNINGS PER SHARE--Earnings per share is based upon the weighted average number of common shares and common share equivalents outstanding during the period.

NOTE C--SUPPLEMENTAL CASH FLOW INFORMATION

    On March 19, 1997, the Company completed (i) the sale of 5,175,000 shares of the Company's common stock to the public for net proceeds of $192.2 million,
(ii) the private placement of $150.0 million of 8.7% senior subordinated notes for net proceeds of $146.3 million, and (iii) entered into an agreement to amend and restate its existing credit facility resulting in net proceeds of $248.0 million. The Company utilized $359.8 million of the proceeds to finance the acquisition of Hughes and $197.0 million to refinance the Company's bank indebtedness outstanding at the time of the financings [including $59.1 million incurred in connection with the acquisition of Keith Uddenberg, Inc. ("KUI")], leaving approximately $29.7 million of cash for general corporate purposes.

                           QUALITY FOOD CENTERS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       TWELVE WEEKS ENDED MARCH 22, 1997
                            (UNAUDITED) (CONTINUED)

NOTE C--SUPPLEMENTAL CASH FLOW INFORMATION (CONTINUED)
    Cash paid for income taxes and interest expense was as follows (in thousands):

                                                                            TWELVE WEEKS ENDED
                                                                         ------------------------
                                                                          MARCH 22,    MARCH 23,
                                                                            1997         1996
                                                                         -----------  -----------
Income taxes...........................................................   $     900    $  --
Interest (net of $212 and $177 of interest capitalized)................       3,360        2,163

NOTE D--KEITH UDDENBERG, INC. ACQUISITION

    On February 14, 1997, the principal operations of KUI, including assets and liabilities related to 25 grocery stores in the western and southern Puget Sound region of Washington, were merged into a subsidiary of the Company. The merger, which has been accounted for under the purchase method of accounting, was effected through the acquisition of 100% of the outstanding voting securities of KUI for consideration consisting of $35.3 million cash, 904,646 shares of the Company's common stock, (which as of February 14, 1997 had a value of $36.0 million) and the assumption by the Company of approximately $23.8 million of indebtedness of KUI.

    For financial reporting purposes, the consideration paid for the operations of KUI has been allocated to the fair value of assets acquired and liabilities assumed. Goodwill of $46.7 million has been recorded as a result of the merger and is being amortized over 40 years. Because the transaction was a statutory merger, the Company has a carryover tax basis and amortization of the excess of the book value over the tax basis of the assets included in the merger is not deductible for federal income tax purposes.

    Following is a summary of the assets and liabilities recorded as a result of the KUI merger (in thousands):

Cash..............................................................  $   1,262
Inventories.......................................................     15,985
Other current assets..............................................      4,749
                                                                    ---------
      Total current assets........................................     21,996
Property, plant and equipment.....................................     25,047
Leasehold interest................................................     20,000
Goodwill..........................................................     46,685
Other assets......................................................     12,330
Current liabilities...............................................    (16,507)
Deferred income taxes.............................................    (10,635)
Other liabilities.................................................     (3,839)
Long-term debt....................................................    (23,768)
                                                                    ---------
                                                                    $  71,309
                                                                    ---------
                                                                    ---------

    Long-term debt of $23.8 million assumed in connection with the merger was subsequently repaid.

NOTE E--HUGHES MARKETS, INC. ACQUISITION

    On March 19, 1997, the Company acquired the principal operations of Hughes, including the assets and liabilities related to 57 grocery stores located in Southern California and a 50% interest in Santee Dairies, Inc., one of the largest dairy plants in California. The acquisition, which has been accounted for under the purchase method of accounting, was effected through the acquisition of 100% of the outstanding

                           QUALITY FOOD CENTERS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       TWELVE WEEKS ENDED MARCH 22, 1997
                            (UNAUDITED) (CONTINUED)

NOTE E--HUGHES MARKETS, INC. ACQUISITION (CONTINUED) voting securities of Hughes, for cash consideration of approximately $359.8 million, and the assumption by the Company of approximately $33.2 million of indebtedness (including $6.1 million of current indebtedness) of Hughes, consisting primarily of capitalized store leases.

    For financial reporting purposes, the consideration paid for Hughes has been allocated to the fair value of assets acquired and liabilities assumed. Goodwill of $147.7 million has been recorded as a result of the acquisition and is being amortized over 40 years. Because the transaction was a statutory merger, the Company has a carryover tax basis and amortization of the excess of the book value over the tax basis of the assets included in the merger is not deductible for federal income tax purposes.

    Following is a summary of the assets and liabilities recorded as a result of the Hughes merger (in thousands):

Cash..............................................................  $  13,767
Inventories.......................................................     65,042
Other current assets..............................................     20,782
                                                                    ---------
      Total current assets........................................     99,591
Property, plant and equipment.....................................    182,999
Property under capital leases.....................................     21,191
Leasehold interest................................................     59,353
Goodwill..........................................................    147,729
Other assets......................................................     14,178
Current liabilities...............................................    (94,935)
Deferred income taxes.............................................    (33,584)
Other liabilities.................................................     (9,680)
Long-term debt....................................................       (278)
Capital lease obligation..........................................    (26,774)
                                                                    ---------
                                                                    $ 359,790
                                                                    ---------
                                                                    ---------

NOTE F--PRO FORMA FINANCIAL INFORMATION

    The following pro forma financial information assumes that the acquisitions of KUI and Hughes and the related financings each occurred as of the beginning of each period presented (in thousands, except per share data):

                                                                TWELVE WEEKS    TWELVE WEEKS
                                                                   ENDED           ENDED
                                                               MARCH 22, 1997  MARCH 23, 1996
                                                               --------------  --------------
Sales........................................................    $  475,894      $  479,534
Net earnings.................................................         6,366           5,456
Earnings per share...........................................    $      .30      $      .26

NOTE G--ACCOUNTING PRONOUNCEMENTS

    Statement of Financial Accounting Standard (SFAS) No. 128, "Earnings per Share." was recently issued and is effective for the Company's fiscal year ending December 27, 1997. This Statement requires a change in the presentation of earnings per share. Early adoption of this statement is not permitted. Management believes that the impact of the adoption of this Statement on the financial statements, taken as a whole, will not be material.

                           QUALITY FOOD CENTERS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       TWELVE WEEKS ENDED MARCH 22, 1997
                            (UNAUDITED) (CONTINUED)


NOTE H--SUMMARIZED FINANCIAL INFORMATION-SUBSIDIARY GUARANTORS



    The Company issued $150.0 million aggregate principal amount of 8.70% Senior Subordinated Notes, due 2007 (the "Notes"), in a private offering (exempt from the registration requirements of the Securities Act) pursuant to Rule 144A to institutional investors. The Notes are fully and unconditionally guaranteed, jointly and severally on a senior subordinated basis, by Hughes Markets, Inc., KUI and Quality Food Holdings, Inc. ("Holding Company"), all of which are existing subsidiaries of the Company. Summarized financial information for the subsidiary guarantors of the Notes is set forth below. Separate financial statements for the subsidiary guarantors of the Notes are not presented because the Company has determined that such financial statements would not be material to investors. The subsidiary guarantors comprise all of the direct and indirect subsidiaries of the Company, other than the non-guarantor subsidiaries which individually, and in the aggregate, are inconsequential.



    The following table presents combined summarized financial information for the subsidiary guarantors of the Notes. The statement of earnings data represent the combined results of operations for the period from February 15, 1997 through March 22, 1997 for KUI, from March 20, 1997 through March 23, 1997 for Hughes, and from January 1, 1997 through March 22, 1997 for Holdings.



                                                                             MARCH 22,
(in thousands)                                                                 1997
                                                                            -----------
Balance Sheet Data:
  Current assets..........................................................   $ 115,451
  Noncurrent assets.......................................................   $ 528,931
  Current liabilities.....................................................   $ 108,290
  Noncurrent liabilities..................................................   $ 337,126
  Stockholders' Equity....................................................   $ 198,966



                                                                         FOR THE PERIOD
                                                                              ENDED
(in thousands)                                                           MARCH 22, 1997
                                                                        -----------------
Statement of Earnings Data:
  Net sales...........................................................      $  45,646
  Gross profit........................................................      $  10,138
  Income before provision for Federal and State income taxes..........      $     910
  Net Earnings........................................................      $     467

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders

Quality Food Centers, Inc.
Bellevue, Washington

    We have audited the accompanying balance sheets of Quality Food Centers, Inc. as of December 28, 1996 and December 30, 1995, and the related statements of earnings, shareholders' equity, and cash flows for each of the three years in the period ended December 28, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such financial statements present fairly, in all material respects, the financial position of Quality Food Centers, Inc. as of December 28, 1996 and December 30, 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 28, 1996, in conformity with generally accepted accounting principles.

/S/ DELOITTE & TOUCHE LLP

March 21, 1997

Seattle, Washington

                           QUALITY FOOD CENTERS, INC.

                             STATEMENTS OF EARNINGS

                         YEARS ENDED DECEMBER 28, 1996,

                    DECEMBER 30, 1995 AND DECEMBER 31, 1994

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                  1996        1995        1994
                                                                               ----------  ----------  ----------
Sales........................................................................  $  805,281  $  729,856  $  575,879
Cost of sales and related occupancy expenses.................................     603,947     550,434     430,711
Marketing, general and administrative expenses...............................     152,337     136,645     105,956
                                                                               ----------  ----------  ----------
Operating income.............................................................      48,997      42,777      39,212
Interest income..............................................................         467         501         933
Interest expense.............................................................       9,890       9,639          --
Other expense................................................................          --       1,400          --
                                                                               ----------  ----------  ----------
Earnings before income taxes.................................................      39,574      32,239      40,145
Taxes on income:
  Current....................................................................      12,790      10,087      11,593
  Deferred...................................................................       1,366       1,936       2,175
                                                                               ----------  ----------  ----------
Total taxes on income........................................................      14,156      12,023      13,768
                                                                               ----------  ----------  ----------
Net earnings.................................................................  $   25,418  $   20,216  $   26,377
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Earnings per share...........................................................  $     1.71  $     1.28  $     1.34
Weighted average shares outstanding..........................................      14,888      15,830      19,656
Dividends per common share...................................................  $       --  $      .05  $      .20

                       See notes to financial statements.

                           QUALITY FOOD CENTERS, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY

     YEARS ENDED DECEMBER 28, 1996, DECEMBER 30, 1995 AND DECEMBER 31, 1994

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                        COMMON STOCK
                                                                    ---------------------   RETAINED
                                                                     SHARES      AMOUNT     EARNINGS       TOTAL
                                                                    ---------  ----------  -----------  -----------
Balance at December 25, 1993......................................     19,349  $   24,576  $   109,044  $   133,620
Net earnings......................................................     --          --           26,377       26,377
Common stock issued...............................................        132       1,993      --             1,993
Tax benefit related to stock options..............................     --              76      --                76
Cash dividends ($.20 per share)...................................     --          --           (3,888)      (3,888)
                                                                    ---------  ----------  -----------  -----------
Balance at December 31, 1994......................................     19,481      26,645      131,533      158,178
Net earnings......................................................     --          --           20,216       20,216
Common stock issued...............................................      1,951      45,130      --            45,130
Common stock repurchased (including offering fees and expenses
  aggregating $2,850).............................................     (7,000)    (43,510)    (134,340)    (177,850)
Tax benefit related to stock options..............................     --             667      --               667
Cash dividend ($.05 per share)....................................     --          --             (974)        (974)
                                                                    ---------  ----------  -----------  -----------
Balance at December 30, 1995......................................     14,432      28,932       16,435       45,367
Net earnings......................................................     --          --           25,418       25,418
Common stock issued...............................................        214       5,773      --             5,773
Tax benefit related to stock options..............................     --             240      --               240
                                                                    ---------  ----------  -----------  -----------
Balance at December 28, 1996......................................     14,646  $   34,945  $    41,853  $    76,798
                                                                    ---------  ----------  -----------  -----------
                                                                    ---------  ----------  -----------  -----------

                       See notes to financial statements.

                           QUALITY FOOD CENTERS, INC.

                                 BALANCE SHEETS

                    DECEMBER 28, 1996 AND DECEMBER 30, 1995

                                 (IN THOUSANDS)

                                                                                       DECEMBER 28,  DECEMBER 30,
                                                                                           1996          1995
                                                                                       ------------  ------------
                                                     ASSETS
Current Assets
Cash and cash equivalents............................................................   $   14,571    $   12,055
Accounts receivable..................................................................       10,754         9,031
Inventories..........................................................................       36,954        36,706
Prepaid expenses.....................................................................        6,208         5,524
                                                                                       ------------  ------------
Total Current Assets.................................................................       68,487        63,316
Properties
Land.................................................................................       15,025         8,576
Buildings, fixtures and equipment....................................................      155,038       132,594
Leasehold improvements...............................................................       41,511        38,767
Construction in progress.............................................................        9,910        15,954
                                                                                       ------------  ------------
                                                                                           221,484       195,891
Accumulated depreciation and amortization............................................      (60,821)      (48,810)
                                                                                       ------------  ------------
                                                                                           160,663       147,081
Leasehold interest, net of accumulated amortization of $11,257 and $9,535............       27,585        27,954
Real estate held for investment......................................................        6,048         5,623
Goodwill, net of accumulated amortization of $2,084 and $1,009.......................       33,691        34,598
Other assets.........................................................................        7,543         5,428
                                                                                       ------------  ------------
                                                                                        $  304,017    $  284,000
                                                                                       ------------  ------------
                                                                                       ------------  ------------

                                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable.....................................................................   $   35,548    $   34,173
Accrued payroll and related benefits.................................................       15,884        13,678
Accrued business and sales taxes.....................................................        5,413         5,037
Other accrued expenses...............................................................        7,240         4,720
Federal income taxes payable.........................................................          945           405
                                                                                       ------------  ------------
Total current liabilities............................................................       65,030        58,013
Deferred income taxes................................................................       12,142         9,992
Other liabilities....................................................................        5,047         6,128
Long-term debt.......................................................................      145,000       164,500
Shareholders' equity
Common stock, at stated value--
    Authorized 60,000 shares issued and outstanding 14,646 shares and 14,432
      shares.........................................................................       34,945        28,932
Retained earnings....................................................................       41,853        16,435
                                                                                       ------------  ------------
Total shareholders' equity...........................................................       76,798        45,367
                                                                                       ------------  ------------
                                                                                        $  304,017    $  284,000
                                                                                       ------------  ------------
                                                                                       ------------  ------------

                       See notes to financial statements.

                           QUALITY FOOD CENTERS, INC.

                            STATEMENTS OF CASH FLOWS

                         YEARS ENDED DECEMBER 28, 1996,

                    DECEMBER 30, 1995, AND DECEMBER 31, 1994

                                 (IN THOUSANDS)

                                                                                1996        1995       1994
                                                                              ---------  ----------  ---------
Operating Activities
  Net earnings..............................................................  $  25,418  $   20,216  $  26,377
  Adjustments to reconcile net earnings to net cash provided by operating activities:
    Depreciation and amortization of properties.............................     15,823      12,892     10,130
    Amortization of leasehold interest and other............................      3,654       3,278      1,474
    Amortization of debt issuance fees......................................        185         143         --
    Deferred income taxes...................................................      1,366       1,936      2,175
    Changes in operating assets and liabilities:
    Accounts receivable.....................................................     (2,207)     (5,292)      (507)
    Inventories.............................................................        514      (4,550)    (4,185)
    Prepaid expenses........................................................       (870)     (2,878)      (755)
    Accounts payable........................................................      1,374         297        (35)
    Accrued payroll and related benefits....................................      2,206       3,040        542
    Accrued business and sales taxes........................................        377       1,121        727
    Other accrued expenses..................................................      1,520       2,108     (1,067)
    Federal income taxes payable............................................      1,564       1,385       (201)
                                                                              ---------  ----------  ---------
Net Cash Provided by Operating Activities...................................     50,924      33,696     34,675
                                                                              ---------  ----------  ---------
Investing activities
    Capital expenditures, net...............................................    (32,556)    (28,639)   (20,983)
    Cash portion of olson's merger..........................................         --     (18,000)        --
    Increase in real estate held for investment.............................       (425)       (407)    (7,196)
    Other...................................................................       (994)       (531)      (711)
    Proceeds from sale of real estate.......................................      2,650       1,340         --
                                                                              ---------  ----------  ---------
Net Cash Used by Investing Activities.......................................    (31,325)    (46,237)   (28,890)
                                                                              ---------  ----------  ---------
Financing Activities:
  Proceeds from issuances of common stock...................................      2,417      27,061      2,069
    Common stock repurchased................................................         --    (177,850)        --
    Proceeds from (repayments of) revolving credit facility.................    (19,500)        500         --
    Proceeds from long--term debt...........................................         --     140,000         --
    Cash dividends paid.....................................................         --        (974)    (3,888)
                                                                              ---------  ----------  ---------
  Net Cash Used by Financing Activities.....................................    (17,083)    (11,263)    (1,819)
                                                                              ---------  ----------  ---------
  Net Increase (Decrease) in Cash and Cash Equivalents......................      2,516     (23,804)     3,966
  Cash and Cash Equivalents at Beginning of Period..........................     12,055      35,859     31,893
                                                                              ---------  ----------  ---------
  Cash and Cash Equivalents at End of Period................................  $  14,571  $   12,055  $  35,859
                                                                              ---------  ----------  ---------
                                                                              ---------  ----------  ---------

                See accompanying notes to financial statements.

                           QUALITY FOOD CENTERS, INC.

                         NOTES TO FINANCIAL STATEMENTS

     YEARS ENDED DECEMBER 28, 1996, DECEMBER 30, 1995 AND DECEMBER 31, 1994

NOTE A

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Nature of Operations: Quality Food Centers, Inc. ("QFC" or the "Company") is the second largest supermarket chain in the Seattle/Puget Sound region of Washington State. The Company has been in operation since 1954 and, at December 28, 1996, operated 64 stores and employed over 4,400 people.

    The Company has formed several subsidiaries in order to facilitate certain acquisitions detailed in Note M, as well as a leasing subsidiary. None of the subsidiaries had any operating activity prior to December 28, 1996 and the capitalization of these subsidiaries is insignificant.

    Basis of Presentation: The Company's financial statements are prepared in conformity with generally accepted accounting principles which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from the estimates.

    Earnings Per Share: Earnings per share is based upon the weighted average number of common shares and common share equivalents outstanding during the period.

    Fiscal Year: The Company's fiscal year ends on the last Saturday in December. The years ended December 28, 1996 and December 30, 1995 represent 52-week fiscal years. The year ended December 31, 1994 was a 53-week fiscal year.

    Cash and Cash Equivalents: The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. The Company's investment portfolio is diversified and consists of investment grade securities, recorded at cost which approximates market value.

    The Company's cash management system provides for reimbursement of bank disbursement accounts on a daily basis. Checks issued but not presented for payment to the bank in the aggregate amount of $4.0 million and $19.2 million, at December 28, 1996 and December 30, 1995, respectively, are included in accounts payable.

    Construction in Progress: Costs associated with acquiring land, buildings, fixtures and equipment while a store is under construction are recorded as construction in progress. Additionally, the Company capitalizes interest on debt incurred during the construction of a new store. When a store opens, all costs are then transferred to the appropriate property account.

    Depreciation and Amortization: Depreciation is provided on the straight-line method over the shorter of the estimated useful lives or 31 1/2 years for buildings and three to ten years for fixtures and equipment. Amortization of leasehold improvements is computed on the straight-line method over the term of the lease or useful life of the assets, whichever is shorter.

    Goodwill: Goodwill arises primarily from business acquisitions and represents the cost of purchased businesses in excess of amounts assigned to tangible and identified intangible assets. Goodwill is being amortized over estimated lives of up to 40 years.

    Long-lived Assets: The Company periodically reviews long-lived assets, including identified intangible assets and goodwill, for impairment to determine whether events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Such review includes estimating expected future cash flows. No such events or circumstances have occurred through December 28, 1996.

                           QUALITY FOOD CENTERS, INC.

     YEARS ENDED DECEMBER 28, 1996, DECEMBER 30, 1995 AND DECEMBER 31, 1994

NOTE A

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Start-up and Promotional Expenses: Costs incurred in connection with the start-up and promotion of new store openings and major store remodels are expensed as incurred.

    Leasehold Interest: Leasehold interests from acquired operating lease rights are amortized over the term of the respective leases, including renewal periods exercisable at the option of the Company. Management believes that exercise of renewal options is probable.

    Real Estate Held for Investment: Real estate held for investment includes land and buildings the Company has acquired where it plans to either operate a store in the future or sell the real estate, and is recorded at the lower of cost or market. Upon commencement of construction, costs are transferred to construction in progress.

    Stock-Based Compensation: The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," has been adopted by the Company for the disclosure of certain additional information related to its stock options and employee stock purchase plan.

    Reclassifications: Certain prior years' balances have been reclassified to conform to classifications used in the current year.

NOTE B
SUPPLEMENTAL CASH FLOW INFORMATION

    Cash paid for income taxes and interest for the last three years was as follows:

                                                                                      1996       1995       1994
                                                                                    ---------  ---------  ---------
                                                                                            (IN THOUSANDS)
Income taxes......................................................................  $  11,226  $   8,872  $  11,718
Interest (net of $1,261, and $167 of interest capitalized)........................  $   8,996  $   9,328  $  --
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

    In the fourth quarter of 1996, the Company issued shares of common stock to finance the acquisition of two stores from an independent local retailer.

    During the first quarter of 1995, the Company acquired all of the outstanding shares of Olson's Food Stores, Inc. in a merger transaction for $60.1 million (Note K). In connection with the merger, liabilities assumed were as follows:

                                                                                (IN THOUSANDS)
Fair value of assets acquired.................................................   $     69,246
Cash paid.....................................................................        (18,000)
Long-term debt assumed........................................................        (24,000)
Common stock issued...........................................................        (18,070)
                                                                                --------------
Current liabilities assumed...................................................   $      9,176
                                                                                --------------
                                                                                --------------

                           QUALITY FOOD CENTERS, INC.

     YEARS ENDED DECEMBER 28, 1996, DECEMBER 30, 1995 AND DECEMBER 31, 1994

NOTE B
SUPPLEMENTAL CASH FLOW INFORMATION (CONTINUED)
    During the first quarter of 1995, the Company recorded $4.0 million as an increase in goodwill and deferred income tax liability to record deferred income taxes arising from the Olson's merger. Further, as part of the merger agreement, the Company agreed to remit certain of the benefits, if any, of Olson's net operating loss carryforwards, totaling approximately $12.0 million, and certain other tax credit carryforwards, totaling approximately $1.2 million, to the former shareholders of Olson's when utilized. The Company is entitled to keep the first $1.1 million of such benefits utilized. Accordingly, a deferred tax asset of $5.4 million and corresponding liability of $4.3 million were recorded to reflect amounts due the former shareholders of Olson's when tax loss and tax credit carryforwards are utilized by the Company. The Company utilized $0.8 million and $0.7 million of the tax asset during 1996 and 1995, respectively, to reduce current taxes payable. The net operating loss and tax credit carryforwards expire through the year 2009.

NOTE C
INVENTORIES

    Substantially all merchandise inventories are valued at the lower of last-in, first-out (LIFO) cost or market. The LIFO method results in a better matching of costs and revenues, as current merchandise cost is recognized in cost of merchandise sold instead of in ending inventories as is the practice under the first-in, first-out (FIFO) method. Information related to the FIFO method may be useful in comparing operating results to those of companies not on LIFO.

    On a supplemental basis, if inventories had been valued at the lower of FIFO cost or market, inventories would have increased by $2.7 million and $2.0 million as of December 28, 1996 and December 30, 1995, and net earnings would have increased by $0.4 million in both 1996 and 1995. There was no LIFO adjustment in 1994.

NOTE D
LEASES

    The Company leases its administrative offices and 58 of its 64 store facilities in operation under noncancelable operating leases expiring through 2023. Certain of the leases include renewal provisions at the Company's option. Minimum rental commitments under noncancelable leases, which exclude stores to be added in 1997, as of December 28, 1996, are as follows:

YEAR ENDING DECEMBER                                                            (IN THOUSANDS)
------------------------------------------------------------------------------  --------------
1997..........................................................................   $     14,080
1998..........................................................................         14,079
1999..........................................................................         13,861
2000..........................................................................         13,563
2001..........................................................................         13,549
Thereafter....................................................................        152,364
                                                                                --------------
                                                                                 $    221,496
                                                                                --------------
                                                                                --------------

                           QUALITY FOOD CENTERS, INC.

     YEARS ENDED DECEMBER 28, 1996, DECEMBER 30, 1995 AND DECEMBER 31, 1994

NOTE D
LEASES (CONTINUED)
    A majority of the store facility leases provide for contingent rentals based upon specified percentages of sales, real estate tax escalation clauses and executory costs. Space in several store facilities has been sublet.

    A summary of rental expense under operating leases is as follows:

                                                             1996       1995       1994
                                                           ---------  ---------  ---------
                                                                   (IN THOUSANDS)
Minimum rent.............................................  $  14,462  $  12,417  $   8,185
Contingent rentals.......................................      1,495      1,820      1,744
Real estate taxes and executory costs....................      3,532      3,566      2,321
Less sublease rentals....................................       (806)      (570)      (164)
                                                           ---------  ---------  ---------
                                                           $  18,683  $  17,233  $  12,086
                                                           ---------  ---------  ---------
                                                           ---------  ---------  ---------

NOTE E
FEDERAL INCOME TAXES

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and result from differences in the timing of recognition of revenue and expenses for tax and financial statement reporting. The tax effects of significant items comprising the Company's deferred tax liability as of December 28, 1996 and December 30, 1995 are as follows:

                                                                            1996       1995
                                                                          ---------  ---------
                                                                             (IN THOUSANDS)
DEFERRED TAX ASSETS:
Compensated absences....................................................  $     884  $     834
Self insurance..........................................................        233        321
Inventory...............................................................        655        135
Other...................................................................        365        280
Tax credits arising from merger.........................................      3,963      4,747
                                                                          ---------  ---------
                                                                              6,100      6,317
                                                                          ---------  ---------
                                                                          ---------  ---------
DEFERRED TAX LIABILITIES:
Accelerated depreciation................................................     15,762     14,202
Multi-employer pension contribution.....................................        733        724
Other...................................................................      1,747      1,383
                                                                          ---------  ---------
                                                                             18,242     16,309
                                                                          ---------  ---------
Net deferred tax liability..............................................  $  12,142  $   9,992
                                                                          ---------  ---------
                                                                          ---------  ---------

    No valuation allowance was necessary for the deferred tax assets at December 28, 1996 and December 30, 1995.

                           QUALITY FOOD CENTERS, INC.

     YEARS ENDED DECEMBER 28, 1996, DECEMBER 30, 1995 AND DECEMBER 31, 1994

NOTE E
FEDERAL INCOME TAXES (CONTINUED)
    The differences between the Company's effective income tax rates and the federal statutory rates are summarized as follows:

                                                                                            1996       1995       1994
                                                                                          ---------  ---------  ---------
Statutory rate..........................................................................       35.0%      35.0%      35.0%
Nondeductible goodwill..................................................................        0.9        0.9         --
Nondeductible recapitalization fees (Note L)............................................         --        1.6         --
Other (primarily interest on tax-free municipal securities).............................       (0.1)      (0.2)      (0.7)
                                                                                                ---        ---        ---
Effective tax rate......................................................................       35.8%      37.3%      34.3%
                                                                                                ---        ---        ---
                                                                                                ---        ---        ---

NOTE F
LONG-TERM DEBT

    In March 1995, the Company entered into a $220.0 million credit facility to finance the repurchase of its shares pursuant to a self-tender offer (Note L) and to finance a portion of the Olson's merger (Note K). The credit facility consists of a term loan of $140.0 million and revolving credit loans of up to $80.0 million.

    Principal repayments of the term loan are due in quarterly installments from March 1997 through September 2001. The revolving loans are available on a revolving credit basis for general corporate purposes and any outstanding amounts would become due in September 2001. At the Company's option, the interest rate per annum applicable to the credit facility is either (1) the greater of the bank agent's reference rate or 0.5% above the federal funds rate or (2) IBOR plus a margin of 1.25% initially, with margin reductions if the Company meets specified financial ratios. At December 28, 1996, the borrowings under the credit facility bore interest at an average rate of approximately 6.6%. Additionally, the credit facility requires a commitment fee of .37% on the average daily unused portion of the revolving credit loans, computed on a quarterly basis in arrears.

    The credit facility contains a number of significant covenants that, among other things, restrict the ability of the Company to incur additional indebtedness or incur liens on its assets, in each case subject to specified exceptions, impose specified financial tests as a precondition to the Company's acquisition of other businesses, prohibit the Company from making certain restricted payments (including dividends) and restrict the Company from making share repurchases above certain amounts before January 1, 1997 and, subject to specified financial tests, restrict its ability to make such payments and repurchases thereafter. In addition, the Company is required to comply with specified financial ratios and tests, including a maximum debt to cash flow ratio, minimum ratios of cash flow to fixed charges, a minimum accounts payable to inventory ratio and a minimum net worth test. The credit facility is secured by a lien on all of the Company's receivables and intangible assets. The carrying amount of this debt approximates fair market value, as rates are approximately equal to those currently available to the Company for similar purposes. At December 28, 1996, the Company was in compliance with the financial covenants of the existing credit facility.

                           QUALITY FOOD CENTERS, INC.

     YEARS ENDED DECEMBER 28, 1996, DECEMBER 30, 1995 AND DECEMBER 31, 1994

NOTE F
LONG-TERM DEBT (CONTINUED)
    As of December 28, 1996, long-term debt matures as follows:

YEAR ENDING DECEMBER                                                            (IN THOUSANDS)
------------------------------------------------------------------------------
1997..........................................................................   $     25,200
1998..........................................................................         25,200
1999..........................................................................         29,400
2000..........................................................................         35,000
2001..........................................................................         30,200
                                                                                --------------
                                                                                 $    145,000
                                                                                --------------
                                                                                --------------

    Subsequent to year-end, the Company renegotiated its credit facility in connection with certain acquisitions. Accordingly, no portion of long-term debt has been classified as current. (See Note M.)

NOTE G
COMMITMENTS AND CONTINGENCIES

    Litigation: The Company is involved in various matters of litigation, all arising in the ordinary course of business. In the opinion of management, the ultimate outcome of such matters will not have a material adverse effect on the financial position or results of operations of the Company.

    Employment Agreements: During 1996, the Company entered into employment agreements with certain members of management which extend through various dates in September 1999.

NOTE H
RELATED PARTY TRANSACTIONS

    The Company paid a management fee of up to 0.2% of sales as compensation for management advisory services, pursuant to an agreement with its chairman that expired on June 16, 1996. For the period of December 31, 1995 through June 16, 1996, $0.7 million was paid pursuant to the agreement. Upon expiration of the agreement, the Company agreed to pay its chairman a monthly fee aggregating $0.3 million, for June 17, 1996 through December 28, 1996, plus a bonus payment of $.2 million. For the fourth quarter of 1995, in lieu of the management fee, which would have been approximately $0.5 million, the Company granted stock options for 58,900 shares of its stock under the Company's 1993 Executive Stock Option (Note J) to its chairman. Management fee expense for 1996, 1995 and 1994 was $1.2 million, $1.0 million and $1.2 million, respectively.

    In August 1993, two partnerships which include the Company's chairman acquired the 24-acre University Village Shopping Center, (the "Center"), where the Company was leasing space for one of its stores and owned an adjacent 8.8 acre parcel of land. The Company negotiated with the partnerships for certain property rights and lease modifications, which included a 15-year lease term extension, the right to be the exclusive grocery store in the Center and the right to relocate its store to the adjacent site. The Company paid approximately $5.0 million for these rights, which amount is included in Leasehold Interests and is being amortized over a period of 29 years. In August, 1996, the Company completed construction of

                           QUALITY FOOD CENTERS, INC.

     YEARS ENDED DECEMBER 28, 1996, DECEMBER 30, 1995 AND DECEMBER 31, 1994

NOTE H
RELATED PARTY TRANSACTIONS (CONTINUED)
its flagship store on the adjacent property, moved its store and terminated the existing lease agreement, paying the partnerships a $0.3 million lease termination fee. The Company retained all other property rights. Rentals, common area maintenance and real estate tax reimbursements paid to the partnerships were at the same rates paid to the previous owner of the Center, and totaled approximately $0.5 million, $0.7 million and $0.7 million for 1996, 1995 and 1994, respectively.

    During 1995, the Company assumed a lease for one of its stores included in the Olson's merger (Note K) for which the landlord is an entity that is controlled by a member of the Company's Board of Directors. Rental payments for the store, which include reimbursements for common area maintenance and real estate taxes, totaled $0.2 million and $0.1 million during 1996 and 1995 respectively. The lease terminates in April 2001, with options to renew through April 2035. In addition, during 1996 and 1995 the Company purchased approximately $1.8 million and $1.7 million, respectively, of products from an entity owned by certain family members of the same member of its Board of Directors.

    The Company's president and another director of the Company are members of the board of directors of the Associated Grocers, Inc. (A.G.) cooperative, which became one of the Company's major suppliers in 1995. Amounts paid to A.G. for products and services totaled $57.7 million and $43.8 million for 1996 and 1995, respectively. As a result of the KUI merger, the Company now owns approximately 22% of the non-voting equity of A.G.

NOTE I
RETIREMENT PLANS

    The Company participates in a union administered multi-employer defined benefit pension plan for employees covered by collective bargaining agreements. The contributions under this plan were $3.2 million, $3.1 million and $2.4 million for 1996, 1995 and 1994, respectively.

    The Company's defined contribution profit-sharing plan includes employees not covered by collective bargaining agreements who meet certain service requirements. Contributions to the plan are based on a percentage of gross wages and are made at the discretion of the Company. The Company's profit-sharing expense was $0.6 million, $0.5 million and $0.5 million for 1996, 1995 and 1994, respectively.

    The Company maintains a voluntary defined contribution retirement plan qualified under Section 401(k) of the Internal Revenue Code of 1986, available to all eligible employees not covered by collective bargaining agreements. The Company does not currently match employee contributions to the plan.

NOTE J
SHAREHOLDERS' EQUITY

    In March 1987, the Company adopted an Incentive Stock Option Plan, under which options vest ratably over five years and expire after 10 years from the date of grant. In December 1989, the Company adopted its Directors' Nonqualified Stock Option Plan for non-employee (non-affiliated) directors of the Company, under which nonqualified options vest ratably over three years and expire, with certain exceptions, ten years after the date of grant. In 1993, the Company's shareholders approved the 1993 Executive Stock Option Plan, under which nonqualified options generally vest ratably over five years and

                           QUALITY FOOD CENTERS, INC.

     YEARS ENDED DECEMBER 28, 1996, DECEMBER 30, 1995 AND DECEMBER 31, 1994

NOTE J
SHAREHOLDERS' EQUITY (CONTINUED)
expire after 10 years. For all the plans, the exercise price must not be less than the fair market value of the common stock at the date of grant.

    During 1996, the Company granted its chief executive officer options at fair market value which vest subject to continued employment and are 100% exercisable at the earlier of seven years or at such time as the Company's common stock trades at $40.00 per share for any consecutive 10 trading days. Such options became exercisable in January 1997.

    These plans provide for the grant of options to acquire up to 2.3 million shares of common stock to officers, directors and employees. Options for 2.1 million shares granted to 759 employees and six directors were outstanding at December 28, 1996. Stock option activity under these plans for the last three years was as follows:

                                                                                                      WEIGHTED
                                                                                                       AVERAGE
                                                                                          NUMBER      EXERCISE
                                                                                        OF SHARES       PRICE
                                                                                        ----------  -------------
Outstanding, December 25, 1993........................................................     833,519    $   19.13
Granted...............................................................................     204,200        22.44
Forfeited.............................................................................     (11,610)       25.51
Exercised.............................................................................     (40,656)        7.02
                                                                                        ----------       ------
Outstanding, December 31, 1994 (487,393 exercisable at a weighted average price of
  $15.18).............................................................................     985,453        20.27
Granted (weighted average grant date fair value--$13.71)..............................     514,950        20.64
Forfeited.............................................................................     (20,730)       27.02
Exercised.............................................................................    (113,895)        5.57
                                                                                        ----------       ------
Outstanding, December 30, 1995 (582,089 exercisable at a weighted average price of
  $19.80).............................................................................   1,365,778        21.51
Granted (Weighted average grant date fair value--$18.17)..............................     785,800        30.46
Forfeited.............................................................................     (15,490)       24.34
Exercised.............................................................................     (68,057)       10.99
                                                                                        ----------       ------
Outstanding, December 28, 1996........................................................   2,068,031    $   25.25
                                                                                        ----------       ------
                                                                                        ----------       ------
Exercisable, December 28, 1996........................................................     717,555    $   21.81
                                                                                        ----------       ------

    In 1990, the Company adopted an Employee Stock Purchase Plan under which 500,000 shares of the Company's common stock are reserved for issuance to employees. Employees are eligible to participate through payroll deductions in amounts related to their basic compensation. At the end of each offering period, shares are purchased by the participants at 85% of the lower of the fair market value at the beginning or the end of the offering period. Under the plan, 93,967, 84,283 and 91,206 shares were issued to 1,236, 956 and 1,061 employees, in 1996, 1995 and 1994 respectively. As of December 28, 1996, payroll deductions totaling $1.3 million on behalf of approximately 1,200 employees were accrued for purchase of shares on March 31, 1997.

                           QUALITY FOOD CENTERS, INC.

     YEARS ENDED DECEMBER 28, 1996, DECEMBER 30, 1995 AND DECEMBER 31, 1994

NOTE J
SHAREHOLDERS' EQUITY (CONTINUED)
    At December 28, 1996, the weighted average remaining contractual life of options outstanding was 8 years, with an exercise price of $3.25 to $35.50. Of the 2,068,031 options outstanding at December 28, 1996, only 950 options have an exercise price above the quoted market price of the Company's stock of $33.50 at December 28, 1996.

    Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," was recently issued and is effective for the Company's fiscal year ending December 28, 1996. The Company, as allowed, intends to continue its current method of accounting as prescribed by Accounting Principles Board (APB) Opinion No. 25. The fair value of each option granted during 1996 and 1995 is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: one to ten year expected life from date of grant; stock volatility of 44.7%; risk free interest rates from 3.91% to 6.32%; and no dividends during the expected term. Had compensation costs for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method prescribed in SFAS 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                            1996       1995
                                                                          ---------  ---------
                                                                          (IN THOUSANDS EXCEPT
                                                                            PER SHARE DATA)
Net income as reported..................................................  $  25,418  $  20,216
Pro forma...............................................................     22,285     18,420
Earnings per share as reported..........................................       1.71       1.28
Pro forma...............................................................       1.52       1.16

NOTE K
OLSON'S MERGER

    On March 2, 1995 the principal operations of Olson's Food Stores, Inc. were merged into the Company, including assets and liabilities related to 12 of its grocery stores and its interest in certain grocery stores in various stages of development, and its rights to several other future sites. The merger was effected through an acquisition of 100% of the outstanding voting securities of Olson's for $18.0 million cash, 752,941 shares of the Company's common stock, which as of March 2, 1995 had a value of $18.1 million, and the assumption by the Company of approximately $24.0 million of indebtedness of Olson's. The merger has been accounted for under the purchase method of accounting.

NOTE L
RECAPITALIZATION

    On March 29, 1995, the Company successfully completed a recapitalization plan, including a self-tender offer under which the Company purchased 7.0 million shares of its common stock at a price of $25.00 per share payable in cash, and entered into a $220.0 million credit facility to finance the tender offer, Olson's merger and provide additional capital. Additionally, the Company sold 1.0 million newly issued shares of its common stock to Zell/Chilmark Fund L.P. (Zell/Chilmark) at $25.00 per share on March 29, 1995. Zell/Chilmark acquired an additional approximately 3.0 million shares at $25.00 per share,

                           QUALITY FOOD CENTERS, INC.

     YEARS ENDED DECEMBER 28, 1996, DECEMBER 30, 1995 AND DECEMBER 31, 1994

NOTE L
RECAPITALIZATION (CONTINUED)
plus an amount equal to a 5% annual return on such amount from March 17, 1995 through January 16, 1996, directly from the Company's chairman in a separate transaction that closed on January 16, 1996.

    To reflect the net reduction in shareholders' equity resulting from the recapitalization, the Company reduced retained earnings to zero at the beginning of the second quarter of 1995 and allocated the remaining amount as a reduction to common stock.

    Fees paid in connection with the recapitalization aggregated approximately $4.3 million. During the first quarter of 1995, $1.4 million of these fees were recorded as a one-time expense, which is not deductible for federal income tax purposes. The remaining costs of $2.9 million were recorded as a direct reduction to shareholders' equity.

NOTE M
SUBSEQUENT EVENTS

    Keith Uddenberg, Inc. Merger: On February 14, 1997, the Company acquired the principal operations of Keith Uddenberg, Inc. ("KUI"), including assets and liabilities related to 25 grocery stores in the western and southern Puget Sound region of Washington. The merger, which will be accounted for under the purchase method of accounting, will have the effect of an acquisition of 100% of the outstanding voting securities of KUI for consideration consisting of approximately $35.3 million cash, 904,646 shares of the Company's common stock, which as of February 14, 1997 had a value of $36.0 million, and the assumption by the Company of approximately $23.8 million of indebtedness of KUI.

    Hughes Markets, Inc. Merger: On March 19, 1997, the Company acquired the principal operations of Hughes Markets, Inc. ("Hughes"), including the assets and liabilities related to 57 grocery stores located in Southern California and a 50% interest in Santee Dairies, Inc. ("Santee"), one of the largest dairy plants in California. The merger, which will be accounted for under the purchase method of accounting, will have the effect of an acquisition of 100% of the outstanding voting securities of Hughes, for consideration consisting of approximately $359.8 million cash, and the assumption by the Company of approximately $33.2 million of indebtedness of Hughes, consisting primarily of capitalized store leases.

    Financings: On March 19, 1997, the Company entered into the following transactions to effect the Hughes acquisition, to refinance $197.0 million of the Company's bank indebtedness outstanding (including $59.1 million of indebtedness incurred in connection with the KUI acquisition), to pay related fees and expenses, and to provide cash for general corporate purposes.

    Common Stock Offering: The Company sold 5.2 million shares of common stock at $39.00 per share in a secondary public offering under a Shelf Registration Statement originally filed December 23, 1996, which provides for the issuance of up to $500.0 million of equity and debt securities. The net proceeds from the offering approximated $192.2 million.

    Note Offering: The Company issued $150.0 million aggregate principal amount of 8.70% Senior Subordinated Notes, due 2007 (the "Notes"), in a private offering (exempt from the registration requirements of the Securities Act) pursuant to Rule 144A to institutional investors. The net proceeds from the issuance of the notes approximated $146.3 million. The Notes are fully and unconditionally guaranteed, jointly and severally on a senior subordinated basis, by Hughes Markets, Inc., KUI and Quality Food

                           QUALITY FOOD CENTERS, INC.

     YEARS ENDED DECEMBER 28, 1996, DECEMBER 30, 1995 AND DECEMBER 31, 1994

NOTE M
SUBSEQUENT EVENTS (CONTINUED)

Holdings, Inc. ("Holding Company"), all of which are existing subsidiaries of the Company. The non-guarantor subsidiaries are inconsequential to the Company.


    Amended Credit Facility: Concurrently with the sale of the debt and equity securities, the Company entered into an amendment to its existing credit facility. The new credit facility consists of (i) a $250.0 million term loan facility ("Term Loan Facility"), (ii) a $125.0 million revolving credit facility ("Revolving Credit Facility") and (iii) a $225.00 million reducing revolving credit facility ("Acquisition Facility"). Principal repayments under the Term Loan Facility are due in quarterly installments from June 30, 1998 through the final maturity of the new credit facility in March 2004. The interest rate per annum applicable to the new credit facility will either be (1) the greater of one of the bank agents' reference rate, or 0.5% above the federal funds rate, in each case, plus a margin (0% initially) or (2) IBOR plus a margin (0.875% initially), in each case with margin adjustments dependent on the borrower's senior funded debt to EBITDA ratio from time to time. Only $250.0 million of the new $600.0 million credit facility has been utilized.

                 SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

    Following is a presentation of selected financial data for each of the four quarters of 1996 and 1995.

(In thousands except earnings per share):

                                                                     FIRST       SECOND      THIRD       FOURTH
                                                                    QUARTER     QUARTER     QUARTER     QUARTER
                                                                   (12 WEEKS)  (12 WEEKS)  (12 WEEKS)  (16 WEEKS)
                                                                   ----------  ----------  ----------  ----------
1996
Sales............................................................  $  176,627  $  184,397  $  186,142  $  258,115
Cost of sales and related occupancy expenses.....................     133,313     138,221     139,015     193,398
Gross margin.....................................................      43,314      46,176      47,127      64,717
Operating income.................................................       9,828      11,654      11,285      16,230
Interest income..................................................          72         112         117         165
Interest expense.................................................       2,588       2,165       2,148       2,989
Net earnings.....................................................       4,683       6,167       5,945       8,623
Earnings per share...............................................         .32         .42         .40         .57
Average shares outstanding.......................................      14,554      14,798      14,893      15,140

                                                                     FIRST       SECOND      THIRD       FOURTH
                                                                    QUARTER     QUARTER     QUARTER     QUARTER
                                                                   (12 WEEKS)  (12 WEEKS)  (12 WEEKS)  (17 WEEKS)
                                                                   ----------  ----------  ----------  ----------
1995
Sales............................................................  $  138,938  $  175,539  $  176,057  $  239,322
Cost of sales and related occupancy expenses.....................     104,656     131,659     132,861     181,257
Gross margin.....................................................      34,282      43,880      43,196      58,065
Operating income.................................................       7,711      11,071      10,099      13,896
Interest income..................................................         274          76          76          76
Interest expense.................................................          72       2,875       2,938       3,754
Other expense....................................................       1,400          --          --          --
Net earnings.....................................................       3,781       5,277       4,612       6,546
Earnings per share...............................................         .19         .36         .32         .45
Average shares outstanding.......................................      19,842      14,821      14,553      14,548

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of

  Hughes Markets, Inc.:

    We have audited the accompanying consolidated balance sheets of HUGHES MARKETS, INC. (a California corporation) AND SUBSIDIARIES as of March 3, 1996, and March 2, 1997, and the related consolidated statements of income, shareholders' equity and cash flows for the three years in the period ended March 2, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hughes Markets, Inc. and Subsidiaries as of March 3, 1996, and March 2, 1997, and the results of their operations and their cash flows for the three years in the period ended March 2, 1997, in conformity with generally accepted accounting principles.

/S/ ARTHUR ANDERSEN LLP

Los Angeles, California
May 9, 1997

                     HUGHES MARKETS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                         MARCH 3,     MARCH 2,
                                                                                           1996         1997
                                                                                        -----------  -----------
CURRENT ASSETS:
  Cash and cash equivalents...........................................................  $31,999,667  $ 8,215,351
  Due from Santee Dairies, Inc. ......................................................      --         5,375,215
  Accounts receivable, net of allowances of $341,546 and $35,000 as of March 3, 1996,
    and March 2, 1997, respectively...................................................   20,788,846    7,462,960
  Inventories, at cost................................................................   50,095,352   44,589,818
  Prepaid expenses and deposits.......................................................   10,243,247    7,713,289
                                                                                        -----------  -----------
      Total current assets............................................................  113,127,112   73,356,633
                                                                                        -----------  -----------
PROPERTY AND EQUIPMENT, at cost:
  Land................................................................................   38,579,263   29,813,559
  Buildings...........................................................................   57,029,127   60,468,589
  Market, automotive and office equipment.............................................  151,713,977  135,811,372
  Leasehold improvements..............................................................   46,669,490   49,529,390
                                                                                        -----------  -----------
                                                                                        293,991,857  275,622,910
  Less--Depreciation and amortization.................................................  121,915,875  112,144,659
                                                                                        -----------  -----------
                                                                                        172,075,982  163,478,251
                                                                                        -----------  -----------
PROPERTY UNDER CAPITAL LEASES, net of amortization....................................   18,424,802   21,190,644
                                                                                        -----------  -----------
INVESTMENT IN SANTEE DAIRIES, INC. ...................................................      --        12,337,688
OTHER ASSETS..........................................................................   12,871,313    8,903,695
                                                                                        -----------  -----------
                                                                                        $316,499,209 $279,266,911
                                                                                        -----------  -----------
                                                                                        -----------  -----------
CURRENT LIABILITIES:
  Accounts payable....................................................................  $50,756,904  $35,287,868
  Accrued payroll and related benefits................................................   18,103,750   18,088,317
  Current portion of self-insurance liabilities.......................................    3,877,155    6,841,873
  Other accrued liabilities...........................................................   14,571,032   11,787,372
  Current portion of long-term debt...................................................   22,411,076    6,594,802
  Current portion of obligations under capital leases.................................      549,759      617,412
  Income taxes payable................................................................    1,861,867    1,664,994
                                                                                        -----------  -----------
      Total current liabilities.......................................................  112,131,543   80,882,638
                                                                                        -----------  -----------
LONG-TERM DEBT, less current portion..................................................    5,051,704      277,241
                                                                                        -----------  -----------
OBLIGATIONS UNDER CAPITAL LEASES, less current portion................................   23,556,188   26,774,157
                                                                                        -----------  -----------
DEFERRED INCOME TAXES.................................................................    8,845,146    1,253,164
                                                                                        -----------  -----------
SELF-INSURANCE LIABILITIES, less current portion......................................    5,224,149    9,230,520
                                                                                        -----------  -----------
OTHER NON-CURRENT LIABILITIES.........................................................      615,424      499,151
                                                                                        -----------  -----------
MINORITY INTEREST.....................................................................    9,531,344      --
                                                                                        -----------  -----------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
  Preferred stock, stated at redemption value:
    Authorized--640,000,000 shares
    Outstanding--20,967,000 shares....................................................      209,670      209,670
  Common stock, nominal par value:
    Authorized--10,000,000 shares
    Outstanding--5,612,385 and 5,588,360 as of March 3, 1996 and March 2, 1997,
     respectively.....................................................................        5,612        5,588
  Additional paid-in capital..........................................................    5,122,850    5,457,620
  Retained earnings...................................................................  147,203,762  155,619,072
                                                                                        -----------  -----------
                                                                                        152,541,894  161,291,950
  Less--Notes receivable from shareholders............................................     (998,183)    (941,910)
                                                                                        -----------  -----------
                                                                                        151,543,711  160,350,040
                                                                                        -----------  -----------
                                                                                        $316,499,209 $279,266,911
                                                                                        -----------  -----------
                                                                                        -----------  -----------

   The accompanying notes are an integral part of these consolidated balance sheets.

                     HUGHES MARKETS, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                  FOR THE YEARS ENDED
                                                                      -------------------------------------------
                                                                      FEBRUARY 26,     MARCH 3,       MARCH 2,
                                                                          1995           1996           1997
                                                                      -------------  -------------  -------------
NET SALES...........................................................  $1,110,947,177 $1,147,447,465 $1,001,041,688
COST OF SALES, INCLUDING DISTRIBUTION AND OCCUPANCY EXPENSES........    884,862,010    901,951,393    771,054,551
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES........................    209,211,036    215,234,435    205,766,436
                                                                      -------------  -------------  -------------
    Income from operations..........................................     16,874,131     30,261,637     24,220,701
                                                                      -------------  -------------  -------------
OTHER INCOME (EXPENSE):
  INTEREST INCOME...................................................      1,054,317      1,271,754        777,221
  INTEREST EXPENSE..................................................     (4,664,150)    (4,335,433)    (3,937,012)
                                                                      -------------  -------------  -------------
                                                                         (3,609,833)    (3,063,679)    (3,159,791)
    Income before provision for income taxes and minority
      interest......................................................     13,264,298     27,197,958     21,060,910
PROVISION FOR INCOME TAXES..........................................      5,631,000     11,382,473      8,917,158
                                                                      -------------  -------------  -------------
    Income before minority interest.................................      7,633,298     15,815,485     12,143,752
MINORITY INTEREST IN SUBSIDIARY LOSS................................        740,948        369,033       --
EQUITY IN LOSS OF SANTEE DAIRIES, INC...............................       --             --           (2,180,809)
                                                                      -------------  -------------  -------------
NET INCOME..........................................................  $   8,374,246  $  16,184,518  $   9,962,943
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
NET INCOME PER COMMON SHARE.........................................  $        1.47  $        2.87  $        1.78
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING................      5,700,558      5,640,369      5,592,200
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                     HUGHES MARKETS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

    FOR THE YEARS ENDED FEBRUARY 26, 1995, MARCH 3, 1996, AND MARCH 2, 1997

                               PREFERRED STOCK          COMMON STOCK                                   NOTES
                            ----------------------  --------------------  ADDITIONAL                 RECEIVABLE       TOTAL
                                       REDEMPTION                 PAR       PAID-IN     RETAINED        FROM      SHAREHOLDERS'
                             SHARES       VALUE      SHARES      VALUE      CAPITAL     EARNINGS    SHAREHOLDERS     EQUITY
                            ---------  -----------  ---------  ---------  -----------  -----------  ------------  -------------
BALANCE, February 27,
  1994....................  20,967,000  $ 209,670   5,730,441  $   5,730   $4,623,718  $127,294,730  $ (844,771)   $131,289,077
    Repayments of notes
      receivable from
      shareholders........     --          --          --         --          --           --           148,619        148,619
    Purchases and
      cancellation of
      stock...............     --          --         (52,411)       (52)     --        (1,337,671)      --         (1,337,723)
    Proceeds from sale and
      issuance of stock...     --          --          11,200         11     292,644       --          (292,655)       --
    Dividends.............     --          --          --         --          --          (499,608)      --           (499,608)
    Net income............     --          --          --         --          --         8,374,246       --          8,374,246
                            ---------  -----------  ---------  ---------  -----------  -----------  ------------  -------------
BALANCE, February 26,
  1995....................  20,967,000    209,670   5,689,230      5,689   4,916,362   133,831,697     (988,807)   137,974,611
    Repayments of notes
      receivable from
      shareholders........     --          --          --         --          --           --           197,119        197,119
    Purchases and
      cancellation of
      stock...............     --          --         (84,045)       (84)     --        (2,317,551)      --         (2,317,635)
    Proceeds from sale and
      issuance of stock...     --          --           7,200          7     206,488       --          (206,495)       --
    Dividends.............     --          --          --         --          --          (494,902)      --           (494,902)
    Net income............     --          --          --         --          --        16,184,518       --         16,184,518
                            ---------  -----------  ---------  ---------  -----------  -----------  ------------  -------------
BALANCE, March 3, 1996....  20,967,000    209,670   5,612,385      5,612   5,122,850   147,203,762     (998,183)   151,543,711
    Repayments of notes
      receivable from
      shareholders........     --          --          --         --          --           --            56,273         56,273
    Purchases and
      cancellation of
      stock...............     --          --         (35,225)       (35)     --        (1,058,568)      --         (1,058,603)
    Proceeds from sale and
      issuance of stock...     --          --          11,200         11     334,770       --            --            334,781
    Dividends.............     --          --          --         --          --          (489,065)      --           (489,065)
    Net income............     --          --          --         --          --         9,962,943       --          9,962,943
                            ---------  -----------  ---------  ---------  -----------  -----------  ------------  -------------
BALANCE, March 2, 1997....  20,967,000  $ 209,670   5,588,360  $   5,588   $5,457,620  $155,619,072  $ (941,910)   $160,350,040
                            ---------  -----------  ---------  ---------  -----------  -----------  ------------  -------------
                            ---------  -----------  ---------  ---------  -----------  -----------  ------------  -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                     HUGHES MARKETS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                    FOR THE YEARS ENDED
                                                                           --------------------------------------
                                                                           FEBRUARY 26,   MARCH 3,     MARCH 2,
                                                                               1995         1996         1997
                                                                           ------------  -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income...........................................................   $8,374,246   $16,184,518  $ 9,962,943
    Adjustments to reconcile net income to net cash provided by operating activities:
      Equity in Loss of Santee Dairies, Inc..............................       --           --         2,180,809
      Depreciation and amortization......................................   21,313,241    19,570,835   17,748,121
      (Gain) / Loss on sale of property..................................      109,934        26,391      (27,861)
      Minority interest..................................................     (740,948)     (342,930)     --
      Changes in assets and liabilities:
        Accounts receivable..............................................      421,547    (1,141,629)     352,689
        Inventories......................................................   (2,989,590)    2,680,076    1,112,123
        Prepaid expenses and deposits....................................   (2,353,790)     (854,565)   1,079,029
        Accounts payable.................................................    8,682,642    (2,177,596)  (4,663,162)
        Accrued liabilities..............................................    1,917,488     1,693,671   12,918,778
        Income taxes payable.............................................   (3,556,176)    1,861,867     (196,873)
        Deferred income taxes............................................    1,197,000      (518,313)  (7,423,262)
        Other, net.......................................................     (286,725)   (3,359,973)  (3,738,063)
                                                                           ------------  -----------  -----------
          Net cash provided by operating activities......................   32,088,869    33,622,352   29,305,271
                                                                           ------------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of property and equipment..................................  (36,062,608)  (19,633,316) (29,409,057)
    Proceeds from sale of property and equipment.........................      448,022    10,670,178    7,616,705
    Proceeds from sale of investment in Santee Dairies, Inc..............       --           --           205,000
    Purchase of Santee Dairies, Inc. stock...............................       --           --        (4,795,000)
    Advances to Santee Dairies, Inc......................................       --           --        (5,375,215)
    Proceeds from non-current deposits...................................      675,922       703,246      565,454
    Payments on non-current deposits.....................................      (48,938)     (112,489)     --
                                                                           ------------  -----------  -----------
          Net cash provided by (used in) investing activities............  (34,987,602)   (8,372,381) (31,192,113)
                                                                           ------------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Borrowings under long-term debt......................................    6,000,000     2,796,731      --
    Repayments of long-term debt.........................................     (882,271)  (17,317,795) (18,590,737)
    Repayments of notes receivable from shareholders.....................      222,356       277,174       56,273
    Principal payments on obligations under capital leases...............     (547,267)     (542,094)    (577,634)
    Proceeds from sale of common stock...................................       --           --           334,781
    Repurchases of common stock..........................................   (1,337,723)   (2,317,635)  (1,058,603)
    Payment of dividends.................................................     (499,608)     (494,902)    (489,065)
                                                                           ------------  -----------  -----------
          Net cash provided by (used in) financing activities............    2,955,487   (17,598,521) (20,324,985)
                                                                           ------------  -----------  -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.....................       56,754     7,651,450  (22,211,827)
CASH AND CASH EQUIVALENTS, beginning of period...........................   24,291,463    24,348,217   31,999,667
BEGINNING CASH RELATED TO SANTEE DAIRIES, INC............................       --           --        (1,572,489)
                                                                           ------------  -----------  -----------
CASH AND CASH EQUIVALENTS, end of period.................................   $24,348,217  $31,999,667  $ 8,215,351
                                                                           ------------  -----------  -----------
                                                                           ------------  -----------  -----------
SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
    Cash paid for interest...............................................   $4,518,823   $ 4,442,464  $ 3,623,197
    Cash paid for income taxes...........................................   $8,105,874   $ 8,700,000  $16,100,000
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
    Issuance of common stock for notes receivable........................   $  292,655   $   206,495  $   --
    Purchases of property under capital leases...........................   $   --       $ 2,000,000  $ 3,863,256

  The accompanying notes are an integral part of these consolidated financial statements.

                     HUGHES MARKETS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 2, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    A. PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of Hughes Markets, Inc. (the Company), a California corporation and its wholly-owned subsidiary, Hughes Realty, Inc. (HRI). The accompanying consolidated balance sheet as of March 3, 1996 and the accompanying consolidated statements of income for the years ended February 26, 1995 and March 3, 1996, included the accounts of Santee Dairies, Inc. (Santee), a 51 percent subsidiary. In November 1996, the Company sold approximately 1 percent of its investment in Santee to Stater Bros. Markets (Stater)(a 50 percent shareholder after this investment). As a result the accompanying financial statements as of and for the year ended March 2, 1997, reflect the Company's investment in Santee under the equity method of accounting. All significant intercompany accounts and transactions have been eliminated in consolidation.

    B. MERGER

    On November 20, 1996, the Company signed a definitive agreement, whereby it would merge with Quality Food Centers, Inc. (QFC) in return for approximately $360 million in cash. The merger closed on March 19, 1997, at which date the Company became a wholly-owned subsidiary of QFC.

    C. DESCRIPTION OF BUSINESS

    The Company operates a chain of supermarkets through which it sells food and nonfood items in the Southern California area. HRI is a real estate entity, which holds two of the Company's stores. Santee is a dairy, which produces fluid milk and juice products. Santee sells its products to its owners as well as to outside parties.

    D. INVENTORY VALUATION

    The Company values its inventory associated with its supermarket operations at cost using the last-in, first-out (LIFO) method. If the inventory had been valued using the first-in, first-out (FIFO) method, inventory balances would have been $17,068,155, $16,844,154 and $17,054,951 greater at February 26, 1995,
March 3, 1996 and March 2, 1997, respectively.

    Santee's inventory balance of $4,393,411 at March 3, 1996, which consisted primarily of raw materials and supplies, were valued using the lower of FIFO cost or market.

    E. INCOME TAXES

    Income taxes are accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis.

    F. PROPERTY AND EQUIPMENT

    Depreciation of buildings and equipment and amortization of leasehold improvements are computed on a straight-line basis. Property under capital leases is amortized using methods consistent with the

                     HUGHES MARKETS, INC. AND SUBSIDIARIES

                                 MARCH 2, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Company's depreciation policy for purchased assets, except that depreciation is computed over the lease term or useful life, whichever is less.

    Estimated useful lives for the principal asset classifications are as follows:

Buildings............................  10 to 50 years
Equipment............................  3 to 25 years
Leasehold improvements...............  Lesser of useful life or lease term

    Maintenance and repairs are charged to expense as incurred and major replacements and improvements are capitalized. The cost and accumulated depreciation of items sold or retired are removed from the property accounts, and any resultant gain or loss is recognized currently.

    G. CASH FLOWS

    The Company uses the indirect method as prescribed by SFAS No. 95 for presentation of its cash flows. The Company considers all investment instruments with original maturities of less than three months to be cash equivalents.

    As mentioned above, the financial statements of the Company as of and for the year ended March 2, 1997, do not consolidate the accounts of Santee Dairies, Inc. The impact of consolidating Santee on the assets and liabilities included in the accompanying consolidated balance sheet as of March 3, 1996 was as follows:

Accounts receivable............................................  $12,973,197
Inventories....................................................    4,393,411
Prepaid expenses and deposits..................................    1,450,929
Property and equipment.........................................   13,841,858
Investment in Santee Dairies, Inc..............................   (4,095,019)
Other assets...................................................   (2,640,835)
Accounts payable...............................................  (10,805,873)
Accrued liabilities............................................   (4,990,093)
Long-term debt.................................................   (2,000,000)
Deferred income taxes..........................................     (168,720)
Minority interest..............................................   (9,531,344)
                                                                 -----------
    Cash related to Santee Dairies, Inc........................  $(1,572,489)
                                                                 -----------
                                                                 -----------

    H. FISCAL YEAR

    The Company's fiscal year ends on the Sunday closest to the last day of February. Fiscal year 1996 was a 53-week year, fiscal 1997 and fiscal 1995 covered 52 weeks.

    I. USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the

                     HUGHES MARKETS, INC. AND SUBSIDIARIES

                                 MARCH 2, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

    J. EARNINGS PER SHARE

    Earnings per share is based upon the weighted average number of common shares and common stock equivalents outstanding during the periods. Net income has been reduced for preferred dividends.

    K. NEW FINANCIAL ACCOUNTING PRONOUNCEMENTS

    The requirements of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," issued in 1995, is effective for fiscal years beginning after December 15, 1995. SFAS No. 121 did not have a material impact on the Company's results from operations.

    The requirements of SFAS No. 123, "Accounting for Stock-Based Compensation," issued in 1995, are effective for fiscal years beginning after December 15, 1995. SFAS No. 123 did not have an impact on the Company's results from operations.

    In March 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share" and SFAS No. 129, "Disclosure of Information about Capital Structure," which are effective for fiscal years ending after December 15, 1997. The effect of these new accounting pronouncements is not expected to be material.

    L. RECLASSIFICATIONS

    Certain prior year amounts have been reclassified to conform to the fiscal 1997 presentation.

    M. SELF-INSURANCE

    The Company is self-insured for a portion of its workers' compensation, general liability, and health insurance, all subject to defined limits. The Company establishes reserves based on an independent actuary's valuation of open claims reported and an estimate of claims incurred but not yet filed. During fiscal 1997, the Company reviewed its estimates of self-insurance liabilities and included an additional estimate for the ultimate liability (the "fully-developed" claim), which takes into account estimates of future medical and rehabilitation costs inherent in the total population of claims. These future costs are discounted using a risk free rate (6.0% as of March 2, 1997) to arrive at an estimated total liability. The reserves for self-insurance increased by approximately $7,000,000 in fiscal 1997. The change in estimates accounted for approximately $4,600,000 of this increase.

                     HUGHES MARKETS, INC. AND SUBSIDIARIES

                                 MARCH 2, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The Company's expected aggregate payments, related to self-insurance liabilities as of March 2, 1997, are as follows:

Fiscal year:
  1998.........................................................  $7,044,139
  1999.........................................................   4,602,711
  2000.........................................................   2,373,390
  2001.........................................................   1,093,149
  2002.........................................................     720,116
  Thereafter...................................................   2,550,588
                                                                 ----------
Expected aggregate cash payments...............................  18,384,093
Less: Discount.................................................  (2,311,700)
                                                                 ----------
Net Self-insurance liabilities.................................  16,072,393
Current portion................................................  (6,841,873)
                                                                 ----------
Long-term portion..............................................  $9,230,520
                                                                 ----------
                                                                 ----------

2. SHAREHOLDERS' EQUITY

    The Company's preferred shares are voting, entitled to non-cumulative dividends of $0.0006 per share per year and preference in liquidation of $0.01 per share. They are redeemable at the option of the Company upon the payment of $0.01 per share plus any declared but unpaid dividends. In connection with the merger with QFC, in March 1997, the preferred shares were redeemed. For the years ended February 26, 1995, March 3, 1996, and March 2, 1997 the board of directors declared dividends in the amount of $0.0006 per preferred share and $.085 per common share. The Company's bylaws provide that the Company has the option to repurchase common stock at any time by giving notice to the holder, at a price equal to book value or at the holder's cost, whichever is greater.

3. STOCK OPTIONS

    The Company has a stock option plan (the Plan) which provides for the granting of options to officers, directors and certain key employees for the purpose of purchasing common shares. The exercise price of the options is equivalent to the book value (as defined by the Plan) of the common stock or its par value, whichever is greater, at the date such options were exercised. The stock options are 100% vested at the date granted.

                     HUGHES MARKETS, INC. AND SUBSIDIARIES

                                 MARCH 2, 1997

3. STOCK OPTIONS (CONTINUED)
    Transactions under the Plan are summarized as follows:

                                                                     NUMBER     WEIGHTED AVERAGE
                                                                    OF SHARES    EXERCISE PRICE
                                                                   -----------  -----------------
Outstanding at February 27, 1994.................................      --              --
    Granted......................................................      11,200       $   26.13
    Exercised....................................................     (11,200)      $   26.13
    Canceled.....................................................      --              --
                                                                   -----------         ------
Outstanding at February 26, 1995.................................      --              --
    Granted......................................................       7,200       $   28.68
    Exercised....................................................      (7,200)      $   28.68
    Canceled.....................................................      --              --
                                                                   -----------         ------
Outstanding at March 3, 1996.....................................      --              --
    Granted......................................................       1,400       $   30.40
    Exercised....................................................      (1,200)      $   30.40
    Canceled.....................................................        (200)      $   30.40
                                                                   -----------         ------
Outstanding at March 2, 1997.....................................      --              --
                                                                   -----------         ------
                                                                   -----------         ------

    The Company applies APB Opinion 25 and related Interpretations in accounting for the Plan and, accordingly, no compensation expense has been recognized. Pro forma information regarding net income and earnings per share is required by SFAS No. 123 and has been determined as if the Company had accounted for the employee stock options under the minimum value method of SFAS No. 123. The implementation of SFAS No. 123 for fiscal 1996 and 1997 had no impact on the Company's results of operations.

    For the years ended February 26, 1995, March 3, 1996, and March 2, 1997 the Company repurchased 52,411, 84,045 and 35,225 shares of common stock for $1,337,723, $2,317,635, and $1,058,603, respectively, which represented the book value (as defined in the Plan) of the common shares at the date of purchase.

    As of February 26, 1995, March 3, 1996 and March 2, 1997, the Company had extended loans of $988,807, $998,183 and $941,910, respectively, to certain officers and employees to purchase stock under the Plan. The loans, which are collateralized by the common shares, bear interest of 4.81 to 9.25 percent, and have varying repayment terms, not exceeding ten years. In connection with the merger with QFC in March 1997, all of these loans were repaid.

4. LONG-TERM DEBT

    The Company has a $32,000,000 revolving loan facility. Provisions under the facility require the Company to comply with certain financial covenants including the maintenance of a minimum tangible net worth, a funded indebtedness to capital ratio, an interest coverage ratio and a limitation on the debt to tangible net worth ratio. As of March 2, 1997, no amounts were outstanding under the $32,000,000 revolving loan facility.

    During fiscal 1996, Santee had a revolving line of credit providing for borrowings of up to $5,000,000. The unused portion of the revolving line of credit is subject to an annual commitment fee of 1/4 of 1 percent.

                     HUGHES MARKETS, INC. AND SUBSIDIARIES

                                 MARCH 2, 1997

4. LONG-TERM DEBT (CONTINUED)
    Long-term debt outstanding consists of the following:

                                                                                         MARCH 3,       MARCH 2,
                                                                                           1996           1997
                                                                                       -------------  ------------
Revolving loan, unsecured, interest at the prime rate or LIBOR plus 5/8 percent at the time of borrowing (6 5/8 percent at March 2, 1997). Principal may be repaid and
  reborrowed until maturity, October 31, 2000........................................  $  17,000,000  $    --
Non-negotiable certificates of indebtedness, interest payable quarterly at 7 and 8
  percent, due at various dates through 1998.........................................      6,455,851     6,086,524
Note payable, secured by store equipment and fixtures, interest at 9.4 percent, due
  in monthly installments of $103,986 including interest through August 1996.........        615,992       --
Note payable, secured by land and building, interest at 6 percent, due in monthly
  installments of $42,977 including interest through December 1997...................        893,874       418,295
Notes payable, collateralized by deeds of trust and equipment, interest at 8.25 to
  8.75 percent, due through January 2001.............................................        497,063       367,224
Santee revolving line of credit with a bank, interest at bank's reference rate plus
  1/2 percent, interest due monthly, principal due December 1, 1996..................      2,000,000       --
                                                                                       -------------  ------------
                                                                                          27,462,780     6,872,043
Less--Current portion................................................................     22,411,076     6,594,802
                                                                                       -------------  ------------
                                                                                       $   5,051,704  $    277,241
                                                                                       -------------  ------------
                                                                                       -------------  ------------

    As of March 2, 1997, long-term debt matures as follows:

    Fiscal year:

1998............................................................  $6,594,802
1999............................................................    146,157
2000............................................................     59,957
2001............................................................     65,419
2002............................................................      5,708
                                                                  ---------
                                                                  $6,872,043
                                                                  ---------
                                                                  ---------

    In connection with the merger with QFC, the non-negotiable certificates of indebtedness were paid and are, therefore, classified as current in the accompanying consolidated balance sheet as of March 2, 1997.

5. INCOME TAXES

    The significant components of the consolidated provision (benefit) for income taxes for the fiscal years ended February 26, 1995, March 3, 1996, and March 2, 1997 are as follows:

                                                        1995          1996           1997
                                                    ------------  -------------  -------------
Current...........................................  $  4,434,000  $  10,864,000  $  16,340,000
Deferred..........................................     1,197,000        518,000     (7,423,000)
                                                    ------------  -------------  -------------
                                                    $  5,631,000  $  11,382,000  $   8,917,000
                                                    ------------  -------------  -------------
                                                    ------------  -------------  -------------

                     HUGHES MARKETS, INC. AND SUBSIDIARIES

                                 MARCH 2, 1997

5. INCOME TAXES (CONTINUED)
    The tax effect of temporary differences and carryforwards which give rise to deferred tax assets and liabilities at March 3, 1996 and March 2, 1997 are as follows:

                                                                      1996           1997
                                                                  -------------  -------------
Deferred tax assets:
  Self-insurance liabilities....................................  $   3,026,193  $   7,120,070
  Capitalize leases.............................................      1,773,723      1,833,189
  California state taxes........................................      1,173,605      1,030,239
  Vacation accrual..............................................        987,039      1,125,756
  Other.........................................................      3,331,887      3,711,380
                                                                  -------------  -------------
                                                                     10,292,447     14,820,634
                                                                  -------------  -------------
Deferred tax liabilities:
  Plant and equipment basis differences.........................    (11,666,038)   (10,608,716)
  Union pension benefits paid...................................     (3,978,062)      --
  Other.........................................................     (3,493,493)    (5,465,082)
                                                                  -------------  -------------
                                                                    (19,137,593)   (16,073,798)
                                                                  -------------  -------------
Net deferred tax liability......................................  $  (8,845,146) $  (1,253,164)
                                                                  -------------  -------------
                                                                  -------------  -------------

    The differences between the Company's effective income tax rates and the federal statutory rates are summarized as follows:

                                                                   1995       1996       1997
                                                                 ---------  ---------  ---------
Statutory rate.................................................       35.0%      35.0%      35.0%
State taxes....................................................        6.0        6.0        6.0
Other..........................................................        1.5        0.9        1.3
                                                                       ---        ---        ---
Effective rate.................................................       42.5%      41.9%      42.3%
                                                                       ---        ---        ---
                                                                       ---        ---        ---

6. LEASES

    The Company leases a majority of its store facilities under long-term leases. These leases extend for varying periods through 2022, and the majority of the leases contain renewal options at rentals similar to those required during the initial lease periods. In addition to required minimum lease payments, taxes and insurance, contingent rentals may become payable under certain leases on the basis of a percentage of sales in excess of stipulated amounts.

                     HUGHES MARKETS, INC. AND SUBSIDIARIES

                                 MARCH 2, 1997

6. LEASES (CONTINUED)
    The Company has capitalized certain leases in accordance with the requirements of SFAS No. 13. The following is an analysis of property under capital leases:

                                                                   MARCH 3,       MARCH 2,
                                                                     1996           1997
                                                                 -------------  -------------
Store facilities under capital leases..........................  $  28,000,306  $  31,263,618
Equipment under capital leases.................................      1,983,877      1,081,021
                                                                 -------------  -------------
                                                                    29,984,183     32,344,639
Less--Accumulated amortization.................................    (11,559,381)   (11,153,995)
                                                                 -------------  -------------
                                                                 $  18,424,802  $  21,190,644
                                                                 -------------  -------------
                                                                 -------------  -------------

    At March 2, 1997, future minimum obligations on capital and operating leases were as follows:

                                                                   CAPITAL       OPERATING
                                                                   LEASES          LEASES
                                                                -------------  --------------
Due in fiscal year:
    1998......................................................  $   3,668,274  $    9,572,297
    1999......................................................      3,668,274       9,418,032
    2000......................................................      3,668,274       9,408,095
    2001......................................................      3,668,274       9,198,117
    2002......................................................      3,668,274       9,298,247
Thereafter                                                         49,765,285     119,119,124
                                                                -------------  --------------
Minimum lease payments                                             68,106,655  $  166,013,912
                                                                               --------------
                                                                               --------------
Less--Amount representing interest                                (40,715,086)
                                                                -------------
Present value of minimum lease payments                            27,391,569
Current portion                                                      (617,412)
                                                                -------------
Long-term portion                                               $  26,774,157
                                                                -------------
                                                                -------------

    Minimum lease obligations under capital leases include $19,496,496 payable to partnerships, including principal shareholders of the Company.

    As of March 2, 1997, the total minimum rent obligations under operating leases include $7,726,666 due to partnerships, including principal shareholders of the Company, and have not been reduced for minimum sublease rentals of $2,443,635 due in the future under non-cancellable sublease agreements.

    Rental expense related to non-cancellable operating leases is as follows:

                                                              FOR THE YEARS ENDED
                                                  -------------------------------------------
                                                  FEBRUARY 26,     MARCH 3,       MARCH 2,
                                                      1995           1996           1997
                                                  -------------  -------------  -------------
Minimum rentals.................................  $  10,635,245  $  12,498,876  $   9,676,804
Contingent rentals..............................      2,963,852      3,004,046      1,941,219
                                                  -------------  -------------  -------------
                                                     13,599,097     15,502,922     11,618,023
Less--Sublease rentals..........................       (395,777)      (454,830)      (575,462)
                                                  -------------  -------------  -------------
Net rental expense..............................  $  13,203,320  $  15,048,092  $  11,042,561
                                                  -------------  -------------  -------------
                                                  -------------  -------------  -------------

                     HUGHES MARKETS, INC. AND SUBSIDIARIES

                                 MARCH 2, 1997

7. COMMITMENTS AND CONTINGENCIES

    At March 2, 1997, the Company had approximately $8,983,000 in outstanding letters of credit related to its workers' compensation insurance requirements (see note 1.m.).

    Various claims and lawsuits arising in the normal course of business are pending against the Company. In the opinion of management, the ultimate outcome of such actions will not materially affect the Company's financial position or results of operations.

8. EMPLOYEE BENEFIT PLANS

    Substantially all of the Company's hourly employees are covered by union-sponsored, collectively bargained, multi-employer pension plans. The Company contributed and charged to expense approximately $27,544,000, $26,488,000 and $24,660,326 for the years ended, February 26, 1995, March 3, 1996, and March 2, 1997, respectively. These contributions are determined in accordance with the provisions of negotiated labor contracts and generally are based on the number of hours worked. Information from the plans' administrators is not available to permit the Company to determine its share of unfunded vested benefits, if any.

    For the years ended February 26, 1995, March 3, 1996, and March 2, 1997 the Company recorded reductions (credits) of approximately $3,000,000, $7,200,000, and $3,000,000 respectively, as an offset to required contributions to the Southern California UFCW Unions and Food Employers Benefit Fund.

    The Company also maintains a profit-sharing plan for its salaried employees; Company contributions to the plan are determined by the board of directors. Annual contributions were approximately $1,570,000, $2,563,000 and $2,554,000 for the years ended February 26, 1995, March 3, 1996, and March 2, 1997, respectively.

    The Company has deferred compensation arrangements with certain executives. In connection with these compensation arrangements, the Company has purchased life insurance policies on the lives of key management and other non-union employees in order to accumulate liquid assets with which the Company expects to pay a substantial portion of the deferred compensation obligations as they mature. The portion of deferred compensation obligations not paid from insurance policy proceeds will be paid from the general assets of the Company. On the date of their expected retirement or the date that deferred compensation payments become vested the present value of the future deferred compensation payments due participants will have been accrued.

9. DISCLOSURE ABOUT FAIR VALUE OF INVESTMENTS

    The carrying value of the Company's long-term debt approximates fair value based on quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities.

    The Company maintains a non-current deposit with Certified Grocers of California, Ltd. (Cergro), in the form of 6.24% ownership of the total issued and outstanding Class B Shares of Cergro as of February 14, 1997 (the record date for Cergro's 1997 Annual Meeting of Shareholders). Cergro is not obligated in any fiscal year to redeem more than a prescribed number of the Class B Shares issued. In December 1996, Certified redeemed 3,367 shares of the Company's Class B shares for total proceeds of approximately $565,454 and a total gain of approximately $184,683. Cergro's fiscal 1997 Class B Shares redemption limit is 19,191 shares with 15,095 tendered for redemption as of Cergro's fiscal year ended

                     HUGHES MARKETS, INC. AND SUBSIDIARIES

                                 MARCH 2, 1997

9. DISCLOSURE ABOUT FAIR VALUE OF INVESTMENTS (CONTINUED)
August 31, 1996. Therefore, it is not practicable to estimate the fair value of this investment. The investment is carried at its original cost of $3,250,562 in the accompanying consolidated balance sheets. At August 31, 1996, the total assets reported by Cergro were $373,360,000 ($398,603,000 in 1995), stockholders' equity was $72,706,000 ($72,160,000 in 1995), annual revenues were $1,948,919,000 ($1,822,804,000 in 1995), and net income was $1,517,000 ($769,000 in 1995).

10. RELATED PARTY TRANSACTIONS

    During fiscal 1997, the Company purchased $21,382,739 of inventory on an arms-length basis from its equity investee, Santee Dairies, Inc. The amounts due to Santee as a result of such purchases approximated $361,000 as of March 2, 1997.

    During fiscal 1997, the Company advanced Santee $5,375,215 for product advances. This amount is expected to be repaid within one year and does not bear interest.

11. INVESTMENT IN SANTEE DAIRIES, INC.

    As noted above, effective for fiscal 1997, the Company deconsolidated the financial results of Santee and began accounting for its investment under the equity method. Summarized below is certain financial data of Santee as of and for the year ended March 2, 1997:

Current Assets................................................  $16,337,120
Total Assets..................................................  $67,907,127
Current Liabilities...........................................  $39,875,748
Total Shareholders' Equity....................................  $24,675,376

Net Sales.....................................................  $192,311,160
Net Loss......................................................  $ 4,307,721

    Santee has signed agreements with contractors to build a new dairy estimated to cost approximately $100,000,000, including production equipment and capitalized interest and other costs. Construction began during May 1996. As of March 2, 1997, Santee was out of compliance with certain of its financial covenants relating to its bank loans. Santee has obtained waivers of non-compliance through Santee's fiscal year-end (December 28, 1996). Negotiations are currently under way with certain potential lenders to provide Santee with long-term debt, which will be used to finance the construction of the new dairy plant. It is currently expected that the debt financing will amount to approximately $80,000,000 of senior secured notes due in 2007. The potential lenders have agreed in principle to the primary terms, including the applicable interest rate and the Company has paid a non-refundable fee in connection therewith.

    In November 1996, Santee sold $9,590,000 of additional preferred stock to the Company and Stater. The Company's share of this additional preferred stock is $4,795,000.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors

Keith Uddenberg, Inc.

Gig Harbor, Washington

    We have audited the accompanying balance sheets of Keith Uddenberg, Inc. (the Company) as of December 30, 1995, and December 28, 1996, and the related statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 28, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such financial statements present fairly, in all material respects, the financial position of Keith Uddenberg, Inc. as of December 30, 1995, and December 28, 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 28, 1996, in conformity with generally accepted accounting principles.

/s/DELOITTE & TOUCHE LLP

Seattle, Washington

May 2, 1997

                             KEITH UDDENBERG, INC.

                            STATEMENTS OF OPERATIONS

               YEARS ENDED DECEMBER 31, 1994, DECEMBER 30, 1995,

                  DECEMBER 28, 1996, AND THIRTEEN WEEKS ENDED

MARCH 30, 1996 (UNAUDITED), AND SEVEN WEEKS ENDED FEBRUARY 14, 1997 (UNAUDITED)

                                             DECEMBER 31,  DECEMBER 30,  DECEMBER 28,   MARCH 30,   FEBRUARY 14,
                                                 1994          1995          1996         1996          1997
                                             ------------  ------------  ------------  -----------  ------------
                                                                                       (UNAUDITED)  (UNAUDITED)
SALES......................................  2$92,669,924  3$19,141,108  3$48,915,468  8$0,162,743   $46,792,804

COST OF SALES AND RELATED OCCUPANCY
  EXPENSES, net of patronage dividend from
  affiliated supplier of $2,903,170,
  $2,220,473, $2,911,235, $755,384, and
  $441,179.................................  230,952,363   250,823,306   272,026,144   62,270,410    33,817,426
                                             ------------  ------------  ------------  -----------  ------------
    Gross margin...........................   61,717,561    68,317,802    76,889,324   17,892,333    12,975,378

OPERATING EXPENSES.........................   62,201,707    70,440,769    74,916,482   17,582,307    11,003,992
                                             ------------  ------------  ------------  -----------  ------------
    Operating margin.......................     (484,146)   (2,122,967)    1,972,842      310,026     1,971,386

OTHER INCOME (EXPENSE):
  Nonstore operations......................      587,294       665,541       659,112      125,162        63,614
  Gain on disposal of land and equipment,
    net....................................      395,450        68,365       206,571       13,820       378,300
  Gain on sale of investment in affiliated
    supplier...............................       71,119     1,261,407
  Interest expense, net of interest income
    of $107,458, $79,268, $31,926, $6,768,
    and $8,266.............................   (1,209,384)   (1,859,779)   (1,681,720)    (443,533)     (203,324)
  Other....................................       26,079        70,769       122,964       21,167       260,836
                                             ------------  ------------  ------------  -----------  ------------
INCOME (LOSS) BEFORE INCOME TAXES..........     (613,588)   (1,916,664)    1,279,769       26,642     2,470,812

INCOME TAX BENEFIT (EXPENSE)...............      273,500       674,061       441,555       (8,629)     (859,843)
                                             ------------  ------------  ------------  -----------  ------------
NET INCOME (LOSS)..........................     (340,088)   (1,242,603)      838,214       18,013     1,610,969

PREFERRED STOCK DIVIDENDS..................     (946,444)     (946,444)     (946,444)    (236,611)
                                             ------------  ------------  ------------  -----------  ------------
EARNINGS (LOSS) AVAILABLE FOR COMMON
  SHAREHOLDERS.............................   $(1,286,532)  $(2,189,047)  $ (108,230)   $(218,598)   $1,610,969
                                             ------------  ------------  ------------  -----------  ------------
EARNINGS (LOSS) PER SHARE OF COMMON
  STOCK....................................   $  (100.28)   $  (170.62)   $    (8.44)   $  (17.04)   $   125.56
                                             ------------  ------------  ------------  -----------  ------------
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING..............................       12,830        12,830        12,830       12,830        12,830
                                             ------------  ------------  ------------  -----------  ------------

                       See notes to financial statements.

                             KEITH UDDENBERG, INC.
                       STATEMENTS OF SHAREHOLDERS' EQUITY
               YEARS ENDED DECEMBER 31, 1994, DECEMBER 30, 1995,
                    DECEMBER 28, 1996, AND SEVEN WEEKS ENDED
                         FEBRUARY 14, 1997 (UNAUDITED)

                                                          CUMULATIVE
                                                       PREFERRED STOCK,        COMMON STOCK,
                                                           SERIES A            NO PAR VALUE
                                                     --------------------  ---------------------
                                                                                                    RETAINED
                                                      SHARES     AMOUNT     SHARES      AMOUNT      EARNINGS         TOTAL
                                                     ---------  ---------  ---------  ----------  -------------  -------------
BALANCE, January 1, 1994...........................     11,542  $   1,000     12,830  $  148,580  $   6,549,593  $   6,699,173
  Net loss.........................................                                                    (340,088)      (340,088)
  Preferred stock dividends........................                                                    (946,444)      (946,444)
                                                     ---------  ---------  ---------  ----------  -------------  -------------
BALANCE,
  December 31, 1994................................     11,542      1,000     12,830     148,580      5,263,061      5,412,641
  Net loss.........................................                                                  (1,242,603)    (1,242,603)
  Preferred stock dividends........................                                                    (946,444)      (946,444)
                                                     ---------  ---------  ---------  ----------  -------------  -------------
BALANCE,
  December 30, 1995................................     11,542      1,000     12,830     148,580      3,074,014      3,223,594
  Net income.......................................                                                     838,214        838,214
                                                     ---------  ---------  ---------  ----------  -------------  -------------
BALANCE,
  December 28, 1996................................     11,542      1,000     12,830     148,580      2,965,784      3,115,364
  Net income (unaudited)...........................                                                   1,610,969      1,610,969
                                                     ---------  ---------  ---------  ----------  -------------  -------------
BALANCE, February 14, 1997 (unaudited).............     11,542  $   1,000     12,830  $  148,580  $   4,576,753  $   4,726,333
                                                     ---------  ---------  ---------  ----------  -------------  -------------
                                                     ---------  ---------  ---------  ----------  -------------  -------------

                       See notes to financial statements.

                             KEITH UDDENBERG, INC.
                                 BALANCE SHEETS
                               DECEMBER 30, 1995,
              DECEMBER 28, 1996, AND FEBRUARY 14, 1997 (UNAUDITED)

                                                                                           DECEMBER 30,  DECEMBER 28,  FEBRUARY 14,
ASSETS                                                                                         1995          1996          1997
-----------------------------------------------------------------------------------------  ------------  ------------  ------------
                                                                                                                       (UNAUDITED)
CURRENT ASSETS:
  Cash...................................................................................   $3,894,377    $  895,566    $1,371,535
  Accounts receivable (no allowance deemed necessary):
    Trade................................................................................    2,327,849     2,699,784     3,253,906
    Affiliated supplier..................................................................      645,083       645,083     1,086,262
  Inventories............................................................................   11,377,977    11,380,950    11,532,743
  Federal income taxes receivable........................................................      191,896       138,839
  Other current assets...................................................................      252,516       459,621       829,246
                                                                                           ------------  ------------  ------------
      Total current assets...............................................................   18,689,698    16,219,843    18,073,692
PROPERTY AND EQUIPMENT:
  Land...................................................................................    2,415,183     2,415,183     2,415,183
  Buildings and building improvements....................................................    5,954,062     6,025,329     6,018,679
  Fixtures and equipment.................................................................   41,841,882    44,838,045    43,474,721
  Leasehold improvements.................................................................    2,565,719     2,614,646     2,353,060
  Vehicles...............................................................................      589,221       542,983       542,983
  Construction in progress...............................................................    3,716,903     4,112,728     4,099,913
                                                                                           ------------  ------------  ------------
                                                                                            57,082,970    60,548,914    58,904,539
  Less accumulated depreciation..........................................................  (27,475,399)  (29,972,713)  (29,281,723)
                                                                                           ------------  ------------  ------------
                                                                                            29,607,571    30,576,201    29,622,816
  Real estate and improvements--Nonstore operations......................................    1,040,445       580,523       128,025
  Less accumulated depreciation..........................................................     (165,126)     (173,775)
                                                                                           ------------  ------------  ------------
      Total property and equipment, net..................................................   30,482,890    30,982,949    29,750,841
INVESTMENTS AND OTHER ASSETS:
  Investment in affiliated supplier......................................................    4,212,385     5,170,519     5,170,519
  Notes receivable.......................................................................      366,540       534,769       682,180
  Assets under contract of sale to related party.........................................      183,279       183,279       183,279
  Deferred income taxes..................................................................    1,424,166     1,021,631       937,073
  Other assets...........................................................................      358,300       364,709       364,709
                                                                                           ------------  ------------  ------------
      Total investments and other assets.................................................    6,544,670     7,274,907     7,337,760
                                                                                           ------------  ------------  ------------
TOTAL....................................................................................   $55,717,258   $54,477,699   $55,162,293
                                                                                           ------------  ------------  ------------
                                                                                           ------------  ------------  ------------
LIABILITIES AND SHAREHOLDERS' EQUITY
-----------------------------------------------------------------------------------------
CURRENT LIABILITIES:
  Accounts payable:
    Trade................................................................................   $5,728,923    $5,984,638    $4,693,675
    Affiliated supplier..................................................................    8,016,149     6,891,079     6,890,696
  Accrued payroll and related benefits...................................................    1,838,312     1,778,988     1,846,014
  Accrued business and sales taxes.......................................................      999,159     1,031,616     1,423,481
  Other accrued expenses.................................................................    1,400,945     1,552,492       628,544
  Deferred income taxes..................................................................       18,949        58,149        62,689
  Federal income taxes payable...........................................................                                  644,766
  Current portion of long-term debt:
    Bank and other.......................................................................    3,913,352     5,387,861     5,685,142
    Affiliated supplier..................................................................      304,746       351,438       351,438
                                                                                           ------------  ------------  ------------
      Total current liabilities..........................................................   22,220,535    23,036,261    22,226,455
DEFERRED INCOME..........................................................................      655,000       330,000       287,000
ACCRUED LEASE OBLIGATION.................................................................    3,483,000     3,818,000     3,839,000
LONG-TERM DEBT, less current portion:
  Bank and other.........................................................................   21,519,889    18,971,688    18,920,753
  Affiliated supplier....................................................................    2,233,365     1,878,067     1,834,443
                                                                                           ------------  ------------  ------------
      Total long-term debt...............................................................   23,753,254    20,849,755    20,755,196
DIVIDENDS PAYABLE ON PREFERRED STOCK.....................................................    2,381,875     3,328,319     3,328,319
COMMITMENTS AND CONTINGENCIES (Notes 7, 9, and 10)
SHAREHOLDERS' EQUITY:
  Cumulative preferred stock, Series A, no par value -- Authorized, 15,000 shares; issued
    and outstanding, 11,542 shares.......................................................        1,000         1,000         1,000
  Common stock, no par value -- Authorized, 50,000 shares; issued and outstanding, 12,830
    shares...............................................................................      148,580       148,580       148,580
  Retained earnings......................................................................    3,074,014     2,965,784     4,576,753
                                                                                           ------------  ------------  ------------
      Total shareholders' equity.........................................................    3,223,594     3,115,364     4,726,333
                                                                                           ------------  ------------  ------------
TOTAL....................................................................................   $55,717,258   $54,477,699   $55,162,293
                                                                                           ------------  ------------  ------------
                                                                                           ------------  ------------  ------------

                       See notes to financial statements.

                             KEITH UDDENBERG, INC.

                            STATEMENTS OF CASH FLOWS

               YEARS ENDED DECEMBER 31, 1994, DECEMBER 30, 1995,

                  DECEMBER 28, 1996, AND THIRTEEN WEEKS ENDED

 MARCH 30, 1996 (UNAUDITED) AND SEVEN WEEKS ENDED FEBRUARY 14, 1997 (UNAUDITED)

                                                    DECEMBER 31,  DECEMBER 30,  DECEMBER 28,   MARCH 30,   FEBRUARY 14,
                                                        1994          1995          1996         1996          1997
                                                    ------------  ------------  ------------  -----------  ------------
                                                                                              (UNAUDITED)  (UNAUDITED)
OPERATING ACTIVITIES:
  Net income (loss)...............................   $ (340,088)   $(1,242,603)  $  838,214    $  18,013    $1,610,969
  Adjustments to reconcile net income (loss) to
    net cash provided by operating activities:
    Depreciation..................................    3,820,084     3,326,599     2,738,995      710,097       337,261
    Gain on sale of investment in affiliated
      supplier....................................      (71,119)   (1,261,407)
    Gain on disposal of land and equipment, net...     (395,450)      (68,365)     (206,571)     (13,820)     (378,300)
      Noncash patronage dividends received from
        affiliated supplier.......................     (735,823)   (1,012,321)     (958,134)    (239,536)
      Deferred income taxes.......................      (53,000)     (612,217)      441,735        3,121        89,098
      Cash provided (used) by changes in operating
        assets and liabilities:
        Accounts receivable.......................     (830,009)     (500,644)     (371,935)     918,636      (995,301)
        Inventories...............................     (688,337)     (816,642)       (2,973)     180,634      (151,793)
        Income taxes receivable...................       31,500        28,604        53,057                    138,839
        Other current assets......................          120       (90,361)     (207,105)    (360,654)     (369,625)
        Other assets..............................      (33,432)      (39,960)       (6,409)
        Accounts payable..........................      817,227     1,367,009      (869,355)  (1,042,772)   (1,291,346)
        Accrued liabilities.......................      181,749       223,781       124,680      730,369      (465,057)
        Income taxes payable......................                                               117,379       644,766
        Deferred income...........................                    655,000      (325,000)     (81,250)      (43,000)
        Accrued lease obligation..................      469,000       566,000       335,000      111,667        21,000
                                                    ------------  ------------  ------------  -----------  ------------
Net cash provided (used) by operating
  activities......................................    2,172,422       522,473     1,584,199    1,051,884      (852,489)

INVESTING ACTIVITIES:
  Capital expenditures, net.......................   (7,439,967)   (7,426,851)   (3,032,483)  (1,099,473)    1,273,147
  Proceeds from notes receivable..................       30,509       756,021        55,000      222,088
  Issuance of notes receivable....................                                 (223,229)                  (147,441)
  Proceeds from sale of investment in affiliated
    supplier......................................    1,000,039     1,584,735
                                                    ------------  ------------  ------------  -----------  ------------
  Net cash provided (used) by investing
    activities....................................   (6,409,419)   (5,086,095)   (3,200,712)    (877,385)    1,125,736

FINANCING ACTIVITIES:
  Proceeds from issuance of long-term debt........   25,384,318    45,153,571    24,367,980    6,191,995       202,722
  Principal payments of long-term debt............  (21,490,929)  (39,340,978)  (25,750,278)  (6,270,413)
  Principal payments of note payable to
    shareholder...................................     (200,000)     (100,000)
  Proceeds from issuance of note payable to
    shareholder...................................      300,000
  Payment of preferred stock dividends............      (20,000)      (52,527)
                                                    ------------  ------------  ------------  -----------  ------------
  Net cash provided (used) by financing
    activities....................................    3,973,389     5,660,066    (1,382,298)     (78,418)      202,722
                                                    ------------  ------------  ------------  -----------  ------------

NET INCREASE (DECREASE) IN CASH...................     (263,608)    1,096,444    (2,998,811)      96,081       475,969

CASH:
  Beginning of period.............................    3,061,541     2,797,933     3,894,377    3,894,377       895,566
                                                    ------------  ------------  ------------  -----------  ------------
  End of period...................................   $2,797,933    $3,894,377    $  895,566    $3,999,458   $1,371,535
                                                    ------------  ------------  ------------  -----------  ------------
                                                    ------------  ------------  ------------  -----------  ------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest..........................   $1,317,624    $1,928,445    $1,924,314    $ 450,301    $  203,224
  Cash received for income tax refund.............                     90,294       167,237

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING
  TRANSACTIONS:
  Nonstore real estate exchanged for assets under
    contract of sale to related party.............                    183,279

                       See notes to financial statements.

                             KEITH UDDENBERG, INC.

                         NOTES TO FINANCIAL STATEMENTS

               YEARS ENDED DECEMBER 31, 1994, DECEMBER 30, 1995,
                  DECEMBER 28, 1996, AND THIRTEEN WEEKS ENDED
 MARCH 30, 1996 (UNAUDITED) AND SEVEN WEEKS ENDED FEBRUARY 14, 1997 (UNAUDITED)

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    GENERAL: Keith Uddenberg, Inc. (the Company) owns and operates retail grocery stores, variety stores, a hardware store, a bowling alley, and shopping centers. All operations are in the State of Washington. As discussed in note 10, the Company was acquired by Quality Food Centers, Inc. on February 14, 1997. Accordingly, the accompanying 1997 interim financial statements are as of and for the seven week period ended February 14, 1997, which represents the Company's final period.

    FISCAL YEAR END: The Company operates using a 52- or 53-week period ending on the last Saturday in December. The year ended December 31, 1994 consists of a 53-week period while the years ended December 30, 1995, and December 28, 1996, reflects 52-week periods.

    INTERIM FINANCIAL INFORMATION: The interim financial information as of and for the three months ended March 30, 1996, and February 14, 1997, is unaudited, and was prepared by the Company in a manner consistent with the audited financial statements and pursuant to the rules and requirements of the Securities and Exchange Commission. This unaudited interim financial information, in management's opinion, reflects all adjustments which are of a normal recurring nature and which are necessary to present fairly the results of the periods presented. The results of operations for the seven week period ended February 14, 1997 are not necessarily indicative of the results to be expected for the entire year.

    INVENTORIES: Inventories are stated at the lower of cost, as determined by the last-in, first-out method, or market.

    PROPERTY AND EQUIPMENT: Property and equipment are stated at cost and are depreciated over the estimated useful lives of the assets. Depreciation of purchased assets is computed using straight-line and accelerated methods.

    Applicable useful lives are as follows:

                                                                       25-40
Buildings and building improvements.............................       years
Fixtures and equipment..........................................  5-10 years
                                                                       10-30
Leasehold improvements..........................................       years
Vehicles........................................................   3-5 years

    In 1995, the Company changed its method of depreciation for certain newly acquired equipment from an accelerated to straight-line method as it believes the straight-line method will more accurately reflect the timing of economic benefits received from such assets. The effect of this change results in a $482,000 reduction in 1995 depreciation expense and $318,000 increase in net income after taxes from what such amounts would have been had the former method been applied to newly acquired assets.

    In 1995, the Company revised the estimated useful life applicable to certain equipment placed in service in 1994 from seven years to ten years as it believes the longer period more closely approximates service lives. The effect of this change results in a $397,000 reduction in 1995 depreciation expense and $262,000 increase in net income after taxes.

    Construction in progress includes costs associated with acquiring land, buildings, fixtures, and equipment while a store is under construction. When a store opens, all costs are then transferred to the appropriate property account. Capitalized interest related to the development of certain properties totalled $8,000, $219,000, and $242,000, during the years ended December 31, 1994,
December 30, 1995,

                             KEITH UDDENBERG, INC.

               YEARS ENDED DECEMBER 31, 1994, DECEMBER 30, 1995,
                  DECEMBER 28, 1996, AND THIRTEEN WEEKS ENDED
 MARCH 30, 1996 (UNAUDITED) AND SEVEN WEEKS ENDED FEBRUARY 14, 1997 (UNAUDITED)

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) and December 28, 1996, respectively. The carrying value of property and equipment is reviewed on a regular basis.

    PREOPENING COSTS: Costs incurred in connection with the start-up and promotion of new store openings and major store remodels are expensed as incurred.

    INCOME TAXES: The Company accounts for income taxes under the asset and liability method. Under this method, deferred income taxes are recorded for the temporary differences between the financial reporting bases and tax bases of the Company's assets and liabilities. These deferred taxes are measured by the provisions of currently enacted tax laws. Management believes that it is more likely than not that the Company will generate sufficient taxable income to allow the realization of the deferred tax asset.

    USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    FINANCIAL INSTRUMENTS FAIR VALUE: The carrying value of cash and notes receivable reflected in the balance sheet at December 30, 1995, and December 28, 1996, reasonably approximates the fair value of these financial instruments.

    The investment in affiliated supplier is stated at cost. At December 30, 1995, and December 28, 1996, the fair value of the investment in affiliated supplier, as determined by the net book value of the affiliated supplier, was approximately $10,376,000 and $11,000,000, respectively. Liquidation of the investment is restricted by the bylaws of the affiliated supplier and is not to exceed 5% of its outstanding capital shares (10% with Board approval) on an annual basis. Requests for redemptions exceeding this amount would be granted on a pro rata basis.

    Fair value of long-term obligations, based on current interest rates, approximates historical cost at December 30, 1995, and December 28, 1996, due to the frequent repricing of the instruments.

    LONG-LIVED ASSETS: The Company periodically reviews long-lived assets, including identifiable assets and goodwill for impairment to determine whether events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Such review includes estimating expected future cash flows. No such events or circumstances have occurred during 1996.

    EARNINGS (LOSS) PER SHARE: Earnings (loss) per share of common stock is based upon the weighted average number of common shares outstanding during the periods. There were no common stock equivalents outstanding during the periods.

    RECLASSIFICATIONS: Certain amounts in the 1994 and 1995 financial statements have been reclassified to conform with the 1996 presentation.

NOTE 2: INVENTORIES

    Inventories are valued utilizing the last-in, first-out (LIFO) method. The LIFO method results in a better matching of costs and revenues by recognizing current merchandise costs in cost of sales instead of in ending inventories, which is the practice under the first-in, first-out (FIFO) method. Information related

                             KEITH UDDENBERG, INC.

               YEARS ENDED DECEMBER 31, 1994, DECEMBER 30, 1995,
                  DECEMBER 28, 1996, AND THIRTEEN WEEKS ENDED
 MARCH 30, 1996 (UNAUDITED) AND SEVEN WEEKS ENDED FEBRUARY 14, 1997 (UNAUDITED)

NOTE 2: INVENTORIES (CONTINUED)
to the FIFO method may be useful in comparing operating results to those companies not on LIFO. On a supplemental basis, had inventories been accounted for using the FIFO valuation method, inventories and shareholders' equity on a pretax basis would have increased by $6,648,000 and $7,105,000 as of December 30, 1995, and December 28, 1996. Earnings on a pretax basis for the years ended December 31, 1994, December 30, 1995, and December 28, 1996 would have increased by $109,000, $138,000, and $457,000, respectively.

NOTE 3: BORROWING ARRANGEMENTS

    Long-term debt is summarized as follows:

                                                                                     DECEMBER 30,   DECEMBER 28,
                                                                                         1995           1996
                                                                                     -------------  -------------

Note payable at $58,198 per month, including interest at financial institution's
  option rate (7.19% at December 28, 1996), matures through October 1, 2001........  $   9,500,000  $   8,750,000

Note payable at $760,000 per year including interest at financial institution's
  option rate (7.16% at December 28, 1996), matures November 2003..................                     3,117,980

Note payable at $74,721 per month, including interest at financial institution's option rate (7.16% at December 28, 1996), matures
  October 2000.....................................................................      3,615,699      2,954,997

Note payable at $37,233 per month, including interest at financial institution's option rate (7.16% at December 28, 1996), matures
  May 2005.........................................................................      2,986,560      2,743,588

Note payable at $52,481 per month, including interest at financial institution's option rate (7.35% at December 28, 1996), matures
  June 2000........................................................................      2,557,935      2,104,531

Note payable at $8,011 per week, including interest at financial institution's
  option rate (8.25% at December 28, 1996), matures August 2000....................      2,322,659      2,096,300

Revolving line of credit due August 1, 1996 (7.06% at December 28, 1996)...........      2,000,000      1,000,000

Note payable at $8,458 per month, interest only at financial institution's option
  rate (7.16% at December 28, 1996), matures August 1997...........................      1,400,000      1,400,000

Revolving line of credit due September 30, 1997 (8.25% at December 28, 1996).......      1,250,000        500,000

Note payable at $9,869 per month, including interest at financial institution's option rate (9.25% at December 28, 1996), matures
  March 1999.......................................................................        773,969        726,744
                                                                                     -------------  -------------

Balance, CARRIED FORWARD...........................................................  $  26,406,822  $  25,394,140

                             KEITH UDDENBERG, INC.

               YEARS ENDED DECEMBER 31, 1994, DECEMBER 30, 1995,
                  DECEMBER 28, 1996, AND THIRTEEN WEEKS ENDED
 MARCH 30, 1996 (UNAUDITED) AND SEVEN WEEKS ENDED FEBRUARY 14, 1997 (UNAUDITED)

NOTE 3: BORROWING ARRANGEMENTS (CONTINUED)

                                                                                     DECEMBER 30,   DECEMBER 28,
                                                                                         1995           1996
                                                                                     -------------  -------------

Balance, BROUGHT FORWARD...........................................................  $  26,406,822  $  25,394,140

Note payable at $7,000 per month, including interest at 9%, matures October 2008...        637,090        609,463

Note payable at $5,000 per month, including interest at 9%, matures September
  2006.............................................................................        410,835        386,940

Note payable at $87,563 per month, including interest at financial institution's
  option rate (8.5% at December 28, 1996), matures July 1996.......................        197,167

Other notes payable, maturing through 2005.........................................        319,438        198,511
                                                                                     -------------  -------------

                                                                                        27,971,352     26,589,054

Less current portion...............................................................     (4,218,098)    (5,739,299)
                                                                                     -------------  -------------

                                                                                     $  23,753,254  $  20,849,755
                                                                                     -------------  -------------
                                                                                     -------------  -------------

    The Company has available a line of credit of $3,000,000 with a financial institution available through September 30, 1997, of which $1,250,000 and $500,000 was outstanding at December 30, 1995, and December 28, 1996, respectively, and included in long-term debt based on the terms of the financing agreement. Interest on advances under the line of credit is calculated at the financial institution's prime rate or LIBOR plus 1.375%. The line of credit is personally guaranteed by the Company's president.

    The Company has available a revolving line of credit of $2,000,000 with a financial institution available through August 1, 1998, of which $2,000,000 and $1,000,000, respectively, was outstanding at December 30, 1995, and December 28, 1996, respectively, included in long-term debt based on the terms of the financing agreement. Amounts outstanding under the revolving line of credit bear interest at the financial institution's prime rate or option rate plus 1.375%. The revolving line of credit is personally guaranteed by the Company's president.

    At December 30, 1995, and December 28, 1996, inventory, land, buildings, and equipment with a net depreciated total cost of approximately $22,947,000 and $21,946,000, respectively, have been pledged as collateral on the above notes payable. In addition, certain of the above notes have been personally guaranteed by the Company's president.

                             KEITH UDDENBERG, INC.

               YEARS ENDED DECEMBER 31, 1994, DECEMBER 30, 1995,
                  DECEMBER 28, 1996, AND THIRTEEN WEEKS ENDED
 MARCH 30, 1996 (UNAUDITED) AND SEVEN WEEKS ENDED FEBRUARY 14, 1997 (UNAUDITED)

NOTE 3: BORROWING ARRANGEMENTS (CONTINUED)
    Subsequent to year end, the majority of long-term debt was assumed by Quality Food Centers in connection with the merger (Note 10). Maturities of long-term debt at December 28, 1996, are as follows:

YEAR ENDING
-------------------------------------------------------------------------------
1997...........................................................................  $   5,739,298
1998...........................................................................      5,293,447
1999...........................................................................      5,274,623
2000...........................................................................      5,451,977
2001...........................................................................      2,842,817
Thereafter.....................................................................      1,986,892
                                                                                 -------------
                                                                                 $  26,589,054
                                                                                 -------------
                                                                                 -------------

NOTE 4: PREFERRED STOCK

    Holders of the Company's preferred stock are entitled to receive semiannual dividends in the amount of $41 per share which are cumulative. Upon liquidation of the Company, the holders of preferred shares are entitled to receive $1,000 per share plus all accrued and unpaid dividends.

NOTE 5: INCOME TAXES

    A reconciliation of the federal statutory tax rate to the Company's effective income tax rate for the fiscal years ended December 30, 1995, and December 28, 1996, is as follows:

                                                                                   1995         1996
                                                                                   -----        -----
Statutory rate................................................................          34%          34%
Tax credits...................................................................           2
Other, net....................................................................          (1)           1
                                                                                        --           --
Effective rate................................................................          35%          35%
                                                                                        --           --
                                                                                        --           --

    The income tax benefit for the fiscal years ended December 30, 1995, and December 28, 1996, consists of the following:

                                                                          1995        1996
                                                                       ----------  -----------
Current..............................................................  $   61,844  $   (39,000)
Deferred.............................................................     612,217     (402,555)
                                                                       ----------  -----------
                                                                       $  674,061  $  (441,555)
                                                                       ----------  -----------
                                                                       ----------  -----------

                             KEITH UDDENBERG, INC.

               YEARS ENDED DECEMBER 31, 1994, DECEMBER 30, 1995,
                  DECEMBER 28, 1996, AND THIRTEEN WEEKS ENDED
 MARCH 30, 1996 (UNAUDITED) AND SEVEN WEEKS ENDED FEBRUARY 14, 1997 (UNAUDITED)

NOTE 5: INCOME TAXES (CONTINUED)
    The components of the benefit (provision) for deferred income taxes at December 30, 1995, and December 28, 1996, are:

                                                                         1995         1996
                                                                      -----------  -----------
Tax credits.........................................................  $   181,294  $   --
Depreciation........................................................     (217,802)    (452,028)
Accrued lease obligation............................................      219,640      113,900
Deferred gain on property sale......................................      134,545
Deferred income.....................................................      294,540     (110,500)
Net operating loss..................................................                    46,073
                                                                      -----------  -----------
                                                                      $   612,217  $  (402,555)
                                                                      -----------  -----------
                                                                      -----------  -----------

    At December 30, 1995 and December 28, 1996, deferred income taxes consisted of the following:

                                                                       1995           1996
                                                                   -------------  ------------
Current:
  Accrued compensation...........................................  $      69,379  $     69,379
  Patronage dividend receivable..................................       (219,328)     (219,328)
  Deferred income................................................        131,000        91,800
                                                                   -------------  ------------
                                                                   $     (18,949) $    (58,149)
                                                                   -------------  ------------

Noncurrent:
  Accrued lease obligation.......................................  $   1,184,220  $  1,298,120
  Depreciation...................................................       (397,382)     (849,390)
  Tax credits....................................................        280,083       280,083
  Deferred gain on property sale.................................        134,545       134,545
  Deferred income................................................        222,700       112,200
  Net operating loss.............................................       --              46,073
                                                                   -------------  ------------
                                                                   $   1,424,166  $  1,021,631
                                                                   -------------  ------------
                                                                   -------------  ------------

    At December 28, 1996, the Company has targeted jobs tax credits, totalling $257,717, expiring through 2005, and alternative minimum tax credits, totalling $22,366, that are available to offset future tax liabilities.

NOTE 6: RETIREMENT PLANS

    The Company participates in a union administered multi-employer defined benefit pension plan for employees covered by collective bargaining agreements. The Company's expense for contributions under this plan in 1994, 1995, and 1996 approximated $1,188,000, $1,375,000, and $1,427,000, respectively.

    The Company also maintains a defined contribution profit sharing plan which includes employees not covered by collective bargaining agreements who meet certain service requirements. Contributions are

                             KEITH UDDENBERG, INC.

               YEARS ENDED DECEMBER 31, 1994, DECEMBER 30, 1995,
                  DECEMBER 28, 1996, AND THIRTEEN WEEKS ENDED
 MARCH 30, 1996 (UNAUDITED) AND SEVEN WEEKS ENDED FEBRUARY 14, 1997 (UNAUDITED)

NOTE 6: RETIREMENT PLANS (CONTINUED)
made annually at the discretion of the Board of Directors. No contribution was made for 1994, 1995, or 1996.

NOTE 7: LEASING ARRANGEMENTS

    The Company leases most of its store facilities under noncancellable operating leases expiring through 2020. Total rent expense in 1994, 1995, and 1996 was $5,644,916, $6,995,767, and $7,450,667, respectively, including contingent rentals of $152,293, $79,233, and $79,285, respectively, based on sales volume. Many of the leases contain renewal provisions at the Company's option. Certain leases provide for increasing rents which are accounted for on a straight-line basis over the lease term with the difference reported as an accrued lease obligation. Minimum rental commitments under noncancellable operating lease agreements as of December 28, 1996, are as follows:

YEAR ENDING
------------------------------------------------------------------------------
1997..........................................................................  $    7,327,207
1998..........................................................................       7,162,355
1999..........................................................................       7,183,295
2000..........................................................................       7,174,897
2001..........................................................................       7,211,938
Thereafter....................................................................      86,704,736
                                                                                --------------
                                                                                $  122,764,428
                                                                                --------------
                                                                                --------------

    The Company is the lessor of certain property under operating lease arrangements. A majority of these properties are leased to related parties. Total rental income in 1995 and 1996 from these leases was approximately $540,000 and $495,000, respectively. Most of these leases contain renewal options. Minimum rental income from operating lease commitments under noncancellable lease agreements as of December 28, 1996, are as follows:

YEAR ENDING
--------------------------------------------------------------------------------
1997............................................................................  $    443,954
1998............................................................................       353,075
1999............................................................................       243,570
2000............................................................................       109,643
2001............................................................................        41,550
Thereafter......................................................................       484,400
                                                                                  ------------
                                                                                  $  1,676,192
                                                                                  ------------
                                                                                  ------------

NOTE 8: RELATED PARTY TRANSACTIONS

    During 1994, 1995, and 1996, the Company incurred expenses totalling $93,000, $93,000, and $92,700, respectively, for rental of facilities from entities in which the Company's president is a principal owner.

    At December 30, 1994, and December 28, 1996, other current assets include a receivable from the Company's president of $125,000 and $330,000, respectively.

                             KEITH UDDENBERG, INC.

               YEARS ENDED DECEMBER 31, 1994, DECEMBER 30, 1995,
                  DECEMBER 28, 1996, AND THIRTEEN WEEKS ENDED
 MARCH 30, 1996 (UNAUDITED) AND SEVEN WEEKS ENDED FEBRUARY 14, 1997 (UNAUDITED)

NOTE 8: RELATED PARTY TRANSACTIONS (CONTINUED)
    In 1995, the Company agreed to sell certain properties to the Company's president. The sales price for the properties totalled $580,000, of which $1,000 was received in cash and $579,000 represents a note receivable from the president that bears interest at 6.4%, matures in December 2010, and requires annual payments of principal and interest totalling $43,697. Due to the small amount of downpayment received, the Company has deferred recognition of the $395,721 difference between the selling price and carrying value on the sale and will account for the sale as proceeds are received. The book value of property sold, less cash proceeds received, is recorded as assets under contract of sale to related party at December 30, 1995, and December 28, 1996.

    The Company is a shareholder in, and the Company's president is a director of, the Company's principal supplier of inventories (the Supplier). The Supplier also provides a variety of financial and marketing services. Included in transactions with the Supplier for the years 1994, 1995, and 1996, were inventory purchases of approximately $181,706,900, $178,213,000, and $195,197,000, respectively, and rent expense under operating leases of $3,428,349, $3,692,185, and $3,547,177, respectively. Accounts payable to the Supplier at December 30, 1995, and December 28, 1996, totalled $8,016,149 and $6,891,079, respectively.

    A substantial portion of the earnings of the Supplier are distributed annually to its shareholders as patronage dividends, in the form of cash or additional stock of the Supplier. Such dividends are based on gross purchases and are subject to specified limits. During the years 1994, 1995, and 1996, dividends were $2,903,170, $2,220,473, and $2,911,235, respectively. These amounts include patronage dividends receivable at December 30, 1995, and December 28, 1996, of $645,083 and $645,083, respectively, based on gross purchases during the fourth quarter of each year, which are included in accounts receivable.

    At December 30, 1995, and December 28, 1996, notes payable includes $2,538,111 and $2,229,505, respectively, representing financing provided by the Supplier and a wholly owned subsidiary of the Supplier.

NOTE 9: PURCHASE COMMITMENTS

    In 1995, the Company entered into an exclusive purchase agreement with a vendor under which it has agreed to purchase all of its requirements for a certain product line. The Company has committed to purchase a minimum of $5,000,000 of this product over an estimated five-year period in exchange for approximately $1,925,000 of cash and free goods to be received from the vendor. The benefit of cash and free goods received is recognized as a reduction of cost of goods sold on a percentage-of-completion basis as the purchase commitment is fulfilled. Cash and free goods received in advance are included in short-term accrued liabilities or long-term deferred income and the amounts earned totalled $1,040,000 and $600,000 for the years ended December 30, 1995, and December 28, 1996, respectively.

NOTE 10: SUBSEQUENT EVENTS

    On February 14, 1997, the Company and Quality Food Centers, Inc. (QFC) completed their previously announced merger for a total purchase price of approximately $71,000,000 in cash and QFC common stock, subject to final adjustments.

    The Internal Revenue Service is currently examining the Company's federal income tax return for 1994. While no formal adjustments have been proposed, the Company believes that any such adjustments would not have a material impact on the financial statements.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                     PAGE
                                                   ---------
Available Information............................          2
Incorporation of Documents by Reference..........          2
Summary..........................................          3
Risk Factors.....................................         18
The Acquisitions.................................         27
The Proposed Reorganization......................         29
Use of Proceeds..................................         31
Capitalization...................................         32
Unaudited Pro Forma Condensed Consolidated
  Financial Statements...........................         33
Selected Historical Financial Data...............         38
Management's Discussion and Analysis of Financial
  Condition and Results of Operations............         41
Business.........................................         55
Management.......................................         73
Principal Shareholders...........................         76
Description of Certain Indebtedness..............         78
The Exchange Offer...............................         82
Description of Exchange Notes....................         92
Certain United States Federal Tax
  Considerations.................................        140
Plan of Distribution.............................        140
Legal Matters....................................        140
Experts..........................................        141
Index to Financial Statements....................        F-1

 [LOGO]                               [LOGO]

                           QUALITY FOOD CENTERS, INC.

     OFFER TO EXCHANGE $150,000,000 OF ITS 8.70% SERIES B SENIOR SUBORDINATED NOTES DUE 2007, WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT, FOR $150,000,000 OF ITS OUTSTANDING 8.70% SENIOR SUBORDINATED NOTES DUE 2007


                                 JULY 23, 1997


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Sections 23B.08.510 through 23B.08.600, as amended, of the Washington Business Corporation Act provide that a Washington corporation may indemnify, among others, its officers, directors, employees and agents under the circumstances described in the statute. QFC's Bylaws contain indemnification provisions substantially similar to Sections 23B.08.510 through 23B.08.600 of the Washington Business Corporation Act. Article IX of the Articles of Incorporation of QFC provides for indemnification of QFC directors and officers as follows:

        "Section 1. INDEMNIFICATION. The Corporation shall indemnify, in the manner and to the full extent permitted by law, any person (or the estate of any person) who was or is a party to, or is threatened to be made a party to any threatened, pending or complete action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Corporation may, to the full extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against such person. To the full extent permitted by law, the indemnification provided herein shall include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, and, in the manner provided by law, any such expenses may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expense to the full extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

        "Section 2. LIMITATION ON LIABILITY OF DIRECTORS. No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for his conduct as a director, except for
    (i) acts or omissions that involve intentional misconduct or a knowing violation of law by the director, (ii) approval of distributions or loans in violation of RCW 23B.08.310, or (iii) any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If the Washington Business Corporation Act is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Washington Business Corporation Act, as so amended. Any amendment to or repeal of this Article shall not adversely affect any right or protection of a director of the Corporation for or with respect to any such acts or omissions of such director occurring prior to such amendment or repeal."

    The directors and officers of QFC are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act of 1933, which might be incurred by them in such capacities and against which they cannot be indemnified by QFC.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    See the Exhibit Index included immediately preceding the exhibits to this Registration Statement.

ITEM 22. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding for foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed to be underwriters, in addition to the information called for by the other Items of the applicable form.

    The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding undertaking or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, Quality Food Centers, Inc. has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue and State of Washington, on the 15th day of July, 1997.


                                QUALITY FOOD CENTERS, INC.

                                BY              /S/ MARC W. EVANGER
                                     ------------------------------------------
                                        (Marc W. Evanger, VICE PRESIDENT AND
                                              CHIEF FINANCIAL OFFICER)

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed below by the following persons in the capacities and on the date indicated.

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Dan Kourkoumelis and Marc W. Evanger, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any additional Registration Statement or amendment thereto pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


                SIGNATURE                                                TITLE                                     DATE
------------------------------------------  ----------------------------------------------------------------  ---------------

       /s/ CHRISTOPHER A. SINCLAIR
    ---------------------------------       President, Chief Executive Officer and Director (Principal          July 15, 1997
         Christopher A. Sinclair            Executive Officer)

           /s/ DAN KOURKOUMELIS
    ---------------------------------       President, Chief Executive Officer and Director                     July 15, 1997
             Dan Kourkoumelis

           /s/ MARC W. EVANGER
    ---------------------------------       Vice President and Chief Financial Officer (Principal Financial     July 15, 1997
             Marc W. Evanger                and Accounting Officer)

           /s/ STUART M. SLOAN
    ---------------------------------       Chairman of the Board of Directors                                  July 15, 1997
             Stuart M. Sloan

        /s/ JOHN W. CREIGHTON, JR.
    ---------------------------------       Director                                                            July 15, 1997
          John W. Creighton, Jr.

           /s/ MARC H. RAPAPORT
    ---------------------------------       Director                                                            July 15, 1997
             Marc H. Rapaport

         /s/ RONALD A. WEINSTEIN
    ---------------------------------       Director                                                            July 15, 1997
           Ronald A. Weinstein

           /s/ MAURICE F. OLSON
    ---------------------------------       Director                                                            July 15, 1997
             Maurice F. Olson

             /s/ SAMUEL ZELL
    ---------------------------------       Director                                                            July 15, 1997
               Samuel Zell

          /s/ SHELI Z. ROSENBERG
    ---------------------------------       Director                                                            July 15, 1997
            Sheli Z. Rosenberg

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, Hughes Markets, Inc. has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue and State of Washington, on the 15th day of July, 1997.


                                HUGHES MARKETS, INC.

                                BY              /S/ ALLAN P. BRENNAN
                                     ------------------------------------------
                                      (Allan P. Brennan, SENIOR VICE PRESIDENT
                                                        AND
                                              CHIEF FINANCIAL OFFICER)

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed below by the following persons in the capacities and on the date indicated.

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Allan P. Brennan, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any additional Registration Statement or amendment thereto pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


                SIGNATURE                                             TITLE                                     DATE
------------------------------------------  ---------------------------------------------------------  ----------------------

           /s/ ROGER K. HUGHES
    ---------------------------------       Chairman and Chief Executive Officer (Principal Executive           July 15, 1997
             Roger K. Hughes                Officer)

           /s/ ALLAN P. BRENNAN
    ---------------------------------       Senior Vice President and Chief Financial Officer                   July 15, 1997
             Allan P. Brennan               (Principal Financial and Accounting Officer)

           /s/ STUART M. SLOAN
    ---------------------------------       Director                                                            July 15, 1997
             Stuart M. Sloan

       /s/ CHRISTOPHER A. SINCLAIR
    ---------------------------------       Director                                                            July 15, 1997
         Christopher A. Sinclair

           /s/ MARC W. EVANGER
    ---------------------------------       Director                                                            July 15, 1997
             Marc W. Evanger

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, KU Acquisition Corporation has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue and State of Washington, on the 15th day of July, 1997.


                                KU ACQUISITION CORPORATION

                                BY              /S/ MARC W. EVANGER
                                     ------------------------------------------
                                        (Marc W. Evanger, VICE PRESIDENT AND
                                              CHIEF FINANCIAL OFFICER)

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed below by the following persons in the capacities and on the date indicated.

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Marc W. Evanger his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any additional Registration Statement or amendment thereto pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


                SIGNATURE                                                TITLE                                     DATE
------------------------------------------  ----------------------------------------------------------------  ---------------

           /s/ DAN KOURKOUMELIS
    ---------------------------------       President and Director, (Principal Executive Officer)               July 15, 1997
             Dan Kourkoumelis

           /s/ MARC W. EVANGER
    ---------------------------------       Vice President, Chief Financial Officer and Director (Principal     July 15, 1997
             Marc W. Evanger                Financial and Accounting Officer)

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, Quality Food Holdings, Inc. has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue and State of Washington, on the 15th day of July, 1997.


                                QUALITY FOOD HOLDINGS, INC.

                                BY              /S/ MARC W. EVANGER
                                     ------------------------------------------
                                        (Marc W. Evanger, VICE PRESIDENT AND
                                              CHIEF FINANCIAL OFFICER)

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed below by the following persons in the capacities and on the date indicated.

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Marc W. Evanger, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any additional Registration Statement or amendment thereto pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


                SIGNATURE                                                TITLE                                     DATE
------------------------------------------  ----------------------------------------------------------------  ---------------

       /s/ CHRISTOPHER A. SINCLAIR
    ---------------------------------       President, Chief Executive Officer (Principal Executive Officer)    July 15, 1997
         Christopher A. Sinclair

           /s/ MARC W. EVANGER
    ---------------------------------       Vice President and Chief Financial Officer (Principal Financial     July 15, 1997
             Marc W. Evanger                and Accounting Officer)

             /s/ SAMUEL ZELL
    ---------------------------------       Director                                                            July 15, 1997
               Samuel Zell

          /s/ SHELI Z. ROSENBERG
    ---------------------------------       Director                                                            July 15, 1997
            Sheli Z. Rosenberg

                                 EXHIBIT INDEX

 EXHIBIT
  NUMBER                                            DESCRIPTION OF EXHIBIT
----------  ------------------------------------------------------------------------------------------------------
    1       Senior Subordinated Notes Purchase Agreement dated as of March 13, 1997 among Quality Food Centers,
            Inc., Hughes Markets, Inc., KU Acquisition Corporation and Quality Food Holdings, Inc., and Donaldson
            Lufkin & Jenrette Securities Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated and
            BancAmerica Securities, Inc. (Incorporated by reference to Exhibit 99.3 to the Company's Current
            Report on Form 8-K, filed March 27, 1997).

    2.1     Agreement and Plan of Merger, dated as of November 20, 1996, by and among Quality Food Centers, Inc.,
            QHI Acquisition Corporation and Hughes Markets, Inc. (Incorporated by reference to Exhibit 2(a) to the
            Company's Registration Statement of Form S-3, No. 333-18567, filed on December 23, 1996).

    2.1(a)  Principal Stockholders Agreement, dated as of November 20, 1996, among Quality Food Centers, Inc., and certain stockholders of Hughes Markets, Inc. (Incorporated by reference to Exhibit 2(b) to the
            Company's Registration statement on Form S-3, No. 333-18567, filed on December 23, 1996).

     2.2    Agreement and Plan of Merger, dated as of December 18, 1996, among Quality Food Centers, Inc., KU
            Acquisition Corporation, Keith Uddenberg, Inc. and the Shareholders named therein. (Incorporated by reference to Exhibit 2(c) to the Company's Registration Statement on Form S-3, No. 333-18567, filed on
            December 23, 1996).

     2.2(a) Agreement, Waiver and Amendment No. 1 to Agreement and Plan of Merger among Quality Food Centers,
            Inc., KU Acquisition Corporation, Keith Uddenberg, Inc. and the Shareholders named therein, dated
            February 4, 1997. (Incorporated by reference to Exhibit 99.10 to the Company's Current Report on Form
            8-K, filed on March 27, 1997).

     2.2(b) Agreement, Waiver and Amendment No. 2 to Agreement and Plan of Merger among Quality Food Centers,
            Inc., KU Acquisition Corporation, Keith Uddenberg, Inc. and the Shareholders named therein, dated
            February 14, 1997. (Incorporated by reference to Exhibit 99.11 to the Company's Current Report on Form
            8-K, filed on March 27, 1997).

     2.2(c) Investors Rights Agreement, dated as of February 14, 1997, by and among Quality Food Centers, Inc., and the Signatories thereto. (Incorporated by reference to Exhibit 99.6 to the Company's Current
            Report on Form 8-K/A, filed on February 18, 1997).

     3.1    Articles of Incorporation of the Company. (Incorporated by reference to Exhibit 3.1 to the Company's
            Annual Report on Form 10-K, filed on March 28, 1997).

     3.2    Amended and Restated Bylaws of the Company. (Incorporated by reference to Exhibit 3.2 to the Company's
            Annual Report on Form 10-K, filed on March 28, 1997).

     4.1    Senior Subordinated Notes Indenture, dated as of March 19, 1997, among Quality Food Centers, Inc. and the Guarantors named therein and First Trust National Association, Trustee. (Incorporated by reference to Exhibit 99.5 to the Company's Current Report on Form 8-K, filed March 27, 1997).

     4.2    Form of 8.70% Senior Subordinated Note due 2007. (Included as part of Senior Subordinated Notes
            Indenture filed as Exhibit 4.1 hereto).

     4.3    Form of 8.70% Series B Senior Subordinated Note due 2007. (Included as part of Senior Subordinated
            Notes Indenture filed as Exhibit 4.1 hereto).

 EXHIBIT
  NUMBER                                            DESCRIPTION OF EXHIBIT
----------  ------------------------------------------------------------------------------------------------------
    4.4     Senior Subordinated Notes Registration Rights Agreement, dated as of March 19, 1997, by and among
            Quality Food Centers, Inc., the Guarantors named on the signature page thereof and Donaldson Lufkin &
            Jenrette Securities Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated and BancAmerica
            Securities, Inc., as purchasers. (Incorporated by reference to Exhibit 99.4 to the Company's Current
            Report on Form 8-K, filed March 27, 1997).

   *5.1     Opinion of Simpson Thacher & Bartlett.

   10.1     Amended and Restated Credit Agreement, dated as of March 14, 1997, among Quality Food Centers, Inc.,
            Quality Food Holdings, Inc., Quality Food, Inc., Bank of America National Trust and Savings
            Association, as Administrative Agent and Paying Agent, The Chase Manhattan Bank, as Administrative
            Agent, and the other financial institutions party thereto. (Incorporated by reference to Exhibit 99.6 to the Company's Current Report on Form 8-K, filed March 27, 1997).

   10.2     Guaranty, dated as of March 19, 1997, executed in favor of Bank of America National Trust and Savings
            Association, as Paying Agent, by Quality Food Holdings, Inc., Hughes Markets, Inc. and KU Acquisition
            Corporation. (Incorporated by reference to Exhibit 99.7 to the Company's Current Report on Form 8-K,
            filed March 27, 1997).

   10.3     Pledge Agreement, dated as of March 19, 1997, between Quality Food, Inc. and Bank of America National
            Trust and Savings Association, as Paying Agent. (Incorporated by reference to Exhibit 99.8 to the
            Company's Current Report on Form 8-K, filed March 27, 1997).

   10.4     Pledge Agreement, dated as of March 19, 1997, between Quality Food Centers, Inc. and Bank of America
            National Trust and Savings Association, as Paying Agent. (Incorporated by reference to Exhibit 99.9 to the Company's Current Report on Form 8-K, filed March 27, 1997).

  *12       Computation of ratio of earnings to fixed charges.

   23.1     Consent of Simpson Thacher & Bartlett (Included as part of its opinion filed as Exhibit 5.1 hereto).

   23.2     Consent of Deloitte & Touche LLP, independent auditors. (Filed herewith).

   23.3     Consent of Deloitte & Touche LLP, independent auditors for KUI. (Filed herewith).

   23.4     Consent of Arthur Andersen LLP, independent public accountants for Hughes. (Filed herewith).

   24       Powers of Attorney (included on pages II-4, II-5, II-6 and II-7).

  *25       Statement of Eligibility of First Trust National Association on Form T-1.

  *99.1     Form of Letter of Transmittal.

  *99.2     Form of Notice of Guaranteed Delivery.


------------------------

*   Previously filed.